    As filed with the Securities and Exchange Commission on October 12, 2001
                                                        Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -----------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                  -----------
          UNITED STATES STEEL LLC                      USX CORPORATION
           to be converted into                  (Exact Name of Registrant as
      UNITED STATES STEEL CORPORATION          Specified in its Certificate of
 (Exact Name of Registrant as Specified in              Incorporation)
       its Certificate of Formation)

               Delaware                                 Delaware
   (State or Other Jurisdiction of          (State or Other Jurisdiction of
    Incorporation or Organization)           Incorporation or Organization)

               25-0996816                              25-0996816
  (I.R.S. Employer Identification No.)    (I.R.S. Employer Identification No.)


                  3312                                    2911
      (Primary Standard Industrial            (Primary Standard Industrial
       Classification Code Number)            Classification Code Number)

                                600 Grant Street
                      Pittsburgh, Pennsylvania 15219-4776
                                 (412) 433-1121
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrants' Principal Executive Offices)
                                  -----------
                              Dan D. Sandman, Esq.
                         General Counsel, Secretary and
           Senior Vice President -- Human Resources & Public Affairs
                                USX Corporation
                                600 Grant Street
                      Pittsburgh, Pennsylvania 15219-4776
                                 (412) 433-1121
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                  -----------
                                    Copy to:
                             Robert B. Pincus, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                               One Rodney Square
                           Wilmington, Delaware 19801
                                 (302) 651-3000
                                  -----------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the exchange offers described herein (the "Exchange Offers") have been satisfied or waived.
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                  -----------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                         Proposed
                                           Proposed      Maximum
 Title of each Class of      Amount        Maximum      Aggregate    Amount of
    Securities to be          to be     Offering Price   Offering   Registration
       Registered         Registered(1)   Per Share      Price(2)    Fee(2)(3)
--------------------------------------------------------------------------------
[ ]% Senior Quarterly
 Income Debt Securities
 due 2031 (SQUIDSSM)....   14,600,000        N/A       $353,513,355   $88,378
--------------------------------------------------------------------------------
Guarantee of USX
 Corporation of the [ ]%
 Senior Quarterly Income
 Debt Securities due
 2031(3)................       N/A           N/A           N/A          N/A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Assuming the issuance of an aggregate of $365 million principal amount of
    [ ]% SQUIDS in the Exchange Offers.
(2) The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended, based on (X) the sum of (i) the product of (A) 2,404,487, the number of shares of 6.50% Cumulative Convertible Preferred Stock of USX Corporation ("6.50% Preferred Stock") outstanding on September 30, 2001, and (B) 64.36%, the percentage of shares of 6.50% Preferred Stock assumed to be accepted in the Exchange Offers, multiplied by $48.40, the average of the high and low sales price of the 6.50% Preferred Stock on October 10, 2001, (ii) the product of (A) 3,937,163, the number of 6.75% Convertible Quarterly Income Preferred Securities of USX Capital Trust I ("QUIPS") outstanding on September 30, 2001, and (B)
    64.36%, the percentage of QUIPS assumed to be accepted in the Exchange Offers, multiplied by $47.40, the average of the high and low sales price of the QUIPS on October 10, 2001, and (iii) the product of (A) 10,000,000, the number of 8.75% Cumulative Monthly Income Preferred Shares, Series A of USX Capital LLC ("MIPS") outstanding on September 30, 2001 and (B) 64.36%, the percentage of MIPS assumed to be accepted in the Exchange Offers, multiplied by $25.09, the average of the high and low sales price of the MIPS on October 10, 2001, minus (Y) $2,975,849, which is the aggregate amount of cash to be paid in the Exchange Offers to holders of the 6.50% Preferred Stock, 6.75% QUIPS, and 8.75% MIPS, for accrued but unpaid dividends or distributions thereon, assuming the Exchange Offers are completed on November 19, 2001. The result was then multiplied by 0.00025.
(3) Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no registration fee is payable with respect to the USX Corporation guarantee of the [ ]% SQUIDS since no separate consideration will be received for such guarantee.
                                  -----------
   The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  Subject to Completion. Dated October  , 2001
                                  $365,000,000

                            United States Steel LLC
                              to be converted into
                        United States Steel Corporation

                               Offers to Exchange
           % Senior Quarterly Income Debt Securities due 2031 (SQUIDSSM)
          For the Following Securities (the "Outstanding Securities")
        6.50% Cumulative Convertible Preferred Stock of USX Corporation
                            (Cusip No. 902905 1819)
    6.75% Convertible Quarterly Income Preferred Securities (QUIPSSM) of USX
                                Capital Trust I
                            (Cusip No. 903339 E201)
  8.75% Cumulative Monthly Income Preferred Shares, Series A (MIPS(R)) of USX
                                  Capital LLC
                            (Cusip No. P96460 1031)

 EACH OF THE EXCHANGE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW
 YORK CITY TIME, ON     , 2001, UNLESS EARLIER TERMINATED OR EXTENDED BY US.

  United States Steel LLC, a Delaware limited liability company ("United States Steel"), which is currently a wholly owned subsidiary of USX Corporation, a Delaware corporation, hereby offers, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letters of transmittal, to exchange:

  .   $50 principal amount of    % Senior Quarterly Income Debt Securities due
      2031 ("SQUIDS"), for each validly tendered and accepted share of 6.50% Cumulative Convertible Preferred Stock of USX Corporation ("6.50% Preferred Stock"), plus a cash payment for accrued but unpaid dividends;

  . $50 principal amount of SQUIDS, for each validly tendered and accepted 6.75% Convertible Quarterly Income Preferred Security of USX Capital Trust I ("6.75% QUIPS"), plus a cash payment for accrued but unpaid distributions; and

  . $25 principal amount of SQUIDS, for each validly tendered and accepted 8.75% Cumulative Monthly Income Preferred Share, Series A, of USX Capital LLC ("8.75% MIPS"), plus a cash payment for accrued but unpaid dividends.

  The exchange offers are subject to the conditions described in this prospectus, including the minimum condition that at least $150 million face amount of Outstanding Securities, in the aggregate, are validly tendered and not withdrawn in the exchange offers. We will accept up to an aggregate of $365 million face amount of Outstanding Securities in the exchange offers so long as immediately following the exchange offers, there remains outstanding at least $5 million face amount of each series of the Outstanding Securities. If we receive tenders for more than $365 million face amount of Outstanding Securities, we will prorate the number of validly tendered Outstanding Securities that we will exchange from each tendering holder.

  The SQUIDS will mature on December 31, 2031. Interest on the SQUIDS will begin to accrue on the Exchange Date and will be payable quarterly on each March 31, June 30, September 30 and December 31, commencing March 31, 2002. The SQUIDS will be redeemable at the option of United States Steel, in whole or in part, on or after December 31, 2006 at 100% of the principal amount redeemed together with accrued but unpaid interest to the redemption date. If the USX board of directors determines not to proceed with the Separation, we will have the option to redeem the SQUIDS, in whole or in part, on or prior to December 31, 2002, at 100% of the principal amount redeemed, together with accrued but unpaid interest through the redemption date. Application has been made for listing of the SQUIDS on the New York Stock Exchange.

  The USX board of directors has approved a reorganization, pursuant to which USX will distribute all of the equity securities of United States Steel Corporation to the holders of USX's U. S. Steel Group common stock (the "Separation"). Following the Separation, we will be an independent, publicly owned company and we will no longer be a subsidiary of USX. As part of the Separation, which is expected to be completed on or about December 31, 2001, United States Steel LLC will convert into United States Steel Corporation, a Delaware corporation, and USX will change its name to Marathon Oil Corporation. The Separation is subject to the satisfaction or waiver of a number of conditions. The issuance of the SQUIDS is subject to USX stockholder approval of the Separation at a special meeting of USX stockholders currently scheduled for October 25, 2001, but is not subject to completion of the Separation. If the Separation occurs, the then outstanding 6.50% Preferred Stock will be converted into the right to receive, in cash, $50 per share plus accrued but unpaid dividends, the then outstanding 6.75% QUIPS will be redeemed for a cash payment of $50 plus accrued but unpaid distributions, and the then outstanding 8.75% MIPS will remain outstanding as an obligation of Marathon Oil Corporation, subject to their redemption provisions.

  Until the completion of the Separation, USX will fully and unconditionally guarantee the SQUIDS. Following the Separation, USX will no longer guarantee the SQUIDS and the sole obligor of the SQUIDS will be United States Steel Corporation which, after the Separation, will have a substantial amount of indebtedness and other obligations and will have a credit rating below "investment grade" which will be lower than the credit ratings of USX and its successor, Marathon Oil Corporation.

  For a discussion of the risks that you should consider in evaluating the exchange offers, see "Risk Factors" beginning on page 22.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered in the exchange offers or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

  None of United States Steel LLC, USX, the Exchange Agent, the Information Agent, or the Dealer Managers makes any recommendation as to whether or not holders of Outstanding Securities should exchange their securities in the exchange offers.

  SQUIDSSM and QUIPSSM are service marks and MIPS(R) is a registered trademark of Goldman, Sachs & Co.

                The Dealer Managers for the exchange offers are:

                              Goldman, Sachs & Co.

                   The date of this prospectus is    , 2001.

                               TABLE OF CONTENTS

                                    Page
                                    ----
Where You Can Find More
 Information.......................  ii
Definitions........................ iii
Special Note Regarding Forward-
 Looking Statements................  iv
Summary............................   1
Risk Factors.......................  22
The Exchange Offers................  35
Information about the Outstanding
 Securities........................  46
Use of Proceeds....................  47
Capitalization.....................  49
Unaudited Pro Forma Condensed
 Combined Financial Statements.....  50
Selected Historical Financial
 Information.......................  72
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations.........  76

                                     Page
                                     ----
Business of United States Steel....   93
Management of United States Steel..  110
The Proposed Separation............  120
Relationship Between United States
 Steel Corporation and Marathon Oil
 Corporation After the Separation..  122
Description of Other Indebtedness..  126
Description of the SQUIDS..........  131
Comparison of the Outstanding
 Securities and the SQUIDS.........  146
Certain Federal Income Tax
 Considerations....................  154
Security Ownership of Certain
 Beneficial Owners.................  160
Security Ownership of Directors and
 Executive Officers................  160
Legal Matters......................  161
Experts............................  161
Index to Financial Statements......  F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this prospectus by reference or in our affairs since the date of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

   USX Corporation is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files annual, quarterly and special reports, proxy statements and information statements and other information with the Securities and Exchange Commission under the Exchange Act. United States Steel LLC has not been subject to the informational requirements of the Exchange Act. Upon the earlier of (1) the completion of the Separation and (2) the effectiveness under the Securities Act of 1933 of a registration statement with respect to our 10 3/4% Senior Notes due August 1, 2008, we will become subject to the informational requirements of the Exchange Act.

   This document incorporates important business and financial information about USX that is not included in or delivered with this prospectus. The following documents filed with the SEC are incorporated by reference into the registration statement of which this prospectus forms a part:

    (i) USX Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, as amended by Form 10-K/A filed on September 14, 2001 and Form 10-K/A filed on October 11, 2001;

    (ii) USX Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

    (iii) USX Corporation's Current Reports on Form 8-K dated April 24, 2001, June 15, 2001, July 2, 2001, July 31, 2001, August 1, 2001,
          August 2, 2001, August 6, 2001, August 14, 2001, and August 23,
          2001;

    (iv) USX Corporation's Proxy Statement on Schedule 14A filed on March 12, 2001; and

    (v) USX Corporation's Proxy Statement/Prospectus on Schedule 14A filed on September 20, 2001.

   USX incorporates by reference additional documents that it may file with the SEC between the date of this prospectus and the Exchange Date. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   Any statement contained in a document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

   The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person by first-class mail, without charge, upon written or oral request. Any request for
documents should be made by      , 2001 to ensure timely delivery of the
documents prior to the expiration date of the exchange offers.

   Requests for documents should be directed to:

                                USX Corporation
                              Shareholder Services
                           600 Grant Street, Room 611
                      Pittsburgh, Pennsylvania 15219-4776
                                 (412) 433-4801
                           (866) 433-4801 (toll free)
                              (412) 433-4818 (fax)

   Any reports and information statements and other information filed by USX or United States Steel LLC with the SEC may be read and copied at the following location of the SEC:

                             Public Reference Room
                             450 Fifth Street, N.W.
                                   Room 1024
                             Washington, D.C. 20549

   You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

   You can also inspect reports, proxy statements and other information about USX at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

   The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, like USX, who file electronically with the SEC. The address of that site is http://www.sec.gov.

                                  DEFINITIONS

   In this prospectus, the terms "United States Steel," the "Company," "we," "our," "ours" and "us" refer:

  . until the completion of the Separation, to the U. S. Steel Group of USX Corporation, including United States Steel LLC and its direct and indirect subsidiaries; and

  . following the Separation, to United States Steel Corporation and its direct and indirect subsidiaries,

in each case, unless the context otherwise requires.

   In this prospectus, the terms "Marathon Oil" and "Marathon" refer:

  . until the completion of the Separation, to the Marathon Group of USX Corporation, including Marathon Oil Company and its direct and indirect subsidiaries; and

  . following the Separation, to USX Corporation, which will be renamed Marathon Oil Corporation, and its direct and indirect subsidiaries,

in each case, unless the context otherwise requires.

   In this prospectus, the term "USX" refers to USX Corporation and its direct and indirect subsidiaries, unless the context otherwise requires.

   In this prospectus, the term "face amount" with respect to any Outstanding Security refers to its liquidation preference.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus includes "forward-looking statements" which are identified by the use of forward-looking words or phrases, including, but not limited to, "intended," "expects," "expected," "anticipates," and "anticipated." These forward-looking statements are based on (1) a number of assumptions made by management concerning future events and (2) information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other facts, many of which are outside our control, that could cause actual events to differ materially from such statements. All statements other than statements of historical factors included in this prospectus, including those regarding the financial position, results of operations, cash flows, business strategy, projected costs, growth opportunities, strategic and other benefits of the Separation, and plans regarding financing in connection with the Separation, are forward-looking statements. Although we believe that our expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") include prices of oil and natural gas; refined product margins; prices and volumes of sale of steel products; levels of imports of steel products into the United States; prevailing interest rates; and general economic and financial market conditions, as well as those factors disclosed under "Risk Factors" beginning on page 22 and elsewhere in this prospectus and in our SEC filings listed under "Where You Can Find More Information" on page (ii). These forward-looking statements represent our judgment as of the date of this prospectus. All subsequent written and oral forward-looking statements are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, we disclaim any intent or obligation to update the respective forward-looking statements.

                                    SUMMARY

   The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus and the information contained in documents incorporated by reference in the registration statement of which this prospectus forms a part. Reference is made to "Risk Factors" beginning on page 22 for a discussion of certain issues that should be considered in evaluating an investment in the SQUIDS.

                Questions and Answers About the Exchange Offers

Q1: Why is United States Steel making the exchange offers?

A1: We are making the exchange offers in connection with the Separation, and the related financing described on page 120 of this prospectus.

Q2: What securities are subject to the exchange offers?

A2: The securities that are subject to the exchange offers are:

   . 6.50% Cumulative Convertible Preferred Stock of USX ("6.50% Preferred Stock");
   . 6.75% Convertible Quarterly Income Preferred Securities of USX Capital Trust I ("6.75% QUIPS"); and
   . 8.75% Cumulative Monthly Income Preferred Shares, Series A, of USX Capital LLC ("8.75% MIPS").

   In this prospectus, the 6.50% Preferred Stock, 6.75% QUIPS and 8.75% MIPS are collectively referred to as the "Outstanding Securities".

Q3: What will I receive if I tender in the exchange offers?

A3: For each of your Outstanding Securities validly tendered and accepted in the exchange offers, you will receive SQUIDS in the principal amount set forth in the table below, as well as a cash payment equal to accrued but unpaid dividends or distributions to the Exchange Date:

                               Face
                            Amount of  Principal   Accrued But
                           Outstanding  Amount of     Unpaid
                            Security     SQUIDS    Dividends or
                            Tendered    Received  Distributions*
                           ----------- ---------- --------------
    6.50% Preferred Stock      $50        $50         $
    6.75% QUIPS                $50        $50         $
    8.75% MIPS                 $25        $25         $

   --------------------
   * This column assumes an Exchange Date of       , 2001. However, the
     Exchange Date may occur after    , 2001. Please see the answer to
     Question 15 for an explanation of when the Exchange Date will occur. The amount of accrued but unpaid dividends or distributions set forth above will change if the Exchange Date is extended pursuant to the terms of the exchange offers.

Q4: How will the credit ratings of the SQUIDS compare to those of the Outstanding Securities?

A4: We expect the credit ratings of the SQUIDS to be below "investment grade", which will be lower than the credit ratings of USX and its successor, Marathon Oil Corporation. A rating below investment grade indicates a greater risk that the issuer of the security will not be able to pay principal and interest on the securities when due, and also makes the issuer's ability to raise capital more difficult and increases its borrowing costs.

Q5: What will happen if I do not tender my Outstanding Securities?

A5: If you do not tender your 6.50% Preferred Stock in the exchange offers: you will not receive any SQUIDS, and each share of 6.50% Preferred Stock held at the effective time of the Separation will be converted into the right to receive, in cash, $50 plus accrued but unpaid dividends thereon through the effective time of the Separation. If the Separation does not occur, the shares of 6.50% Preferred Stock not accepted in the exchange offers will remain outstanding, subject to their redemption provisions, but there will be fewer shares outstanding, resulting in a more limited market for the 6.50% Preferred Stock, which might adversely affect its liquidity, market price and price volatility.

   If you do not tender your 6.75% QUIPS in the exchange offers: you will not receive any SQUIDS and each 6.75% QUIPS held at the effective time of the Separation will be redeemed for a cash payment of $50 plus accrued but unpaid distributions thereon through the redemption date. If the Separation does not occur, the 6.75% QUIPS not accepted in the exchange offers will remain outstanding, subject to their redemption provisions, but there will be fewer 6.75% QUIPS outstanding, resulting in a more limited market for the 6.75% QUIPS, which might adversely affect their liquidity, market price and price volatility.

   If you do not tender your 8.75% MIPS in the exchange offers: you will not receive any SQUIDS, and if you continue to hold such 8.75% MIPS following the effective time of the Separation, the 8.75% MIPS will continue as an obligation of USX, subject to their redemption provisions, and USX will change its name to Marathon Oil Corporation and will own and operate only the energy business currently owned and operated by the Marathon Group of USX. Whether or not the Separation occurs, there will be fewer 8.75% MIPS outstanding following the exchange offers, resulting in a more limited market for the 8.75% MIPS, which might adversely affect their liquidity, market price and price volatility.

Q6: Are the exchange offers subject to any conditions?

A6: Yes. The exchange offers are subject to the conditions described on page
    35 of this prospectus. The conditions to the exchange offers include:

   . at least $150 million face amount of Outstanding Securities, in the aggregate, are validly tendered and not withdrawn in the exchange offers. We refer to this minimum dollar amount of Outstanding Securities that must be tendered as the "minimum condition"; and

   . approval of the Separation by USX stockholders at the special meeting of USX stockholders, which is currently scheduled for October 25, 2001.

    Promptly after the exchange offers expire, we will make an announcement relating to the satisfaction of the conditions precedent. We may waive any or all of the conditions to the exchange offers, including the minimum condition.

Q7: What happens if the minimum condition is not satisfied?

A7: If less than $150 million face amount of Outstanding Securities, in the aggregate, are validly tendered and not withdrawn in the exchange offers, we may choose not to complete the exchange offers or we could choose to waive the minimum condition for any reason. In deciding whether to waive the minimum condition, we will consider whether the SQUIDS to be issued in exchange for Outstanding Securities validly tendered and not withdrawn in the exchange offers will provide sufficient liquidity for investors who will hold SQUIDS. If we choose not to complete the exchange offers, we will return any Outstanding Securities that have been tendered.

Q8: Will United States Steel accept all Outstanding Securities that are tendered?

A8: If the conditions for the exchange offers are satisfied or waived, we will accept all tenders of 6.50% Preferred Stock, 6.75% QUIPS and 8.75% MIPS that are properly tendered and not validly withdrawn, up to an aggregate of $365 million face amount of Outstanding Securities so long as, immediately following the exchange offers, there remains outstanding at least

    $5 million face amount of each series of Outstanding Securities. We cannot accept more than $365 million face amount of Outstanding Securities because of restrictions contained in our indenture for our 10 3/4% Senior Notes due August 1, 2008.

    If we receive tenders for more than $365 million face amount of Outstanding Securities, we will prorate the number of validly tendered Outstanding Securities that we will accept from each tendering holder, as described on page 38 of this prospectus. Any Outstanding Securities that are not accepted because of proration will be treated as described under Question 5.

Q9: Will the SQUIDS be listed on the New York Stock Exchange?

A9: We have applied for listing of the SQUIDS on the NYSE. Upon completion of the exchange offers, there will be between $150 million and $365 million principal amount of SQUIDS outstanding, unless we waive the minimum condition. The SQUIDS may provide for a greater degree of liquidity than will be experienced by holders of some of the Outstanding Securities following the exchange offers.

Q10: What are the U.S. federal income tax consequences to U.S. holders that tender in the exchange offers?

A10: If you tender 6.50% Preferred Stock in the exchange offers, the exchange will be a taxable event. If you tender 6.75% QUIPS in the exchange offers, the exchange should be a tax-free recapitalization. If you tender 8.75% MIPS in the exchange offers, the exchange should be a taxable event. For a detailed discussion regarding the tax consequences of the exchange offers, see "Certain Federal Income Tax Considerations" on page 154.

Q11: What is the USX board of directors' position with respect to the exchange offers?

A11: Neither USX nor United States Steel, nor any of their respective directors, makes any recommendation to any holder of Outstanding Securities as to whether to tender or refrain from tendering Outstanding Securities in the exchange offers.

Q12: What does USX intend to do with the Outstanding Securities that are tendered in the exchange offers?

A12: We intend to cancel and retire all Outstanding Securities accepted in the exchange offers.

Q13: Will there be any cash proceeds from the exchange offers?

A13: No. We will not receive any cash proceeds from the exchange offers.

Q14: When do the exchange offers expire?

A14: The exchange offers expire at 5:00 p.m., New York City time, on     ,
     2001. However, we may at any time prior to acceptance of Outstanding Securities in the exchange offers, in our sole discretion, extend the expiration of the exchange offers or amend or withdraw the exchange offers. References in this prospectus to the expiration date of the
     exchange offers mean    , 2001 or, if later, the last date to which we
     extend the exchange offers.

Q15: When will I receive my SQUIDS?

A15: You will not receive physical delivery of certificates representing your
     SQUIDS, but your ownership of SQUIDS will be recorded in book-entry form on the Exchange Date (as described below), if all conditions to the exchange offers are satisfied or waived, provided we have timely received your properly completed and executed letter of transmittal, an "agent's message", as described on page 40, or properly completed and executed notice of guaranteed delivery, and you have not withdrawn your tender prior to the expiration of the exchange offers. As used in this prospectus, the "Exchange Date" means the third business day following the expiration date of the exchange offers,
    which is        , 2001, subject to our right to extend the expiration of
    the exchange offers. However, if more than $365 million face amount of Outstanding Securities are tendered in the exchange offers and we need to prorate, the Exchange Date will occur on or prior to the seventh business day following the expiration date.

Q16: What happens if I change my mind after tendering in the exchange offers?

A16: You may withdraw your tender any time before 5:00 p.m., New York City time, on the expiration date. However, if we extend the exchange offers and the extended offers contain material changes to the terms of the exchange offers, you will have additional time to withdraw your tender under the conditions described in the extension.

Q17: How do I tender in the exchange offers if I hold a stock certificate representing shares of 6.50% Preferred Stock?

A17: You should properly complete and sign the yellow letter of transmittal and deliver it, together with your stock certificate, to the Exchange Agent at the address set forth on the back cover of this prospectus. You may also tender your shares of 6.50% Preferred Stock by contacting your broker, or setting up an account with a broker, and instructing such broker to tender your shares of 6.50% Preferred Stock by book-entry transfer to the account of the Exchange Agent through the Automated Tender Offer Program of the Depository Trust Company ("DTC"), as described on page 39. In either case, such delivery must be received by the Exchange Agent prior to the expiration of the exchange offers.

Q18: How do I exchange my Outstanding Securities if I am the beneficial owner of Outstanding Securities held by a custodian bank, commercial bank, depository institution, broker, dealer, trust company, or other holder?

A18: First, you should promptly contact that holder and instruct it to send the Exchange Agent an "agent's message" on your behalf or to complete and deliver to the Exchange Agent a letter of transmittal by facsimile or hand delivery at the facsimile number or address on the back cover of this prospectus. If an "agent's message" is sent on your behalf, there is no need to also send a letter of transmittal to the Exchange Agent.

    Second, you must also instruct that holder to tender your Outstanding Securities by effecting a book-entry transfer of the Outstanding Securities into the account of the Exchange Agent through the Automated Tender Offer Program of DTC.

Q19: What if I cannot complete book-entry transfer of my Outstanding Securities or deliver 6.50% Preferred Stock certificates, together with an "agent's message" or a letter of transmittal, to the Exchange Agent prior to the expiration date of the exchange offers?

A19: You may follow the guaranteed delivery procedures described in "The
     Exchange Offers--Procedures for Tendering--Guaranteed Delivery" on page 41 of this prospectus.

Q20: How should a soliciting dealer ensure they are designated to be paid their soliciting dealer fee?

A20: A soliciting dealer must first get approval from the beneficial owner of the Outstanding Securities tendered to have themselves designated as the soliciting dealer for that tender. After receiving such approval, either
    (1) the soliciting dealer (if it is a DTC participant) or its DTC participant, must submit an electronic Letter of Transmittal through the Goldman Sachs e-Exchange platform that designates that soliciting dealer with respect to the Outstanding Securities tendered or (2) the soliciting dealer may fax a Letter of Transmittal to the Exchange Agent designating itself as such, in each case before the expiration date of the exchange offers. In order for the soliciting dealer to receive the soliciting dealer fee with respect to any tendered Outstanding Securities, the Letter of Transmittal must relate to Outstanding Securities that have been validly tendered and not withdrawn. We strongly urge all soliciting dealers to use the e-Exchange platform.

    DTC participants can access the Goldman Sachs e-Exchange platform on the Internet at http://www.gsexchange.com. DTC participants must request a password by calling 1-800-GS-EXCHANGE.

Q21: To whom should I address questions?

A21: You should direct questions about the terms of the exchange offers to the Dealer Managers. The Dealer Managers may be reached by telephone at 800-828-3182.

    However, if you have questions about tender procedures or if you need additional copies of this prospectus or the letters of transmittal, you should contact the Information Agent. The Information Agent may be reached by telephone at 800-756-3353.

    The addresses of the Dealer Managers and the Information Agent are on the back cover of this prospectus.

            Summary of the Terms of the SQUIDS and the USX Guarantee

   The following summary contains basic information about the SQUIDS and the USX Guarantee. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the SQUIDS, see "Description of the SQUIDS" on page 131.

Issuer......................  United States Steel LLC. At the Separation,
                              United States Steel LLC will be converted into United States Steel Corporation.

Securities Offered..........  Up to $365 million aggregate principal amount
                              of    % Senior Quarterly Income Debt
                              Securities due 2031 (the "SQUIDS"). The
                              exchange offers are conditioned upon, among other things, at least $150 million face amount of Outstanding Securities, in the aggregate, being validly tendered and not withdrawn in the exchange offers. We will accept up to an aggregate of $365 million face amount of Outstanding Securities in the exchange offers, so long as immediately following the exchange offers, there remains outstanding at least $5 million face amount of each series of Outstanding Securities.

Maturity....................  December 31, 2031.

Interest Rate...............  Interest will be payable on the SQUIDS at a
                              rate of   %.

Interest Payment Dates......  Interest will accrue from the Exchange Date and will be payable in cash on March 31, June 30, September 30 and December 31 of each year, beginning on March 31, 2002.

Optional Redemption.........  The SQUIDS will be redeemable at our option, in whole or in part, at any time on or after December 31, 2006, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

                              In addition, at any time before December 31, 2002, we may, at our option, give written notice to redeem the SQUIDS, which notice will be not less than 30 nor more than 60 days before the redemption date, in whole or in part, at a redemption price of 100% of the principal amount of the SQUIDS being redeemed, plus accrued and unpaid interest to the redemption date. However, we may redeem SQUIDS as provided in this paragraph only if:

                              . the USX board of directors has determined not to proceed with the Separation, in which case the USX guarantee will stay in effect until the SQUIDS are fully paid; and

                              . in connection with any partial redemption, at least the minimum aggregate principal amount of SQUIDS required to maintain listing of the
                                SQUIDS on the NYSE, under the rules and
                                regulations thereof, must remain
                                outstanding following such partial
                                redemption.

Ranking....................  The SQUIDS are unsecured obligations and will rank equally in right of payment with all of the existing and future senior indebtedness of United States Steel and will rank senior in right of payment to all of its existing and future subordinated indebtedness.

USX Guarantee..............  USX Corporation, our parent company, will initially guarantee the SQUIDS. USX will be released from the guarantee if the Separation occurs on or before December 31, 2002. The guarantee will rank equally in right of payment with the other senior unsecured indebtedness of USX and senior in right of payment to all subordinated indebtedness of USX.

Change of Control Offer....  Upon a change of control (as defined under
                             "Description of the SQUIDS" on page 131), we will be required to make an offer to purchase the SQUIDS at a purchase price of 100% of the principal amount of the SQUIDS, together with accrued but unpaid interest.

Amendments and Waivers.....  Except for specific amendments, the indenture may be amended with the consent of the holders of a majority of the principal amount of the SQUIDS then outstanding.

Conditions to the            The indenture governing the SQUIDS will contain
Separation.................  several conditions to the completion of the
                             Separation, including:

                             .  USX must have received a private letter
                                ruling from the IRS that the Separation
                                will qualify as a tax-free transaction
                                within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended (the "Code");

                             . the transactions that give effect to the Value Transfer must have occurred;

                             .  USX must not have amended:

                                .  the definition of U. S. Steel Group in
                                   its certificate of incorporation or by-
                                   laws; or

                                .  its Management and Allocation
                                   Policies,

                                in either case, in any manner adverse to the holders of the SQUIDS;

                             .  immediately following the Separation,

                                . United States Steel must have at least $400 million available in undrawn credit facilities and cash, of which at least $300 million must be available under facilities with terms extending at least three years after the date such facilities are put in place, and

                                 .  no default under the SQUIDS must have
                                    occurred and be continuing, and

                              .  any differences between the operative
                                 documents relating to the Separation as
                                 executed and delivered and as described
                                 herein do not have a material adverse
                                 effect on the holders of the SQUIDS.

                              The issuance of SQUIDS is not conditioned upon the completion of the Separation, but is conditioned upon approval of the Separation by USX stockholders at a special meeting of USX stockholders currently scheduled for October 25, 2001.

Use of Proceeds.............
                              We will not receive any cash proceeds from the exchange offers. Indebtedness represented by the SQUIDS will replace a portion of the debt and other obligations attributed to United States Steel by USX prior to the Separation. See "Use of Proceeds."

   The following chart sets forth a summary comparison of the terms of the SQUIDS and the Outstanding Securities, and the effects on holders of SQUIDS of the Outstanding Securities if the Separation occurs, and if the Separation does not occur. For a more complete comparison of the terms of the SQUIDS and the Outstanding Securities, see page 146.

                                                         6.50%
                                                       PREFERRED
                                SQUIDS(SM)               STOCK            6.75% QUIPS(SM)        8.75% MIPS(R)
                         ----------------------- ---------------------- ---------------------- -------------------
Issuer ................. United States            USX Corporation       USX Capital            USX Capital LLC
                         Steel LLC                                      Trust I
Face Amount
 Outstanding
 (aggregate)............ Up to $365 million       $121 million          $197 million           $250 million

Coupon Rate............. --%                      6.50%                 6.75%                  8.75%

Payment Frequency ...... Quarterly               Quarterly              Quarterly              Monthly

Maturity................ 2031                    Perpetual              2037                   2044

Face Amount (per
 security).............. $25                     $50                    $50                    $25

------------------------------------------------------------------------------------------------------------------
                            If the Separation Occurs
------------------------------------------------------------------------------------------------------------------
Obligor Following
 Separation............. United States           Will not be            Will not be            Marathon Oil
                         Steel Corporation       outstanding            outstanding            Corporation
                                                 following              following              (through USX
                                                 Separation             Separation             Capital LLC)

What Will Holders
 Receive in the
 Separation? (per
 security).............. Not applicable          $50 in cash plus       $50 in cash            Not applicable
                         (remains                accrued but unpaid     plus accrued           (remains
                         outstanding)            dividends              but unpaid             outstanding,
                                                                        distributions          subject to call
                                                                        (to be redeemed        provisions)
                                                                        in connection with
                                                                        the Separation)
Will Holders Have to
 Reinvest following the
 Separation?............
                         No                      Yes                    Yes                    No, unless call
                                                                                               provisions are
                                                                                               exercised

Call Provisions......... Callable at             Will not be            Will not be            Callable at face
                         principal amount        outstanding            outstanding            amount at any time
                         plus accrued but        following              following
                         unpaid interest after   Separation             Separation
                         December 31,
                         2006

Marathon Guarantee...... No                      --                     --                     Yes

------------------------------------------------------------------------------------------------------------------
                        If the Separation Does Not Occur
------------------------------------------------------------------------------------------------------------------

Call Provisions......... Callable at principal   Callable at a          Callable at a          Callable at face
                         amount plus accrued     scheduled              scheduled              amount
                         but unpaid interest     redemption price       redemption price
                         until December 31,      which, through         which, through
                         2002. Also callable at  December 31, 2001,     December 31, 2001,
                         principal amount plus   is $50.65 per security is $50.65 per security
                         accrued but unpaid
                         interest after December
                         31, 2006

USX Obligation if
 Separation does not
 occur.................. Guaranteed by USX       Remains USX            USX obligation to      USX obligation to
                                                 Preferred Stock        USX Capital Trust I    USX Capital LLC
                                                                        remains                remains

              Illustration for Participants in the Exchange Offers
            (Based on a $5000 Face Amount of Outstanding Securities)

                                                  6.50%
                                                Preferred   6.75%     8.75%
                                        SQUIDS    Stock     QUIPS      MIPS
                                       -------- ---------  --------  --------
Principal Amount Represented.......... $5000.00 $5000.00   $5000.00  $5000.00
Securities Represented................      --       100        100       200
Annual Income Derived................. $        $ 325.00   $ 337.50  $ 437.50
Increase in Annual Income from
 Exchange Offers......................      n/a $          $         $
Percentage Increase in Annual Income
 from
 Exchange Offers......................      n/a         %          %         %

                                  Our Company

   We are the largest integrated steel producer in North America and the eleventh largest in the world. We have a broad product mix with particular focus on value-added products and serve customers in the automotive, appliance, distribution and service center, industrial machinery and construction industries. We currently have annual steel-making capability of 17.8 million tons through our four integrated steel mills. In addition, we have a diversified mix of assets that provide us with a varied stream of revenues.

   We operate three integrated steel mills in North America and produce and sell a variety of sheet, tin, plate and tubular products, as well as coke, iron ore and coal. We also participate in the real estate, resource management, and engineering and consulting services businesses. We have a significant market presence in each of our major product areas and have long-term relationships with many of our major customers. We have annual steel-making capability in the U.S. of 12.8 million tons through Gary Works in Indiana, Mon Valley Works in Pennsylvania, and Fairfield Works in Alabama. We operate five finishing facilities in those three states and Ohio. We are the largest domestic producer of seamless oil country tubular goods and one of the two largest producers of tin mill products in North America. We produce most of the iron ore and coke and a portion of the coal we use as raw materials in our steel-making process.

   In November 2000, we acquired U. S. Steel Kosice, s.r.o. ("USSK"), headquartered in Kosice in the Slovak Republic, which owns the steel-making operations and related assets formerly held by VSZ, a.s., making us the largest flat-rolled producer in Central Europe. Currently, USSK has annual steel-making capability of 5.0 million tons and produces and sells sheet, tin, tubular, precision tube and specialty products, as well as coke. The acquisition of USSK has enabled us to establish a low-cost manufacturing base in Europe and positioned us to serve our global customers.

 Outlook of United States Steel

   While over the last few months domestic orders for steel had strengthened and prices had stabilized, our order rate for the fourth quarter is currently running lower than our third quarter rate. In the third quarter, Domestic Steel shipments totaled 2.6 million net tons and average realized prices were lower than the second quarter primarily due to changes in mix, including decreased sales of tubular and plate products. In the fourth quarter, we expect Domestic Steel shipments to be approximately 2.3 million net tons and average realized prices to be about flat compared to the third quarter. In light of expected slow market conditions in the fourth quarter, we plan to advance the schedule for a maintenance outage on the Gary Works No. 6 blast furnace.

   On May 31, 2001, a major fire damaged the cold-rolling mill at USS-POSCO, which is fifty percent owned by United States Steel. Damage was predominantly limited to the cold-rolling mill area of the plant. USS-POSCO maintains insurance coverage against such losses, including coverage for business interruption. The mill is expected to resume production in the first quarter of 2002, although full production may not be achieved until mid-2002. Until such time, the plant will continue customer shipments using cold-rolled coils from United States Steel and POSCO as substitute feedstock.

   For USSK, third quarter shipments totaled approximately 1.0 million net tons, down slightly from shipments of 1.1 million net tons in the second quarter, and average realized prices were higher than in the second quarter. In the fourth quarter, we expect shipments to be slightly lower than in the third quarter and average realized prices to be comparable to the third quarter. Based on continued improvement in production performance since acquisition, USSK raw steel production capability for the second half of 2001 has been increased to 2.5 million net tons, for an annualized rate of 5.0 million net tons.

   For the full year 2001, total shipments are expected to be approximately
13.5 to 13.8 million net tons with Domestic Steel shipments of approximately 10 million net tons and USSK shipments of approximately 3.5 to 3.8 million net tons.

   For the longer term, domestic shipment levels and realized prices will be influenced by the strength and timing of a recovery in the manufacturing sector of the domestic economy, levels of imported steel and production capability changes by domestic competitors. Many factors, including developments flowing from the events of September 11, will determine the strength and timing of such recovery and the other factors. For USSK, economic and political developments in Europe and elsewhere will impact USSK's results of operations in 2002 and thereafter.

   United States Steel owns a 16% equity method investment in Republic Technologies International, LLC ("Republic") through USX's ownership in Republic Technologies International Holdings, LLC, which is the sole owner of Republic. Republic is a major purchaser of raw materials from United States Steel and the primary supplier of rounds for Lorain Tubular. On April 2, 2001, Republic filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code. Republic has continued to supply the Lorain mill since filing for bankruptcy and no supply interruptions are anticipated. United States Steel's carrying value of this investment in Republic has been reduced to zero. Upon Republic's filing for bankruptcy, United States Steel accrued a charge for a substantial portion of the receivables due from Republic. At June 30, 2001, United States Steel's remaining pre-petition financial exposure to Republic, after recording various losses and reserves, totaled approximately $30 million.

   The above discussion includes forward-looking statements concerning shipments, pricing, and equity investee performance. These statements are based on assumptions as to future product demand, prices and mix, and production. Steel shipments and prices can be affected by imports and actions of the U.S. Government and its agencies pertaining to trade, domestic and international economies, domestic production capacity, and customer demand. Factors which may affect USSK results are similar to domestic factors, including excess world supply and foreign currency fluctuations, and also can be influenced by matters peculiar to international marketing such as tariffs. In the event these assumptions prove to be inaccurate, actual results may differ significantly from those presently anticipated.

 Recent Developments

Fairless Works Shutdown

   On August 14, 2001, we announced our intention to permanently close the cold rolling and tin mill operations at Fairless Works, with a combined annual finishing capability of 1.5 million tons, on or after November 12, 2001. Under our labor agreement, we are required to discuss the proposed shutdown with the United Steelworkers of America before making a final decision. We also announced that, subject to market conditions, we currently intend to continue operating the hot dip galvanizing line at Fairless Works. The anticipated financial impact of the shutdown will be recorded in the second half of 2001 and is estimated to be a pretax charge of $35 million to $40 million. The near-term cash impact will be minimal since about half of the charge is for depreciation or impairment of fixed assets and the balance is related to employee benefits that will be paid from trust funds which will be funded over a period of years if required.

Voluntary Early Retirement Program

   On August 14, 2001, USX and United States Steel LLC informed their headquarters employees that in connection with the Separation a voluntary early retirement program will be offered to employees of most USX headquarters departments and to designated groups of United States Steel LLC employees whose work is functionally related to USX. The financial impact of this program is being treated as a Separation cost and an estimate of these costs has been included in the Separation costs set forth in the pro forma financial information included elsewhere in this prospectus.

                         Marathon Business Description

   Set forth below is a summary description of the business of Marathon, which is included to provide holders of Outstanding Securities with information regarding the business of Marathon. Following the Separation, Marathon will be an independent company, separate from United States Steel, the issuer of the SQUIDS. The 8.75% MIPS will continue to be obligations of Marathon following the Separation. A more complete description of the business of Marathon is incorporated by reference from the USX Annual Report on Form 10-K in the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" on page (ii).

   Marathon is comprised of Marathon Oil Company and certain other subsidiaries of USX which are engaged in worldwide exploration and production of crude oil and natural gas; domestic refining, marketing and transportation of petroleum products primarily through Marathon Ashland Petroleum LLC ("MAP"), owned 62 percent by Marathon Oil Company; and other energy related businesses. Marathon Group revenues as a percentage of total USX consolidated revenues were 85 percent in 2000, 81 percent in 1999 and 77 percent in 1998.

   Marathon is currently conducting exploration and development activities in 11 countries. Principal exploration activities are in the United States, United Kingdom, Angola, Canada, Denmark, Ireland, the Netherlands and Norway. Principal development activities are in the United States, United Kingdom, Canada, Gabon, Ireland, the Netherlands and Norway. Marathon is also pursuing opportunities in North and West Africa, the Middle East and Southeast Asia.

   Refining, Marketing and Transportation operations are primarily conducted by MAP and its subsidiaries, including its wholly owned subsidiaries, Speedway SuperAmerica LLC and Marathon Ashland Pipe Line LLC. Marathon holds a 62 percent interest in MAP and Ashland Inc. holds the remaining 38 percent interest.

 Outlook of Marathon

   The outlook regarding the Marathon Group's upstream revenues and income is largely dependent upon future prices and volumes of liquid hydrocarbons and natural gas. The recent terrorist acts in the U.S. and the response to those acts could have a significant effect on the volatility of price and supply of liquid hydrocarbons and natural gas. Prices have historically been volatile and have frequently been affected by unpredictable changes in supply and demand resulting from fluctuations in worldwide economic activity and political developments in the world's major oil and gas producing and consuming areas. Any significant decline in prices could have a material adverse effect on the Marathon Group's results of operations. A prolonged decline in such prices could also adversely affect the quantity of crude oil and natural gas reserves that can be economically produced and the amount of capital available for exploration and development.

   On August 23, 2001, Marathon announced plans to develop a strategic alliance with Yukos Oil Company, the second largest oil company in Russia. As part of the alliance, a joint business development group is planned to be located in London to evaluate international investment opportunities. USX anticipates that this relationship could lead to investment by Marathon in energy opportunities in Russia. On August 29, 2001, Marathon announced agreements with Statoil, Norsk Hydro and TotalFinaElf, to acquire varied interests in five licenses in the Norwegian Sector of the North Sea. The portfolio additions include several undeveloped discoveries close to Marathon's existing infrastructure positions in the Heimdal and Brae areas of the North Sea. The transactions are subject to necessary approvals from the Norwegian authorities.

   Marathon's third quarter and full year 2001 production is expected to be approximately 392 and 420 thousand barrels of oil equivalent per day, respectively. The full year estimate reflects a higher than expected level of asset sales and delays in new project start-ups. With respect to asset sales, a pretax loss of approximately $220 million on Canadian assets held for sale will be recorded in the third quarter.

   Marathon's high impact drilling program in the Gulf of Mexico will be delayed due to the cancellation of the contract for the Cajun Express rig. With the Cajun Express rig, Marathon expected to drill two deepwater Gulf of Mexico wells before year-end 2001. Marathon has contracted the Max Smith rig, which is on location, to drill the Deep Ozona prospect with the Paris Carver prospect expected to follow in the fourth quarter of 2001.

   For the longer term, Marathon has targeted a 3% annual production growth rate at a time when we see worldwide production growth rates of 1% to 2%. Marathon plans to continue their program of exploration and business development to meet their target. Their exploration program is targeted on high impact projects and their business development team is pursuing growth opportunities through purchases, exchanges and joint ventures. Marathon also anticipates that at some point they will exceed the 3% annual growth rate which could present Marathon with the opportunity of selling less attractive reserves and production thereby improving the production profile.

   The above discussion includes forward-looking statements with respect to the expected levels of Marathon's worldwide liquid hydrocarbon and natural gas production and the drilling program. Some factors that could potentially affect worldwide liquid hydrocarbon and natural gas production include acts of war or terrorist acts and the governmental or military response thereto, pricing, supply and demand for petroleum products, amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, and other geological, operating and economic considerations. Some factors that affect the drilling program include the timing and results of future development drilling and drilling rig availability.

   Downstream income of the Marathon Group is largely dependent upon the refining and wholesale marketing margin for refined products and the retail gross margin for gasoline and distillates. The refining and wholesale marketing margin reflects the difference between the wholesale selling prices of refined products and the cost of raw materials refined, purchased product costs and manufacturing expenses. Refining and wholesale marketing margins have been historically volatile and vary with the level of economic activity in the various marketing areas, the regulatory climate, the seasonal pattern of certain product sales, crude oil costs, manufacturing costs, the available supply of crude oil and refined products, and logistical constraints. The retail gross margin for gasoline and distillates reflects the difference between the retail selling prices of these products and their wholesale cost. Retail gasoline and distillate margins have also been historically volatile, but tend to be countercyclical to the refining and wholesale marketing margin. Factors affecting the retail gasoline and distillate margin include seasonal demand fluctuations, the available wholesale supply, the level of economic activity in the marketing areas and weather situations which impact driving conditions.

   In June 2001, MAP acquired an interest in approximately 50 convenience stores located in Indiana and Michigan from Welsh, Inc. The acquisition of these retail outlets increases MAP's presence in these markets and should provide more than 80 million gallons of new annual gasoline sales.

   On September 1, 2001, MAP and Pilot Corporation commenced operation of their previously announced transaction to form Pilot Travel Centers LLC. MAP and Pilot each have a 50 percent interest in Pilot Travel Centers LLC, in what is the largest travel center network in the nation with more than 235 locations. The new venture, based in Knoxville, Tennessee, has approximately 11,000 employees.

   MAP is also working to improve its logistics network and has been designated operator of the Centennial Pipeline, owned jointly by Panhandle Eastern Pipe Line Company, a subsidiary of CMS Energy Corporation, MAP, and TE Products Pipe Line Company, Limited Partnership. All of the permits and rights-of-way have been obtained for the new pipeline, which will connect the Gulf Coast refiners with the Midwest market. The Centennial Pipeline system is expected to be operational in first quarter 2002.

   A MAP subsidiary, Ohio River Pipe Line LLC ("ORPL"), plans to build a pipeline from Kenova, West Virginia to Columbus, Ohio. ORPL is a common carrier pipeline company and the pipeline will be an interstate common carrier pipeline. The pipeline will be named Cardinal Pipeline and is expected to initially move about 50,000 barrels per day of refined petroleum into the central Ohio region. MAP has secured over 95 percent of the rights-of-way required to build the pipeline and negotiations are continuing with most of the remaining landowners. Eminent domain proceedings are in progress in several cases as well. Permitting issues have been encountered which could delay the start-up of this pipeline until the first quarter of 2003. MAP continues to vigorously pursue the permits and remaining rights-of-way required to complete this project.

   The Garyville, Louisiana coker project is nearing completion and is anticipated to be at full production during the fourth quarter of this year. The total cost of this major improvement program is approximately $280 million.

   In connection with the proposed Separation, described beginning on page 120, Standard & Poor's reported that they had assigned a BBB+ corporate credit rating, which is investment grade, to Marathon Oil Corporation with a stable outlook, assuming the proposed Separation is completed.

   The above discussion includes forward-looking statements with respect to the expected completion of the Centennial Pipeline system, the expected completion of the Cardinal Pipeline, and the coker project. Some factors which could impact the Centennial Pipeline system include delivery of equipment and materials, contractor performance and unforeseen hazards such as weather conditions. Some factors which could impact the Cardinal Pipeline include obtaining the necessary permits and remaining rights-of-way, and completion of construction. Some factors which could impact the coker project include unforeseen hazards such as weather conditions, and unanticipated commissioning and start-up issues. These factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements.

                            The Proposed Separation

   USX currently has two classes of "targeted" stock outstanding--USX--U. S. Steel Group Common Stock, which is intended to reflect the performance of the
U. S. Steel Group, and USX--Marathon Group Common Stock, which is intended to reflect the performance of the Marathon Group, its energy business. On July 31, 2001, the board of directors of USX approved a Plan of Reorganization pursuant to which these businesses would be separated by means of a tax-free distribution of all of the shares of United States Steel Corporation common stock to the holders of the USX--U. S. Steel Group common stock. After the Separation, which is expected to occur on or about December 31, 2001, USX, which will change its name to Marathon Oil Corporation, and United States Steel Corporation will each be independent, publicly owned companies.

   USX currently manages most of its financial activities on a centralized, consolidated basis. Although indebtedness and other obligations are attributed to the Marathon Group and the U. S. Steel Group (neither of which is a separate legal entity) based upon the cash flows of each group, these are attributions for accounting purposes only and do not reflect the legal obligation to pay and discharge such obligations. Subject to a limited number of exceptions, USX is the legal obligor of the long-term debt and other financial instruments attributed to United States Steel, including many--such as guarantees and operating leases--that are not reflected as liabilities on the consolidated or group balance sheets.

   Immediately after the Separation, United States Steel Corporation will have indebtedness and other obligations in an amount equal to $900 million less than the net amounts attributed to United States Steel immediately prior to the Separation (the "Value Transfer"). Following the Separation, Marathon Oil Corporation will remain legally obligated for substantially all of the existing obligations of USX. Accordingly, United States Steel will be required to incur new indebtedness, including the SQUIDS, to repay or otherwise discharge a substantial amount of USX obligations in connection with the Separation. Such repayments or discharges will be effected pursuant to a Financial Matters Agreement. The indebtedness and other obligations to be incurred in connection with the Separation are referred to herein as the "Financing."

   After giving effect to the Financing required to complete the Separation, and assuming the Separation had occurred on June 30, 2001, United States Steel Corporation and its subsidiaries:

  . would have continued to be the direct obligor of $325 million of debt under the USSK loan facility;
  . would have assumed $569 million of debt and capital leases of USX attributed to United States Steel and $133 million of certain guarantee and operating lease obligations (which guarantee and lease obligations are not reflected in the financial statements of USX or United States Steel); and
  . would have incurred new indebtedness in the amount of approximately $899 million (including an aggregate of up to $365 million underlying the SQUIDS) and, assuming the issuance of $365 million principal amount of SQUIDS in the exchange offers, would have paid $505 million of the net proceeds thereof to Marathon Oil Corporation to be used to repay a portion of the debt and other obligations attributed to United States Steel by USX prior to the Separation, which may include, without limitation, the redemption of the 8.75% MIPS outstanding after the exchange offers, although no decision has been made with respect to such redemption. In the event that less than $365 million principal amount of SQUIDS are issued in the exchange offers, the amount of the payment to Marathon Oil Corporation will be increased by the difference between $365 million and the amount of SQUIDS actually issued.

   The Separation is subject to the satisfaction or waiver of a number of conditions, including that United States Steel would be required to have available liquidity through cash and undrawn credit facilities of at least $400 million and other conditions set forth in the indenture governing the SQUIDS, the receipt of a private letter ruling from the Internal Revenue Service and USX stockholder approval. There can be no assurance that these conditions will be satisfied. The issuance of the SQUIDS is subject to USX stockholder approval of the Separation at a special meeting of USX stockholders currently scheduled for October 25, 2001, but is not subject to completion of the Separation. If the board of directors of USX Corporation decides not to proceed with the Separation or the Separation does not occur on or before December 31, 2002, USX will continue to guarantee the SQUIDS until they are fully paid.

 The organization of USX before and after the Separation is illustrated below:

                                   [CHART]

                            United States Steel LLC

   United States Steel LLC is a Delaware limited liability company that was formed recently in connection with a corporate reorganization of USX. In this reorganization, which occurred on July 2, 2001, United States Steel LLC became the owner and operator of the businesses comprising the U. S. Steel Group and USX became the parent holding company of United States Steel LLC, in addition to Marathon Oil Company, which owns and operates the businesses comprising the Marathon Group. Upon Separation, United States Steel LLC will be converted into United States Steel Corporation.

   Our principal executive offices are located at 600 Grant Street, Pittsburgh, PA 15219-4776. Our telephone number is 412-433-1121.

                 Summary Financial Data of United States Steel

   The following table sets forth summary financial data for United States Steel. The summary historical information is not intended to be a complete presentation of the financial position or the results of operations of United States Steel on a stand-alone basis. For financial information for United States Steel Corporation which gives effect to the Separation and related transactions, see "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 50. This information should be read in conjunction with United States Steel's combined financial statements and USX Corporation's consolidated financial statements, including the notes thereto, which appear elsewhere in this prospectus or are incorporated by reference in the registration statement of which this prospectus forms a part.

                            Six Months                  Year Ended
                          Ended June 30,               December 31,
                          ----------------  --------------------------------------
                           2001     2000     2000    1999    1998    1997    1996
                          -------  -------  ------  ------  ------  ------  ------
                                          (Dollars in millions)
Statement of Operations
 Data:
Revenues and other
 income(/1/)............  $ 3,301  $ 3,244  $6,132  $5,470  $6,477  $7,156  $6,872
Costs and expenses......    3,429    3,041   6,028   5,320   5,898   6,383   6,389
                          -------  -------  ------  ------  ------  ------  ------
Income (loss) from
 operations.............     (128)     203     104     150     579     773     483
Net interest and other
 financial costs
 (income)...............       36       48     105      74      42      87     116
                          -------  -------  ------  ------  ------  ------  ------
Income (loss) before
 income taxes and
 extraordinary losses...     (164)     155      (1)     76     537     686     367
Provision (credit) for
 income taxes...........     (143)      56      20      25     173     234      92
                          -------  -------  ------  ------  ------  ------  ------
Income (loss) before
 extraordinary losses...      (21)      99     (21)     51     364     452     275
Extraordinary losses....      --       --      --        7     --      --        2
                          -------  -------  ------  ------  ------  ------  ------
Net income (loss).......  $   (21) $    99  $  (21) $   44  $  364  $  452  $  273
                          =======  =======  ======  ======  ======  ======  ======
Balance Sheet Data--as
 of end of period:
Property, plant and
 equipment - net........  $ 3,098  $ 2,444  $2,739  $2,516  $2,500  $2,496  $2,551
Prepaid pensions........    2,711    2,543   2,672   2,404   2,172   1,957   1,734
Total assets............    8,954    7,606   8,711   7,525   6,749   6,694   6,580
Total debt and other
 financial
 obligations(/2/).......    2,681    1,198   2,694   1,164     737     771   1,169
Long-term employee
 benefit obligations....    1,916    2,212   1,767   2,245   2,315   2,338   2,430
Equity..................    1,860    2,094   1,919   2,056   2,093   1,782   1,566
Other Data:
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends(/3/).........      --      2.83x   1.05x   2.10x   5.15x   4.72x   2.41x
Ratio of earnings to
 fixed charges(/3/).....      --      3.06x   1.13x   2.33x   5.89x   5.39x   2.91x
Operating Data:
Steel shipments
 (thousands of net tons)
 --Domestic Steel.......    5,043    5,884  10,756  10,629  10,686  11,643  11,372
 --USSK.................    1,818      --      317     --      --      --      --

--------------------
(1) Consists of revenues, dividends and investee income (loss), net gains on disposal of assets, gain on investee stock offering and other income
     (loss).
(2) Consists of notes payable, long-term debt (including current portion), trust preferred securities, and preferred stock of subsidiary.
(3) For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends and the ratio of earnings to fixed charges, "earnings" are defined as income before income taxes and extraordinary items adjusted for minority interests in consolidated subsidiaries, income (loss) from equity investees, and capitalized interest, plus fixed charges, amortization of capitalized interest, and distributions from equity investees. "Fixed charges" consist of interest, whether expensed or capitalized, on all indebtedness, amortization of premiums, discounts and capitalized expenses related to indebtedness, and an interest component equal to one-third of rental expense, representing that portion of interest expense that management believes is attributable to interest. "Preferred Dividends" consists of pretax earnings required to cover preferred stock dividend requirements. Earnings were deficient in covering fixed charges and preferred stock dividends by $202 million for the six months ended June 30, 2001. Earnings were deficient in covering fixed charges by $196 million for the six months ended June 30, 2001.

                                  RISK FACTORS

   In addition to the information contained elsewhere in this prospectus or incorporated by reference in the registration statement of which this prospectus forms a part, the following risk factors should be carefully considered by each prospective investor in evaluating an investment in the SQUIDS.

           Risks Related to Holders Tendering in the Exchange Offers

Following the Separation, United States Steel Corporation will be the sole obligor of the SQUIDS and will not have access to the financial and other resources of USX Corporation

   Although the SQUIDS will initially be guaranteed by USX Corporation, following the Separation, United States Steel Corporation will be the sole obligor of the SQUIDS, which will no longer be guaranteed by USX. The Outstanding Securities being exchanged for the SQUIDS in the exchange offers are issued by USX and its wholly owned subsidiaries. Thus, by tendering your Outstanding Securities in the exchange offers, you will be exchanging a USX security for a security that, following the Separation, will be a United States Steel security. Following the Separation, United States Steel Corporation will have a substantial amount of indebtedness and other obligations and will have a credit rating below "investment grade", which will be lower than the credit ratings of USX and its successor, Marathon Oil Corporation. See "Following the Separation, we will have a substantial amount of indebtedness and other obligations, which could limit our operating flexibility and otherwise adversely affect our financial condition."

   Furthermore, following the Separation, United States Steel Corporation will not be able to rely on USX for financial support or benefit from a relationship with USX to obtain credit. United States Steel Corporation's lower credit ratings will result in higher interest rates and make obtaining necessary capital more difficult. Following the Separation, the annual weighted average interest rate of United States Steel Corporation's debt and other obligations, including the SQUIDS, is estimated to be approximately 8.50%. During the six months ended June 30, 2001, the annual weighted average interest rate of USX's debt and other obligations was 7.11%.

The SQUIDS do not have the protection of cross-acceleration provisions

   Because the terms of the SQUIDS do not include any cross-acceleration provisions, holders of SQUIDS will not be able to accelerate payment of the SQUIDS if we are in default under the Senior Notes or any of our other outstanding indebtedness, and the holders of that indebtedness accelerate payment. In that case, we will have to repay all indebtedness that has been accelerated, including other indebtedness that may have cross-default or cross-acceleration provisions, before any of the SQUIDS are repaid. As a result, we may not have sufficient funds to repay any or all of the SQUIDS if we default under the SQUIDS or at such time as they become payable.

We cannot assure you that an active trading market will develop for the SQUIDS

   The SQUIDS are a new issue of securities. There is no active public trading market for the SQUIDS. Although we have applied to the NYSE for approval of listing of the SQUIDS, there can be no assurance that an active trading market for the SQUIDS offered under this prospectus will develop or, if such a market develops, as to the liquidity or sustainability of any such market. The liquidity of the trading market in the SQUIDS, and the market prices of the SQUIDS, may be adversely affected by changes in the overall market for these types of securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, we cannot assure you that you will be able to sell your SQUIDS, or that, even if you can sell your SQUIDS, you will be able to sell them at a price equal to or above their principal amount.

Possible volatility of trading prices for the SQUIDS

   Historically, the market for non-investment grade debt securities has been subject to disruptions that have caused substantial volatility in the prices of such securities. The market for the SQUIDS could be subject to similar volatility. The trading price of the SQUIDS also could fluctuate in response to such factors as variations in United State Steel's operating results, developments in the steel industry and the automotive industry, general economic conditions and changes in securities analysts' recommendations regarding our securities.

We may be unable to purchase the SQUIDS upon a change of control

   Upon the occurrence of "change of control" events specified in "Description of the SQUIDS" on page 131, holders of SQUIDS may require us to purchase their SQUIDS at 100% of their principal amount, plus accrued but unpaid interest. In some circumstances, a change of control could result from events beyond our control. We cannot assure you that we will have the financial resources to purchase your SQUIDS, particularly if that change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. The indenture governing our Senior Notes provides that the holders of Senior Notes may require us to purchase their Senior Notes upon certain change of control events, including events that will not constitute a change of control under the indenture for the SQUIDS. In addition, our expected asset-based revolving credit facility may provide that certain change of control events (as defined in the revolving credit facility) will constitute a default and could result in the acceleration of our indebtedness under the revolving credit facility. Any of our future debt agreements may contain similar provisions.

         Risks Related to Holders Not Tendering in the Exchange Offers

Reduced liquidity of the Outstanding Securities

   USX believes there currently exists a limited trading market for the Outstanding Securities. Following completion of the exchange offers, the trading market for unexchanged Outstanding Securities will become more limited due to the reduction in the outstanding amount of the Outstanding Securities as a result of the exchange offers. Although holders of the 6.50% Preferred Stock and the 6.75% QUIPS will become entitled to receive a cash payment for such securities in connection with the Separation, until such time, and following the Separation with respect to 8.75% MIPS, holders of unexchanged Outstanding Securities will be subject to this more limited market. If the Separation does not occur, holders of all unexchanged Outstanding Securities will continue to be subject to this more limited market. A more limited trading market might adversely affect the liquidity, market price and price volatility of the Outstanding Securities. If a market for unexchanged Outstanding Securities exists or develops, such securities may trade at a discount to the price at which the securities would trade if the amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities and other factors. However, there can be no assurance that an active market in the unexchanged Outstanding Securities will exist, develop or be maintained or as to the prices at which the unexchanged Outstanding Securities may be traded.

The Outstanding Securities may be redeemed by USX or Marathon

   Prior to the Separation, USX and, with respect to the 8.75% MIPS, following the Separation, Marathon will have the option to redeem unexchanged Outstanding Securities at any time, including following completion of the exchange offers. As a holder of unexchanged Outstanding Securities, you will be entitled to a cash payment upon redemption. Although the 6.50% Preferred Stock and 6.75% QUIPS are redeemable at a premium over their respective face amounts, the 8.75% MIPS are redeemable at their face amount. No decision has been made with respect to any redemption of the 8.75% MIPS following Separation.

                        Risks Related to the Separation

United States Steel Corporation will be subject to continuing contingent liabilities of Marathon Oil Corporation following the Separation

   After the Separation, there will be several significant areas where the liabilities of Marathon Oil may become an obligation of United States Steel Corporation.

   Under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), each corporation that was a member of the USX consolidated group during any taxable period or portion thereof ending on or before the effective time of the Separation is jointly and severally liable for the federal income tax liability of the entire USX consolidated group for such taxable period. See "Relationship Between United States Steel Corporation and Marathon Oil Corporation After the Separation--Tax Sharing Agreement" on page 122. Other provisions of federal law establish similar liability for other matters, including laws governing tax qualified pension plans as well as other contingent liabilities.

   In addition, following the Separation, we will remain contingently liable for debt, available revolving credit and other obligations of Marathon Oil Corporation in the amount of approximately $1.0 billion as of June 30, 2001. Pursuant to the Financial Matters Agreement, Marathon Oil Corporation will indemnify United States Steel Corporation for any payments it would be required to make in respect of these obligations.

The Separation may be challenged by creditors as a fraudulent transfer or conveyance

   If a court in a suit by an unpaid creditor or representative of creditors of either United States Steel Corporation or Marathon Oil Corporation, such as a trustee in bankruptcy, or United States Steel Corporation or Marathon Oil Corporation, as debtor-in-possession, in a reorganization case under title 11 of the United States Code, were to find that:

  . the Separation and the related transactions were undertaken for the purpose of hindering, delaying or defrauding creditors; or

  . Marathon Oil Corporation or United States Steel Corporation received less than reasonably equivalent value or fair consideration in connection with the Separation and the transactions related thereto and
     (1) USX was insolvent immediately prior to, or Marathon Oil Corporation or United States Steel Corporation was insolvent at the effective time of the Separation and after giving effect thereto, (2) USX immediately prior to, or Marathon Oil Corporation or United States Steel Corporation as of the effective time of the Separation and after giving effect thereto, intended or believed that it would be unable to pay its debts as they became due, or (3) the capital of USX immediately prior to, or Marathon Oil Corporation or United States Steel Corporation, at the effective time of the Separation and after giving effect thereto, was inadequate to conduct its business, then such court could determine that the Separation and the related transactions violated applicable provisions of the United States Bankruptcy Code and/or applicable state fraudulent transfer or conveyance laws. Such a determination would permit the bankruptcy trustee or debtor-in-possession or unpaid creditors to rescind the Separation.

   The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied. Generally, however, an entity would be considered insolvent if, either:

  . the sum of its liabilities, including contingent liabilities, is greater than its assets, at a fair valuation; or

  . the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

United States Steel Corporation may be unable to achieve all of the benefits sought by the Separation

   The full strategic and financial benefit of the Separation may be delayed or may never occur at all. The following are factors that may prevent United States Steel Corporation from realizing these benefits:

  . competitors in the steel industry may have greater financial resources to make such investments or participate in such consolidations on more attractive terms;

  . substantial indebtedness may impede us from participating in certain investment or consolidation transactions; and/or

  . domestic and international economic conditions may make such investments and consolidations more costly.

   Additionally, many factors may affect our future results. See "Special Note Regarding Forward-Looking Statements" on page (iv).

The terms of the Separation, the Financing and related transactions, as described in this prospectus, may change in ways that adversely affect you as a holder of SQUIDS

   The proposed terms of the Separation and the various agreements relating to the ongoing relationship between United States Steel and Marathon Oil following the Separation are not final and may be changed to satisfy any conditions established by the Internal Revenue Service in connection with its issuance of a private letter ruling, by other creditors in connection with the Financing, our board of directors or management or others. We cannot assure that any such changes will not have an adverse effect upon you as a holder of SQUIDS.

   The terms of the Financing, including maturities or amortization schedules for payments of principal, interest rates, covenants or security, have not yet been determined and no commitments for any Financing facilities are in place. The Financing will be subject to market conditions and we cannot assure you that such Financing will be available on commercially reasonable terms. Completion of the Financing on terms satisfactory to the USX board of directors is a condition to the Separation.

Following the Separation, United States Steel Corporation and Marathon Oil Corporation will not be consolidated for tax purposes and United States Steel Corporation's recognition of the benefits of any tax losses may be delayed

   Prior to the Separation, USX filed consolidated, combined and unitary tax returns for federal and many states' income taxes, which included the results of operations of the U. S. Steel Group and the Marathon Group. As a result of the Separation, United States Steel Corporation will not be able to join with Marathon Oil Corporation in any consolidated, combined, or unitary tax returns for taxable periods ending after the effective time of the Separation. Consequently, for federal and state income tax purposes, taxable income or losses, and other tax attributes of United States Steel Corporation for taxable periods ending after the effective time of the Separation generally cannot offset, or be offset by, taxable income or losses and other tax attributes of Marathon Oil Corporation.

   Additionally, the present USX tax allocation policy requires the U. S. Steel Group and the Marathon Group to pay the other for tax benefits resulting from tax attributes which cannot be utilized currently by the group to which such attributes are attributable on a stand-alone basis but which can be utilized on a consolidated, combined, or unitary basis. The net amount of cash payments paid by Marathon to United States Steel under the tax allocation policy for prior tax years, subject to adjustment, was $21 million, $(2) million, $91 million and $379 million during the years 1998, 1999,

2000 and the first six months of 2001, respectively. Such payments allowed United States Steel to currently realize the tax benefits. After the Separation, if we generate losses or other tax attributes, generally, we would benefit from those losses or other tax attributes only if and when we generated sufficient taxable income in future years to utilize those losses or other tax attributes on a stand-alone basis. Such a delay will affect cash flows, which may require reduction or postponement of capital expenditures or acquisitions.

The Separation may become taxable under section 355(e) of the code if 50% or more of United States Steel Corporation's shares or Marathon Oil Corporation's shares are acquired as part of a plan

   The Separation may become taxable to USX pursuant to section 355(e) of the Code if 50% or more of either Marathon Oil Corporation's shares or United States Steel Corporation's shares are acquired, directly or indirectly, as part of a plan or series of related transactions that include the Separation. If section 355(e) applies, USX would be required to pay a corporate tax based on the excess of the fair market value of the shares distributed over USX's tax basis for such shares. The amount of such tax would be materially greater if the Separation were deemed to be a distribution of Marathon Oil Corporation's shares. If an acquisition occurs which results in the Separation being taxable under section 355(e), the Tax Sharing Agreement provides that the resulting corporate tax liability will be borne by the entity, either United States Steel Corporation or Marathon Oil Corporation, with respect to which the acquisition has occurred.

United States Steel may become responsible for a corporate tax if the Separation fails to qualify as a tax-free transaction

   To the extent that a breach of a representation or covenant results in corporate tax being imposed on USX, the breaching party, either United States Steel Corporation or Marathon Oil Corporation, will be responsible for the payment of the corporate tax. In the event that the Separation fails to qualify as a tax-free transaction through no fault of either United States Steel Corporation or Marathon Oil Corporation, the resulting corporate tax liability, if any, likely will be borne by United States Steel Corporation pursuant to the Tax Sharing Agreement. See the discussion in "Relationship Between United States Steel Corporation and Marathon Oil Corporation After the Separation--Tax Sharing Agreement" on page 122.

Certain obligations to be assumed by United States Steel Corporation in the Separation may be accelerated in the event of the bankruptcy of Marathon Oil Corporation

   Pursuant to the Financial Matters Agreement, upon the Separation, United States Steel Corporation will become responsible for certain industrial revenue bonds and certain guarantee and lease obligations (which on June 30, 2001 totaled approximately $702 million). Additionally, we are contingently liable for debt, available revolving credit and other obligations of Marathon Oil Corporation in the amount of approximately $1.0 billion as of June 30, 2001. Marathon Oil is not limited by agreement with us as to the amount of indebtedness that it may incur and, in the event of the bankruptcy of Marathon Oil Corporation, the holders of the industrial revenue bonds and such other obligations may declare them immediately due and payable. If such event occurs, we may not be able to satisfy such obligations. See "--Following the Separation, United States Steel Corporation Will Not Have Access to the Financial and Other Resources of USX Corporation" on page 22.

                         Risks Related to Our Business

Overcapacity in the steel industry may negatively affect our results of operations

   On a global basis, there is an excess of steel-making capacity over global consumption of steel products, including sheet, plate, tin mill and tubular products. Under these conditions, shipment and production levels for our domestic operations have varied from year to year and quarter to quarter, affecting our results of operations and cash flows. Many factors influence these results, including demand in the domestic market, international currency conversion rates and government actions, both domestic and international. In addition, in many applications, steel competes with many materials, including aluminum, cement, composites, glass, plastic and wood. The emergence of additional substitutes for steel products could adversely affect future market prices and demand for steel products.

Imports of steel may negatively affect our results of operations

   Imports of steel into the United States constituted 23%, 27%, 26% and 30% of the domestic steel market demand for the first six months of 2001, and the years 2000, 1999 and 1998, respectively. We believe that steel imports into the United States involve widespread dumping and subsidy abuses, and that the remedies provided by United States law to private litigants are insufficient to correct these problems. Imports of steel involving dumping and subsidy abuses depress domestic price levels, which has an adverse effect upon our revenue and income. See "Business--Legal Proceedings" on page 105.

Our business is cyclical

   Demand for most of our products is cyclical in nature and sensitive to general economic conditions. Our financial condition and results of operations are significantly affected by fluctuations in the U.S. and global economies. Because integrated steel makers have high fixed costs, reduced volumes result in operating inefficiencies, such as those experienced to date in 2001. Over the past five years, our net income has varied from a high of $452 million in 1997 to a loss of $21 million in 2000. Continuation or worsening of the current economic downturn, as a result of the events of September 11, 2001 or otherwise, future economic downturns, a stagnant economy or currency fluctuations may materially adversely affect our business, results of operations and financial condition.

Many of our international competitors are larger and have higher credit ratings

   Based on International Iron and Steel Institute statistics, we rank as the eleventh largest steel producer in the world, assuming full-year production at USSK. Many of our larger competitors have investment grade credit ratings and, due to their superior size and credit ratings, United States Steel may be at a disadvantage in participating in consolidations. In addition, terms of our indebtedness contain covenants that may limit our ability to participate in certain consolidations.

Competition from mini-mill producers could result in reduced selling prices and shipment levels for us

   Domestic integrated producers, such as United States Steel, have lost market share in recent years to domestic mini-mill producers. Mini-mills generally produce a narrower range of steel products than integrated producers, but typically enjoy certain competitive advantages such as lower capital expenditures for construction of facilities and non-unionized work forces with lower employment costs and more flexible work rules. An increasing number of mini-mills utilize thin slab casting technology to produce flat-rolled products. Through the use of thin slab casting, mini-mill competitors are increasingly able to compete directly with integrated producers of flat-rolled products, especially hot-rolled and plate products. Depending on market conditions, the additional production generated by flat-rolled mini-mills could have an adverse effect on our selling prices and shipment levels.

High energy costs can adversely impact our results of operations

   Our operations consume large amounts of energy, a significant amount of which is natural gas. Domestic natural gas prices have significantly increased from an average of $2.27 per million BTUs in 1999 to an average of $5.88 per million BTUs in the first half of 2001. At current consumption levels, a $1.00 change in domestic natural gas prices would result in an estimated $45 million change in our annual domestic pretax operating costs.

Environmental compliance and remediation could result in substantially increased capital requirements and operating costs

   The domestic businesses of United States Steel are subject to numerous federal, state and local laws and regulations relating to the protection of the environment. These environmental laws and regulations include the Clean Air Act ("CAA") with respect to air emissions; the Clean Water Act ("CWA") with respect to water discharges; the Resource Conservation and Recovery Act ("RCRA") with respect to solid and hazardous waste treatment, storage and disposal; and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") with respect to releases and remediation of hazardous substances. In addition, all states where United States Steel operates have similar laws dealing with the same matters. These laws are constantly evolving and becoming increasingly stringent. The ultimate impact of complying with existing laws and regulations is not always clearly known or determinable due in part to the fact that certain implementing regulations for laws such as RCRA and the CAA have not yet been promulgated or in certain instances are undergoing revision. These environmental laws and regulations, particularly the CAA, could result in substantially increased capital, operating and compliance costs. In addition, we are involved in a number of environmental remediation projects relating to the remediation of former and present operating locations and are involved in a number of other remedial actions under federal and state law. See "Business-- Environmental Matters" on page 102. Our environmental expenditures were $230 million in 2000, $253 million in 1999 and $266 million in 1998.

   To the extent that competitors, particularly foreign steel producers and manufacturers of competitive products, are not required to undertake equivalent costs, the competitive position of United States Steel could be adversely impacted.

   USSK is subject to the national laws of the Slovak Republic. The environmental laws of the Slovak Republic generally follow the requirements of the European Union, which are comparable to domestic standards. In addition, USSK has entered into agreements with the government to bring its facilities into European Union environmental compliance.

Our retiree employee health care and retiree life insurance costs are higher than those of many of our competitors

   We maintain defined benefit retiree health care and life insurance plans covering most domestic employees upon their retirement. Health care benefits are provided through comprehensive hospital, surgical and major medical benefit provisions or through health maintenance organizations, both subject to various cost-sharing features. Life insurance benefits are provided to nonunion retiree beneficiaries primarily based on employees' annual base salary at retirement. For domestic union retirees, benefits are provided for the most part based on fixed amounts negotiated in labor contracts with the appropriate unions. As of December 31, 2000, United States Steel reported an unfunded obligation for such benefit obligations in the amount of $1,307 million. Mini-mills, foreign competitors and many producers of products that compete with steel are obligated to provide lesser benefits to their employees and retirees and this difference in costs could adversely impact our competitive position.

Bankruptcies of domestic competitors have resulted in lowered operating costs of such competitors

   Since 1998, more than 18 domestic steel companies have sought protection under Chapter 11 of the United States Bankruptcy Code. Many of these companies have continued to operate and have enjoyed significant cost advantages over us. In some cases, they have even expanded and modernized while in bankruptcy. Upon emergence from bankruptcy, these companies, or new entities that purchase their facilities through the bankruptcy process, have been relieved of certain environmental, retiree and other obligations. As a result, they are able to operate with lower costs than we are.

Many lawsuits have been filed against us involving asbestos-related injuries

   We have been and are a defendant in a large number of cases in which plaintiffs allege injury resulting from exposure to asbestos. Many of these cases involve multiple plaintiffs and most have multiple defendants. These cases fall into three major groups: (1) claims made under federal and general maritime law by employees of the Great Lakes or Intercoastal Fleets, former operations of United States Steel; (2) claims by persons who performed work at United States Steel facilities; and (3) claims made by industrial workers allegedly exposed to an electrical cable product formerly manufactured by United States Steel. If adversely determined, these lawsuits could have a material adverse effect on United States Steel's financial position. See "Business--Legal Proceedings" on page 105.

Our international operations expose us to uncertainties and risks from abroad, which could negatively affect our results of operations

   USSK, located in the Slovak Republic, constitutes 28% of our total raw steel capability and also accounted for 16% of revenue for the first half of 2001. USSK exports more than 80% of its product, with the majority of its sales being to other European countries. USSK is subject to economic conditions in the European Union and global markets it serves. It is also subject to political factors, including taxation, nationalization, inflation, currency fluctuations, increased regulation and protectionist measures. In addition, USSK is subject to foreign currency exchange risks because its revenues are primarily in euro-denominated currencies and its costs are primarily in Slovak crowns and United States dollars.

Following the Separation, we will have a substantial amount of indebtedness and other obligations, which could limit our operating flexibility and otherwise adversely affect our financial condition

   If the Separation had occurred on June 30, 2001, United States Steel Corporation would be liable for indebtedness in a total amount equal to approximately $1.8 billion. In the Separation, United States Steel Corporation will also agree to be responsible for certain guarantee and operating lease obligations of Marathon Oil Corporation not reflected in its financial statements. As of June 30, 2001, these obligations were estimated to be $133 million. In addition, we may incur other obligations for working capital, refinancing of a portion of the $1.8 billion referred to above or for other purposes. This substantial amount of indebtedness could limit our operating flexibility and could otherwise adversely affect our financial condition.

   Our high degree of leverage could have important consequences to you, including the following:

  . our ability to satisfy our obligations with respect to the SQUIDS and other obligations may be impaired in the future;

  . our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions or general corporate or other purposes may be impaired in the future;

  . a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

  . some of our borrowings are and are expected to be at variable rates of interest (including borrowings under our expected inventory and accounts receivable credit facilities), which will expose us to the risk of increased interest rates; and

  . our substantial leverage may limit our flexibility to adjust to changing economic or market conditions, reduce our ability to withstand competitive pressures and make us more vulnerable to a downturn in general economic conditions.

   If indebtedness is incurred in the future, it may exacerbate the consequences described above and could have other important consequences.

Our business requires substantial debt service, capital investment and maintenance expenditures which we may be unable to meet

   Based on our pro forma debt levels, we anticipate that our scheduled interest payments for the 12 months immediately following the Separation will be approximately $148 million, assuming an annual weighted average interest rate of 8.50%. The amortization and maturities of the anticipated accounts receivable facility and inventory revolving credit facility have not yet been negotiated with lenders. Additionally, our operations are capital intensive. For the five-year period ended December 31, 2000, total capital expenditures were $1,439 million and we plan capital expenditures of $325 million in 2001. Our business also requires substantial expenditures for routine maintenance. We may be unable to raise such amounts through internally generated cash or from external sources. See "--Operating and Cash Losses and Fewer Sources of Cash" on page 30 below and "--Following the Separation, United States Steel Corporation Will Not Have Access to the Financial and Other Resources of USX Corporation" on page 22.

We have incurred operating and cash losses and will have fewer sources of cash

   For the six months ended June 30, 2001, and the year ended December 31, 2000, United States Steel had segment income (loss) from operations of ($138) million and $25 million, respectively. Additionally, for the year ended December 31, 2000, United States Steel generated negative cash from operations of $494 million after investing activities and dividends (excluding the $500 million elective VEBA funding). We may not realize positive operating income or cash flows from continuing operations in the foreseeable future.

   Historically, United States Steel funded its negative operating cash flow with cash supplied by USX, a portion of which was reflected as a payment from Marathon under the tax allocation policy and the remainder of which was represented by increased amounts of debt attributed by USX. As a stand alone company, United States Steel Corporation will need to fund any of its negative operating cash flow from external sources and adequate sources may be unavailable or the cost of such funding may adversely impact United States Steel.

The terms of indebtedness entered into and to be entered into by United States Steel Corporation in connection with the Separation will contain restrictive covenants that may limit United States Steel Corporation's operating flexibility

   If the Separation had occurred on June 30, 2001, the amount of financing that United States Steel Corporation would have incurred in connection with the Separation, including the SQUIDS but not including assumption of existing obligations, is $899 million. This includes the $535 million of indebtedness (reduced by a $5 million discount) evidenced by the 10 3/4% Senior Notes due August 1, 2008 that we issued on July 27 and September 11, 2001 (the "Senior Notes"). The Senior Notes impose significant restrictions on us compared to the terms of the current financial obligations of USX. These restrictions, among other things:

  .  impose restrictions on payment of dividends;

  . limit additional borrowings, including limiting the amount of borrowings secured by inventories or accounts receivable;

  .  limit asset sales and sale of the stock of subsidiaries; and

  . restrict our ability to make capital expenditures or certain acquisitions.

   Moreover, additional anticipated financing may also include the restrictions above and may:

  .  require security interests in accounts receivable and inventory;

  .  impose certain financial ratios; and

  .  require maintenance of net asset levels.

   If these covenants are breached, creditors would be able to declare their obligations immediately due and payable and foreclose on any collateral, and such breaches may cause cross-defaults under instruments governing our other outstanding indebtedness. Additional indebtedness that we may incur in the future may also contain similar covenants, as well as other restrictive provisions.

Our operations are subject to business interruptions and casualty losses

   Steel making and raw material operations are subject to unplanned events such as explosions, fires, inclement weather, accidents and transportation interruptions. To the extent not covered by insurance, our costs, revenues and cash flows may be adversely impacted.

Our business could be adversely affected by strikes or work stoppages by its unionized employees

   Currently, substantially all domestic hourly employees of our steel, coke and taconite pellet facilities are covered by a collective bargaining agreement with the United Steelworkers of America which expires in August 2004 and includes a no-strike provision. Other hourly employees (for example, those engaged in coal mining and transportation activities) are represented by the United Mine Workers of America, United Steelworkers of America and other unions. In addition, the majority of USSK employees are represented by a union under a collective bargaining agreement expiring in February 2004, which is subject to annual wage negotiations. Strikes or work stoppages and the resulting adverse impact on its relationship with its customers could have a material adverse effect on United States Steel's business, financial condition or results of operations. In addition, mini-mill producers and certain foreign competitors and producers of comparable products do not have unionized work forces. This may place us at a competitive disadvantage.

                   Risks Related to the Business of Marathon

A substantial or extended decline in oil or gas prices would have a material adverse effect on Marathon

   Prices for oil and gas fluctuate widely. Marathon's revenues, operating results and future rate of growth are highly dependent on the prices it receives for its oil, gas and refined products. Historically, the markets for oil, gas and refined products have been volatile and may continue to be volatile in the future. Many of the factors influencing prices of oil, gas and refined products are beyond the control of Marathon. These factors include:

  .  worldwide and domestic supplies of oil and gas,

  .  weather conditions,

  . the ability of the members of OPEC to agree to and maintain oil price and production controls,

  .  political instability or armed conflict in oil-producing regions,

  .  the price and level of foreign imports,

  .  the level of consumer demand,

  .  the price and availability of alternative fuels,

  .  the availability of pipeline capacity, and

  .  domestic and foreign governmental regulations and taxes.

   The long-term effects of these and other conditions on the prices of oil and gas are uncertain. For example, oil prices declined significantly in 1998 and, for an extended period of time, remained substantially below prices obtained in previous years. In late 1999, oil and natural gas prices increased significantly and have remained at higher levels.

   Lower oil and gas prices may reduce the amount of oil and gas that Marathon produces, which may adversely affect its revenues and operating income. Significant reductions in oil and gas prices may require Marathon to reduce its capital expenditures.

Oil and gas reserve data and future net revenue estimates of Marathon are uncertain

   Estimates of reserves by necessity are projections based on engineering data, the projection of future rates of production and the timing of future expenditures. Estimates of Marathon's proved oil and gas reserves and projected future net revenues are based on reserve reports which it prepares. The process of estimating oil and gas reserves requires substantial judgment on the part of the petroleum engineers, resulting in imprecise determinations, particularly with respect to new discoveries. Different reserve engineers may make different estimates of reserve quantities and revenues attributable thereto based on the same data. Future performance that deviates significantly from the reserve reports could have a material adverse effect on the business and prospects of Marathon.

   Fluctuations in the price of oil and natural gas have the effect of significantly altering reserve estimates as the economic projections inherent in the estimates may reduce or increase the quantities of recoverable reserves. Such prices may not be realized or the estimated production volumes may not be produced during the periods indicated. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates.

If Marathon fails to acquire or find additional reserves, its reserves and production will decline materially from their current levels

   The rate of production from oil and gas properties generally declines as reserves are depleted. Except to the extent that Marathon acquires additional properties containing proved reserves, conducts successful exploration and development activities or, through engineering studies, identifies additional behind-pipe zones or secondary recovery reserves, its proved reserves will decline materially as reserves are produced. Future oil and gas production is, therefore, highly dependent upon our level of success in acquiring or finding additional reserves. Because Marathon is smaller than many of its competitors, it has fewer reserves and will be at an even greater disadvantage to its competitors if it fails to acquire or find additional reserves.

Marathon's refined product margins can be adversely affected by rising crude oil prices and environmental regulations

   Marathon conducts domestic refining, marketing and transportation operations primarily through its 62% owned consolidated subsidiary, Marathon Ashland Petroleum LLC ("MAP"). MAP's operations are conducted mainly in the Midwest, Southeast, Ohio River Valley and the upper Great

Plains. The profitability of these operations depends largely on the margin between the cost of crude oil and other feedstocks refined and the selling prices of refined products. MAP is a purchaser of crude oil in order to satisfy its refinery throughout requirements. As a result, its overall profitability could be adversely affected by availability of supply and rising crude oil and other feedstock prices which are not recovered in the marketplace. Refined product margins have been historically volatile and vary with the level of economic activity in the various marketing areas, the regulatory climate, logistical capabilities and the available supply of refined products.

   In addition, environmental regulations, particularly the 1990 Amendments to the CAA, have imposed, and are expected to continue to impose, increasingly stringent and costly requirements on refining and marketing operations which may have an adverse effect on margins.

The oil and gas exploration and production industry is very competitive

   There is strong competition relating to all aspects of the oil and natural gas industry, and in particular in the exploration and development of new oil and natural gas reserves. Marathon competes with major integrated and independent oil and gas companies for the acquisition of oil and gas properties and leases, for the equipment and labor required to develop and operate these properties, and in the marketing of natural gas to end-users. Many of these competitors have financial and other resources substantially greater than that available to Marathon. In addition, many of Marathon's larger competitors may be better able to respond to factors that affect the demand for oil and natural gas production, such as changes in worldwide oil and natural gas prices and levels of production, the cost and availability of alternative fuels and the application of government regulations. Marathon also competes in attracting and retaining personnel, including geologists, geophysicists and other specialists and generalists. Marathon may not be able to attract or retain technical personnel in the future.

Environmental compliance and remediation could result in increased capital requirements and operating costs

   The businesses of Marathon are subject to numerous federal, state and local laws and regulations relating to the protection of the environment. These environmental laws and regulations include: the CAA, with respect to air emissions; CWA, with respect to water discharges; RCRA, with respect to solid and hazardous waste treatment, storage and disposal; CERCLA, with respect to releases and remediation of hazardous substances; and the Oil Pollution Act of 1990, with respect to oil pollution and response. In addition, many states where Marathon operates have similar laws dealing with the same matters. These laws and their associated regulations are constantly evolving and many of them have become more stringent. The ultimate impact of complying with existing laws and regulations is not always clearly known or determinable due in part to the fact that certain implementing regulations for laws such as RCRA and the CAA have not yet been finalized or in certain instances are undergoing revision. These environmental laws and regulations, particularly the 1990 Amendments to the CAA, new water quality standards and stricter fuel regulations could result in increased capital, operating and compliance costs.

   Marathon has incurred and will continue to incur substantial capital, operating and maintenance, and remediation expenditures as a result of environmental laws and regulations. To the extent these expenditures, as with all costs, are not ultimately reflected in the prices of Marathon's products and services, operating results will be adversely affected. The specific impact of these laws and regulations on each of Marathon's competitors may vary depending on a number of factors, including the age and location of its operating facilities, marketing areas, production processes and whether or not it is engaged in the petrochemical business or the marine transportation of crude oil or refined products.

   Of particular significance to MAP are the new Tier II Fuels regulations proposed in late 1999. The gasoline rules, which were finalized by the U.S. Environmental Protection Agency ("EPA") in February 2000, and the diesel fuel rule which was finalized in January 2001, require substantially reduced sulfur levels. The combined capital cost to achieve compliance with the gasoline and diesel regulations could amount to approximately $700 million between 2003 and 2005. This is a forward-looking statement and can be only a broad-based estimate due to the ongoing evolution of regulatory requirements. Some factors (among others) that could potentially affect gasoline and diesel fuel compliance costs include obtaining the necessary construction and environmental permits, operating considerations, and unforeseen hazards such as weather conditions. To the extent these expenditures, as with all costs, are not ultimately reflected in the prices of Marathon's products and services, operating results will be adversely affected.

Marathon's reliance on foreign production of oil and gas exposes Marathon to risks from abroad which could negatively affect its results of operations

   Marathon's oil and gas producing activities rely heavily upon production outside of the United States. For the years 2000, 1999 and 1998, international production accounted for 38%, 33% and 34%, respectively. Development of new production properties in countries outside the United States may require protracted negotiations with host governments, national oil companies and third parties and are frequently subject to economic and political considerations, such as taxation, nationalization, inflation, currency fluctuations, increased regulation and approval requirements and governmental regulation, which could adversely affect the economics of projects.

Marathon's exploration and production operations are subject to business interruptions and casualty losses

   Exploration and production operations are subject to unplanned occurrences, including, without limitation, blowouts, explosions, fires, loss of well control and spills, adverse weather, labor disputes, and maritime accidents. To the extent not covered by insurance, Marathon's costs, revenues and cash flows could be adversely impacted.

Marathon's refining, marketing and transportation operations are subject to business interruptions and casualty losses

   Refining, marketing and transportation operations are subject to business interruptions due to unplanned events such as explosions, fires, pipeline interruptions, crude oil or refined product spills, inclement weather or labor disputes. They are also subject to the additional hazards of marine operations, such as capsizing, collision and damage or loss from severe weather conditions. To the extent not covered by insurance, Marathon's costs, revenues and cash flows could be adversely impacted.

Marathon does not insure against all potential losses and could be seriously harmed by unexpected liabilities

   As discussed above, both the exploration and production and the refining, marketing and transportation operations of Marathon are subject to business interruptions and casualty losses. Marathon maintains insurance against many, but not all, potential losses or liabilities arising from its operations in accordance with customary industry practices and in amounts that it believes to be prudent. Losses and liabilities arising from such events could reduce Marathon's revenues and increase its costs to the extent not covered by insurance. The occurrence of any of the aforementioned events and any payments made as a result of such events and the liabilities related thereto, would reduce the funds available for exploration, drilling and production and could have a material adverse effect on Marathon's financial position or results of operations.

                              THE EXCHANGE OFFERS

Purpose of the Exchange Offers

   United States Steel is making the exchange offers in connection with the Separation and the related financing described on page 120 of this prospectus.

Outstanding Securities Subject to the Exchange Offers

   United States Steel is offering to exchange the SQUIDS for each of the three series of Outstanding Securities. Specifically, United States Steel is offering:

  . $50 principal amount of SQUIDS for each share of 6.50% Preferred Stock properly tendered and accepted, plus a cash payment equal to accrued but unpaid dividends;

  . $50 principal amount of SQUIDS for each 6.75% QUIPS properly tendered and accepted, plus a cash payment equal to accrued but unpaid distributions; and

  . $25 principal amount of SQUIDS for each 8.75% MIPS properly tendered and accepted, plus a cash payment equal to accrued but unpaid dividends.

Conditions Precedent to the Exchange Offers

   The exchange offers are subject to the following conditions precedent:

   Condition 1. At least $150 million face amount of the Outstanding Securities, in the aggregate, is validly tendered and not withdrawn as of the expiration date of the exchange offers, as may be extended.

   Condition 2. The Separation is approved by USX stockholders at a special meeting of USX stockholders currently scheduled for October 25, 2001 (but the exchange offers are not subject to completion of the Separation).

   Condition 3. The USX board of directors has not terminated the Separation.

   Condition 4. No action or event shall have occurred, failed to occur or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange offers, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

  . challenges the making of the exchange offers or the exchange of Outstanding Securities under the exchange offers or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offers or the exchange of Outstanding Securities under the exchange offers, or

  . in the reasonable judgment of United States Steel, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of United States Steel LLC and its subsidiaries, taken as a whole, or materially impair the contemplated benefits to United States Steel of the exchange offers or the exchange of Outstanding Securities under the exchange offers, or might be material to holders of Outstanding Securities in deciding whether to accept the exchange offers.

   Condition 5. There shall not have occurred: (1) any general suspension of or limitation on trading in securities on the New York Stock Exchange or in the over-the-counter market (whether or not mandatory), (2) any material adverse change in the prices of the Outstanding Securities, (3) a material impairment in the general trading market for debt securities, (4) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (5) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly relating to the United States, (6) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (7) any material adverse change in United States securities or financial markets generally, or (8) in the case of any of the foregoing existing at the time of the commencement of the exchange offers, a material acceleration or worsening thereof; and

   Condition 6. The trustee with respect to the 6.75% QUIPS or the 8.75% MIPS under the related indenture (each, a "Trustee") shall not have objected in any respect to, or taken any action that could in the reasonable judgment of United States Steel adversely affect the consummation of any of the exchange offers, the exchange of Outstanding Securities under the exchange offers, nor shall any Trustee have taken any action that challenges the validity or effectiveness of the procedures used by United States Steel in making the exchange offers or the exchange of the Outstanding Securities under the exchange offers.

   All of the foregoing conditions are for the sole benefit of United States Steel and may be waived by United States Steel, in whole or in part, in its sole discretion. Any determination made by United States Steel concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

   If any of the foregoing conditions are not satisfied, United States Steel may, at any time before or concurrently with the consummation of the exchange offers:

     (a) terminate the exchange offers and return all tendered Outstanding Securities to the holders thereof;

     (b) modify, extend or otherwise amend the exchange offers and retain all tendered Outstanding Securities until the expiration date, as may be extended, subject, however, to the withdrawal rights of holders (see "The Exchange Offers--Withdrawal of Tenders" on page 42 and "--Expiration Date; Extensions; Amendments" on page 36); or

     (c) waive the unsatisfied conditions and accept all Outstanding Securities tendered and not previously withdrawn.

   We will accept up to an aggregate of $365 million face amount of Outstanding Securities in the exchange offers so long as immediately following the exchange offers, there remains outstanding at least $5 million face amount of each series of the Outstanding Securities. If we receive tenders for more than $365 million face amount of Outstanding Securities in the aggregate, we will prorate the number of validly tendered Outstanding Securities that we will exchange from each tendering holder as described under "The Exchange Offers--Acceptance of Outstanding Securities for Exchange; Proration" on page 38.

   Except for the requirements of applicable U.S. federal and state securities laws, there are no federal or state regulatory requirements to be complied with or approvals to be obtained by United States Steel in connection with the exchange offers which, if not complied with or obtained, would have a material adverse effect on United States Steel.

Expiration Date; Extensions; Amendments

   For purposes of each of the exchange offers, the term "expiration date"
shall mean 5:00 p.m., New York City time, on      , 2001, subject to the right
of United States Steel to extend such date and time for the exchange offers in its sole discretion, in which case, the expiration date shall mean the latest date and time to which the exchange offers are extended.

   United States Steel reserves the right, in its sole discretion, to (1) delay accepting any validly tendered Outstanding Securities of any series, (2) extend the exchange offers, or (3) terminate or amend the exchange offers, by giving oral or written notice of such delay, extension, termination or amendment to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

   If the exchange offers are amended in a manner determined by United States Steel to constitute a material change, United States Steel will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the holders of the Outstanding Securities, and United States Steel will extend the exchange offers for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offers would otherwise have expired during such five to ten business day period. Any change in the consideration offered to holders of Outstanding Securities of any series in the exchange offers shall be paid to all holders of that series whose Outstanding Securities have previously been tendered pursuant to the exchange offers.

   Without limiting the manner in which United States Steel may choose to make a public announcement of any delay, extension, amendment or termination of any of the exchange offers, United States Steel shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release to any appropriate news agency, including the Dow Jones News Service.

Effect of Tender

   Any tender by a holder of any series of Outstanding Securities that is not withdrawn prior to the expiration date of the exchange offers will constitute a binding agreement between that holder and United States Steel upon the terms and subject to the conditions of the exchange offers and the applicable letter of transmittal. The acceptance of the exchange offers by a tendering holder of any series of Outstanding Securities will constitute the agreement by that holder to deliver good and marketable title to the tendered Outstanding Securities, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Absence of Dissenters' Rights

   Holders of the Outstanding Securities do not have any appraisal or dissenters' rights under Delaware law, the law governing the rights of holders of the 6.50% Preferred Stock, or New York law, the law governing the indentures relating to the 6.75% QUIPS and the 8.75% MIPS, in connection with the exchange offers.

Accounting Treatment of Exchange Offers

   The exchange offers will be accounted for as an extinguishment of preferred securities under generally accepted accounting principles in the United States of America. The SQUIDS to be issued in exchange for the Outstanding Securities will be recorded at fair value. The fair value of the SQUIDS upon issuance is expected to approximate the aggregate principal amount issued. Additional paid in capital will be charged for any difference between the carrying value of the Outstanding Securities and the fair value of the SQUIDS. For earnings per share purposes, the difference between the carrying value of the Outstanding Securities and the fair value of the SQUIDS will be subtracted from or added to net income available to common shareholders.

Acceptance of Outstanding Securities for Exchange; Proration

   Upon the terms and subject to the conditions of the exchange offers, if $365 million face amount or less of Outstanding Securities, in the aggregate, have been validly tendered and not withdrawn prior to the expiration date, we may accept for exchange all of such Outstanding Securities, so long as immediately following the exchange offers, there remains outstanding at least $5 million face amount of each series of the Outstanding Securities. Upon the terms and subject to the conditions of the exchange offers, if more than $365 million face amount of Outstanding Securities, in the aggregate, have been validly tendered and not withdrawn prior to the expiration date, we may accept for exchange Outstanding Securities from each tendering holder on a pro rata basis, so long as immediately following the exchange offers, there remains outstanding at least $5 million face amount of each series of the Outstanding Securities.

   In the event that, with respect to any series of the Outstanding Securities, an aggregate face amount of Outstanding Securities of such series is tendered in the exchange offers such that, if all of the tendered Outstanding Securities of such series were to be accepted, there would remain outstanding after the exchange offers less than $5 million of Outstanding Securities of such series, then we may accept for exchange Outstanding Securities from each tendering holder within that series on a pro rata basis. Such proration would be effected only with respect to the Outstanding Securities of such series, and would be effected following, and in addition to, any proration required as a result of the tender of more than $365 million face amount of Outstanding Securities, in the aggregate, in the exchange offers. If any such additional proration is required for any series of Outstanding Securities, we would accept an additional amount of Outstanding Securities of the other two series from each tendering holder on a pro rata basis, in an aggregate face amount equal to the amount of the first series that we did not accept as a result of such additional proration.

   SQUIDS will be delivered in book-entry form and will be delivered on the third business day following the expiration date of the exchange offers (the "Exchange Date"); provided that if more than $365 million face amount of Outstanding Securities are tendered and proration of tendered Outstanding Securities is required, we do not expect that we would be able to announce the final proration factor or to accept Outstanding Securities for exchange until up to seven business days after the expiration date. In such case, the Exchange Date shall occur on or prior to the seventh business day following the expiration date. Accrued but unpaid dividends or distributions on the Outstanding Securities accepted for exchange will be paid through the Exchange Date by crediting such amount on the Exchange Date to the DTC account to which the SQUIDS will be delivered in exchange for such Outstanding Securities.

   United States Steel will be deemed to have accepted validly tendered Outstanding Securities of any series when, and if, United States Steel has given oral or written notice thereof to the Exchange Agent. Subject to the terms and conditions of the exchange offers, the issuance of SQUIDS will be recorded in book-entry form, and payment in cash for accrued and unpaid dividends or distributions, for Outstanding Securities of any series so accepted will be effected by the Exchange Agent on the applicable Exchange Date upon receipt of such notice. The Exchange Agent will act as agent for tendering holders of the Outstanding Securities for the purpose of receiving tenders of 6.50% Preferred Stock represented by stock certificates and receiving book-entry transfers of Outstanding Securities in the Exchange Agent's account at DTC. If any tendered Outstanding Securities are not accepted for any reason set forth in the terms and conditions of the exchange offers or if Outstanding Securities are withdrawn, such unaccepted or withdrawn Outstanding Securities will be returned without expense to the tendering holder or, with respect to Outstanding Securities tendered by book-entry transfer into the Exchange Agent's account at DTC, such Outstanding Securities will be credited to an account maintained at DTC designated by the DTC participant who so delivered such

Outstanding Securities, in either case, as promptly as practicable after the expiration or termination of the exchange offers.

Delivery of SQUIDS

   The SQUIDS will be issued only in book-entry form through the facilities of DTC. Accordingly, in order to participate in the exchange offers, a holder of certificated shares of 6.50% Preferred Stock who is not a DTC participant must either make arrangements with a DTC participant to have such DTC participant receive SQUIDS issued in exchange for shares of 6.50% Preferred Stock accepted in accordance with the terms of the exchange offers so that, in either case, such holder may become a beneficial owner of SQUIDS issued in the exchange offers. Each holder must designate in the letter of transmittal or "agent's message" used to tender such certificated shares of 6.50% Preferred Stock the DTC account number in which the SQUIDS and payment of accrued but unpaid dividends or distributions on the Outstanding Securities are to be credited. See "Description of the SQUIDS--Book-Entry System--The Depository Trust Company" on page 133.

Procedures for Tendering

   If you hold Outstanding Securities of any series and wish to have such securities exchanged for SQUIDS, you must validly tender (or cause the valid tender of) all of your Outstanding Securities using the procedures described in this prospectus and in the accompanying letters of transmittal.

   Only registered holders of Outstanding Securities are authorized to tender the Outstanding Securities. The procedures by which you may tender or cause to be tendered Outstanding Securities will depend upon the manner in which the Outstanding Securities are held, as described below.

 Tender of Certificated Shares of 6.50% Preferred Stock

   If you hold certificated shares of 6.50% Preferred Stock and you wish to tender your shares in the exchange offers, you must either (i) properly complete and sign the yellow letter of transmittal enclosed with this prospectus, or a facsimile thereof, in accordance with the instructions contained in such letter of transmittal, together with any required signature guarantees, and deliver the letter of transmittal, together with your certificates representing shares of 6.50% Preferred Stock ("6.50% Stock Certificates"), to the Exchange Agent, at the addresses or facsimile numbers set forth on the back cover of this prospectus, which must be received by the Exchange Agent prior to the expiration date, (ii) contact your broker to transfer such shares of 6.50% Preferred Stock pursuant to the procedures for book-entry transfer described below, which must be received by the Exchange Agent prior to the expiration date, or (iii) comply with the guaranteed delivery procedures described below.

 Tender of Outstanding Securities Held Through a Nominee

   If you are a beneficial owner of Outstanding Securities that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender Outstanding Securities in any of the exchange offers, you should contact the record holder promptly and instruct the record holder to tender the Outstanding Securities on your behalf using one of the procedures described below. A letter of instructions is contained in the solicitation materials provided with this prospectus which you may use to instruct the record holder to tender your Outstanding Securities.

 Tender of Outstanding Securities Through DTC

   Pursuant to authority granted by DTC, if you are a DTC participant that has Outstanding Securities credited to your DTC account and thereby held of record by DTC's nominee, you may directly tender your Outstanding Securities as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with Outstanding Securities credited to their accounts. If you are not a DTC participant, you may tender your Outstanding Securities by book-entry transfer by contacting your broker or opening an account with a DTC participant. Within two business days after the date of this prospectus, the Exchange Agent will establish accounts with respect to the Outstanding Securities at DTC for purposes of the exchange offers.

   Any participant in DTC may tender Outstanding Securities by:

     (a) effecting a book-entry transfer of the Outstanding Securities to be tendered in the exchange offers into the account of the Exchange Agent at DTC by electronically transmitting its acceptance of the exchange offers through DTC's Automated Tender Offer Program ("ATOP") procedures for transfer;

     If ATOP procedures are followed, DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent's account at DTC and send an agent's message to the Exchange Agent. An "agent's message" is a message, transmitted by DTC to and received by the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant tendering Outstanding Securities that the participant has received and agrees to be bound by the terms of the letter of transmittal and that United States Steel may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the expiration date of the exchange offers;

     (b) completing and signing the applicable letter(s) of transmittal according to the instructions and delivering it, together with any signature guarantees and other required documents, to the Exchange Agent at its address on the back cover page of this prospectus; or

     (c) complying with the guaranteed delivery procedures described below.

   With respect to option (a), the Exchange Agent and DTC have confirmed that the exchange offers are eligible for ATOP.

   The letter of transmittal (or facsimile thereof), with any required signature guarantees and other required documents, or (in the case of book-entry transfer) an agent's message in lieu of the letter of transmittal, must be transmitted to and received by the Exchange Agent prior to the expiration date of the exchange offers at one of its addresses set forth on the back cover page of this prospectus. Delivery of such documents to DTC does not constitute delivery to the Exchange Agent.

   Note for DTC Participants and Brokers, Dealers and Other Institutions Wishing to be Designated as Soliciting Dealers in Tenders of Outstanding Securities

  . A soliciting dealer must first get approval from the beneficial owner of the Outstanding Securities tendered to have itself designated as the soliciting dealer for that tender.

  . After receiving that approval, before the expiration date of the exchange offers, the soliciting dealer must either:

    (a) submit an electronic Letter of Transmittal through the Goldman Sachs e-Exchange platform designating itself as the soliciting dealer with respect to the Outstanding Securities tendered or, if the soliciting dealer is not a DTC participant, request its DTC participant to submit such an electronic Letter of Transmittal; or

    (b) fax a Letter of Transmittal to the Exchange Agent designating itself as the soliciting dealer with respect to the Outstanding Securities tendered.

  . In order for the soliciting dealer to receive the soliciting dealer fee with respect to any tendered Outstanding Securities, the Letter of Transmittal must relate to Outstanding Securities that have been validly tendered and not withdrawn.

   We strongly urge all DTC participants to utilize the e-Exchange platform. DTC participants can access the website for the Goldman Sachs e-Exchange platform at http://www.gsexchange.com. DTC participants must request a password by calling 1-800-GS-EXCHANGE.

 Guaranteed Delivery

   If a DTC participant or holder of 6.50% Stock Certificate(s) desires to participate in the exchange offers and the procedure for book-entry transfer of Outstanding Securities or delivery of 6.50% Stock Certificates cannot be completed on a timely basis, a tender of Outstanding Securities of any series may be effected if the Exchange Agent has received at one of its addresses on the back cover page of this prospectus prior to the applicable expiration date of the exchange offers, a letter, telegram or facsimile transmission from a firm or other entity identified in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (an "Eligible Guarantor Institution"), including (as each of the following terms are defined in the Rule), (1) a bank, (2) a broker, dealer, municipal securities dealer or government securities dealer or government securities broker, (3) a credit union, (4) a national securities exchange, registered securities association or clearing agency, or (5) a savings institution that is a participant in a Securities Transfer Association recognized program, which:

  .  indicates the account number of the DTC participant;

  . indicates the name(s) in which the Outstanding Securities are held and the amount of the Outstanding Securities tendered;

  .  states that the tender is being made thereby; and

  . guarantees that, within two New York Stock Exchange trading days after the date of execution of the letter, telegram or facsimile transmission by the Eligible Guarantor Institution, the procedure for book-entry transfer with respect to the Outstanding Securities will be completed or, in the case of a holder of 6.50% Stock Certificates, that such 6.50% Stock Certificates will be received by the Exchange Agent within such two trading day period.

   Unless the Outstanding Securities being tendered by the above-described method are deposited with the Exchange Agent within the time period indicated above according to DTC's ATOP procedures and an agent's message or letter of transmittal is received, or, in the case of a holder of 6.50% Stock Certificates, unless such 6.50% Stock Certificates are received by the Exchange Agent within the time period indicated above, United States Steel may, at its option, reject the tender. The notice of guaranteed delivery which may be used by an Eligible Guarantor Institution for the purposes described in the preceding paragraph is contained in the solicitation materials provided with this prospectus.

 Letters of Transmittal

   Subject to and effective upon the acceptance for exchange and exchange of SQUIDS for Outstanding Securities tendered by a letter of transmittal, by executing and delivering a letter of transmittal (or agreeing to the terms of a letter of transmittal pursuant to an agent's message), a tendering holder of Outstanding Securities:

  . irrevocably sells, assigns and transfers to or upon the order of United States Steel all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder's status as a holder of the Outstanding Securities tendered thereby;

  .  waives any and all rights with respect to the Outstanding Securities;

  . releases and discharges United States Steel and the applicable Trustee from any and all claims such holder may have, now or in the future, arising out of or related to the Outstanding Securities, including, without limitation, any claims that such holder is entitled to participate in any redemption of the Outstanding Securities;

  . represents and warrants that the Outstanding Securities tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

  . designates an account number of a DTC participant in which the SQUIDS and payment of accrued but unpaid dividends or distributions on the Outstanding Securities accepted in the exchange offers are to be credited; and

  . irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Outstanding Securities, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Outstanding Securities tendered to be assigned, transferred and exchanged in the exchange offers.

   There is a separate letter of transmittal for each series of Outstanding Securities. The following table indicates the applicable letter of transmittal to be used with the indicated series of Outstanding Securities:

    Series of Outstanding   Color of Letter
    Securities              of Transmittal
    ---------------------   ---------------
    6.50% Preferred Stock       YELLOW
    6.75% QUIPS                   BLUE
    8.75% MIPS                   GREEN

Proper Execution and Delivery of Letters of Transmittal

   If you wish to participate in the exchange offers, delivery of your Outstanding Securities, signature guarantees and other required documents are your responsibility. Delivery is not complete until the required items are actually received by the Exchange Agent. If you mail these items, United States Steel recommends that you (1) use registered mail with return receipt requested, properly insured, and (2) mail the required items sufficiently in advance of the Expiration Date with respect to the exchange offers to allow sufficient time to ensure timely delivery.

   Except as otherwise provided below, all signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on a letter of transmittal need not be guaranteed if:

  . the letter of transmittal is signed by a participant in DTC whose name appears on a security position listing of DTC as the owner of the Outstanding Securities and the holder(s) has not completed the portion entitled "Special Issuance and Payment Instructions" on the letter of transmittal; or

  . the Outstanding Securities are tendered for the account of an Eligible Guarantor Institution. See Instruction 3 in the letter of transmittal.

 Withdrawal of Tenders

   Tenders of Outstanding Securities in connection with any of the exchange offers may be withdrawn at any time prior to the expiration date of the exchange offers, but you must withdraw all of your Outstanding Securities previously tendered. Tenders of Outstanding Securities may not be withdrawn at any time after such date unless the exchange offers are extended with material changes in the terms of the exchange offers, in which case tenders of Outstanding Securities may be withdrawn under the conditions described in the extension.

   Beneficial owners desiring to withdraw Outstanding Securities previously tendered should contact the DTC participant through which such beneficial owners hold their Outstanding Securities. In order to withdraw Outstanding Securities previously tendered, a DTC participant may, prior to the expiration date of the exchange offers, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP, or (2) delivering to the Exchange Agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. A holder of 6.50% Stock Certificates previously tendered other than through ATOP may withdraw such tender by delivering to the Exchange Agent a notice of withdrawal, delivered by mail, hand delivery, or facsimile transmission. The notice of withdrawal must contain the name of the holder and the certificate numbers of the 6.50% Stock Certificates to be withdrawn and must be signed by the registered holder of such 6.50% Stock Certificates. The method of notification is at the risk and election of the holder and must be timely received by the Exchange Agent. Withdrawal of a prior instruction will be effective upon receipt of the notice of withdrawal by the Exchange Agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Outstanding Securities being withdrawn are held for the account of an Eligible Guarantor Institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant's name appears on its transmission through ATOP to which such withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this paragraph.

   Withdrawals of tenders of Outstanding Securities may not be rescinded and any Outstanding Securities withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offers. Properly withdrawn Outstanding Securities, however, may be retendered by following the procedures described above at any time prior to the expiration date of the exchange offers.

 Miscellaneous

   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Outstanding Securities in connection with the exchange offers will be determined by United States Steel, in its sole discretion, whose determination will be final and binding. United States Steel reserves the absolute right to reject any and all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for United States Steel, be unlawful. United States Steel also reserves the absolute right to waive any defect or irregularity in the tender of any Outstanding Securities in the exchange offers, and the interpretation by United States Steel of the terms and conditions of the exchange offers (including the instructions in the letter of transmittal) will be final and binding on all parties. None of United States Steel, USX, the Exchange Agent, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

   Tenders of Outstanding Securities involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Outstanding Securities received by the Exchange Agent in connection with the exchange offers that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the DTC participant who delivered such Outstanding Securities by crediting an account maintained at DTC designated by such DTC participant as promptly as practicable after the expiration date of the exchange offers or the withdrawal or termination of the exchange offers.

 Transfer Taxes

   United States Steel will pay all transfer taxes, if any, applicable to the transfer and exchange of Outstanding Securities to United States Steel in the exchange offers. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include:

  . if SQUIDS in book-entry form are to be registered in the name of any person other than the person signing the letter of transmittal; or

  . if tendered Outstanding Securities are registered in the name of any person other than the person signing the letter of transmittal.

   If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the Outstanding Securities tendered by such holder.

Exchange Agent

   The Bank of New York has been appointed the Exchange Agent for the exchange offers. Letters of transmittal, notices of guaranteed delivery and all correspondence in connection with the exchange offers should be sent or delivered by each holder of Outstanding Securities, or a beneficial owner's custodian bank, depositary, broker, trust company or other nominee, to the Exchange Agent at the addresses and telephone numbers set forth on the back cover page of this prospectus. United States Steel will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

   Mellon Investor Services LLC has been appointed as the Information Agent for the exchange offers, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery should be directed to the Information Agent at the address and telephone numbers set forth on the back cover page of this prospectus. Holders of Outstanding Securities may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the exchange offers.

Dealer Managers and Soliciting Dealers

   We have retained Goldman, Sachs & Co. to act as Dealer Managers in connection with the exchange offers. In addition, the letter of transmittal provides for designation of a soliciting dealer, who may be any broker or dealer in securities, including the Dealer Managers in its capacity as a broker or dealer, or any bank or trust company that solicits and obtains the tender (the "Soliciting Dealer").

   We and USX have agreed, jointly and severally, to pay to the Dealer Managers, as compensation for their services in connection with the exchange offers, a fee equal to 5/8% of the face amount of each Outstanding Security exchanged in the exchange offers.

   As compensation for the services of Soliciting Dealers in soliciting tenders, we and USX have agreed to cause the Dealer Managers to pay to each Soliciting Dealer, the name of which appears in the appropriate space in any Letter of Transmittal or "agent's message", a solicitation fee of 2% of the face amount of each such Outstanding Security accepted in the exchange offers that was solicited by such Soliciting Dealer.

   We and USX will also reimburse the Dealer Managers for certain expenses. The obligations of the Dealer Managers to perform such function are subject to certain conditions. We and USX have agreed to indemnify the Dealer Managers against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the Dealer Managers may be required to make in respect thereof. Questions regarding the terms of the exchange offers may be directed to the Dealer Managers at the address and telephone number set forth on the back cover page of this prospectus.

   From time to time, the Dealer Managers have provided investment banking and other services to USX and United States Steel for customary compensation.

Other Fees and Expenses

   Tendering holders of Outstanding Securities will not be required to pay any expenses of soliciting tenders in the exchange offers, including any fee or commission to the Dealer Managers. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

   The principal solicitation is being made by mail; however, additional solicitations may be made by telegraph, facsimile transmission, telephone or in person by the Dealer Managers and the Information Agent, as well as by officers and other employees of United States Steel and its affiliates.

                  INFORMATION ABOUT THE OUTSTANDING SECURITIES

   As of September 30, 2001, there were outstanding 2,404,487 shares of 6.50% Preferred Stock, 3,937,163 6.75% QUIPS, and 10,000,000 8.75% MIPS. The New York Stock Exchange is the principal trading market for the Outstanding Securities and for the USX-U. S. Steel Group Common Stock ("U. S. Steel Group Shares"), the security into which the 6.50% Preferred Stock and the 6.75% QUIPS are convertible. The following table sets forth, for the periods indicated, the high and low closing sale price per security on the NYSE, based on published financial sources.

                             6.50%
                           Preferred                                      U. S. Steel
                             Stock        6.75% QUIPS     8.75% MIPS     Group Shares
                         --------------  --------------  --------------  --------------
                          High    Low     High    Low     High    Low     High    Low
                         ------  ------  ------  ------  ------  ------  ------  ------
1999:
  Third Quarter......... $49.25  $43.88  $45.81  $40.50  $25.13  $24.38  $30.06  $24.56
  Fourth Quarter........  45.00   41.94   43.06   39.00   25.13   23.50   33.00   21.75
2000:
  First Quarter......... $43.63  $36.44  $42.69  $34.00  $24.38  $22.69  $32.94  $20.63
  Second Quarter........  40.00   35.81   37.63   33.00   23.75   21.31   26.88   18.25
  Third Quarter.........  38.88   35.38   35.25   32.00   24.63   22.88   19.69   14.88
  Fourth Quarter........  36.00   32.31   33.19   28.13   24.69   23.13   18.31   12.69
2001:
  First Quarter......... $39.09  $32.88  $36.55  $30.00  $25.00  $23.59  $18.00  $14.00
  Second Quarter........  47.50   37.00   47.50   34.41   25.13   24.33   22.00   13.72
  Third Quarter.........  47.84   43.50   48.20   44.91   25.50   23.70   21.70   13.08
  Fourth Quarter
   (through
   October  , 2001).....    [  ]    [  ]    [  ]    [  ]    [  ]    [  ]    [  ]    [  ]

   On October [ ], 2001, the last full trading day prior to the printing of this prospectus, the last reported sales prices of the 6.50% Preferred Stock, 6.75% QUIPS, 8.75% MIPS and U. S. Steel Group Shares on the NYSE Composite Tape were [$ ], [$ ], [$ ], and [$ ] per share, respectively. You are urged to obtain a current market quotation for the Outstanding Securities and U. S. Steel Group Shares.

                                USE OF PROCEEDS

   Historically, the indebtedness and other obligations reflected on the combined balance sheet of United States Steel generally represent obligations of USX that are attributed to United States Steel for accounting purposes only and are not legal obligations of United States Steel LLC. Subject to a limited number of exceptions, USX is the legal obligor of the obligations reflected on the United States Steel balance sheet and they will remain obligations of Marathon Oil Corporation following the Separation. Accordingly, United States Steel will be required to incur new indebtedness to repay or otherwise discharge a substantial amount of the USX obligations attributed to United States Steel prior to the Separation.

   The SQUIDS are being offered in exchange for the Outstanding Securities in connection with the Separation and the related financing described on page 120 of this prospectus. We will not receive any cash proceeds as a result of the exchange offers; however, the indebtedness represented by the SQUIDS will replace a portion of the debt and other obligations attributed to United States Steel by USX prior to the Separation.

   Assuming the Separation had occurred on June 30, 2001, that an aggregate of $365 million principal amount of SQUIDS are issued in the exchange offers, and that United States Steel had completed all of the financing required by the Separation by that date, our sources and uses would have been:

                                                    (Dollars in
Sources:                                             millions)
--------                                            -----------
Assumed industrial revenue
 bonds.......................                         $  479
Assumed capital leases.......                             90
USSK Loan Facility...........                            325
New Financing required by the Separation(/1/):
 Senior Notes................                   530
 SQUIDS offered hereby ......                   365
 Additional financing........                     4
                                                ---
  Total new financing........                            899
Value Transfer...............                            900
Invested cash(/2/)...........                            189
                                                      ------
Total Sources................                         $2,882
                                                      ======

                         (Dollars in
Uses:                     millions)
-----                    -----------
Debt attributed to
 United States Steel....   $2,432
6.75% QUIPS.............      183
8.75% MIPS(/3/).........       66
6.50% Preferred Stock...      121
Separation costs........       29
Other...................       51
                           ------
Total Uses..............   $2,882
                           ======

---------------------
(1) In connection with the Separation, United States Steel will be required to incur $899 million of new financing arrangements on a pro forma basis, assuming the Separation occurred on June 30, 2001. The new financing arrangements include the $365 million of SQUIDS offered hereby which will be used to replace obligations of USX attributed to United States Steel. Additional new financing arrangements to pay Marathon Oil Corporation
    $505 million and fund Separation costs in the amount of $29 million include the July 27 and September 11, 2001 sale of $535 million of Senior Notes, at a discount of $5 million, and other financing arrangements of $4 million. In the event that less than $365 million of SQUIDS are issued in the exchange offers, the amount of the required payment to Marathon Oil Corporation, and, consequently, the additional new financing arrangements required, will be increased by the difference between $365 million and the amount of the SQUIDS actually issued. United States Steel will obtain any additional new financing required through one or a combination of additional notes (including additional SQUIDS), lease financings, new preferred or other security offerings and new credit facilities, including a secured accounts receivable facility. Some or all of the additional financing requirements may be funded through the preliminary tax settlement from Marathon, which is expected to be at least $300 million and will be received prior to the Separation. In addition, it is a condition to the Separation that United States Steel have in place, at the time of the Separation, cash and undrawn credit of at least $400 million. The amount of additional required financing at Separation may vary as a result of a number of factors, including the amount of SQUIDS actually issued in the exchange offers, the operating performance of United States Steel, its working capital position and the amount of the tax settlement with Marathon.
(2) Invested cash represents amounts attributed to United States Steel by USX. This cash will be retained by Marathon following the Separation.
(3) Represents the portion of the $250 million face amount of outstanding
    8.75% MIPS that is attributed to United States Steel. All of the 8.75%
    MIPS are subject to the exchange offers.

                                 CAPITALIZATION

   The following table shows the cash and capitalization of United States Steel as of June 30, 2001, on an historical basis, and of United States Steel Corporation, on a pro forma basis to give effect to the Separation, the exchange offers (assuming an aggregate of $365 million principal amount of SQUIDS are issued in the exchange offers), the issuance of the Senior Notes and the other transactions described in "Unaudited Pro Forma Condensed Combined Financial Statements."

                                                                June 30, 2001
                                                               ----------------
                                                               Actual Pro Forma
                                                               ------ ---------
                                                                 (Dollars in
                                                                  millions)
Cash and cash equivalents..................................... $  254  $   65
                                                               ======  ======
Notes payable and long-term debt due within one year(/1/).....    347      18
                                                               ------  ------
Long-term debt
  New accounts receivable facility(/2/).......................    --      --
  New inventory facility(/3/).................................    --      --
  Assumed industrial revenue bonds............................    --      470
  Assumed capital leases......................................    --       81
  USSK Loan Facility..........................................    --      325
  Senior Notes(/4/)...........................................    --      530
  SQUIDS offered hereby(/4/)..................................    --      365
  Additional financing(/4/)...................................    --        4
  Long-term debt attributed to United States Steel............  2,085     --
                                                               ------  ------
    Total long-term debt......................................  2,085   1,775
6.75% QUIPS...................................................    183     --
8.75% MIPS....................................................     66     --
                                                               ------  ------
    Total debt and other financial obligations................  2,681   1,793
Equity........................................................  1,860   2,678
                                                               ------  ------
    Total capitalization...................................... $4,541  $4,471
                                                               ======  ======

---------------------
(1) The pro forma balance consists of $9 million of assumed industrial revenue bonds and $9 million of assumed capital leases.
(2)  Currently expected to be a $400 million facility.
(3)  Currently expected to be a $400 million facility.
(4) In connection with the Separation, United States Steel will be required to incur $899 million of new financing arrangements on a pro forma basis, assuming the Separation occurred on June 30, 2001. The new financing arrangements include the $365 million of SQUIDS offered hereby which will be used to replace obligations of USX attributed to United States Steel. Additional new financing arrangements to pay Marathon Oil Corporation
    $505 million and fund Separation costs in the amount of $29 million include the July 27 and September 11, 2001 sale of $535 million of Senior Notes, at a discount of $5 million, and other financing arrangements of $4 million. In the event that less than $365 million of SQUIDS are issued in the exchange offers, the amount of the required payment to Marathon Oil Corporation, and, consequently, the additional new financing arrangements required, will be increased by the difference between $365 million and the amount of the SQUIDS actually issued. United States Steel will obtain any additional new financing required through one or a combination of additional notes (including additional SQUIDS), lease financings, new preferred or other security offerings and new credit facilities, including a secured accounts receivable facility. Some or all of the additional financing requirements may be funded through the preliminary tax settlement from Marathon, which is expected to be at least $300 million and will be received prior to the Separation. In addition, it is a condition to the Separation that United States Steel have in place, at the time of the Separation, cash and undrawn credit of at least $400 million. The amount of additional required financing at Separation may vary as a result of a number of factors, including the amount of SQUIDS actually issued in the exchange offers, the operating performance of United States Steel, its working capital position and the amount of the tax settlement with Marathon.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                     Unaudited Pro Forma Condensed Combined
                  Financial Statements for United States Steel

   The following unaudited pro forma condensed combined balance sheet as of June 30, 2001 gives effect to the exchange offers, the $900 million Value Transfer, new financing arrangements, the assignment of certain USX corporate assets and liabilities and the payment of Separation costs as if such transactions had been consummated as of June 30, 2001. The following unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2001, and the year ended December 31, 2000, give effect to changes in net interest and other financial costs as a result of the exchange offers, the Value Transfer and new financing arrangements, as if such transactions had been consummated at the beginning of the periods presented.

   Our pro forma presentation of the exchange offers assumes that the maximum of $365 million face amount of the Outstanding Securities are tendered and accepted pro rata in proportion to the total outstanding amounts of each series of the Outstanding Securities. If the minimum amount of $150 million of the Outstanding Securities are tendered and accepted in the exchange offers, total long-term debt in the pro forma condensed combined balance sheet would not be affected because the $215 million would be replaced with additional financing arrangements and the effect on net interest and other financial costs in the condensed combined statements of operations, assuming a 10% rate for additional financing arrangements, would be less than $1 million.

   No pro forma adjustments were made for changes in the future level of corporate administrative costs to be incurred by United States Steel Corporation as compared with the historical level of such costs allocated to United States Steel. These costs are expected to continue at approximately the same level as previously allocated, except for insurance costs which are estimated to be higher by $9 million annually.

   No pro forma adjustments have been made in the unaudited pro forma condensed combined statements of operations for nonrecurring charges associated with the Separation. Such adjustments are reflected in the unaudited pro forma condensed combined balance sheet.

   The exchange offers will be accounted for as an extinguishment of preferred securities and the SQUIDS will be recorded at fair value. The difference between the carrying value of the Outstanding Securities exchanged and the fair value of the SQUIDS issued will be charged or credited to additional paid in capital. Following the Separation, United States Steel Corporation will account for its assets and liabilities based on the historical values at which they were carried by USX immediately prior to the Separation.

   The pro forma adjustments included herein are based on available information and certain assumptions that management believes are reasonable and are described in the accompanying notes. The unaudited pro forma condensed combined financial statements do not necessarily represent United States Steel Corporation's financial position or results of operations had the transactions occurred at such dates or project United States Steel Corporation's financial position or results of operations for any future date or period. A number of factors may affect United States Steel Corporation's results. See "Special Note Regarding Forward-Looking Statements" on page (iv). In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial statements have been made. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical combined financial statements of United States Steel, including the notes thereto, included elsewhere in this prospectus.

                        United States Steel Corporation

              Unaudited Pro Forma Condensed Combined Balance Sheet
                                 June 30, 2001
                              Dollars in millions

                           United                                       United States
                           States    SQUIDS                                 Steel
                           Steel    Exchange   Separation    Value       Corporation
                         Historical  Offers    Adjustments  Transfer      Pro Forma
                         ---------- --------   -----------  --------    -------------
ASSETS
Cash and cash
 equivalents............   $  254     $           $(189)(B)  $             $   65
Other current assets....    2,422                                           2,422
Property, plant and
 equipment--net.........    3,098                    20 (C)                 3,118
Prepaid pensions........    2,711                                           2,711
Other assets............      469       (4)(A)       35 (B)                   505
                                                      5 (C)
                           ------     ----        -----      -----         ------
Total assets............   $8,954     $ (4)       $(129)     $             $8,821
                           ======     ====        =====      =====         ======
LIABILITIES AND EQUITY
Current liabilities
 other than debt........   $1,313     $           $ (43)(B)  $             $1,268
                                                     (2)(C)
Notes payable and long-
 term debt due within
 one year...............      347                  (329)(B)                    18
Long-term debt..........    2,085      246 (A)      344 (B)   (900)(D)      1,775
Other long-term
 liabilities............    3,100                    (2)(B)                 3,082
                                                    (16)(C)
Mandatorily redeemable
 convertible preferred
 securities of a
 subsidiary trust (6.75%
 QUIPS).................      183     (118)(A)      (65)(B)                   --
Preferred stock of
 subsidiary (8.75%
 MIPS)..................       66      (42)(A)      (24)(B)                   --
Equity..................    1,860      (90)(A)      (35)(B)    900 (D)      2,678
                                                     43 (C)
                           ------     ----        -----      -----         ------
Total liabilities and
 equity.................   $8,954     $ (4)       $(129)     $ --          $8,821
                           ======     ====        =====      =====         ======



       See Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

                        United States Steel Corporation

         Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(A)  Reflects the effects of the exchange offers as follows:

  The decrease in other assets of $4 million reflects the removal of United States Steel's portion of the deferred financing costs associated with the 6.75% QUIPS and 8.75% MIPS exchanged for SQUIDS as part of the exchange offers.

  The increase in debt of $246 million reflects an increase in debt attributed to United States Steel relating to the exchange offers as follows:

                                                           Dollars in Millions
                                                           -------------------
      6.75% QUIPS exchanged...............................        $118
      Excess of fair value of SQUIDS issued over carrying
       value of 6.75% QUIPS exchanged.....................           9
      6.50% Preferred Stock exchanged.....................          77
      8.75% MIPS exchanged................................          42
                                                                  ----
                                                                  $246
                                                                  ====

  Following the Separation, United States Steel will be the obligor on the entire $365 million principal amount of SQUIDS relating to the exchange offers.

  The decrease in mandatorily redeemable convertible securities of a subsidiary trust (6.75% QUIPS) of $118 million reflects the portion of the 6.75% QUIPS assumed to be exchanged for SQUIDS as part of the exchange offers.

  The decrease in preferred stock of subsidiary (8.75% MIPS) of $42 million reflects the portion of the 8.75% MIPS attributed to United States Steel assumed to be exchanged for SQUIDS as part of the exchange offers.

  The decrease in equity of $90 million consists of the portion attributed to United States Steel of the following as part of the exchange offers:

                                                            Dollars in Millions
                                                            -------------------
      6.50% Preferred Stock exchanged.....................          $77
      Excess of fair value of SQUIDS issued over carrying
       value of 6.75% QUIPS exchanged.....................            9
      Deferred financing costs associated with 6.75% QUIPS
       and 8.75% MIPS exchanged...........................            4
                                                                    ---
                                                                    $90
                                                                    ===

(B) Reflects the effects of the following:

  (1) Reversal of the attribution to United States Steel of the financial activities of USX, including invested cash, deferred financing costs, accrued interest payable, debt, and preferred securities of subsidiaries.

  (2) Recognition of existing USX debt for which United States Steel Corporation will be responsible under the Financial Matters Agreement.

  (3) New financing arrangements of United States Steel Corporation, the proceeds of which will be used to pay Marathon Oil Corporation in connection with the Separation and to pay United States Steel Corporation's portion of the Separation costs.

  For a more detailed description, see "Description of Other Indebtedness" on page 126.

  The decrease in cash and cash equivalents of $189 million reflects the reversal of the portion of USX invested cash historically attributed to United States Steel which will be included in the accounts of Marathon Oil Corporation.

  The increase in other assets of $35 million primarily reflects estimated deferred financing costs to be incurred related to the new financing arrangements.

  The decrease in current liabilities other than debt of $43 million primarily reflects the reversal of the portion of USX's accrued interest payable historically attributed to United States Steel which will be included in the accounts of Marathon Oil Corporation.

  The net increase in debt related to Separation adjustments of $15 million (the sum of a decrease in notes payable and long-term debt due within one year of $329 million and an increase in long-term debt of $344 million) primarily reflects the refinancing of other obligations not classified as debt and not exchanged in the exchange offers, net of invested cash, and Separation Costs. The following table reconciles the amount of debt attributed to United States Steel to the pro forma balance of United States Steel Corporation debt.


                                                                     Dollars
                                                                   in millions
                                                                   -----------
     Debt attributed to United States Steel.................         $2,432
     Attributed debt related to the exchange offers.........            246
     Other obligations, net of invested cash, attributed to
      United States Steel which will be refinanced as debt:
       6.75% QUIPS not exchanged............................   65
       8.75% MIPS not exchanged.............................   24
       6.50% Preferred Stock not exchanged..................   44
       Invested cash........................................ (189)
       Other financial activities...........................   37
       Excess of redemption value over carrying value of
        6.75% QUIPS.........................................    5
       Separation costs.....................................   29
                                                             ----

     Net refinancing of other obligations...................             15
                                                                     ------
     Debt before the Value Transfer.........................          2,693
     Value Transfer.........................................           (900)
                                                                     ------
     Pro forma balance of United States Steel Corporation
      debt..................................................         $1,793
                                                                     ======

   The following table illustrates the composition of the pro forma balance of United States Steel Corporation's debt at June 30, 2001:

                                                                     Dollars
                                                                   in millions
                                                                   -----------
     USX debt that will be the responsibility of United
      States Steel Corporation:
       USSK Loan Facility...................................         $  325
       Industrial revenue bonds (for which Marathon Oil
        Corporation remains obligated)......................            479
       Fairfield caster sublease............................             84
       Capital lease obligations and other..................              6
     New financing arrangements:
       SQUIDS offered hereby................................  365
       10.75% Senior Notes..................................  530
       Other new financing arrangements.....................    4
                                                             ----
         Total new financing arrangements...................            899
                                                                     ------
     Total debt.............................................          1,793
       Less notes payable and long-term debt within one
        year................................................             18
                                                                     ------
     Total long-term debt...................................         $1,775
                                                                     ======

   Historically, the indebtedness and other obligations reflected on the United States Steel combined balance sheet generally represent obligations of USX that are attributed to United States Steel for accounting purposes only and are not legal obligations of United States Steel LLC. Immediately following the internal reorganization of USX on July 2, 2001, the only indebtedness that was a legal obligation of United States Steel LLC or its subsidiaries was the $325 million USSK Loan Facility. The balance of the indebtedness reflected on the unaudited pro forma condensed combined balance sheet (including the SQUIDS) has been or will be incurred by United States Steel in connection with the Separation.

   In connection with the Separation, United States Steel will be required to incur $899 million of new financing arrangements. The new financing arrangements include the $365 million of SQUIDS offered hereby which will be used to replace obligations of USX attributed to United States Steel. Additional new financing arrangements to pay Marathon Oil Corporation
   $505 million and fund Separation costs in the amount of $29 million include the July 27, and September 11, 2001 sale of $535 million of the Senior Notes, at a discount of $5 million, and other financing arrangements of $4 million. In the event that less than $365 million of Outstanding Securities are validly tendered and accepted in the exchange offers, the amount of the required payment to Marathon Oil Corporation, and consequently the additional new financing arrangements required, will be increased by the difference between the $365 million and the amount of the SQUIDS actually issued. United States Steel will obtain any additional new financing required through one or a combination of additional notes (including additional SQUIDS), lease financings, new preferred or other security offerings and new credit facilities, including a secured accounts receivable facility. Some or all of the additional financing requirements may also be funded through the preliminary tax settlement with Marathon which is expected to be at least $300 million and will occur immediately prior to the Separation. For more information regarding this tax settlement, see "Relationship Between United States Steel Corporation and Marathon Oil Corporation After the Separation-Tax Sharing Agreement" on page 122.

   The net decrease in other long-term liabilities of $2 million reflects expected tax benefits related to Separation costs.

   The net decrease in equity of $35 million consists of the following:

                                                           Dollars in millions
                                                           -------------------
     6.50% Preferred Stock................................         $44
     Excess of redemption value of the 6.75% QUIPS not
      exchanged over carrying value.......................           5
     Other adjustments, net...............................         (14)
                                                                   ---
     Net decrease in equity...............................         $35
                                                                   ===

(C) Reflects the assignment of certain USX corporate assets and liabilities to United States Steel Corporation. The effects can be summarized as follows:

                                              Dollars in millions
                              ---------------------------------------------------
                              Property,
                              Plant and  Other     Current      Other
                              Equipment  Assets  Liabilities Liabilities  Total
                              --------- -------  ----------- ----------- -------
     Property, plant and
      equipment..............   $  20   $   --    $    --     $    --    $    20
     Assets and liabilities
      associated with
      employee benefits......     --          5          2          66        73
     Income tax assets and
      liabilities, including
      tax effect of above
      adjustments............     --        --         --          (50)      (50)
                                -----   -------   -------     -------    -------
     Increase in equity......   $  20   $     5   $      2    $     16   $    43
                                =====   =======   =======     =======    =======

(D) Reflects adjustments related to the $900 million Value Transfer. In connection with the Separation, a portion of USX indebtedness and other obligations will be repaid or retired and United States Steel Corporation will incur indebtedness and other obligations and agree to repay a portion of the indebtedness and other obligations of USX, such that the amount of indebtedness and other obligations for which United States Steel Corporation is responsible is $900 million less than the net amounts attributed to United States Steel immediately prior to the Separation. For a more detailed description of the Value Transfer, see "The Proposed Separation" on page 120.

                        United States Steel Corporation

         Unaudited Pro Forma Condensed Combined Statement of Operations
                         Six Months Ended June 30, 2001
                              Dollars in millions

                                                                     United States
                               United States                             Steel
                                   Steel     Exchange   Separation    Corporation
                                Historical    Offers    Adjustments    Pro forma
                               ------------- --------   -----------  -------------
Revenues and other income....     $3,301       $           $            $3,301
Costs and expenses:
  Cost of revenues (excludes
   items shown below)........      3,148                                 3,148
  Selling, general and
   administrative expenses ..          3                                     3
  Depreciation, depletion and
   amortization..............        152                                   152
  Taxes other than income
   taxes.....................        126                                   126
                                  ------       ---         ----         ------
    Total costs and
     expenses................      3,429                                 3,429
                                  ------       ---         ----         ------
Income (loss) from
 operations..................       (128)                                 (128)
Net interest and other
 financial costs ............         36         6 (A)      (24)(C)         18
                                  ------       ---         ----         ------
Income (loss) before income
 taxes.......................       (164)       (6)          24           (146)
Provision (credit) for income
 taxes.......................       (143)       (2)(B)        8 (B)       (137)
                                  ------       ---         ----         ------
Net income (loss)............        (21)       (4)          16             (9)
                                  ======       ===         ====         ======


  See Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

                        United States Steel Corporation

         Unaudited Pro Forma Condensed Combined Statement of Operations
                          Year Ended December 31, 2000
                              Dollars in millions

                                                                    United States
                                 United                                 Steel
                              States Steel  Exchange   Separation    Corporation
                               Historical    Offers    Adjustments    Pro forma
                              ------------- --------   -----------  -------------
Revenues and other income....    $6,132       $           $            $6,132
Costs and expenses:
  Cost of revenues (excludes
   items shown below)........     5,656                                 5,656
  Selling, general and
   administrative expenses
   (credits).................      (223)                                 (223)
  Depreciation, depletion and
   amortization..............       360                                   360
  Taxes other than income
   taxes.....................       235                                   235
                                 ------       ---         ----         ------
    Total costs and
     expenses................     6,028                                 6,028
                                 ------       ---         ----         ------
Income from operations.......       104                                   104
Net interest and other
 financial costs.............       105        11 (A)      (79)(C)         37
                                 ------       ---         ----         ------
Income (loss) before income
 taxes.......................        (1)      (11)          79             67
Provision for income taxes...        20        (4)(B)       28 (B)         44
                                 ------       ---         ----         ------
Net income (loss)............       (21)       (7)          51             23
                                 ======       ===         ====         ======



  See Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

                        United States Steel Corporation

                Notes to Unaudited Pro Forma Condensed Combined
                            Statement of Operations

(A) Reflects an increase in net interest and other financial costs associated with the issuance of SQUIDS in exchange for the Outstanding Securities in the exchange offers. For purposes of this presentation, the assumed interest rate on the SQUIDS is 9.50%.

(B) Reflects the income tax effects of the adjustment to net interest and financial costs in this column.

(C) Reflects a decrease in net interest and other financial costs as a result of a decrease in the amount of indebtedness of United States Steel Corporation following the Separation, as compared to the amount of USX debt attributed to United States Steel. The decrease primarily reflects the $900 million Value Transfer. Pro forma interest costs have been calculated based on pro forma average levels of debt for the six months ended June 30, 2001, and for the year ended December 31, 2000. Pro forma debt reflects new financing arrangements, the proceeds of which will be used to pay Marathon Oil Corporation in connection with the Separation and to pay United States Steel Corporation's portion of the Separation costs.

   The assumed interest rate for new financing arrangements was 10% based upon expected market conditions and the expected credit rating of United States Steel Corporation. The average interest rate for the six months ended June 30, 2001 for existing USX debt and other obligations on that date for which United States Steel Corporation will be responsible was approximately 6 3/4%. The weighted average interest rate for the six months ended June 30, 2001 for all United States Steel Corporation pro forma debt and other obligations was approximately 8.50%. A 1/8 percentage point change in the assumed interest rate for new financing arrangements would have changed annual interest costs by approximately $1 million.

               Unaudited Pro Forma Condensed Financial Statements
                          for Marathon Oil Corporation

   The following unaudited pro forma condensed balance sheet as of June 30, 2001 gives effect to the discontinuance of the businesses of United States Steel Corporation, the exchange offers, the $900 million Value Transfer, the assignment of certain USX corporate assets and liabilities to United States Steel Corporation, the payment of Separation costs and the distribution of shares of common stock of United States Steel Corporation to the holders of U.
S. Steel Group Shares as if such transactions had been consummated as of June 30, 2001. The following unaudited pro forma condensed statements of operations for the six months ended June 30, 2001 and the year ended December 31, 2000 give effect to the discontinuance of the businesses of United States Steel Corporation and interest changes as a result of the exchange offers, the Value Transfer and the repayment of the 6.50% Preferred Stock as if such transactions had been consummated at the beginning of the periods presented. The unaudited pro forma condensed statements of operations of Marathon Oil Corporation for the years ended December 31, 1999 and 1998 give effect to the discontinuance of the businesses of United States Steel Corporation but do not give effect to any adjustments associated with the Separation.

   Our pro forma presentation of the exchange offers assumes that the maximum of $365 million face amount of the Outstanding Securities are tendered and accepted pro rata in proportion to the total outstanding amounts of each series of the Outstanding Securities. If the minimum amount of $150 million of the Outstanding Securities are tendered and accepted in the exchange offers, the pro forma condensed combined balance sheet would reflect a decrease in long-term debt and an increase in 8.75% MIPS for the decrease in 8.75% MIPS exchanged and the effect on net interest and other financial costs in the condensed combined statements of operations would be less than $1 million.

   No pro forma adjustments were made for changes in the future level of corporate administrative costs to be incurred by Marathon Oil Corporation as compared with the historical level of such costs allocated to Marathon. These costs are expected to continue at approximately the same level as previously allocated, except for insurance costs which are estimated to be higher by $2 million annually.

   The exchange offers will be accounted for as an extinguishment of preferred securities and the SQUIDS will be recorded at fair value. The difference between the carrying value of the Outstanding Securities exchanged and the fair value of the SQUIDS issued will be charged or credited to additional paid in capital.

   No pro forma adjustments have been made in the unaudited pro forma condensed statements of operations for nonrecurring charges, including Separation costs and the loss on the Separation. Such adjustments are reflected in the unaudited pro forma condensed balance sheet.

   The pro forma adjustments included herein are based on available information and certain assumptions that management believes are reasonable and are described in the accompanying notes. The unaudited pro forma condensed financial statements do not necessarily represent Marathon Oil Corporation's financial position or results of operations had the transactions occurred at such dates or project Marathon Oil Corporation's financial position or results of operations for any future date or period. A number of factors may affect Marathon Oil Corporation's results. See "Special Note Regarding Forward-Looking Statements" on page (iv). In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed financial statements have been made. The unaudited pro forma condensed financial statements should be read in conjunction with the historical financial statements of USX Corporation, including the notes thereto, which are incorporated by reference in the registration statement of which this prospectus forms a part.

                            Marathon Oil Corporation

                  Unaudited Pro Forma Condensed Balance Sheet
                                 June 30, 2001
                              Dollars in millions

                                                    Marathon
                                                       Oil
                                                   Corporation
                                                    Pro Forma
                                                     Before
                                                    Exchange                                         Marathon
                                    Discontinued   Offers and                                           Oil
                            USX      Operations    Separation  Exchange    Separation     Value     Corporation
                         Historical Adjustments    Adjustments  Offers     Adjustments   Transfer    Pro Forma
                         ---------- ------------   ----------- --------    -----------   --------   -----------
ASSETS
Cash and cash
 equivalents............  $   723     $  (254)(A)    $   469     $           $   189 (D)   $          $   658
Other current assets....    6,465      (2,422)(A)      4,366                      20 (D)                4,386
                                          323 (B)
Net investment in
 discontinued
 operations.............                1,860 (A)      1,860      (90)(C)        (35)(D)    900 (G)       --
                                                                                  43 (E)
                                                                              (2,678)(F)
Property, plant and
 equipment--net.........   12,977      (3,098)(A)      9,879                     (20)(E)                9,859
Prepaid pensions........    2,928      (2,711)(A)        217                                              217
Other assets............    1,421        (469)(A)      1,073       (5)(C)        549 (D)                1,535
                                          121 (B)                                (82)(E)
                          -------     -------        -------     ----        -------       ----       -------
Total assets............  $24,514     $(6,650)       $17,864     $(95)       $(2,014)      $900       $16,655
                          =======     =======        =======     ====        =======       ====       =======
LIABILITIES AND EQUITY
Current liabilities
 other than debt........  $ 4,655     $(1,313)(A)    $ 3,665     $           $    32 (D)   $          $ 3,699
                                          323 (B)                                  2 (E)
Notes payable and long-
 term debt due within
 one year...............      686        (347)(A)        339                     344 (D)                  683
Long-term debt..........    3,673      (2,085)(A)      1,588      119 (C)        407 (D)    900 (G)     3,014
Other long-term
 liabilities............    5,363      (3,100)(A)      2,384                      (4)(D)                2,319
                                          121 (B)                                (61)(E)
Mandatorily redeemable
 convertible preferred
 securities of a
 subsidiary trust (6.75%
 QUIPS).................      183        (183)(A)        --                                               --
Preferred stock of
 subsidiary (8.75%
 MIPS)..................      250         (66)(A)        184     (119) (C)        24(D)                    89
Minority interest in
 Marathon Ashland
 Petroleum LLC..........    2,010                      2,010                                            2,010
Equity..................    7,694                      7,694      (95) (C)       (80)(D)                4,841
                                                                              (1,797)(F)
                                                                                (881)(F)
                          -------     -------        -------     ----        -------       ----       -------
Total liabilities and
 equity.................  $24,514     $(6,650)       $17,864     $(95)       $(2,014)      $900       $16,655
                          =======     =======        =======     ====        =======       ====       =======

            See Notes to Unaudited Pro Forma Condensed Balance Sheet

                            Marathon Oil Corporation

              Notes to Unaudited Pro Forma Condensed Balance Sheet

(A) Reflects the reclassification of all assets and liabilities of the businesses of United States Steel Corporation to discontinued operations. The measurement date for discontinued operations purposes will be on or about the effective time of the Separation.

(B) Reflects the establishment of payables to United States Steel previously eliminated in consolidation, primarily related to income taxes under USX's tax allocation policy.

(C) Reflects the effects of the exchange offers as follows:

  The decrease in net investment in discontinued operations of $90 million reflects the equity impact of the securities exchanged as part of the exchange offers that were attributed to United States Steel as follows:

                                                                      Dollars
                                                                    in millions
                                                                    -----------
  6.50% Preferred Stock exchanged..................................    $ 77
  Excess of fair value of SQUIDS issued over carrying value of
   6.75% QUIPS exchanged...........................................       9
  Deferred financing costs associated with 8.75% MIPS and 6.75%
   QUIPS exchanged.................................................       4
                                                                       ----
                                                                       $ 90
                                                                       ====

  The decrease in other assets of $5 million reflects the removal of Marathon's portion of the deferred financing costs associated with the 8.75% MIPS exchanged for SQUIDS attributed to Marathon as part of the exchange offers.

  The increase in debt of $119 million reflects an increase in debt attributed to Marathon relating to the exchange offers.

  The decrease in preferred stock of subsidiary (8.75% MIPS) of $119 million reflects the portion of the 8.75% MIPS attributed to Marathon assumed to be exchanged for SQUIDS as part of the exchange offers.

  The decrease in equity of $95 million reflects the $90 million equity impact related to the securities exchanged that were attributed to United States Steel which are reflected in both discontinued and continuing operations, and $5 million of deferred financing costs associated with the 8.75% MIPS exchanged for SQUIDS that were attributed to Marathon.

(D) Reflects the effects of the following:

  (1) Recognition of the financial activities of USX formerly attributed to United States Steel, including invested cash, deferred financing costs, accrued interest payable, debt, and preferred securities of subsidiaries.

  (2) Reversal of existing USX debt for which United States Steel Corporation will be responsible under the Financial Matters Agreement.

  (3) Establishment of receivables from United States Steel Corporation under the Financial Matters Agreement for obligations relating to industrial revenue bonds and a sublease of the Fairfield caster.

  (4) Payment from United States Steel Corporation, the proceeds of which will be used to redeem the Trust Preferred, to repay the 6.50% Preferred Stock, to repay the Receivables Facility and to fund a portion of the Separation costs.

  (5) New financing arrangements of Marathon Oil Corporation, the proceeds of which will be used to fund the remaining portion of the Separation costs.

  For a more detailed description, see "Description of Other Indebtedness" on page 126.

  The increase in cash of $189 million reflects the recognition of the portion of USX invested cash historically attributed to United States Steel which will be included in the accounts of Marathon Oil Corporation.

  The increase in other current assets of $20 million reflects the principal and accrued interest on industrial revenue bonds and the Fairfield caster lease for which Marathon Oil Corporation remains obligated but United States Steel Corporation assumes responsibility for repayment.

  The decrease in net investment in discontinued operations of $35 million reflects the offsetting impact of these adjustments on United States Steel Corporation. For a detailed description, see "Unaudited Pro Forma Condensed Combined Financial Statements for United States Steel" on pages 50 to 58.

  The increase in other assets of $549 million primarily reflects receivables from United States Steel Corporation of $470 million related to industrial revenue bonds for which Marathon Oil Corporation remains obligated but United States Steel Corporation assumes responsibility for repayment and $78 million related to a sublease of the Fairfield caster to United States Steel Corporation.

  The increase in current liabilities other than debt of $32 million primarily reflects the recognition of the portion of USX's accrued interest payable historically attributed to United States Steel which will be included in the accounts of Marathon Oil Corporation.

  The net increase in debt of $751 million (the sum of an increase in notes payable and long-term debt due within one year of $344 million and an increase in long-term debt of $407 million) primarily reflects the exchange offers, refinancing of other obligations, net of invested cash, by United States Steel Corporation, the refinancing of other obligations and Separation costs by Marathon Oil Corporation, and certain obligations assumed by United States Steel Corporation but reflected as both an asset and liability by Marathon Oil Corporation. The following table reconciles the amount of total USX debt to the pro forma balance of Marathon Oil Corporation debt.

                                                                      Dollars
                                                                    in millions
                                                                    -----------
   Total USX debt............................................         $4,359
   Less debt attributed to discontinued operations...........          2,432
                                                                      ------
   Debt of Marathon Oil Corporation before exchange offers
    and separation adjustments...............................          1,927
   Attributed debt related to the exchange offers............            119
   Other obligations, net of invested cash, which will be
    refinanced by United States Steel Corporation:
     6.75% QUIPS not exchanged...............................  (65)
     8.75% MIPS not exchanged................................  (24)
     6.50% Preferred Stock not exchanged.....................  (44)
     Invested cash...........................................  189
     Other financial activities..............................  (37)
     Excess of redemption value over carrying value of 6.75%
      QUIPS..................................................   (5)
   Other obligations which will be refinanced by Marathon Oil
    Corporation:
     Separation costs........................................   60
     Redemption of the 6.75% QUIPS not exchanged.............   70
     Repayment of the 6.50% Preferred Stock not exchanged....   44
   Obligations assumed by United States Steel Corporation,
    reflected as both an asset and liability by Marathon Oil
    Corporation:
     Industrial revenue bonds................................  479
     Fairfield caster lease..................................   84
                                                               ---
   Net refinancing of other obligations and obligations
    assumed by United States Steel Corporation...............            751
                                                                      ------
   Debt before the Value Transfer............................          2,797
   Value Transfer............................................            900
                                                                      ------
   Pro forma balance of Marathon Oil Corporation debt........         $3,697
                                                                      ======


  The decrease in other long-term liabilities of $4 million reflects expected tax benefits related to the Separation costs.

  The increase in preferred stock of subsidiary (8.75% MIPS) of $24 million reflects the recognition of the portion of the 8.75% MIPS historically attributed to United States Steel assumed to remain outstanding after the exchange offers, which will be included in the accounts of Marathon Oil Corporation.

  The decrease in equity of $80 million consists of the following:

                                                                     Dollars
                                                                   in millions
                                                                   -----------
     Repayment of 6.50% Preferred Stock not exchanged.............     $44
     Deferred financing costs associated with securities
      exchanged...................................................       7
     Adjustments related to Separation costs......................      29
                                                                       ---
     Net decrease in equity.......................................     $80
                                                                       ===

  The pro forma sources and uses of funds received from United States Steel Corporation and from new financing arrangements were as follows:

                                                                       Dollars
                                                                     in millions
                                                                     -----------
     Payment from United States Steel Corporation...................    $505
     New financing required.........................................      19
                                                                        ----
                                                                         524
                                                                        ====
     Repayment of the Receivables Facility..........................    $350
     Redemption of the 6.75% QUIPS not exchanged....................      70
     Repayment of the 6.50% Preferred Stock not exchanged...........      44
     Payment of Separation costs....................................      60
                                                                        ----
       Total........................................................    $524
                                                                        ====

  The payment from United States Steel Corporation will be reduced by the amount paid by Marathon to United States Steel in the preliminary tax settlement. This amount is expected to be at least $300 million. For more information regarding this tax settlement, see "Relationship Between United States Steel Corporation and Marathon Oil Corporation after the Separation--Tax Sharing Agreement" on page 122.

(E) Reflects the assignment of certain USX corporate assets and liabilities to United States Steel Corporation. The effects can be summarized as follows:

                                               Dollars in millions
                               ---------------------------------------------------
                               Property,
                               Plant and  Other      Current      Other
                               Equipment  Assets   Liabilities Liabilities  Total
                               --------- -------   ----------- ----------- -------
     Property, plant and
      equipment..............    $(20)   $   --     $    --     $    --    $   (20)
     Assets and liabilities
      associated with
      employee benefits......     --          (5)         (2)        (66)      (73)
     Reclassification of
      intercompany balances..     --         (77)        --           77       --
     Income tax assets and
      liabilities, including
      the tax effect of above
      adjustments............     --         --          --           50        50
                                 ----    -------    -------     -------    -------
     Net effect on net
      investment in
      discontinued
      operations.............    $(20)   $   (82)   $     (2)   $     61   $   (43)
                                 ====    =======    =======     =======    =======

(F) Reflects the removal of the net investment in discontinued operations. Also reflects the distribution of shares of common stock of United States Steel Corporation to the holders of U. S. Steel Group Shares as a dividend. Because the net investment in discontinued operations exceeded the fair value, as measured by the aggregate market value of the U. S. Steel Group Shares at June 30, 2001, a nonrecurring non-cash charge would have been recognized as follows:

                                                                     Dollars
                                                                   in millions
                                                                   -----------
     Market value of the U. S. Steel Group Shares (89,156,721
      shares of stock issued and outstanding at $20.15 per
      share)......................................................   $1,797
     Less net investment in discontinued operations...............    2,678
                                                                     ------
     Loss on separation...........................................   $ (881)
                                                                     ======

(G) Reflects adjustments related to the $900 million Value Transfer. In connection with the Separation, a portion of USX indebtedness will be repaid or retired and United States Steel Corporation will incur indebtedness and agree to repay a portion of the indebtedness and other obligations of USX, such that the amount of indebtedness and other obligations for which United States Steel Corporation is responsible is $900 million less than the net amounts attributed to United States Steel immediately prior to the Separation. For a more detailed description of the Value Transfer, see "The Proposed Separation" on page 120.

                            Marathon Oil Corporation

             Unaudited Pro Forma Condensed Statement of Operations
                         Six Months Ended June 30, 2001
                 Dollars in millions (except per share amounts)

                                                                             Marathon Oil
                                                                             Corporation
                                                                              Pro Forma
                                                                                Before
                                                                               Exchange
                                                              Discontinued    Offers and                             Marathon Oil
                                                      USX      Operations     Separation  Exchange     Separation    Corporation
                                                   Historical Adjustments    Adjustments   Offers      Adjustments    Pro Forma
                                                   ---------- ------------   ------------ --------     -----------   ------------
Revenues and other income........................   $21,188     $(3,301)(A)    $17,911    $              $             $17,911
                                                                     24 (B)
Costs and expenses:
  Cost of revenues (excludes items shown below)..    15,560      (3,148)(A)     12,436                                  12,436
                                                                     24 (B)
  Selling, general and administrative expenses...       329          (3)(A)        340                                     340
                                                                     14 (C)
  Depreciation, depletion and amortization.......       761        (152)(A)        609                                     609
  Taxes other than income taxes..................     2,450        (126)(A)      2,324                                   2,324
  Exploration expenses...........................        49         --              49                                      49
                                                    -------     -------        -------    -------        -------       -------
    Total costs and expenses.....................    19,149      (3,391)        15,758                                  15,758
                                                    -------     -------        -------    -------        -------       -------
Income from operations...........................     2,039         114          2,153                                   2,153
Net interest and other financial costs...........       109         (36)(A)         83          1 (F)         39 (G)       123
                                                                     10 (D)
Minority interest in Marathon Ashland Petroleum
 LLC.............................................       427         --             427                                     427
                                                    -------     -------        -------    -------        -------       -------
Income before income taxes.......................     1,503         140          1,643         (1)           (39)        1,603
Provision for income taxes.......................       434         143 (A)        569                       (15)(E)       554
                                                                     (8)(E)
                                                    -------     -------        -------    -------        -------       -------
Income from continuing operations................     1,069           5          1,074         (1)           (24)        1,049
Discontinued operations:
 Results of operations, net of tax...............       --           (5)(A)         (5)                        5 (H)       --
                                                    -------     -------        -------    -------        -------       -------
Income before cumulative effect of change in
 accounting principle............................     1,069         --           1,069         (1)           (19)        1,049
Cumulative effect of change in accounting
 principle.......................................        (8)        --              (8)                                     (8)
                                                    -------     -------        -------    -------        -------       -------
Net income.......................................   $ 1,061     $   --         $ 1,061    $    (1)       $   (19)      $ 1,041
                                                    =======     =======        =======    =======        =======       =======
Applicable to Marathon Stock: (I)
Income before cumulative effect of change in
 accounting principle............................   $ 1,090
  Per share--basic...............................      3.53
--diluted........................................      3.52
Cumulative effect of change in accounting
 principle.......................................   $    (8)
  Per share--basic...............................     (0.03)
66 --diluted.....................................     (0.02)
Net income.......................................   $ 1,082
  Per share--basic and diluted...................      3.50
Applicable to Steel Stock: (I)
Income (loss) before cumulative effect of change
 in accounting principle.........................   $   (25)
  Per share--basic and diluted...................     (0.28)
Cumulative effect of change in accounting
 principle.......................................   $   --
  Per share--basic and diluted...................       --
Net income (loss)................................   $   (25)
  Per share--basic and diluted...................     (0.28)
Applicable to Marathon Oil Corporation Stock: (I)
Income before cumulative effect of change in
 accounting principle............................                                                                      $ 1,049
  Per share--basic...............................                                                                         3.40
--diluted........................................                                                                         3.39
Cumulative effect of change in accounting
 principle.......................................                                                                      $    (8)
  Per share--basic...............................                                                                        (0.03)
--diluted........................................                                                                        (0.02)
Net income.......................................                                                                      $ 1,041
  Per share--basic and diluted...................                                                                         3.37

      See Notes to Unaudited Pro Forma Condensed Statement of Operations.

                            Marathon Oil Corporation

             Unaudited Pro Forma Condensed Statement of Operations
                          Year Ended December 31, 2000
                 Dollars in millions (except per share amounts)

                                                    Marathon Oil
                                                    Corporation
                                                     Pro Forma
                                                       Before
                                                      Exchange
                                     Discontinued    Offers and                          Marathon Oil
                             USX      Operations     Separation  Exchange   Separation   Corporation
                          Historical Adjustments    Adjustments   Offers    Adjustments   Pro Forma
                          ---------- ------------   ------------ --------   -----------  ------------
Revenues and other
 income.................   $39,914     $(6,132)(A)    $33,859      $           $           $33,859
                                            77 (B)
Costs and expenses:
  Cost of revenues
   (excludes items shown
   below)...............    31,056      (5,656)(A)     25,477                               25,477
                                            77 (B)
  Selling, general and
   administrative
   expenses.............       402         223 (A)        643                                  643
                                            18 (C)
  Depreciation,
   depletion and
   amortization.........     1,605        (360)(A)      1,245                                1,245
  Taxes other than
   income taxes.........     4,861        (235)(A)      4,626                                4,626
  Exploration expenses..       238         --             238                                  238
                           -------     -------        -------      ----        ----        -------
    Total costs and
     expenses...........    38,162      (5,933)        32,229                               32,229
                           -------     -------        -------      ----        ----        -------
Income from operations..     1,752        (122)         1,630                                1,630
Net interest and other
 financial costs........       341        (105)(A)        236         2 (F)      87 (G)        325
Minority interest in
 Marathon Ashland
 Petroleum LLC..........       498         --             498                                  498
                           -------     -------        -------      ----        ----        -------
Income before income
 taxes..................       913         (17)           896        (2)        (87)           807
Provision for income
 taxes..................       502         (20)(A)        476        (1)(E)     (32)(E)        443
                                            (6)(E)
                           -------     -------        -------      ----        ----        -------
Income from continuing
 operations.............       411           9            420        (1)        (55)           364
Discontinued operations:
 Results of operations,
  net of tax............       --           (9)(A)         (9)                    9 (H)        --
                           -------     -------        -------      ----        ----        -------
                                       $
Net income..............   $   411         --         $   411      $ (1)       $(46)       $   364
                           =======     =======        =======      ====        ====        =======
Applicable to Marathon
 Stock: (I)
Per share--basic and
 diluted
  Net income............   $  1.39
Applicable to Steel
 Stock: (I)
Per share--basic and
 diluted
  Net income (loss).....   $ (0.33)
Applicable to Marathon
 Oil Corporation Stock:
 (I)
Per share--basic and
 diluted
  Net income............                                                                   $  1.17

       See Notes to Unaudited Pro Forma Condensed Statement of Operations

                            Marathon Oil Corporation

             Unaudited Pro Forma Condensed Statement of Operations
                          Year Ended December 31, 1999
                              Dollars in millions

                                                                  Marathon
                                                               Oil Corporation
                                                                  Pro Forma
                                                Discontinued       Before
                                        USX      Operations      Separation
                                     Historical Adjustments      Adjustments
                                     ---------- ------------   ---------------
Revenues and other income...........  $29,119     $(5,470)(A)      $23,707
                                                       58 (B)
Costs and expenses:
  Cost of revenues (excludes items
   shown below).....................   21,679      (5,084)(A)       16,653
                                                       58 (B)
  Selling, general and
   administrative expenses..........      203         283 (A)          498
                                                       12 (C)
  Depreciation, depletion and
   amortization.....................    1,254        (304)(A)          950
  Taxes other than income taxes.....    4,433        (215)(A)        4,218
  Exploration expenses..............      238                          238
  Inventory market valuation
   credits..........................     (551)                        (551)
                                      -------     -------          -------
    Total costs and expenses........   27,256      (5,250)          22,006
                                      -------     -------          -------
Income from operations..............    1,863        (162)           1,701
Net interest and other financial
 costs..............................      362         (74)(A)          288
Minority interest in Marathon
 Ashland Petroleum LLC..............      447                          447
                                      -------     -------          -------
Income before income taxes..........    1,054         (88)             966
Provision for income taxes..........      349         (25)(A)          320
                                                       (4)(E)
                                      -------     -------          -------
Income from continuing operations...      705         (59)             646
Discontinued operations:
 Results of operations, net of tax..                   59 (A)           59
Extraordinary losses................        7                            7
                                      -------     -------          -------
Net income..........................  $   698     $   --           $   698
                                      =======     =======          =======


       See Notes to Unaudited Pro Forma Condensed Statement of Operations

                            Marathon Oil Corporation

             Unaudited Pro Forma Condensed Statement of Operations
                          Year Ended December 31, 1998
                              Dollars in millions

                                                                  Marathon
                                                               Oil Corporation
                                                                  Pro Forma
                                                Discontinued       Before
                                        USX      Operations      Separation
                                     Historical Adjustments      Adjustments
                                     ---------- ------------   ---------------
Revenues and other income...........  $28,077     $(6,477)(A)      $21,623
                                                       23 (B)
Costs and expenses:
  Cost of revenues (excludes items
   shown below).....................   20,211      (5,604)(A)       14,630
                                                       23 (B)
  Selling, general and
   administrative expenses..........      304         201 (A)          514
                                                        9 (C)
  Depreciation, depletion and
   amortization.....................    1,224        (283)(A)          941
  Taxes other than income taxes.....    4,241        (212)(A)        4,029
  Exploration expenses..............      313                          313
  Inventory market valuation
   charges..........................      267                          267
                                      -------     -------          -------
    Total costs and expenses........   26,560      (5,866)          20,694
                                      -------     -------          -------
Income from operations..............    1,517        (588)             929
Net interest and other financial
 costs..............................      279         (42)(A)          237
Minority interest in Marathon
 Ashland Petroleum LLC..............      249                          249
                                      -------     -------          -------
Income before income taxes..........      989        (546)             443
Provision for income taxes..........      315        (173)(A)          139
                                                       (3)(E)
                                      -------     -------          -------
Income from continuing operations...      674        (370)             304
Discontinued operations:
  Results of operations, net of
   tax..............................                  370 (A)          370
                                      -------     -------          -------
Net income..........................  $   674     $   --           $   674
                                      =======     =======          =======


       See Notes to Unaudited Pro Forma Condensed Statement of Operations

                            Marathon Oil Corporation

         Notes to Unaudited Pro Forma Condensed Statement of Operations

(A) Reflects the reclassification of all revenues and expenses of the businesses of United States Steel to discontinued operations. The measurement date for discontinued operations purposes will be on or about the effective time of the Separation.

(B) Reflects the establishment of revenues and the related cost of revenues for intercompany sales previously eliminated in consolidation.

(C) Reflects the reversal of general corporate overhead expenses allocated to United States Steel that are not permitted to be reflected in discontinued operations.

(D) Reflects the reversal of a portion of the interest expense allocated to United States Steel that is not permitted to be reflected in discontinued operations. The only period in which allocated interest exceeded the permitted amount was the six months ended June 30, 2001.

(E) Reflects the income tax effects of the adjustments in this column.

(F) Reflects an increase in net interest and other financial costs associated with the issuance of SQUIDS in exchange for the Outstanding Securities in the exchange offers. For purposes of this presentation, the assumed interest rate on the SQUIDS is 9.50%.

(G) Reflects an increase in net interest and other financial costs as a result of an increase in the amount of indebtedness of Marathon Oil Corporation following the Separation, as compared to the amount of USX debt attributed to Marathon. The increase primarily reflects the $900 million Value Transfer. Pro forma interest costs have been calculated based on pro forma average levels of debt for the six months ended June 30, 2001, and for the year ended December 31, 2000. Pro forma debt reflects the redemption of the 6.75% QUIPS and 6.50% Preferred Stock assumed to remain outstanding after the exchange offers, repayment of the Receivables Facility, and payments from United States Steel Corporation for debt attributed to United States Steel prior to the Separation that will remain with Marathon Oil Corporation. In 2001, pro forma debt also includes the effects of additional drawings on existing lines of credit to fund a portion of Marathon's share of the Separation costs. For the majority of the year 2000, the amount of debt that would have remained with Marathon Oil Corporation was less than the net debt levels of USX attributed to Marathon, adjusted for the $900 million Value Transfer. As a result, pro forma debt for 2000 reflects additional drawings on existing lines of credit to fund the redemption of the 6.75% QUIPS and 6.50% Preferred Stock assumed to remain outstanding after the exchange offers, to repay the Receivables Facility, and to pay Marathon's share of the Separation costs.

    The assumed interest rate for new financings was 6% in 2001 and 7% in 2000, which was based on the average borrowing rates on available lines of credit. A 1/8 percentage point change in the assumed financing rate would have changed annualized interest costs in 2000 by approximately $1 million.

(H) Reflects the elimination of discontinued operations as a result of the Separation. Also includes amounts related to corporate administrative costs and interest costs allocated to United States Steel but not classified as discontinued operations.

(I) Weighted average shares of common stock outstanding were 308,928,000 (basic) and 309,338,000 (diluted) for both Marathon Group and, on a pro forma basis, Marathon Oil Corporation for the six-month period ended June 30, 2001. Weighted average shares of common stock outstanding were 311,531,000 (basic) and 311,761,000 (diluted) for both Marathon Group and, on a pro forma basis, Marathon Oil Corporation for year ended December 31, 2000. Weighted average shares of common stock outstanding (basic and diluted) for the U. S. Steel Group were 88,906,000 for the six months ended June 30, 2001, and 88,613,000 for the year ended December 31, 2000. Preferred stock dividends of $4 million and $8 million reduced net income applicable to U. S. Steel Group Shares for the six months ended June 30, 2001, and for the year ended December 31, 2000, respectively.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

       Selected Historical Financial Information for United States Steel

   The following table sets forth selected historical information for United States Steel and is not intended to be a complete presentation of the financial position, the results of operations or cash flows of United States Steel on a stand-alone basis. For financial information for United States Steel Corporation which gives effect to the Separation and related transactions, see "Unaudited Pro Forma Condensed Combined Financial Statements." This information should be read in conjunction with United States Steel's combined financial statements and USX Corporation's consolidated financial statements, including the notes thereto, which appear elsewhere in this prospectus or are incorporated by reference in the registration statement of which this prospectus forms a part.

                            Six Months                  Year Ended
                          Ended June 30,               December 31,
                          ----------------  --------------------------------------
                           2001     2000     2000    1999    1998    1997    1996
                          -------  -------  ------  ------  ------  ------  ------
                                        (Dollars in millions)
Statement of Operations
 Data:
Revenues and other
 income(/1/)............  $ 3,301  $ 3,244  $6,132  $5,470  $6,477  $7,156  $6,872
Costs and expenses......    3,429    3,041   6,028   5,320   5,898   6,383   6,389
                          -------  -------  ------  ------  ------  ------  ------
Income (loss) from
 operations.............     (128)     203     104     150     579     773     483
Net interest and other
 financial costs
 (income)...............       36       48     105      74      42      87     116
                          -------  -------  ------  ------  ------  ------  ------
Income (loss) before
 income taxes and
 extraordinary losses...     (164)     155      (1)     76     537     686     367
Provision (credit) for
 income taxes...........     (143)      56      20      25     173     234      92
                          -------  -------  ------  ------  ------  ------  ------
Income (loss) before
 extraordinary losses...      (21)      99     (21)     51     364     452     275
Extraordinary losses....      --       --      --        7     --      --        2
                          -------  -------  ------  ------  ------  ------  ------
Net income (loss).......  $   (21) $    99  $  (21) $   44  $  364  $  452  $  273
                          =======  =======  ======  ======  ======  ======  ======
Balance Sheet Data--as
 of end of period:
Property, plant and
 equipment - net........  $ 3,098  $ 2,444  $2,739  $2,516  $2,500  $2,496  $2,551
Prepaid pensions........    2,711    2,543   2,672   2,404   2,172   1,957   1,734
Total assets............    8,954    7,606   8,711   7,525   6,749   6,694   6,580
Total debt and other
 financial
 obligations(/2/).......    2,681    1,198   2,694   1,164     737     771   1,169
Long-term employee
 benefit obligations....    1,916    2,212   1,767   2,245   2,315   2,338   2,430
Equity..................    1,860    2,094   1,919   2,056   2,093   1,782   1,566
Other Data:
Capital expenditures....  $   141  $    97  $  244  $  287  $  310  $  261  $  337
Depreciation, depletion,
 and amortization.......      152      153     360     304     283     303     292
EBITDA(/3/)(/4/)........       24      356     464     447     862   1,076     773
Net pension
 credits(/5/)...........       72      132     266     228     186     144     158
Ratio of earnings to
 fixed charges(/6/).....      --      3.06x   1.13x   2.33x   5.89x   5.39x   2.91x
Operating Data:
Steel shipments
 (thousands of net tons)
 --Domestic Steel.......    5,043    5,884  10,756  10,629  10,686  11,643  11,372
 --USSK.................    1,818      --      317     --      --      --      --

---------------------
(1) Consists of revenues, dividends and investee income (loss), net gains on disposal of assets, gain on investee stock offering and other income
     (loss).
(2) Consists of notes payable, long-term debt (including current portion), trust preferred securities, and preferred stock of subsidiary.
(3) EBITDA represents net income before net interest and other financial costs, provision for income taxes and depreciation, depletion, and amortization expense. EBITDA is not a measure of performance under generally accepted accounting principles ("GAAP") and has been presented because we believe that investors use this as one measure to evaluate a company's ability to incur additional indebtedness and to service existing indebtedness. EBITDA should not be considered in isolation or as a substitute for net income, net cash from operating activities or other income or cash flow statement data prepared in accordance with GAAP. In addition, comparability to other companies using similarly titled measures is not recommended due to differences in the definitions and methods of calculations used by various companies.
(4) EBITDA includes the following nonrecurring items for the periods presented: (i) the six months ended June 30, 2001 include two items relating to equity investees, a $68 million gain on the reorganization of Transtar, Inc. and a $74 million charge for a substantial portion of the accounts receivable balance due from Republic Technologies International, LLC ("Republic"); (ii) the year ended December 31, 2000 includes $36 million of charges related to Republic for our share of their restructuring costs and the impairment of a note receivable due to United States Steel; (iii) the year ended December 31, 1999 includes two charges related to equity investees, a $47 million charge for the impairment of our investment in USS/Kobe Steel Company and a $22 million charge related to the termination of our ownership interest in RTI International Metals, Inc, formerly known as RMI Titanium Company; (iv) the year ended December 31, 1997 includes a $15 million gain on the sale of the plate mill at the Texas Works; and (v) the year ended December 31, 1996 includes $13 million of charges for severance costs at the Fairless Works and a $53 million gain on the sale of RMI Titanium Company common stock. There were no significant nonrecurring charges during the six months ended June 30, 2000 or the year ended December 31, 1998.
(5) Net pension credits are included in both income from operations and EBITDA. Net pension credits are primarily non-cash and primarily reflect an expected return on plan assets in excess of current costs. As of December 31, 2000, the fair value of pension plan assets exceeded benefit obligations by $2.4 billion.
(6) Earnings were deficient in covering fixed charges by $196 million for the six months ended June 30, 2001. See "Summary--Summary Financial Data" for a description of the calculation of the ratio of earnings to fixed charges.

         Selected Historical Financial Information for USX Corporation

   The following table sets forth selected historical financial information for USX Corporation. This information should be read in conjunction with USX Corporation's consolidated financial statements, including the notes thereto, which are incorporated by reference in the registration statement of which this prospectus forms a part. This information does not give effect to the Separation and related transactions. For such information, see "Marathon Oil Corporation Unaudited Pro Forma Condensed Balance Sheet" and "Marathon Oil Corporation Unaudited Pro Forma Condensed Statement of Operations" on pages 60 and 66.

                            Six Months
                               Ended
                              June 30              Year Ended December 31,
                          ---------------- -------------------------------------------
                           2001     2000    2000     1999     1998     1997     1996
                          -------  ------- -------  -------  -------  -------  -------
                                Dollars in millions (except per share data)
Statement of Operations
 Data:

Revenues and other
 income(1)(2)...........  $21,188  $19,779 $39,914  $29,119  $28,077  $22,824  $22,938
Income from
 operations(2)..........    2,039    1,588   1,752    1,863    1,517    1,705    1,779
Includes:
 Inventory market
  valuation credits
  (charges).............      --       --      --       551     (267)    (284)     209
 Gain (loss) on
  ownership change in
  MAP...................       (6)       8      12       17      245      --       --
Income from continuing
 operations.............    1,069      720     411      705      674      908      946
Income from discontinued
 operations.............      --       --      --       --       --        80        6
Extraordinary losses....      --       --      --        (7)     --       --        (9)
Cumulative effect of
 change in accounting
 principle..............       (8)     --      --       --       --       --       --
                          -------  ------- -------  -------  -------  -------  -------
Net income..............  $ 1,061  $   720 $   411  $   698  $   674  $   988  $   943
Noncash credit from
 exchange of preferred
 stock..................      --       --      --       --       --        10      --
Dividends on preferred
 stock..................       (4)     (4)      (8)      (9)      (9)     (13)     (22)
                          -------  ------- -------  -------  -------  -------  -------
Net income applicable to
 common stocks..........  $ 1,057  $   716 $   403  $   689  $   665  $   985  $   921
                          =======  ======= =======  =======  =======  =======  =======

Common Share Data:

Marathon Stock:
Income before
 extraordinary losses
 and cumulative effect
 of change in accounting
 principle..............  $ 1,090  $   621 $   432  $   654  $   310  $   456  $   671
 Per share--basic.......     3.53     1.99    1.39     2.11     1.06     1.59     2.33
    --diluted...........     3.52     1.99    1.39     2.11     1.05     1.58     2.31
Net income..............    1,082      621     432      654      310      456      664
 Per share--basic.......     3.50     1.99    1.39     2.11     1.06     1.59     2.31
    --diluted...........     3.50     1.99    1.39     2.11     1.05     1.58     2.29
Dividends paid per
 share..................      .46      .42     .88      .84      .84      .76      .70
Common Stockholders'
 Equity per share.......    18.87    16.92   15.70    15.38    13.95    12.53    11.62
Steel Stock:
Income (loss) before
 extraordinary losses...  $   (25) $    95 $   (29) $    42  $   355  $   449  $   253
 Per share--basic.......     (.28)    1.08    (.33)     .48     4.05     5.24     3.00
    --diluted...........     (.28)    1.07    (.33)     .48     3.92     4.88     2.97
Net income (loss).......      (25)      95     (29)      35      355      449      251
 Per share--basic.......     (.28)    1.08    (.33)     .40     4.05     5.24     2.98
    --diluted...........     (.28)    1.07    (.33)     .40     3.92     4.88     2.95
Dividends paid per
 share..................      .35      .50    1.00     1.00     1.00     1.00     1.00
Common Stockholders'
 Equity per share.......    20.83    23.59   21.58    23.23    23.66    20.56    18.37
Balance Sheet Data--at
period end:
Capital expenditures....  $   769          $ 1,669  $ 1,665  $ 1,580  $ 1,373  $ 1,168
Total assets............   24,514           23,401   22,931   21,133   17,284   16,980
Capitalization:
 Notes payable..........  $   250          $   150  $   --   $   145  $   121  $    81
 Total long-term debt...    4,109            4,460    4,283    3,991    3,403    4,212
 Preferred stock of
  subsidiary............      250              250      250      250      250      250
 Trust preferred
  securities............      183              183      183      182      182      --
 Minority interest in
  MAP...................    2,010            1,840    1,753    1,590      --       --
 Redeemable Delhi
  Stock(3)..............      --               --       --       --       195      --
 Preferred stock........        2                2        3        3        3        7
 Common stockholders'
  equity................    7,692            6,762    6,853    6,402    5,397    5,015
                          -------          -------  -------  -------  -------  -------
   Total
    capitalization......  $14,496          $13,647  $13,325  $12,563  $ 9,551  $ 9,565
                          =======          =======  =======  =======  =======  =======

--------
(1) Consists of revenues, dividend and investee income (loss), gain (loss) on ownership change in Marathon Ashland Petroleum LLC ("MAP"), net gains (losses) on disposal of assets, gain on investee stock offering and other income.
(2) Excludes amounts for the Delhi Group (sold in 1997), which have been reclassified as discontinued operations.
(3) On January 26, 1998, USX redeemed all of the outstanding shares of USX-- Delhi Group Common Stock.

        Selected Historical Financial Information for the Marathon Group

   The following table sets forth selected historical information for the Marathon Group. This information does not present the financial information for Marathon Oil Corporation as if it were a separate entity for the periods presented. For financial information for Marathon Oil Corporation which gives effect to the transactions contemplated by the Plan of Reorganization, see "Marathon Oil Corporation Unaudited Pro Forma Condensed Balance Sheet" and "Marathon Oil Corporation Unaudited Pro Forma Condensed Statement of Operations" on pages 60 and 66. This information should be read in conjunction with USX Corporation's consolidated financial statements, including the notes thereto, which are incorporated by reference in the registration statement of which this prospectus forms a part.

                            Six Months
                           Ended June 30           Year Ended December 31,
                          ---------------- -----------------------------------------
                           2001     2000    2000    1999    1998     1997     1996
                          -------  ------- ------- ------- -------  -------  -------
                                            Dollars in millions
Statement of Operations
 Data:
Revenues and other
 income(1)..............  $17,911  $16,565 $33,859 $23,707 $21,623  $15,775  $16,153
Income from operations..    2,167    1,385   1,648   1,713     938      932    1,296
Includes:
  Inventory market
   valuation credits
   (charges)............      --       --      --      551    (267)    (284)     209
  Gain (loss) on
   ownership change in
   MAP..................       (6)       8      12      17     245      --       --
Income before
 extraordinary losses
 and cumulative effect
 of change in accounting
 principle..............    1,090      621     432     654     310      456      671
Net income..............    1,082      621     432     654     310      456      664

Balance Sheet Data--at
 period end:
Capital expenditures....  $   628          $ 1,425 $ 1,378 $ 1,270  $ 1,038  $   751
Total assets............   16,004           15,232  15,674  14,544   10,565   10,151
Capitalization:
  Notes payable.........  $   127          $    80 $   --  $   132  $   108  $    59
  Total long-term debt..    1,800            2,085   3,368   3,515    2,893    2,906
  Preferred stock of
   subsidiary...........      184              184     184     184      184      182
  Minority interest in
   MAP..................    2,010            1,840   1,753   1,590      --       --
  Common stockholders'
   equity...............    5,834            4,845   4,800   4,312    3,618    3,340
                          -------          ------- ------- -------  -------  -------
    Total
     capitalization.....  $ 9,955          $ 9,034 $10,105 $ 9,733  $ 6,803  $ 6,487
                          =======          ======= ======= =======  =======  =======

---------------------
(1) Consists of revenues, dividends and investee income (loss), gain (loss) on ownership change in MAP, net gains (losses) on disposal of assets and other income.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                             OF UNITED STATES STEEL

   The following information relates to the financial condition and results of operations of United States Steel. A discussion of the financial condition and results of operations of Marathon is incorporated by reference in the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" on page (ii).

   United States Steel, through its Domestic Steel segment, is engaged in the production, sale and transportation of steel mill products, coke, taconite pellets and coal; the management of mineral resources; real estate development; and engineering and consulting services and, through its U. S. Steel Kosice ("USSK") segment, primarily located in the Slovak Republic, in the production and sale of steel mill products and coke for the central European market. Certain business activities are conducted through joint ventures and partially owned companies, such as USS-POSCO Industries ("USS-POSCO"), PRO-TEC Coating Company ("PRO-TEC"), Clairton 1314B Partnership, Republic Technologies International, LLC ("Republic") and Rannila Kosice, s.r.o. Management's Discussion and Analysis should be read in conjunction with United States Steel's Combined Financial Statements and Notes to Combined Financial Statements.

   Certain sections of Management's Discussion and Analysis include forward-looking statements concerning trends or events potentially affecting the businesses of United States Steel. These statements typically contain words such as "anticipates", "believes", "estimates", "expects", "intends" or similar words indicating that future outcomes are not known with certainty and subject to risk factors that could cause these outcomes to differ significantly from those projected. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors that could cause future outcomes to differ materially from those set forth in forward-looking statements. For additional risk factors affecting the businesses of United States Steel, see "Risk Factors" beginning on page 22.

Results of Operations

  Revenues and other income for the first six months of 2001 and 2000 and the years 2000, 1999 and 1998 are set forth in the following table:

                                          Six Months
                                         Ended June 30
                                         -------------
                                          2001   2000    2000    1999    1998
                                         ------ ------  ------  ------  ------
                                               (Dollars in Millions)
Revenues by product:
  Sheet and semi-finished steel
   products............................. $1,601 $1,790  $3,288  $3,433  $3,598
  Tubular, plate, and tin mill
   products.............................  1,096    884   1,731   1,140   1,546
  Raw materials (coal, coke and iron
   ore).................................    254    268     626     549     744
  Other(/1/)............................    292    269     445     414     490
Income (loss) from affiliates...........     40      7      (8)    (89)     46
Gain on disposal of assets..............     16     28      46      21      54
Other income (loss).....................      2     (2)      4       2      (1)
                                         ------ ------  ------  ------  ------
Total revenues and other income......... $3,301 $3,244  $6,132  $5,470  $6,477
                                         ====== ======  ======  ======  ======

---------------------
(1) Includes revenue from the sale of steel production by-products, real estate development, resource management, and engineering and consulting services.

   Revenues and other income increased by $57 million in the first six months of 2001 compared with the first six months of 2000. The increase primarily reflected the inclusion of USSK revenues, partially offset by lower domestic shipment volumes (domestic steel shipments decreased 841,000 tons) and lower average domestic steel product prices (average prices decreased $11 per ton).

   Revenues and other income increased by $662 million in 2000 from 1999 primarily due to the consolidation of Lorain Tubular Company LLC, ("Lorain Tubular") effective January 1, 2000, higher average realized prices, particularly tubular product prices, and lower losses from investees, which, in 1999, included a $47 million charge for the impairment of United States Steel's previous investment in USS/Kobe Steel Company and costs related to the formation of Republic. Total revenues and other income in 1999 decreased by $1,007 million from 1998 primarily due to lower average realized prices and lower income from investees.

   Income (loss) from operations for the first six months of 2001 and 2000 and the years 2000, 1999 and 1998 are set forth in the following table:

                                               Six Months
                                               Ended June
                                                   30
                                               ------------
                                               2001   2000   2000  1999  1998
                                               -----  -----  ----  ----  -----
                                                  (Dollars in millions)
Segment income (loss) for Domestic
 Steel(/1/)(/2/).............................. $(220) $ 122  $ 23  $ 91  $ 517
Segment income for U. S. Steel Kosice(/3/)....    82    --      2   --     --
                                               -----  -----  ----  ----  -----
    Income (loss) for reportable segments..... $(138) $ 122  $ 25  $ 91  $ 517
Items not allocated to segments:
  Net pension credits.........................    72    132   266   228    186
  Administrative expenses.....................   (15)   (11)  (25)  (17)   (24)
  Costs related to former business
   activities(/4/)............................   (38)   (40)  (91)  (83)  (100)
  Costs related to the Separation.............    (9)   --    --    --     --
  Asset impairments--Coal.....................   --     --    (71)  --     --
  Impairment of United States Steel's
   investment in USS/Kobe and costs related to
   formation of Republic......................   --     --    --    (47)   --
  Loss on investment in RTI stock used to
   satisfy indexed debt obligation............   --     --    --    (22)   --
                                               -----  -----  ----  ----  -----
    Total income (loss) from operations....... $(128) $ 203  $104  $150  $ 579
                                               =====  =====  ====  ====  =====

---------------------
(1) The first six months of 2001 include a favorable $68 million for United States Steel's share of gain on the Transtar reorganization and a $74 million charge for a substantial portion of accounts receivable from Republic. The first six months of 2000 include charges totaling $15 million for certain environmental and legal accruals.
(2) Includes income from the sale, domestic production and transportation of steel products, coke, taconite pellets and coal; the management of mineral resources; real estate development; engineering and consulting services; and equity income from joint ventures and partially owned companies.
(3) Includes the sale and production of steel products and coke from facilities primarily located in the Slovak Republic.
(4) Primarily represents postretirement costs other than pension (OPEB costs) related to all retirees prior to January 1, 1987, and related to former employees and retirees from the businesses sold or closed after January 1, 1987. Also includes certain other expenses (primarily litigation and environmental remediation costs) associated to lines of business in which USX is no longer engaged as a result of sale or closure.

 Segment income for Domestic Steel

   Segment income for Domestic Steel operations decreased $342 million in the first six months of 2001, compared with the first six months of 2000, primarily due to lower average steel prices, higher costs from operating inefficiencies primarily due to lower throughput for sheet products, higher energy costs, lower shipment volumes and lower results at iron ore and coal operations.

   Domestic Steel operations recorded segment income of $23 million in 2000 versus segment income of $91 million in 1999, a decrease of $68 million. The 2000 segment income included $36 million for certain environmental and legal accruals, a $34 million charge to establish reserves against notes and receivables from financially distressed steel companies and a $10 million charge for United States Steel's share of Republic special charges. Results in 1999 included $17 million in charges for certain environmental and legal accruals and $7 million in various non-recurring investee charges. Excluding these items, the decrease in segment income for Domestic Steel was primarily due to higher costs related to energy and inefficient operating levels due to lower throughput, lower income from raw materials operations, particularly coal operations, and lower sheet shipments resulting from high levels of imports that continued in 2000.

   Segment income for Domestic Steel operations in 1999 decreased $426 million from 1998. Results in 1998 included a net favorable $30 million for an insurance litigation settlement and charges of $10 million related to a voluntary workforce reduction plan. Excluding these items, the decrease in segment income for Domestic Steel was primarily due to lower average steel prices, lower income from raw materials operations, a less favorable product mix and lower income from investees.

 Segment income for U. S. Steel Kosice

   Segment income for USSK was $82 million for the first six months of 2001 and $2 million for the period following the November 24, 2000 acquisition through year-end 2000.

 Items not allocated to segments

   Net pension credits associated with all of United States Steel's domestic pension plans are not included in segment income for domestic operations. These net pension credits, which are primarily noncash, totaled $72 million in first six months of 2001, compared to $132 million in first six months of 2000. The $60 million decrease in net pension credits in the first six months 2001 is primarily due to the transition asset being fully amortized at the end of 2000. In addition, these net pension credits totaled $266 million in 2000, $228 million in 1999 and $186 million in 1998. Net pension credits in 1999 included $35 million for a one-time favorable pension settlement primarily related to the voluntary early retirement program for salaried employees. Currently, the net pension credit for 2001 is expected to be approximately $145 million, excluding any potential impacts from the Separation. Future net pension credits will no longer benefit from the transition asset, which was fully amortized in 2000, and can vary depending upon the market performance of plan assets, changes in actuarial assumptions regarding such factors as a selection of a discount rate and rate of return on assets, changes in the amortization levels of prior period service costs, plan amendments affecting benefit payout levels, business combinations and profile changes in the beneficiary populations being valued. To the extent net pension credits decline in the future, income from operations would be adversely affected.

   Administrative expenses are corporate general and administrative costs allocated to United States Steel by USX based upon utilization or other methods management believes to be reasonable and which consider certain measures of business activities, such as employment, investments and revenues. The costs allocated to United States Steel were $15 million and $11 million for the six months ended June 30, 2001 and 2000, respectively, and $25 million in 2000, $17 million in 1999 and $24 million in 1998, which primarily consist of employment costs including pension effects, professional services, facilities and other related costs associated with corporate activities. The increase from 1999 to 2000 primarily resulted from the nonrecurrence of favorable 1999 franchise tax settlements and employee compensation costs. The decrease from 1998 to 1999 was largely the result of lower franchise taxes, primarily due to settlements of prior years' taxes.

   Costs related to former business activities increased $8 million in 2000 from 1999 primarily due to higher litigation expenses. Costs related to former business activities decreased $17 million in 1999 from 1998 primarily due to lower litigation expenses and lower payments to a multiemployer health care benefit plan created by the Coal Industry Retiree Health Benefit Act of 1992.

   Costs related to the Separation include professional fees and expenses and certain other costs.

   Asset impairments--Coal were for asset impairments at U. S. Steel Mining's coal mines in Alabama and West Virginia in 2000 following a reassessment of long-term prospects after adverse geological conditions were encountered.

   In 1999, an impairment of USX's investment in USS/Kobe and costs related to the formation of Republic totaled $47 million.

   Income from operations in 1999 also included a loss on investment in RTI stock used to satisfy indexed debt obligations of $22 million from the termination of ownership in RTI International Metals, Inc.

   Net interest and other financial costs for the first six months of 2001 and 2000 and the years 2000, 1999 and 1998 are set forth in the following table:

                                                   Six Months
                                                      Ended
                                                    June 30,
                                                   ------------
                                                   2001   2000  2000 1999  1998
                                                   -----  ----- ---- ----  ----
                                                     (Dollars in millions)
Net interest and other financial costs (income)..  $  36  $ 48  $105 $74   $42
Less:
  Favorable adjustment to carrying value of
   indexed debt(/1/).............................    --    --    --  (13)  (44)
  Favorable adjustment to interest related to
   prior years' taxes(/2/).......................    (67)  --    --  --    --
                                                   -----  ----  ---- ---   ---
Net interest and other financial costs adjusted
 to exclude above items..........................  $ 103  $ 48  $105 $87   $86
                                                   =====  ====  ==== ===   ===

--------------------
(1) In December 1996, USX issued $117 million of 6 3/4% Exchangeable Notes Due February 1, 2000 ("Indexed Debt") indexed to the price of RTI common stock. The carrying value of Indexed Debt was adjusted quarterly to settlement value, based on changes in the value of RTI common stock. Any resulting adjustment was credited to income and included in interest and other financial costs.
(2) Reversal of interest accrued on prior year contested tax liabilities resolved in the first quarter of 2001.

   Adjusted net interest and other financial costs increased by $55 million in the first six months of 2001 as compared with the same period in 2000. This increase was largely due to a higher average debt level, which primarily resulted from the elective funding for employee benefits and the acquisition of USSK, both of which occurred in the fourth quarter of 2000.

   Adjusted net interest and other financial costs increased $18 million in 2000 as compared with 1999, primarily due to higher average debt levels. Adjusted net interest and other financial costs were $87 million in 1999 as compared with $86 million in 1998.

   The credit for income taxes in the first six months of 2001 was $143 million. The credit contained a $33 million tax benefit associated with the Transtar reorganization and an unfavorable adjustment of $15 million related to the settlement of prior years' taxes. In addition, as a result of tax credit provisions of laws of the Slovak Republic and certain tax planning strategies, virtually no income tax provision is recorded for income related to USSK.

   The provision for income taxes in 2000 decreased compared to 1999 primarily due to a decline in income from operations, partially offset by higher state income taxes as certain previously recorded state tax benefits will not be utilized. The provision for income taxes in 1999 decreased compared to 1998 due to a decline in income from operations.

   The extraordinary loss on extinguishment of debt of $7 million, net of income tax benefit, in 1999 included a $5 million loss resulting from the satisfaction of the indexed debt and a $2 million loss for United States Steel's share of Republic's extraordinary loss related to the early extinguishment of debt.

   Net loss in the first six months of 2001 was $21 million, compared with net income of $99 million in the first six months of 2000, a decrease of $120 million. United States Steel recorded a 2000 net loss of $21 million, compared with net income of $44 million in 1999 and $364 million in 1998. Net income decreased $65 million in 2000 from 1999 and decreased $320 million in 1999 from 1998. These decreases in net income primarily reflect the factors discussed above.

Operating Statistics

   First six months 2001 United States Steel shipments were 6.9 million net tons. Domestic Steel shipments of 5.0 million tons and raw steel production of
5.2 million tons decreased 14% and 15%, respectively, from the same period in 2000. Domestic raw steel capability utilization in the first six months of 2001 averaged 83%, compared to 97% in the same period in 2000. At USSK, first six month 2001 shipments were 1.8 million net tons, raw steel production was 2.1 million net tons and raw steel capability utilization was 93% based on annual raw steel production capability which had been 4.5 million net tons.

   Total steel shipments were 11.1 million tons in 2000, 10.6 million tons in 1999, and 10.7 million tons in 1998. Domestic Steel shipments comprised approximately 9.8% of the domestic steel market in 2000. Domestic Steel shipments were negatively affected by high import levels in 2000, 1999 and 1998 and by weak tubular markets in 1999 and 1998. Exports accounted for approximately 5% of Domestic Steel shipments in 2000, 3% in 1999 and 4% in 1998.

   Domestic raw steel production was 11.4 million tons in 2000, compared with
12.0 million tons in 1999 and 11.2 million tons in 1998. Domestic raw steel production averaged 89% of capability in 2000, compared with 94% of capability in 1999 and 88% of capability in 1998. In 2000, domestic raw steel production was negatively impacted by a planned reline at Gary Works No. 4 blast furnace in July 2000. Because of market conditions, United States Steel limited its domestic production by keeping the Gary Works No. 4 blast furnace out of service until February 2001. In 1998, domestic raw steel production was negatively affected by a planned reline at Gary Works No. 6 blast furnace, an unplanned blast furnace outage at the Gary Works No. 13 blast furnace, and the idling of certain facilities as a result of the increase in imports. Because of market conditions, United States Steel curtailed its domestic production by keeping the Gary Works No. 6 blast furnace out of service until

February 1999, after a scheduled reline was completed in mid-August 1998. In addition, domestic raw steel production was cut back at Mon Valley Works and Fairfield Works during 1998.

Financial Condition and Cash Flows

   Current assets at June 30, 2001 decreased $41 million from year-end 2000 primarily due to decreases in inventories, deferred income tax benefits and income taxes receivable, partially offset by increases in cash and cash equivalents and accounts receivable. Current assets at year-end 2000 increased $736 million from year-end 1999 primarily due to an increase in cash and cash equivalents, a larger income tax receivable from Marathon, and increased trade receivables and inventories resulting from the acquisition of USSK.

   Net property, plant and equipment at June 30, 2001 increased $359 million from year-end 2000 primarily due to the consolidation of Transtar and the acquisition of East Chicago Tin. Net property, plant and equipment at year-end 2000 increased $223 million from year-end 1999 primarily due to the acquisition of USSK.

   Current liabilities at June 30, 2001 increased $269 million from year-end 2000 primarily due to increases in notes payable, debt due within one year and accrued taxes. Current liabilities in 2000 increased $107 million from 1999 primarily due to increased notes payable and increased debt due within one year, partially offset by a decrease in payroll and benefits payable.

   Total long-term debt and notes payable was $2,432 million at June 30, 2001, $13 million lower than year-end 2000. Total long-term debt and notes payable at December 31, 2000 of $2,445 million was $1,530 million higher than year-end 1999. USX debt attributed to United States Steel increased partially due to a $500 million elective contribution to a Voluntary Employee Benefit Association ("VEBA"), a trust established by contract in 1994 covering United Steelworkers of America retirees' health care and life insurance benefits, and the acquisition of USSK. Excluding the impact of these items, the increase in debt was primarily due to lower cash flow provided from operating activities partially offset by reduced capital expenditures. Most of the debt is a direct obligation of, or is guaranteed by, USX.

   Employee benefits at June 30, 2001 increased $149 million from year-end 2000 primarily due to additional liabilities resulting from the Transtar consolidation and the acquisition of the tin mill products business of LTV Corporation. Employee benefits at December 31, 2000 decreased $478 million from December 31, 1999 primarily due to the $500 million elective contribution to a VEBA.

   Net cash provided from operating activities increased $126 million in the first six months of 2001, compared with the first six months of 2000. The increase was due primarily to favorable working capital changes, which included a favorable income tax settlement of $379 million with Marathon in the first six months of 2001 compared to a favorable settlement of $97 million in the first six months of 2000, partially offset by decreased net income (excluding noncash items).

   Net cash used in operating activities in 2000 was $627 million and reflected the $500 million elective contribution to a VEBA and a $30 million elective contribution to a non-union retiree life insurance trust, partially offset by an income tax settlement with Marathon in accordance with the group tax allocation policy. The $500 million VEBA contribution has provided United States Steel with the flexibility to fund the ongoing costs of providing USWA retiree health care and life insurance benefits from the VEBA instead of from corporate cash flow for at least the next several years. It is estimated that approximately $110 million of such obligations will be paid from the VEBA instead of from corporate cash in 2001. Net cash used in operating activities was $80 million in 1999 including a net payment of $320 million upon the expiration of the accounts receivable program. Excluding these non-recurring items in both years, net cash provided from operating activities decreased $434 million in 2000 due mainly to decreased profitability and an increase in working capital.

   Net cash provided from operating activities was $380 million in 1998 and included proceeds of $38 million for the insurance litigation settlement pertaining to the 1995 Gary Works No. 8 blast furnace explosion and the payment of $30 million for the repurchase of sold accounts receivable, partially offset by an income tax settlement with Marathon in accordance with the group tax allocation policy. Excluding these non-recurring items in both years, net cash provided from operating activities decreased $110 million in 1999 due mainly to decreased profitability.

   Capital expenditures in the first six months of 2001 were $141 million, compared with $97 million in the same period in 2000. The increase of $44 million is primarily due to exercising a buyout option of a lease for the balance of the Gary Works No. 2 Slab Caster.

   Capital expenditures of $244 million in 2000 included exercising an early buyout option of a lease for approximately half of the Gary Works No. 2 Slab Caster; the continued replacement of coke battery thruwalls at Gary Works; installation of the remaining two coilers at Gary's hot strip mill; a blast furnace stove replacement at Gary Works; and the continuation of an upgrade to the Mon Valley cold reduction mill.

   Capital expenditures of $287 million in 1999 included the completion of the new 64" pickle line at Mon Valley Works; the replacement of one coiler at the Gary hot strip mill; an upgrade to the Mon Valley cold reduction mill; replacement of coke battery thruwalls at Gary Works; several projects at Gary Works allowing for production of specialized high strength steels, primarily for the automotive market; and completion of the conversion of the Fairfield pipemill to use rounds instead of square blooms.

   Capital expenditures of $310 million in 1998 included a reline of the Gary Works No. 6 blast furnace; an upgrade to the galvanizing line at Fairless Works; replacement of coke battery thruwalls at Gary Works; conversion of the Fairfield pipemill to use round instead of square blooms; and additional environmental expenditures primarily at Fairfield Works and Gary Works.

   Contract commitments for capital expenditures at June 30, 2001 totaled $109 million compared with $206 million at year-end 2000 and $83 million at year-end 1999. In addition, USSK has a commitment to the Slovak government for a capital improvements program of $700 million, subject to certain conditions, over a period commencing with the acquisition date and ending on December 31, 2010.

   Capital expenditures for 2001, which include expenditures related to the recently acquired facilities of USSK, Transtar and East Chicago Tin, are expected to be approximately $325 million, a reduction of over $100 million from the amount originally expected, primarily due to the substitution of leases for purchases and the delay or deferral of certain capital projects. Major expenditures include exercising an early buyout option of a lease for the balance of the Gary Works No. 2 Slab Caster; work on the No. 3 blast furnace at Mon Valley Works; work on the No. 2 stove at the No. 6 blast furnace at Gary Works; the completion of the replacement of coke battery thruwalls at Gary Works; the completion of an upgrade to the Mon Valley cold reduction mill; systems development projects; and projects at USSK, including the completion of the tin mill upgrade.

   The preceding statement concerning expected 2001 capital expenditures is a forward-looking statement. This forward-looking statement is based on assumptions, which can be affected by, among other things, levels of cash flow from operations, general economic conditions, whether or not assets are purchased or financed by operating leases, unforeseen hazards such as weather conditions, explosions or fires, which could delay the timing of completion of particular capital projects. Accordingly, actual expenditures may differ materially from current expectations in the forward-looking statement.

   Investments in investees in 2000 of $35 million largely reflected an investment in stock of VSZ in which United States Steel now holds a 25 percent interest. Investments in investees in 1999 of $15 million was an investment in Republic. Investments in investees in 1998 of $73 million mainly reflects funding for entry into a joint venture in the Slovak Republic with VSZ.

   The acquisition of U. S. Steel Kosice, s.r.o. totaled $10 million in 2000, which reflected a $69 million purchase price net of cash acquired in the transaction of $59 million. The first quarter 2001 acquisition of East Chicago Tin and consolidation of Transtar were noncash transactions.

   Net cash changes related to financial obligations decreased by $32 million in the first six months of 2001, reflecting favorable cash from operations, partially offset by capital expenditures and dividend payments. Financial obligations consist of United States Steel's portion of USX debt and preferred stock of a subsidiary attributed to both groups, as well as debt and financing agreements specifically attributed to United States Steel.

   Net cash changes related to financial obligations increased by $1,202 million, $486 million and $9 million in 2000, 1999 and 1998, respectively. The increase in 2000 primarily reflected the net effects of cash used in operating activities, including a VEBA contribution, cash used in investing activities, dividend payments and preferred stock repurchases. The increase in 1999 primarily reflected the net effects of cash used in operating and investing activities and dividend payments.

   Dividends paid decreased $13 million in the first six months of 2001 from the same period in 2000, due to a decrease in the dividend rate paid to U. S. Steel Group common stockholders.

Liquidity

 Prior to Separation

   As a matter of policy, USX has managed most financial activities on a centralized, consolidated basis, and will continue to do so until the Separation. Such financial activities include the investment of surplus cash; the issuance, repayment and repurchase of short-term and long-term debt; the issuance, repurchase and redemption of preferred stock; and the issuance and repurchase of common stock. Transactions related primarily to invested cash, short-term and long-term debt (including convertible debt), related net interest and other financial costs and preferred stock and related dividends are attributed to United States Steel based upon its cash flows for the periods presented and its initial capital structure. However, a portion of most financing transactions are attributed to and reflected in the combined financial statements of United States Steel. Transactions such as leases, certain collateralized financings, financial activities of consolidated entities that are less than wholly owned by USX and transactions related to securities convertible solely into USX-U.S. Steel Group Common Stock are or will be specifically attributed to and reflected in their entirety in the combined financial statements of United States Steel.

   The cash requirements for United States Steel have been funded as part of USX's program of managing financial activities on a centralized consolidated basis. In December 2000, USX entered into a $1,354 million five-year revolving credit agreement, terminating in November 2005, and a $451 million 364-day facility, which together replaced the prior $2,350 million facility. At June 30, 2001, USX had no borrowings against its $1,354 million long-term revolving credit agreement, no borrowings against its $451 million 364-day facility and no commercial paper borrowings. There were no borrowings against USX's short-term lines of credit totaling $115 million at June 30, 2001. At June 30, 2001, there were no borrowings against the USSK $50 million revolving credit agreement.

   On July 31, 2001, the USX board of directors approved a plan of reorganization of the corporation in order to separate the energy and steel businesses. Until the plan of reorganization is implemented or abandoned, USX management believes that it will be more difficult to access traditional debt and equity markets.

   Capital expenditures in the first half of 2001 were $141 million and are expected to be approximately $325 million for the full year, including expenditures related to the recently acquired facilities of USSK, Transtar, and East Chicago Tin. Contract commitments for capital expenditures at June 30, 2001 totaled $109 million. Based upon preliminary assumptions, capital expenditures are expected to be at least $260 million for the full year in 2002.

 After Separation

   Following the Separation, United States Steel will be an independent company and will no longer have access to the financial resources of USX Corporation. It is a condition to the Separation that United States Steel have in place, at the time of the Separation, cash and undrawn credit facilities of at least $400 million.

   Assuming the Separation had occurred on June 30, 2001, United States Steel Corporation and its subsidiaries would have had total outstanding debt of $1,793 million, including:

  .a USSK loan facility of $325 million;

  .assumed USX debt and capital leases of $569 million; and

  .new financing arrangements of $899 million.

   The $899 million of new financing arrangements include the $365 million of SQUIDS offered hereby which will be used to replace obligations of USX attributed to United States Steel. Additional new financing arrangements to pay Marathon Oil Corporation $505 million and fund Separation costs in the amount of $29 million include the July 27 and September 11, 2001 sale of $535 million of Senior Notes, at a discount of $5 million, and other financing arrangements of $4 million. In the event that less than $365 million of SQUIDS are issued in the exchange offers, the amount of the required payment to Marathon Oil Corporation, and, consequently, the additional new financing arrangements required, will be increased by the difference between $365 million and the amount of the SQUIDS actually issued. United States Steel will obtain any additional new financing required through one or a combination of additional notes (including additional SQUIDS), lease financings, new preferred or other security offerings and new credit facilities, including a secured accounts receivable facility. Some or all of the additional financing requirements may be funded through the preliminary tax settlement from Marathon, which is expected to be at least $300 million and will be received prior to the Separation. In addition, it is a condition to the Separation that United States Steel have in place, at the time of the Separation, cash and undrawn credit of at least $400 million. The amount of additional financing required at Separation may vary as a result of a number of factors, including the amount of SQUIDS actually issued in the exchange offers, the operating performance of United States Steel, its working capital position and the amount of the tax settlement with Marathon.
   Based on United States Steel's pro forma debt levels as of June 30, 2001, United States Steel anticipates that its scheduled interest payments for the twelve months immediately following the Separation will be approximately $148 million, assuming an annual weighted average interest rate of 8.50%.

   United States Steel management believes that its liquidity will be adequate to satisfy its obligations after the Separation for the foreseeable future, including its obligations under the Financial Matters Agreement with Marathon Oil Corporation and any other financing transactions related to the Separation, and to complete currently authorized capital spending programs. Future requirements for United States Steel's business needs, including the funding of capital expenditures, debt service for the financing to be incurred in relation to the Separation, and any amounts that may ultimately be paid in connection with contingencies, are expected to be financed by a combination of internally generated funds, proceeds from the sale of stock, borrowings and other external financing sources. However, United States Steel Corporation will no longer be party to the USX consolidated tax return and, therefore, will no longer be eligible for cash settlements under USX's Tax Allocation Policy. We cannot assure you that our business will generate sufficient operating cash flow or that external financing sources will be available in an amount sufficient to enable us to service or refinance our indebtedness, including the SQUIDS and the various other financing facilities we expect to enter into in connection with the Separation (for which the maturities and amortization schedules for payments of principal have yet to be determined), or to fund our other liquidity needs. In the event that there is a prolonged delay in the recovery of the manufacturing sector of the U.S. economy, United States Steel believes that it can maintain adequate liquidity through a combination of deferral of nonessential capital spending, sales of non-strategic assets and further cash conservation measures.

   USX has elected to file a consolidated United States federal income tax return. Accordingly, the provision for federal income taxes and the related payments or refunds of tax are determined on a consolidated basis. The consolidated provision and the related tax payments or refunds have been reflected in the United States Steel financial statements in accordance with USX's Tax Allocation Policy.

   For tax provision and settlement purposes, consolidated tax benefits or detriments resulting from attributes generated by United States Steel, principally net operating losses and minimum tax credits, which could not be utilized on a separate return basis for United States Steel, but which were utilized on the USX consolidated tax return were allocated to United States Steel. As a result, a tax receivable or payable was recorded reflecting the benefits or detriments accruing to United States Steel for the use of these attributes by USX. The tax receivable from USX established at December 31, 2000 was settled in the first quarter 2001 by a $364 million reduction to outstanding debt balances of United States Steel. Year to date settlements were $379 million in the first six months of 2001, $91 million in 2000, $(2) million in 1999, and $21 million in 1998. For pre-Separation tax years which have not been settled with the IRS, the Tax Sharing Agreement replaces the USX Tax Allocation Policy and generally provides for resettlement of these tax years on a basis similar to the USX Tax Allocation Policy. A preliminary settlement for the calendar year 2001 federal income taxes, which would be made in March 2002 under USX's current Tax Allocation Policy, will be made immediately prior to the Separation at a discounted amount to reflect the time value of money. Under the preliminary settlement for calendar year 2001, it is expected that United States Steel will receive at least $300 million from Marathon immediately prior to the Separation arising from USX's current Tax Allocation Policy.

   Following the Separation, United States Steel will no longer be a member of the USX consolidated group for tax purposes and, therefore, generally will no longer be eligible for settlements under the Tax Sharing Agreement for post-Separation tax years.

   United States Steel management's opinion concerning liquidity and United States Steel's ability to avail itself in the future of the financing options mentioned in the above forward-looking statements are based on currently available information. To the extent that this information proves to be inaccurate, future availability of financing may be adversely affected. Factors that could affect the availability of financing include the performance of United States Steel (as measured by various factors including cash provided from operating activities), the state of worldwide debt and equity markets, investor perceptions and expectations of past and future performance, the overall U.S. financial climate, and, in particular, with respect to borrowings, by levels of United States Steel's outstanding debt and credit ratings by rating agencies.

Environmental Matters, Litigation and Contingencies

   United States Steel has incurred and will continue to incur substantial capital, operating and maintenance, and remediation expenditures as a result of environmental laws and regulations. In recent years, these expenditures have been mainly for process changes in order to meet Clean Air Act obligations, although ongoing compliance costs have also been significant. To the extent these expenditures, as with all costs, are not ultimately reflected in the prices of United States Steel's products and services, operating results will be adversely affected. United States Steel believes that all of its domestic competitors are subject to similar environmental laws and regulations. However, the specific impact on each competitor may vary depending on a number of factors, including the age and location of its operating facilities, marketing areas, production processes and the specific products and services it provides. To the extent that competitors are not required to undertake equivalent costs in their operations, the competitive position of United States Steel could be adversely affected.

   In addition, United States Steel expects to incur capital expenditures for its USSK operation to meet environmental standards under the Slovak Republic's environmental laws.

   The Resource Conservation and Recovery Act ("RCRA") establishes standards for the management of solid and hazardous wastes. Besides affecting current waste disposal practices, RCRA also addresses the environmental effects of certain past waste disposal operations, the recycling of wastes and the regulation of storage tanks.

   United States Steel is in the study phase of RCRA corrective action programs at its Fairless Works and its former Geneva Works. A RCRA corrective action program has been initiated at its Gary Works and at its Fairfield Works. Until the studies are completed at these facilities, United States Steel is unable to estimate the total cost of remediation activities that will be required.

   United States Steel has been notified that it is a potential responsible party ("PRP") at 22 waste sites under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") as of June 30, 2001. In addition, there are 16 sites where United States Steel has received information requests or other indications that United States Steel may be a PRP under CERCLA but where sufficient information is not presently available to confirm the existence of liability or to make any judgment as to the amount thereof. There are also 29 additional sites related to United States Steel where remediation is being sought under other environmental statutes, both federal and state, or where private parties are seeking remediation through discussions or litigation. At many of these sites, United States Steel is one of a number of parties involved and the total cost of remediation, as well as United States Steel's share thereof, is frequently dependent upon the outcome of investigations and remedial studies. United States Steel accrues for environmental remediation activities when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. As environmental remediation matters proceed toward ultimate resolution or as additional remediation obligations arise, charges in excess of those previously accrued may be required.

   In October 1996, United States Steel was notified by the Indiana Department of Environmental Management ("IDEM"), acting as lead trustee, that IDEM and the U.S. Department of the Interior had concluded a preliminary investigation of potential injuries to natural resources related to the releases of hazardous substances from various municipal and industrial sources along the east branch of the

Grand Calumet River and Indiana Harbor Canal. The public trustees completed a pre-assessment screen pursuant to federal regulations and have determined to perform a Natural Resource Damages Assessment. United States Steel was identified as a PRP along with 15 other companies owning property along the river and harbor canal. United States Steel and eight other PRPs have formed a joint defense group. In 2000, the trustees concluded their assessment of sediment injuries, which included a technical review of environmental conditions. The PRP joint defense group has proposed terms for the settlement of this claim which have been endorsed by representatives of the trustees and the U.S. Environmental Protection Agency ("EPA") to be included in a consent decree that United States Steel expects will resolve this claim. A reserve has been established for United States Steel's share of this anticipated settlement.

   In 1997, USS/Kobe Steel Company ("USS/Kobe"), a joint venture between United States Steel and Kobe Steel, Ltd. ("Kobe"), was the subject of a multi-media audit by the EPA that included an air, water and hazardous waste compliance review. USS/Kobe and the EPA entered into a tolling agreement pending issuance of the final audit and commenced settlement negotiations in July 1999. In August 1999, the steelmaking and bar producing operations of USS/Kobe were combined with companies controlled by Blackstone Capital Partners II to form Republic. The tubular operations of USS/Kobe were transferred to a newly formed entity, Lorain Tubular, which operated as a joint venture between USX and Kobe until December 31, 1999 when USX purchased all of Kobe's interest in Lorain Tubular. Republic and Lorain Tubular are continuing negotiations with the EPA. Most of the matters raised by the EPA relate to Republic's facilities, however, air discharge from Lorain Tubular's #3 seamless pipe mill has also been cited. Lorain Tubular will be responsible for matters relating to its facilities. The final report and citations from the EPA have not been issued.

   In 1998, United States Steel entered into a consent decree with the EPA which resolved alleged violations of the Clean Water Act National Pollution Discharge Elimination System ("NPDES") permit at Gary Works and provides for a sediment remediation project for a section of the Grand Calumet River that runs through Gary Works. Contemporaneously, United States Steel entered into a consent decree with the public trustees which resolves potential liability for natural resource damages on the same section of the Grand Calumet River. In 1999, United States Steel paid civil penalties of $2.9 million for the alleged water act violations and $0.5 million in natural resource damages assessment costs. In addition, United States Steel will pay the public trustees $1 million at the end of the remediation project for future monitoring costs and United States Steel is obligated to purchase and restore several parcels of property that have been or will be conveyed to the trustees. During the negotiations leading up to the settlement with the EPA, capital improvements were made to upgrade plant systems to comply with the NPDES requirements. The sediment remediation project is an approved final interim measure under the corrective action program for Gary Works and is expected to cost approximately $36.4 million over the next five years. Estimated remediation and monitoring costs for this project have been accrued.

   The Berks Associates/Douglassville Site ("Berks Site") is situated on a 50-acre parcel located on the Schuylkill River in Berks County, Pa. Used oil and solvent reprocessing operations were conducted on the Berks Site between 1941 and 1986. In September 1997, United States Steel signed a consent decree to conduct a feasibility study at the site relating to the alternative remedy. In 1999, a new Record of Decision was approved by the EPA and the U.S. Department of Justice. On January 19, 2001, United States Steel signed a consent decree with the EPA to remediate this site. On April 6, 2001, United States Steel paid $0.4 million for costs associated with this site. The only remaining outstanding claim is the natural resource damages claim filed by the Commonwealth of Pennsylvania.

   In 1987, the California Department of Health Services ("DHS") issued a remedial action order for the GBF/Pittsburg landfill near Pittsburg, California. DHS alleged that from 1972 through 1974, Pittsburg Works arranged for the disposal of approximately 2.6 million gallons of waste oil, sludge, caustic mud and acid, which were eventually taken to this landfill for disposal. In 2000, the parties reached a buyout arrangement with a third party remediation firm, whereby the firm agreed to take title to and remediate the site and also indemnify the PRPs. This commitment was backed by pollution insurance. United States Steel's share to participate in the buyout was approximately $1.1 million. Payment of the USX buyout amount was made December 2000. Title to the site was transferred to the remediation firm on January 31, 2001.

   In November 2000, a NOV was issued by the Jefferson County Health Department ("JCHD") alleging violation of the Halogenated Solvent National Emission Standards for Hazardous Air Pollutants and the JCHD Volatile Organic Compound ("VOC") regulations at the sheet mill stretch leveler at Fairfield Works. U.S. Steel Group proposed a civil penalty of $100,000 and a VOC emission limit, which have been agreed to by JCHD. A consent order was executed and approved by the court in May 2001. The penalty was paid by United States Steel in June 2001.

   New or expanded environmental requirements, which could increase United States Steel's environmental costs, may arise in the future. United States Steel intends to comply with all legal requirements regarding the environment, but since many of them are not fixed or presently determinable (even under existing legislation) and may be affected by future legislation, it is not possible to predict accurately the ultimate cost of compliance, including remediation costs which may be incurred and penalties which may be imposed. However, based on presently available information, and existing laws and regulations as currently implemented, United States Steel does not anticipate that environmental compliance expenditures (including operating and maintenance and remediation) will materially increase in 2001. United States Steel's capital expenditures for environmental are expected to be approximately $20 million in 2001 and are expected to be spent on projects primarily at Gary Works and USSK. Predictions beyond 2001 can only be broad-based estimates which have varied, and will continue to vary, due to the ongoing evolution of specific regulatory requirements, the possible imposition of more stringent requirements and the availability of new technologies to remediate sites, among other matters. Based upon currently identified projects, United States Steel anticipates that environmental capital expenditures will be approximately $51 million in 2002; however, actual expenditures may vary as the number and scope of environmental projects are revised as a result of improved technology or changes in regulatory requirements and could increase if additional projects are identified or additional requirements are imposed.

   United States Steel has been and is a defendant in a large number of cases in which plaintiffs allege injury resulting from exposure of asbestos. Many of these cases involve multiple plaintiffs and most have multiple defendants. These claims fall into three major groups: (1) claims made under certain federal and general maritime law by employees of the Great Lakes or Intercoastal Fleets, former operations of United States Steel; (2) claims made by persons who did work at United States Steel facilities; and (3) claims made by industrial workers allegedly exposed to an electrical cable product formerly manufactured by United States Steel. To date all actions resolved have been either dismissed or settled for immaterial amounts. It is not possible to predict with certainty the outcome of these matters; however, based upon present knowledge, United States Steel believes that it is unlikely that the resolution of the remaining actions will have a material adverse effect on its financial condition. This statement of belief is a forward-looking statement. Predictions as to the outcome of pending litigation are subject to substantial uncertainties with respect to (among other things) factual and judicial determinations, and actual results could differ materially from those expressed in this forward-looking statement.

   United States Steel is the subject of, or a party to, a number of pending or threatened legal actions, contingencies and commitments involving a variety of matters, including laws and regulations relating to the environment. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to United States Steel Combined Financial Statements. However, management believes that United States Steel will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably to United States Steel.

Imports and Trade Issues

   Steel imports to the United States accounted for an estimated 23%, 27%, 26% and 30% of the domestic steel market demand in the first six months of 2001, and for the years 2000, 1999 and 1998, respectively.

   On November 13, 2000, United States Steel joined with eight other producers and the Independent Steelworkers Union to file trade cases against hot-rolled carbon steel flat products from 11 countries (Argentina, India, Indonesia, Kazakhstan, the Netherlands, the People's Republic of China, Romania, South Africa, Taiwan, Thailand and Ukraine). Three days later, the USWA also entered the cases as a petitioner. Antidumping ("AD") cases were filed against all the countries and countervailing duty ("CVD") cases were filed against Argentina, India, Indonesia, South Africa, and Thailand. The U.S. Department of Commerce ("Commerce") has found margins in all of the cases. The International Trade Commission ("ITC") has found material injury to the domestic industry in the cases against Argentina and South Africa, and its determinations with respect to the other countries are expected in early November.

   On June 5, 2001, President Bush announced a three-part program to address the excessive imports of steel that have been depressing markets in the United States. The program involves (1) negotiations with foreign governments seeking near-term elimination of inefficient excess steel production capacity throughout the world, (2) negotiations with foreign governments to establish rules that will govern steel trade in the future and eliminate subsidies, and
(3) an investigation by the ITC under section 201 of the Trade Act of 1974 to determine whether steel is being imported into the United States in such quantities as to be a substantial cause of serious injury to the United States steel industry.

   On June 22, 2001, the Bush Administration requested that the ITC initiate investigations under section 201 of the Trade Act of 1974. Products included in the request are in the following categories, subject to exclusion of certain products:

      (1) Carbon and alloy flat products;

      (2) Carbon and alloy long products;

      (3) Carbon and alloy pipe and tube; and

      (4) Stainless steel and alloy tool steel products.

   United States Steel believes that the remedies provided by AD and CVD are insufficient to correct the widespread dumping and subsidy abuses that currently characterize steel imports into our country and has, therefore, urged the government to take actions such as those described above. United States Steel, nevertheless, intends to file additional AD and CVD petitions against unfairly traded imports that adversely impact, or threaten to adversely impact, the results of United States Steel and is urging the U.S. government to take additional steps.

   On June 29, 2001, various domestic producers of coke and the United Steelworkers of America filed antidumping cases against blast furnace coke from China and Japan. United States Steel was not a petitioner in these cases, but is a producer of coke and also an importer of coke from both China and Japan. The investigations of both Commerce and the ITC in these cases have been discontinued due to a finding by the ITC on August 10, 2001 that there is not a reasonable indication that the domestic industry is materially injured or threatened with material injury by reason of the imports.

   On September 28, 2001, United States Steel joined with seven other producers to file trade cases against cold-rolled carbon steel flat products from 20 countries (Argentina, Australia, Belgium, Brazil, China, France, Germany, India, Japan, Korea, the Netherlands, New Zealand, Russia, South Africa, Spain, Sweden, Taiwan, Thailand, Turkey, and Venezuela). AD cases were filed against all the countries and CVD cases were filed against Argentina, Brazil, France and Korea.

Quantitative And Qualitative Disclosures About Market Risk

 Commodity Price Risk and Related Risks

   Sensitivity analysis of the incremental effects on pretax income of hypothetical 10% and 25% changes in commodity prices for commodity-based derivative instruments as of June 30, 2001 is provided in the following table(/1/):

                                                            Incremental Decrease
                                                              in Income Before
                                                                Income Taxes
                                                                 Assuming a
                                                             Hypothetical Price
                                                                 Change of:
                                                            --------------------
                                                               10%       25%
                                                            --------- ----------
                                                                (Dollars in
                                                                 millions)
Commodity-Based Derivative Instruments
  Natural Gas.............................................. $0.9(/2/) $ 2.2(/2/)

  Zinc.....................................................  1.8(/2/)   4.6(/2/)

  Tin......................................................  0.1(/2/)   0.3(/2/)

---------------------
(1) With the adoption of SFAS No. 133, the definition of a derivative instrument has been expanded to include certain fixed price physical commodity contracts. Such instruments are included in the above table. Amounts reflect the estimated incremental effect on pretax income of a hypothetical 10% and 25% changes in closing commodity prices at June 30, 2001. Management evaluates the portfolios of commodity-based derivative instruments on an ongoing basis and adjusts strategies to reflect anticipated market conditions, changes in risk profiles and overall business objectives. Changes to the portfolios subsequent to June 30, 2001, may cause future pretax income effects to differ from those presented in the table.
(2) Price decrease.

 Interest Rate Risk

   USX is subject to the effects of interest rate fluctuations on certain of its non-derivative financial instruments. A sensitivity analysis of the projected incremental effect of a hypothetical 10% decrease in year-end 2000 and 1999 interest rates on the fair value of United States Steel's specifically attributed non-derivative financial instruments and the United States Steel's portion of USX's non-derivative financial instruments is provided in the following table:

                                                          As of December 31,
                            As of June 30,   ---------------------------------------------
                                 2001                 2000                   1999
                          ------------------ ---------------------- ----------------------
                                 Incremental            Incremental            Incremental
                                 Increase in            Increase in            Increase in
                           Fair     Fair        Fair       Fair        Fair       Fair
                          Value  Value(/2/)  Value(/3/) Value(/2/)  Value(/3/) Value(/2/)
                          ------ ----------- ---------- ----------- ---------- -----------
                                               (Dollars in millions)
Non-Derivative Financial
 Instruments(/1/)
Financial assets:
 Investments and long-
  term
  receivables(/4/)......  $   86     --        $  137       --        $  122       --
Financial liabilities:
 Long-term
  debt(/5/)(/6/)........  $2,415     $75       $2,375       $80       $  835       $20
 Preferred stock of
  subsidiary............      66       5           63         5           63         5
 USX obligated
  mandatorily redeemable
  convertible preferred
  securities of a
  subsidiary trust......     182      13          119        10          169        15
                          ------     ---       ------       ---       ------       ---
  Total liabilities.....  $2,663     $93       $2,557       $95       $1,067       $40
                          ======     ===       ======       ===       ======       ===

---------------------
(1) Fair values of cash and cash equivalents, receivables, notes payable, accounts payable and accrued interest approximate carrying value and are relatively insensitive to changes in interest rates due to the short-term maturity of the instruments. Accordingly, these instruments are excluded from the table.
(2) Reflects, by class of financial instrument, the estimated incremental effect of a hypothetical 10% decrease in interest rates at June 30, 2001, December 31, 2000 and December 31, 1999, on the fair value of USX's non-derivative financial instruments. For financial liabilities, this assumes a 10% decrease in the weighted average yield to maturity of USX's long-term debt at June 30, 2001, December 31, 2000 and December 31, 1999.
(3) See Note 23 to the United States Steel Combined Financial Statements for the year ended December 31, 2000 for carrying value of instruments.
(4) For additional information, see Note 16 to the United States Steel Combined Financial Statements for the year ended December 31, 2000.
(5) Includes amounts due within one year.
(6) Fair value was based on market prices where available, or current borrowing rates for financings with similar terms and maturities. For additional information, see Note 11 to the United States Steel Combined Financial Statements for the year ended December 31, 2000.

   At June 30, 2001, USX's portfolio of long-term debt was comprised primarily of fixed-rate instruments. Therefore, the fair value of the portfolio is relatively sensitive to effects of interest rate fluctuations. This sensitivity is illustrated by the $75 million increase in the fair value of long-term debt assuming a hypothetical 10% decrease in interest rates. However, USX's sensitivity to interest rate declines and corresponding increases in the fair value of its debt portfolio would unfavorably affect USX's results and cash flows only to the extent that USX elected to repurchase or otherwise retire all or a portion of its fixed-rate debt portfolio at prices above carrying value.

 Foreign Currency Exchange Rate Risk

   United States Steel is subject to the risk of price fluctuations related to anticipated revenues and operating costs, firm commitments for capital expenditures and existing assets or liabilities denominated in currencies other than U.S. dollars. United States Steel has not generally used derivative instruments to manage this risk. However, United States Steel has made limited use of forward currency contracts to manage exposure to certain currency price fluctuations. At June 30, 2001, United States Steel had open euro forward sale contracts for Slovak crowns with a total carrying value of approximately $20 million. A 10% increase in the June 30, 2001 euro forward rates would result in a $2 million charge to income.

 Equity Price Risk

   United States Steel is subject to equity price risk and liquidity risk related to its investment in VSZ. These risks are not readily quantifiable.

 Safe Harbor

   United States Steel's quantitative and qualitative disclosures about market risk include forward-looking statements with respect to management's opinion about risks associated with United States Steel's use of derivative instruments. These statements are based on certain assumptions with respect to market prices and industry supply and demand for steel products and certain raw materials. To the extent that these assumptions prove to be inaccurate, future outcomes with respect to United States Steel's hedging programs may differ materially from those discussed in the forward-looking statements.

                        BUSINESS OF UNITED STATES STEEL

   The following information relates to the business of United States Steel. Information relating to the business of Marathon is incorporated by reference in the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" on page (ii).

   United States Steel, through its Domestic Steel segment, is engaged in the production, sale and transportation of steel mill products, coke, taconite pellets and coal; the management of mineral resources; real estate development; and engineering and consulting services and, through its U. S. Steel Kosice segment, primarily located in the Slovak Republic, in the production and sale of steel mill products and coke for the central European market. Certain business activities are conducted through joint ventures and partially owned companies, such as USS-POSCO Industries ("USS-POSCO"), PRO-TEC Coating Company ("PRO-TEC"), Clairton 1314B Partnership, Republic Technologies International, LLC ("Republic") and Rannila Kosice, s.r.o.

   A three-year summary of financial highlights for United States Steel is provided below.

                                                                      Assets
                          Revenues and    Income from       Net         at      Capital
                         Other Income(a) Operations(b) Income (Loss) Year-End Expenditures
                         --------------- ------------- ------------- -------- ------------
                                                    (Millions)
United States Steel
  2000..................     $6,132          $104          $(21)      $8,711      $244
  1999..................      5,470           150            44        7,525       287
  1998..................      6,477           579           364        6,749       310

   The following table sets forth the total revenues and other income of United States Steel for each of the last three years.

Revenues and Other Income

                                                          2000    1999    1998
                                                         ------  ------  ------
                                                              (Millions)
Revenues by product:
  Sheet and semi-finished steel products................ $3,288  $3,433  $3,598
  Tubular, plate, and tin mill products.................  1,731   1,140   1,546
  Raw materials (coal, coke and iron ore)...............    626     549     744
  Other(a)..............................................    445     414     490
Income (loss) from affiliates...........................     (8)    (89)     46
Gain on disposal of assets..............................     46      21      54
Other income (loss).....................................      4       2      (1)
                                                         ------  ------  ------
Total revenues and other income......................... $6,132  $5,470  $6,477
                                                         ======  ======  ======

---------------------
(a) Includes revenue from the sale of steel production by-products, real estate development, resource management, and engineering and consulting services.

Steel Industry Background and Competition

   The steel industry is cyclical and highly competitive and is affected by excess world capacity, which has restricted price increases during periods of economic growth and led to price decreases during economic contraction. In addition, the domestic and international steel industries face competition from producers of materials such as aluminum, cement, composites, glass, plastics and wood in many markets.

   United States Steel is the largest integrated steel producer in North America and, through its subsidiary USSK, the largest integrated flat-rolled producer in Central Europe. United States Steel competes with many domestic and foreign steel producers. Competitors include integrated producers which, like United States Steel, use iron ore and coke as primary raw materials for steel production, and mini-mills which primarily use steel scrap and, increasingly, iron bearing feedstocks as raw materials. Mini-mills generally produce a narrower range of steel products than integrated producers, but typically enjoy certain competitive advantages such as lower capital expenditures for construction of facilities and non-unionized work forces with lower employment costs and more flexible work rules. An increasing number of mini-mills utilize thin slab casting technology to produce flat-rolled products. Through the use of thin slab casting, mini-mill competitors are increasingly able to compete directly with integrated producers of flat-rolled products. Depending on market conditions, the additional production generated by flat-rolled mini-mills could have an adverse effect on United States Steel's selling prices and shipment levels.

   Steel imports to the United States accounted for an estimated 23%, 27%, 26% and 30% of the domestic steel market demand for the first six months of 2001, and for the years 2000, 1999 and 1998, respectively. Steel imports of pipe increased 37% and of hot-rolled steel increased 19% in 2000, compared to 1999. Foreign competitors typically have lower labor costs and are often owned, controlled or subsidized by their governments, allowing their production and pricing decisions to be influenced by political and economic policy considerations as well as prevailing market conditions. High levels of imported steel are expected to continue to have an adverse effect on future market prices and demand levels for domestic steel.

   On November 13, 2000, United States Steel joined with eight other producers and the Independent Steelworkers Union to file trade cases against hot-rolled carbon steel flat products from 11 countries (Argentina, India, Indonesia, Kazakhstan, the Netherlands, the People's Republic of China, Romania, South Africa, Taiwan, Thailand and Ukraine). Three days later the USWA also entered the cases as a petitioner. Antidumping ("AD") cases were filed against all the countries and countervailing duty ("CVD") cases were filed against Argentina, India, Indonesia, South Africa and Thailand. The U.S. Department of Commerce ("Commerce") has found margins in all of the cases. The International Trade Commission ("ITC") has found material injury to the domestic industry in the cases against Argentina and South Africa, and its determinations with respect to the other countries are expected in early November.

   On June 5, 2001, President Bush announced a three-part program to address the excessive imports of steel that have been depressing markets in the United States. The program involves: (1) negotiations with foreign governments seeking near-term elimination of inefficient excess steel production capacity throughout the world; (2) negotiations with foreign governments to establish rules that will govern steel trade in the future and eliminate subsidies; and
(3) an investigation by the ITC under section 201 of the Trade Act of 1974 to determine whether steel is being imported into the United States in such quantities as to be a substantial cause of serious injury to the United States steel industry.

   On June 22, 2001, the Bush Administration requested that the ITC initiate investigations under section 201 of the Trade Act of 1974. Products included in the request are in the following categories, subject to exclusion of certain products:

  (1)  Carbon and alloy flat products;

  (2)  Carbon and alloy long products;

  (3)  Carbon and alloy pipe and tube; and

  (4)  Stainless steel and alloy tool steel products.

   United States Steel believes that the remedies provided by AD and CVD are insufficient to correct the widespread dumping and subsidy abuses that currently characterize steel imports into our country. United States Steel, nevertheless, intends to file additional AD and CVD petitions against unfairly traded imports that adversely impact, or threaten to adversely impact, the results of United States Steel and is urging the U.S. government to take additional steps.

   On June 29, 2001, various domestic producers of coke and the United Steelworkers of America filed antidumping cases against blast furnace coke from China and Japan. United States Steel was not a petitioner in these cases, but is a producer of coke and also an importer of coke from both China and Japan. The investigations of both Commerce and the ITC in these cases have been discontinued due to a finding by the ITC on August 10, 2001 that there is not a reasonable indication that the domestic industry is materially injured or threatened with material injury by reason of the imports.

   On September 28, 2001, United States Steel joined with seven other producers to file trade cases against cold-rolled carbon steel flat products from 20 countries (Argentina, Australia, Belgium, Brazil, China, France, Germany, India, Japan, Korea, Netherlands, New Zealand, Russia, South Africa, Spain, Sweden, Taiwan, Thailand, Turkey, and Venezuela). AD cases were filed against all the countries and CVD cases were filed against Argentina, Brazil, France, and Korea.

   United States Steel's domestic businesses are subject to numerous federal, state and local laws and regulations relating to the storage, handling, emission and discharge of environmentally sensitive materials. United States Steel believes that its major domestic integrated steel competitors are confronted by substantially similar conditions and thus does not believe that its relative position with regard to such other competitors is materially affected by the impact of environmental laws and regulations. However, the costs and operating restrictions necessary for compliance with environmental laws and regulations may have an adverse effect on United States Steel's competitive position with regard to domestic mini-mills and some foreign steel producers and producers of materials which compete with steel, which may not be required to undertake equivalent costs in their operations. For further information, see "--Legal Proceedings," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   USSK does business primarily in Central Europe and is subject to market conditions in this area which are similar to domestic factors, including excess world supply, and also can be influenced by matters peculiar to international marketing such as tariffs.

Business Overview

   United States Steel produces raw steel at Gary Works in Indiana, Mon Valley Works in Pennsylvania, Fairfield Works in Alabama, and, through USSK, in Kosice, Slovak Republic.

   United States Steel has responded to competition resulting from excess steel industry capability by eliminating less efficient facilities, modernizing those that remain and entering into joint ventures, all with the objective of focusing production on higher value-added products, where superior quality and special characteristics are of critical importance. These products include bake hardenable steels and coated sheets for the automobile and appliance industries, laminated sheets for the manufacture of motors and electrical equipment, higher strength plate products, improved tin mill products for the container industry and oil country tubular goods. Several recent modernization projects support United States Steel's objectives of providing value-added products and services to customers. These projects include, for the automotive industry--the degasser facility at Mon Valley Works, the second hot-dip galvanizing line at PRO-TEC, the Fairless Works galvanizing line upgrade and the cold reduction mill upgrades at Gary Works and Mon Valley Works; for the construction industry--the dual coating lines at Fairfield Works and Mon Valley Works; for the tubular market--the Fairfield Works pipemill upgrade and acquiring full ownership of Lorain Tubular Company LLC and for the plate market--the heat treat facility at the Gary Works plate mill. Also, a new pickle line was built at the Mon Valley Works which replaced three older and less efficient facilities located at Fairless Works and Mon Valley Works.

   Through its November 2000 purchase of USSK, which owns the steel producing operations and related assets formerly held by VSZ, a.s. in the Slovak Republic, United States Steel took a major strategic step by expanding offshore and following many of its customers into the European market. Our objective is to advance USSK to become a leader among European steel producers and the prime supplier of flat-rolled steel to the growing central European market. This globalization strategy is also being pursued through our Acero Prime joint venture in Mexico. The location of this joint venture allows for easy servicing and just-in-time delivery to customers throughout Mexico.

   Effective March 1, 2001, United States Steel acquired from LTV Corporation ("LTV") the tin mill products business of LTV for the assumption of $66 million of employee-related liabilities. United States Steel is leasing the land and acquired title to the buildings, facilities and inventory at LTV's former tin mill operation in Indiana which we are operating as East Chicago Tin. United States Steel intends to operate these facilities as an ongoing business and East Chicago Tin mill employees became United States Steel employees. United States Steel and LTV also entered into 5-year agreements for LTV to supply United States Steel with pickled hot bands and for United States Steel to provide LTV with processing of cold-rolled steel.

   On August 14, 2001, we announced our intention to permanently close the cold rolling and tin mill operations at Fairless Works, with a combined annual finishing capability of 1.5 million tons, on or after November 12, 2001. Under our labor agreement, we are required to discuss the proposed shutdown with the United Steelworkers of America before making a final decision. We also announced that, subject to market conditions, we currently intend to continue operating the hot dip galvanizing line at Fairless Works. The anticipated financial impact of the shutdown will be recorded in the second half of 2001 and is estimated to be a pretax charge of $35 million to $40 million. The near-term cash impact will be minimal since about half of the charge is for depreciation or impairment of fixed assets and the balance is primarily for employee benefits that will be paid from trust funds which will be funded over a period of years if required.

   In addition to the modernization of its production facilities, United States Steel has entered into a number of joint ventures with domestic and foreign partners to take advantage of market or manufacturing opportunities in the sheet, tin mill, tubular, bar and plate consuming industries.

   The following table lists products and services by facility or business unit:

      Domestic Steel
      Gary.................... Sheets; Tin Mill; Plates; Coke
      Fairfield............... Sheets; Tubular
      Mon Valley/Fairless..... Sheets
      USS-POSCO(/1/).......... Sheets; Tin Mill
      East Chicago Tin........ Tin Mill
      Lorain Tubular Company
       LLC.................... Tubular
      Republic Technologies
       International,
       LLC(/1/)............... Bar
      PRO-TEC(/1/)............ Galvanized Sheet
      Clairton................ Coke
      Clairton 1314B
       Partnership(/1/)....... Coke
      Transtar................ Transportation
      Minntac................. Taconite Pellets
      U. S. Steel Mining...... Coal
      Resource Management..... Administration of Mineral, Coal and
                               Timber Properties
      Realty Development...... Real estate sales, leasing and management
      Engineers and
       Consultants............ Engineering and Consulting Services

      USSK
      U. S. Steel Kosice...... Sheets; Tin Mill; Plates; Coke
      Walzwerke Finow......... Precision steel tubes; specialty shaped sections
      Rannila Kosice(/1/)..... Color coated profile and construction products

---------------------
(1) Equity investee

Domestic Operations

   United States Steel domestic operations includes plants which produce steel products in a variety of forms and grades. Raw steel production was 11.4 million tons in 2000, compared with 12.0 million tons in 1999 and 11.2 million tons in 1998. Raw steel produced was nearly 100% continuous cast in 2000, 1999 and 1998. Raw steel production averaged 89% of capability in 2000, compared with 94% of capability in 1999 and 88% of capability in 1998. United States Steel's stated annual domestic raw steel production capability was 12.8 millions tons for 2000 (7.5 million at Gary Works, 2.9 million at Mon Valley Works, and 2.4 million at Fairfield Works).

   Steel shipments were 10.8 million tons in 2000, 10.6 million tons in 1999 and 10.7 million tons in 1998. United States Steel shipments comprised approximately 9.8% of domestic steel shipments in 2000. Exports accounted for approximately 5% of United States Steel shipments in 2000, 3% in 1999 and 4% in 1998.

   The following tables set forth significant United States Steel domestic operations shipment data by major markets and products for each of the last three years. Such data does not include shipments by joint ventures and other affiliates of United States Steel accounted for by the equity method.

     Steel Shipments By Market and Product (United States Production Only)

                                               Sheets &      Tubular,
                                             Semi-finished  Plate & Tin
                                                 Steel     Mill Products Total
                                             ------------- ------------- ------
                                                  (Thousands of Net Tons)
Major Market--2000
Steel Service Centers.......................     1,636           679      2,315
Further Conversion:
  Trade Customers...........................       742           432      1,174
  Joint Ventures............................     1,771           --       1,771
Transportation (Including Automotive).......     1,206           260      1,466
Containers..................................       182           520        702
Construction and Construction Products......       778           158        936
Oil, Gas and Petrochemicals.................       --            973        973
Export......................................       346           198        544
All Other...................................       748           127        875
                                                 -----         -----     ------
    Total...................................     7,409         3,347     10,756
                                                 =====         =====     ======
Major Market--1999
Steel Service Centers.......................     1,867           589      2,456
Further Conversion:
  Trade Customers...........................     1,257           376      1,633
  Joint Ventures............................     1,818           --       1,818
Transportation (Including Automotive).......     1,280           225      1,505
Containers..................................       167           571        738
Construction and Construction Products......       660           184        844
Oil, Gas and Petrochemicals.................       --            363        363
Export......................................       246            75        321
All Other...................................       819           132        951
                                                 -----         -----     ------
    Total...................................     8,114         2,515     10,629
                                                 =====         =====     ======
Major Market--1998
Steel Service Centers.......................     1,867           696      2,563
Further Conversion:
  Trade Customers...........................       706           434      1,140
  Joint Ventures............................     1,473           --       1,473
Transportation (Including Automotive).......     1,438           347      1,785
Containers..................................       222           572        794
Construction and Construction Products......       809           178        987
Oil, Gas and Petrochemicals.................       --            509        509
Export......................................       226           156        382
All Other...................................       867           186      1,053
                                                 -----         -----     ------
    Total...................................     7,608         3,078     10,686
                                                 =====         =====     ======

   Our sheet business produces hot-rolled, cold-rolled and galvanized products. We are committed to increasing our value-added shipments of cold rolled, galvanized and other products processed from hot-rolled band. Value-added products comprised 78% of domestic shipments in 2000, including finishing performed by joint ventures. Our sheet customer base includes automotive, appliance, service center, industrial and construction customers. We have long standing relationships with many of them, as do our USS-POSCO, PRO-TEC and Acero Prime joint ventures.

   In the last three years United States Steel has made a number of key investments directed toward the automotive industry, including upgrades to our steel making facilities to increase our capacity for both high strength and highly formable steels, upgrades to our Fairless galvanizing line to produce automotive quality product and constructing an automotive technical center in Michigan. In addition, a number of our joint ventures expanded their automotive capacity, most notably PRO-TEC, which added 400,000 tons of annual hot-dipped galvanized capacity to bring its total capacity to 1.0 million tons per year.

   The tubular, tin mill products and plate businesses complement the larger steel sheet business by producing specialized products for specific markets.

   Our tubular operations are located at Fairfield, Alabama, Lorain, Ohio, and McKeesport, Pennsylvania and produce both seamless and electric resistance weld ("ERW") tubular products. We enjoy over a 50% share of the domestic market for seamless standard and line pipe and a 25% share of the domestic market for oil country tubular goods ("OCTG"). With the successful conversion in 2000 of the Fairfield piercing mill to process rounds plus the acquisition of the remaining 50% interest in Lorain Tubular, we have the capability to produce 1.6 million tons of tubular products in the 5 million ton market for the tubular products we produce. With the continued high demand for energy, we believe we are well positioned to supply the oil and gas industries with OCTG.

   With the recent acquisition of East Chicago Tin operations, we are one of the two largest tin mill products producers in North America. We supply a full line of tin plate and tin-free steel ("TFS") products, primarily used in the container industry. We believe our reputation in the marketplace is enhanced through our attention to quality and customer service reliability. We expect our acquisition of East Chicago Tin will provide significant operating synergies while giving us the opportunity to better serve our existing and newly acquired customers. We currently supply over 25% of the domestic market, and coupled with USSK's tin capability, we anticipate being in a prime position to service customers who have a global presence.

   Our plate business is located within the Gary Works complex and is a major supplier to the transportation market, and to the industrial, agricultural, and construction equipment market. Our modern plate heat-treating facilities allow us to offer our customers specialized plates for critical applications.

   United States Steel and its wholly owned entity, U. S. Steel Mining LLC, have domestic coal properties with bituminous coal reserves of approximately 787 million net tons at year-end 2000 and at year-end 1999. The reserves are of metallurgical and steam quality in approximately equal proportions. They are located in Alabama, Illinois, Indiana, Pennsylvania, Tennessee and West Virginia. Approximately 93% of the reserves are owned, and the rest are leased. The leased properties are covered by leases which expire in 2005 and 2012. During 2000, United States Steel recorded $71 million of impairments relating to coal assets located in West Virginia and Alabama. The impairment was recorded as a result of a reassessment of long-term prospects after adverse geological conditions were encountered. U. S. Steel Mining's coal production was 5.5 million tons in 2000, compared with 6.2 million tons in 1999 and 7.3 million tons in 1998.

   United States Steel controls domestic iron ore properties having iron ore reserves in grades subject to benefication processes in commercial use by United States Steel domestic operations of approximately 710 million tons at year-end 2000, substantially all of which are iron ore concentrate equivalents available from low-grade iron-bearing materials. All reserves are located in Minnesota. Approximately 31% of these reserves are owned and the remaining 69% are leased. Most of the leased reserves are covered by a lease expiring in 2058 and the remaining leases have expiration dates ranging from 2021 to 2026. United States Steel's iron ore operations at Mt. Iron, Minnesota ("Minntac") produced 16.3 million net tons of taconite pellets in 2000, 14.3 million net tons in 1999 and 15.8 million net tons in 1998. Taconite pellet shipments were
15.0 million tons in 2000, compared with 15.0 million tons in 1999 and 15.4 million tons in 1998.

   On March 23, 2001, Transtar, Inc. ("Transtar") completed its previously announced reorganization with its two voting shareholders, USX and Transtar Holdings, L.P. (Holdings), an affiliate of Blackstone Capital Partners L. P. As a result of this transaction, United States Steel became the sole owner of Transtar and certain of its subsidiaries, namely, the Birmingham Southern Railroad Company; the Elgin, Joliet and Eastern Railway Company; the Lake Terminal Railroad Company; the McKeesport Connecting Railroad Company; the Mobile River Terminal Company, Inc.; the Union Railroad Company; the Warrior & Gulf Navigation Company; and Tracks Traffic Management Services, Inc. and their subsidiaries. Holdings became the owner of the other subsidiaries.

   A subsidiary of United States Steel sells technical services worldwide to the steel, mining, chemical and related industries. Together with its subsidiary companies, it provides engineering and consulting services for facility expansions and modernizations, operating improvement projects, integrated computer systems, coal and lubrication testing and environmental projects.

   United States Steel develops real estate for sale or lease and manages retail and office space, business and industrial parks and residential and recreational properties. United States Steel also administers the remaining mineral lands and timber lands of United States Steel domestic operations and is responsible for the lease or sale of these lands and their associated resources, which encompass approximately 270,000 acres of surface rights and 1,500,000 acres of mineral rights in 13 states.

   United States Steel participates directly and through subsidiaries in a number of joint ventures included in the Domestic Steel segment. All of the joint ventures are accounted for under the equity method. Certain of the joint ventures and other investments are described below, all of which are at least 50% owned except Republic, Acero Prime and the Clairton 1314B Partnership.

   United States Steel and Pohang Iron & Steel Co., Ltd. ("POSCO") of South Korea participate in a joint venture, USS-POSCO, which owns and operates the former U. S. Steel Pittsburg, California plant. The joint venture markets high quality sheet and tin products, principally in the western United States. USS-POSCO produces cold-rolled sheets, galvanized sheets, tin plate and tin-free steel, with hot bands principally provided by United States Steel and POSCO. Total shipments by USS-POSCO were approximately 1.5 million tons in 2000. On May 31, 2001, a fire damaged USS-POSCO's facilities. Damage was predominantly limited to the cold-rolling mill. USS-POSCO maintains insurance coverage against such losses, including coverage for business interruption. The mill is expected to resume production in the first quarter of 2002. Until such time, the plant will continue customer shipments using cold-rolled coils from United States Steel and POSCO as substitute feedstock.

   United States Steel has a 16% investment in Republic Technologies International LLC (Republic) which was accounted for under the equity method of accounting. During the first quarter of 2001, United States Steel discontinued applying the equity method since investments in and advances to Republic had been reduced to zero. Also, United States Steel has recognized certain debt obligations of $14 million previously assumed by Republic. On April 2, 2001, Republic filed a voluntary petition with the U.S. Bankruptcy Court to reorganize its operations under Chapter 11 of the U.S. Bankruptcy Code. In the first quarter of 2001, as a result of Republic's actions, United States Steel recorded a pretax charge of $74 million for the potentially uncollectible receivables from Republic.

   United States Steel and Kobe Steel, Ltd. ("Kobe") participate in a joint venture, PRO-TEC, which owns and operates two hot-dip galvanizing lines in Leipsic, Ohio. The first galvanizing line commenced operations in early 1993. In November 1998, operations commenced on a second hot-dip galvanized sheet line which expanded PRO-TEC's capacity nearly 400,000 tons a year to
1.0 million tons annually. Total shipments by PRO-TEC were approximately 1.0 million tons in 2000.

   United States Steel and Worthington Industries Inc. participate in a joint venture known as Worthington Specialty Processing which operates a steel processing facility in Jackson, Michigan.

The plant is operated by Worthington Industries, Inc. The facility contains state-of-the-art technology capable of processing master steel coils into both slit coils and sheared first operation blanks including rectangles, trapezoids, parallelograms and chevrons. It is designed to meet specifications for the automotive, appliance, furniture and metal door industries. In 2000, Worthington Specialty Processing shipments were approximately 300 thousand tons.

   United States Steel and Rouge Steel Company participate in Double Eagle Steel Coating Company ("DESCO"), a joint venture which operates an electrogalvanizing facility located in Dearborn, Michigan. This facility enables United States Steel to supply the automotive demand for steel with corrosion resistant properties. The facility can coat both sides of sheet steel with zinc or alloy coatings and has the capability to coat one side with zinc and the other side with alloy. Availability of the facility is shared equally by the partners. In 2000, DESCO produced approximately 800 thousand tons of electrogalvanized steel.

   United States Steel and Olympic Steel, Inc. participate in a 50-50 joint venture to process laser-welded sheet steel blanks at a facility in Van Buren, Michigan. The joint venture conducts business as Olympic Laser Processing. Startup began in 1998. In February 2000, an expansion project was announced adding two manually operated welding lines. The expansion will create the needed flexibility and capacity to service current and growing requirements for automotive laser weld applications. Laser welded blanks are used in the automotive industry for an increasing number of body fabrication applications. United States Steel is the venture's primary customer and is responsible for marketing the laser-welded blanks. In 2000, Olympic Laser Processing shipments were approximately 676 thousand parts.

   United States Steel, through its subsidiary, United States Steel Export Company de Mexico, along with Feralloy Mexico, S.R.L. de C.V. and Intacero de Mexico, S.A. de C.V., participate in a joint venture, Acero Prime, for a slitting and warehousing facility in San Luis Potosi, Mexico. In May 2000, an expansion project was announced for the joint venture. The expansion project involved the construction of a 60,000 square-foot addition that doubled the facility's size and total warehousing capacity. A second slitting line and an automatic packaging system were installed as part of the project. Also, a new 70,000 square-foot, in-bond warehouse facility was built in Coahuilla state in Ramos Arizpe. The warehouse stores and manages coil inventories. Startup began in the first quarter of 2001. In 2000, the joint venture processed approximately 95 thousand tons.

   United States Steel's purchases of transportation services from Transtar and its subsidiaries and semi-finished steel from equity investees, primarily Republic, totaled $566 million, $361 million and $331 million in 2000, 1999 and 1998, respectively. At December 31, 2000 and 1999, U. S. Steel's payables to these investees totaled $66 million and $60 million, respectively. United States Steel's revenues for steel and raw material sales to equity investees, primarily PRO-TEC and USS-POSCO, totaled $958 million, $831 million and $725 million in 2000, 1999 and 1998, respectively. At December 31, 2000 and 1999, United States Steel's receivables from these investees were $177 million. Generally, these transactions were conducted under long-term, market-based contractual arrangements.

U. S. Steel Kosice

   In November 2000, we acquired U. S. Steel Kosice, s.r.o. ("USSK"), headquartered in Kosice in the Slovak Republic, which owns the steel-making operations and related assets formerly held by VSZ, a.s., making us the largest flat-rolled producer in Central Europe. Currently, USSK has annual steel-making capability of 5.0 million tons and produces and sells sheet, tin, tubular, precision tube and specialty products, as well as coke. Our strategy is to serve existing United States Steel customers in Central Europe and to grow our customer base in this region.

   USSK produces steel products in a variety of forms and grades. In the first half of 2001, USSK raw steel production was 2.1 million tons. USSK has three blast furnaces, two steel shops with two vessels each, a dual strand caster attached to each steel shop, a hot strip mill, cold rolling mill, pickling lines, galvanizing line, tin coating line and two coke batteries.

   USSK shipped 1.8 million tons for the first half of 2001. These shipments included sheet products, galvanized sheet products and tin mill products. In addition, USSK owns Walzwerke Finow GmbH, located in eastern Germany, which produces about 90,000 tons per year of welded precision steel tubes from both cold rolled and hot rolled product as well as cold rolled specialty shaped sections. USSK also has facilities for manufacturing heating radiators and spiral weld pipe.

   A majority of product sales by USSK are denominated in euros while only a small percent of expenditures are in euros. In addition, most interest and debt payments are in U.S. dollars and the majority of other spending is in U.S. dollars and Slovak crowns. This results in exposure to currency fluctuations.

   Ranilla Kosice, s.r.o., which is 49% owned by USSK, processes coated sheets, both galvanized and painted, into various forms which are primarily used in the construction industry.

Employees

   On December 31, 2000, the total number of active United States Steel domestic employees was 18,784 and the total number of active USSK employees was 16,244. Currently, substantially all domestic hourly employees of our steel, coke and taconite pellet facilities are covered by a collective bargaining agreement with the United Steelworkers of America which expires in August 2004 and includes a no-strike provision. Other hourly employees (for example, those engaged in coal mining and transportation activities) are represented by the United Mine Workers of America, United Steelworkers of America and other unions. In addition, hourly employees of USSK are represented by the union OZ Metalurg under a collective bargaining agreement expiring February 2004, which is subject to annual wage negotiations.

Environmental Matters

   United States Steel maintains a comprehensive environmental policy overseen by the Public Policy Committee of the USX Board of Directors. The Environmental Affairs organization has the responsibility to ensure that United States Steel's operating organizations maintain environmental compliance systems that are in accordance with applicable laws and regulations. The Executive Environmental Committee, which is comprised of officers of United States Steel, is charged with reviewing its overall performance with various environmental compliance programs. Also, United States Steel, largely through the American Iron and Steel Institute, continues its involvement in the negotiation of various air, water, and waste regulations with federal, state and local governments concerning the implementation of cost effective pollution reduction strategies.

   The businesses of United States Steel are subject to numerous federal, state and local laws and regulations relating to the protection of the environment. These environmental laws and regulations include the Clean Air Act ("CAA") with respect to air emissions; the Clean Water Act ("CWA") with respect to water discharges; the Resource Conservation and Recovery Act ("RCRA") with respect to solid and hazardous waste treatment, storage and disposal; and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") with respect to releases and remediation of hazardous substances. In addition, all states where United States Steel operates have similar laws dealing with the same matters. These laws are constantly evolving and becoming increasingly stringent. The ultimate impact of complying with existing laws and regulations is not always clearly known or determinable due in part to the fact that certain implementing regulations for laws such as RCRA and the CAA have not yet been promulgated or in certain instances are undergoing revision. These environmental laws and regulations, particularly the CAA, could result in substantially increased capital, operating and compliance costs.

   For a discussion of environmental capital expenditures and the cost of compliance for air, water, solid waste and remediation, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "--Legal Proceedings."

   United States Steel has incurred and will continue to incur substantial capital, operating and maintenance, and remediation expenditures as a result of environmental laws and regulations. In recent years, these expenditures have been mainly for process changes in order to meet CAA obligations, although ongoing compliance costs have also been significant. To the extent these expenditures, as with all costs, are not ultimately reflected in the prices of United States Steel's products and services, operating results will be adversely affected. United States Steel believes that its major domestic integrated steel competitors are confronted by substantially similar conditions and thus does not believe that its relative position with regard to such competitors is materially affected by the impact of environmental laws and regulations. However, the costs and operating restrictions necessary for compliance with environmental laws and regulations may have an adverse effect on United States Steel's competitive position with regard to domestic mini-mills and some foreign steel producers and producers of materials which compete with steel, which may not be required to undertake equivalent costs in their operations. In addition, the specific impact on each competitor may vary depending on a number of factors, including the age and location of its operating facilities and its production methods. For further information, see "--Legal Proceedings," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   The 1997 Kyoto Global Climate Change Agreement ("Kyoto Protocol") produced by the United Nations convention on climate change, if ratified by the U.S. Senate, would require restrictions on greenhouse gas emissions in the United States. Options that could be considered by federal regulators to force the reductions necessary to meet these restrictions could escalate energy costs and thereby increase steel production costs. Until action is taken by the U.S. Senate to ratify or reject the Kyoto Protocol, it is not possible to estimate the effect of regulations that may be considered for implementation of emissions restrictions in the United States.

 Air

   The CAA imposed more stringent limits on air emissions, established a federally mandated operating permit program and allowed for enhanced civil and criminal enforcement sanctions. The principal impact of the CAA on United States Steel is on the coke-making and primary steel-making operations of United States Steel, as described in this section. The coal mining operations and sales of U. S. Steel Mining may also be affected.

   The CAA requires the regulation of hazardous air pollutants and development and promulgation of Maximum Achievable Control Technology ("MACT") Standards. The amendment to the Chrome Electroplating MACT to include the chrome processes at Gary and Fairless is expected sometime in the next couple years. The EPA is also promulgating MACT standards for integrated iron and steel plants and taconite iron ore processing which are expected to be finalized in 2002. The impact of these new standards could be significant to United States Steel, but the cost cannot be reasonably estimated until the rules are finalized.

   The CAA specifically addressed the regulation and control of coke oven batteries. The National Emission Standard for Hazardous Air Pollutants for coke oven batteries was finalized in October 1993, setting forth the MACT standard and, as an alternative, a Lowest Achievable Emission Rate ("LAER") standard. Effective January 1998, United States Steel elected to comply with the LAER standards. United States Steel believes it will be able to meet the current LAER standards. The LAER standards will be further revised in 2010 and additional health risk-based standards are expected to be adopted in 2020. EPA is in the process of developing the Phase II Coke MACT for pushing, quenching and battery stacks which is scheduled to be finalized in 2002. This MACT will impact United States Steel, but the cost cannot be reasonably estimated at this time.

   The CAA also mandates the nationwide reduction of emissions of acid rain precursors (sulfur dioxide and nitrogen oxides) from fossil fuel-fired electrical utility plants. United States Steel, like all other electricity consumers, will be impacted by increased electrical energy costs that are expected as electric utilities seek rate increases to comply with the acid rain requirements.

   In September 1997, the EPA adopted revisions to the National Ambient Air Quality Standards for ozone and particulate matter which are significantly more stringent than prior standards. EPA has issued a Nitrogen Oxide ("NOx") State Implementation Plan ("SIP") call to require certain states to develop plans to reduce NOx emissions focusing on large utility and industrial boilers. The impact of these revised standards could be significant to United States Steel, but the cost cannot be reasonably estimated until the final revised standards and the NOx SIP call are issued and, more importantly, the states implement their SIPs covering their standards.

   In 2000, all of the coal production of U. S. Steel Mining was metallurgical coal, which is primarily used in coke production. While USX believes that the new environmental requirements for coke ovens will not have an immediate effect on U. S. Steel Mining, the requirements may encourage development of steelmaking processes that reduce the usage of coke. The new ozone and particulate matter standards could be significant to U. S. Steel Mining, but the cost is not capable of being reasonably estimated until rules are proposed or finalized.

 Water

   United States Steel maintains the necessary discharge permits as required under the National Pollutant Discharge Elimination System ("NPDES") program of the CWA, and it is in compliance with such permits. In 1998, USX entered into a consent decree with the Environmental Protection Agency ("EPA") which resolved alleged violations of the Clean Water Act NPDES permit at Gary Works and provides for a sediment remediation project for a section of the Grand Calumet River that runs through Gary Works. Contemporaneously, USX entered into a consent decree with the public trustees which resolves potential liability for natural resource damages on the same section of the Grand Calumet River. In 1999, USX paid civil penalties of $2.9 million for the alleged water act violations and $0.5 million in natural resource damages assessment costs. In addition, United States Steel will pay the public trustees $1 million at the end of the remediation project for future monitoring costs and United States Steel is obligated to purchase and restore several parcels of property that have been or will be conveyed to the trustees. During the negotiations leading up to the settlement with the EPA, capital improvements were made to upgrade plant systems to comply with the NPDES requirements. The sediment remediation project is an approved final interim measure under the corrective action program for Gary Works and is expected to cost approximately $36.4 million over the next five years. Estimated remediation and monitoring costs for this project have been accrued.

 Solid Waste

   United States Steel continues to seek methods to minimize the generation of hazardous wastes in its operations. RCRA establishes standards for the management of solid and hazardous wastes. Besides affecting current waste disposal practices, RCRA also addresses the environmental effects of certain past waste disposal operations, the recycling of wastes and the regulation of storage tanks. Corrective action under RCRA related to past waste disposal activities is discussed below under "Remediation."

 Remediation

   A significant portion of United States Steel's currently identified environmental remediation projects relate to the remediation of former and present operating locations. These projects include the remediation of the Grand Calumet River (discussed above), and the closure and remediation of permitted hazardous and non-hazardous waste landfills.

   United States Steel is also involved in a number of remedial actions under CERCLA, RCRA and other federal and state statutes, and it is possible that additional matters may come to its attention which may require remediation. For a discussion of remedial actions related to United States Steel, see "-- Legal Proceedings."

Properties

   United States Steel or its predecessor USX has owned the vast majority of the domestic properties in excess of 30 years with no material adverse claim asserted. In the case of the real property and buildings of USSK, certified copies of the property registrations were obtained and examined by local counsel prior to the acquisition.

   Several steel production facilities are leased. The caster facility at Fairfield, Alabama is subject to a lease expiring in 2012 with an option to purchase or to extend the lease. A coke battery at Clairton, Pennsylvania, which is subleased to the Clairton 1314B Partnership, is subject to a lease through 2004 with an option to purchase. The office space in Pittsburgh, Pennsylvania used by USX and United States Steel is leased through 2007.

   For property, plant and equipment additions, including capital leases, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Legal Proceedings

   After the Separation, United States Steel Corporation will be a party to the following litigation:

   Inland Steel Patent Litigation. In July 1991, Inland Steel Company ("Inland") filed an action against United States Steel and another domestic steel producer in the U.S. District Court for the Northern District of Illinois, Eastern Division, alleging defendants had infringed two of Inland's steel-related patents. Inland seeks monetary damages of up to approximately $50 million and an injunction against future infringement. United States Steel, in its answer and counterclaim, alleges the patents are invalid and not infringed and seeks a declaratory judgment to such effect. In May 1993, a jury found United States Steel to have infringed the patents. The District Court has yet to rule on the validity of the patents. In July 1993, the U.S. Patent Office rejected the claims of the two Inland patents upon a reexamination at the request of United States Steel and the other steel producer. A further request was submitted by United States Steel to the Patent Office in October 1993, presenting additional questions as to patentability which was granted and consolidated for consideration with the original request. In 1994, the Patent Office issued a decision rejecting all claims of the Inland patents. On September 21, 1999, the Patent Office Board of Appeals affirmed the decision of the Patent Office. Inland filed a notice of appeal with the Court of Appeals for the Federal Circuit on November 17, 1999. On September 19, 2001, the Court of Appeals for the Federal Circuit affirmed the decision of the Patent Office Board of Appeals. Inland may file a motion for rehearing or may file a writ of certiorari with the United States Supreme Court.

   Asbestos Litigation. United States Steel has been and is a defendant in a large number of cases in which plaintiffs allege injury resulting from exposure to asbestos. Many of these cases involve multiple plaintiffs and most have multiple defendants. These claims fall into three major groups: (1) claims made under certain federal and general maritime law by employees of the Great Lakes or Intercoastal Fleets, former operations of United States Steel;
(2) claims made by persons who performed work at United States Steel facilities; and (3) claims made by industrial workers allegedly exposed to an electrical cable product formerly manufactured by United States Steel. To date, all actions resolved have been either dismissed or settled for immaterial amounts. It is not possible to predict with certainty the outcome of these matters; however, based upon present knowledge, management believes that it is unlikely that the resolution of the remaining actions will have a material adverse effect on its financial condition. This statement of belief is a forward-looking statement. Predictions as to the outcome of pending litigation are subject to substantial uncertainties with respect to (among other things) factual and judicial determinations, and actual results could differ materially from those expressed in this forward-looking statement.

   Environmental Proceedings. The following is a summary of the proceedings of United States Steel that were pending or contemplated as of June 30, 2001, under federal and state environmental laws. Except as described herein, it is not possible to accurately predict the ultimate outcome of these matters. Claims under CERCLA and related state acts have been raised with respect to the cleanup of various waste disposal and other sites. CERCLA is intended to expedite the cleanup of hazardous substances without regard to fault. Primary Responsible Parties ("PRPs") for each site include present and former owners and operators of, transporters to and generators of the substances at the site. Liability is strict and can be joint and several. Because of various factors including the ambiguity of the regulations, the difficulty of identifying the responsible parties for any particular site, the complexity of determining the relative liability among them, the uncertainty as to the most desirable remediation techniques and the amount of damages and cleanup costs and the time period during which such costs may be incurred, it is impossible to reasonably estimate its ultimate cost of compliance with CERCLA.

   Projections, provided in the following paragraphs, of spending for and/or timing of completion of specific projects are forward-looking statements. These forward-looking statements are based on certain assumptions, including, but not limited to, the factors provided in the preceding paragraph. To the extent that these assumptions prove to be inaccurate, future spending for, or timing of completion of, environmental projects may differ materially from those stated in forward-looking statements.

   At June 30, 2001, United States Steel had been identified as a PRP at a total of 22 CERCLA sites. Based on currently available information, which is in many cases preliminary and incomplete, management believes that United States Steel liability for cleanup and remediation costs in connection with eight of these sites will be between $100,000 and $1 million per site and eight will be under $100,000.

   At the remaining 6 sites, management expects that United States Steel share in the remaining cleanup costs at any single site will not exceed $5 million, although it is not possible to accurately predict the amount of sharing in any final allocation of such costs. The following is a summary of the status of these sites:

  . At the former Duluth, Minn. Works, United States Steel spent a total of approximately $11.2 million through 2000. The Duluth Works was listed by the Minnesota Pollution Control Agency under the Minnesota Environmental Response and Liability Act on its Permanent List of Priorities. The Environmental Protection Agency ("EPA") has consolidated and included the Duluth Works site with the St. Louis River and Interlake sites on the EPA's National Priorities List. The Duluth Works cleanup has proceeded since 1989. United States Steel is conducting an engineering study of the estuary sediments and the construction of a breakwater in the estuary. Depending upon the method and extent of remediation at this site, future costs are presently unknown and indeterminable.

  . The Buckeye Reclamation Landfill, near St. Clairsville, Ohio, has been used at various times as a disposal site for coal mine refuse and municipal and industrial waste. United States Steel was one of 15 PRPs that have entered into an agreed order with the EPA to perform a remediation of the site. Implementation of the remedial design plan, resulting in a long-term cleanup of the site, is estimated to cost approximately $28.5 million.

     One of the PRPs filed suit against the EPA, the Ohio Environmental Protection Agency, and 13 PRPs including United States Steel. The EPA, in turn, filed suit against the PRPs to recover $1.5 million in oversight costs. In May 1996, United States Steel entered into a final settlement agreement to resolve this litigation and the overall allocation. United States Steel agreed to pay 4.8% of the estimated costs which would result in United States Steel paying an additional amount of approximately $1.1 million over a two- to three-year period. Through June 30, 2001, United States Steel has spent $982,000 at the site. Remediation commenced in 1999 and should be substantially completed in 2001.

  . The D'Imperio and Ewan sites in New Jersey are waste disposal sites where a former subsidiary allegedly disposed of used paint and solvent wastes. USX has entered into a settlement agreement with the major PRPs at the sites which fixes USX's share of liability at approximately $1.2 million, $605,000 of which United States Steel has already paid. The balance, which is expected to be paid over the next several years, has been accrued.

  . The Berks Associates/Douglassville Site ("Berks Site") is situated on a 50-acre parcel located on the Schuylkill River in Berks County, Pa. Used oil and solvent reprocessing operations were conducted on the Berks Site between 1941 and 1986. In September 1997, United States Steel signed a consent decree to conduct a feasibility study at the site relating to the alternative remedy. In 1999, a new Record of Decision was approved by EPA and the DOJ. On January 19, 2001, United States Steel signed a consent decree with the EPA to remediate this site. On April 6, 2001, United States Steel paid its share of the consent decree obligation, which was $0.4 million. The only remaining outstanding claim is the natural resource damages claim filed by the Commonwealth of Pennsylvania.

  . In 1988, United States Steel and three other PRPs agreed to the issuance of an administrative order by the EPA to undertake emergency removal work at the Municipal & Industrial Disposal Co. site in Elizabeth, Pa. The cost of such removal, which has been completed, was approximately $4.2 million, of which United States Steel paid $3.4 million. The EPA has indicated that further remediation of this site may be required in the future, but it has not conducted any assessment or investigation to support what remediation would be required. In October 1991, the Pennsylvania Department of Environmental Resources ("PaDER") placed the site on the Pennsylvania State Superfund list and began a Remedial Investigation ("RI") which was issued in 1997. It is not possible to estimate accurately the cost of any remediation or the shares in any final allocation formula; however, based on presently available information, USX may have been responsible for as much as 70% of the waste material deposited at the site. On October 10, 1995, the DOJ filed a complaint in the U.S. District Court for Western Pennsylvania against United States Steel and other Municipal & Industrial Disposal Co. defendants to recover alleged costs incurred at the site. In June 1996, United States Steel agreed to pay $245,000 to settle the government's claims for costs against it, American Recovery, and Carnegie Natural Gas. In 1996, United States Steel filed a cost recovery action against parties who did not contribute to the cost of the removal activity at the site. United States Steel reached a settlement in principle with all of the parties except the site owner. The PRPs are awaiting issuance of the State's Feasibility Study ("FS").

   In addition, there are 16 sites related to United States Steel where information requests have been received or there are other indications that United States Steel may be a PRP under CERCLA but where sufficient information is not presently available to confirm the existence of liability.

   There are also 29 additional sites related to United States Steel where remediation is being sought under other environmental statutes, both federal and state, or where private parties are seeking remediation through discussions or litigation. Based on currently available information, which is in many cases preliminary and incomplete, management believes that liability for cleanup and remediation costs in connection with 4 of these sites will be under $100,000 per site, another 3 sites have potential costs between $100,000 and $1 million per site, and 7 sites may involve remediation costs between $1 million and $5 million. Another 3 sites, including the Grand Calumet River remediation at Gary Works, the Peters Creek Lagoon remediation at Clairton, and the potential claim for investigation, restoration and compensation of injuries to sediments in the East Branch of the Grand Calumet River near Gary Works, have or are expected to have costs for remediation, investigation, restoration or compensation in excess of $5 million. Potential costs associated with remediation at the remaining 12 sites are not presently determinable.

   The following is a discussion of remediation activities at the major domestic United States Steel facilities:

   Gary Works. In 1998, United States Steel entered into a consent decree with the EPA which resolved alleged violations of the Clean Water Act National Pollution Discharge Elimination System ("NPDES") permit at Gary Works and provides for a sediment remediation project for a section of the Grand Calumet River that runs through Gary Works. Contemporaneously, United States Steel entered into a consent decree with the public trustees which resolves potential liability for natural resource damages on the same section of the Grand Calumet River. United States Steel will pay the public trustees $1 million at the end of the remediation project for future monitoring costs and United States Steel is obligated to purchase and restore several parcels of property that have been or will be conveyed to the trustees. During the negotiations leading up to the settlement with the EPA, capital improvements were made to upgrade plant systems to comply with the NPDES requirements. In 1999, United States Steel paid civil penalties of $2.9 million for the alleged water act violations and $0.5 million in natural resource damages assessment costs. In addition, United States Steel purchased properties which were conveyed to the trustees. The sediment remediation project is an approved final interim measure under the corrective action program for Gary Works and is expected to cost approximately $36.4 million over the next five years. Estimated remediation and monitoring costs for this project have been accrued.

   In October 1996, United States Steel was notified by the Indiana Department of Environmental Management ("IDEM") acting as lead trustee, that IDEM and the U.S. Department of the Interior had concluded a preliminary investigation of potential injuries to natural resources related to releases of hazardous substances from various municipal and industrial sources along the east branch of the Grand Calumet River and Indiana Harbor Canal. The public trustees completed a preassessment screen pursuant to federal regulations and have determined to perform a Natural Resource Damages Assessment. United States Steel was identified as a PRP along with 15 other companies owning property along the river and harbor canal. United States Steel and eight other PRPs have formed a joint defense group. In 2000, the trustees concluded their assessment of sediment injuries, which includes a technical review of environmental conditions. The PRP joint defense group has proposed terms for the settlement of this claim which have been endorsed by representatives of the trustees and the EPA to be included in a consent decree that United States Steel expects to resolve this claim. A reserve has been established for United States Steel's share of the anticipated settlement.

   On October 23, 1998, a final Administrative Order on Consent was issued by EPA addressing Corrective Action for Solid Waste Management Units throughout Gary Works. This order requires United States Steel to perform a RCRA Facility Investigation ("RFI") and a Corrective Measure Study ("CMS") at Gary Works. The Current Conditions Report, United States Steel's first deliverable, was submitted to EPA in January 1997 and was approved by EPA in 1998. The Phase I RFI work plan was submitted to the EPA in July 1999.

   IDEM issued notices of violations ("NOVs") relating to Gary Works in 1994 alleging various violations of air pollution requirements. In early 1996, United States Steel paid a $6 million penalty and agreed to install additional pollution control equipment and programs and implement programs costing over $100 million over a period of several years. In 1999, United States Steel entered into an Agreed Order with IDEM to resolve outstanding air issues. United States Steel paid a penalty of $207,400 and installed equipment at the No. 8 Blast Furnace and the No. 1 BOP to reduce air emissions. In November 1999, IDEM issued an NOV alleging various air violations at Gary Works. An agreed order is being negotiated.

   Clairton. In 1987, USX and the PaDER entered into a Consent Order to resolve an incident in January 1985 involving the alleged unauthorized discharge of benzene and other organic pollutants from Clairton Works in Clairton, Pa. That Consent Order required USX to pay a penalty of $50,000 and a monthly payment of $2,500 for five years. In 1990, USX and the PaDER reached agreement to amend the Consent Order. Under the amended Order, USX agreed to remediate the Peters Creek Lagoon (a former coke plant waste disposal site); to pay a penalty of $300,000; and to pay a monthly penalty of up to $1,500 each month until the former disposal site is closed. As of June 30, 2001, remediation costs have amounted to $9.5 million with another $489,000 projected to complete the project.

   Fairless Works. In January 1992, United States Steel commenced negotiations with the EPA regarding the terms of an Administrative Order on consent, pursuant to the RCRA, under which United States Steel would perform a RFI and a CMS at Fairless Works. A Phase I RFI report was submitted during the third quarter of 1997. A Phase II/III RFI will be submitted following EPA approval. The RFI/CMS will determine whether there is a need for, and the scope of, any remedial activities at Fairless Works.

   Fairfield Works. In December 1995, United States Steel reached an agreement in principle with the EPA and the DOJ with respect to alleged RCRA violations at Fairfield Works. A consent decree was signed by United States Steel and the United States and filed with the court on December 11, 1997, under which United States Steel will pay a civil penalty of $1 million, implement two SEPs costing a total of $1.75 million and implement a RCRA corrective action at the facility. One SEP was completed during 1998 at a cost of $250,000. The second SEP is under way. The first RFI work plan for the site will be submitted for agency approval in the first quarter of 2001.

   Mon Valley Works/Edgar Thomson Plant. In September 1997, USX received a draft consent decree addressing issues raised in an NOV issued by the EPA in January 1997. The NOV alleged air quality violations at United States Steel's Edgar Thomson Plant, which is part of Mon Valley Works. The draft consent decree addressed these issues, including various operational requirements, which EPA believed were necessary to bring the plant into compliance. USX has completed implementing the compliance requirements identified by EPA. USX has paid a cash penalty of $550,000 and implemented five SEPs valued at approximately $1.5 million in settlement of the government's allegations. On February 1, 2000, the U.S. District Court for Western Pennsylvania entered the consent decree.

   In November 2000, an NOV was issued by the Jefferson County Health Department ("JCHD") alleging violation of the Halogenated Solvent National Emission Standards for Hazardous Air Pollutants and the JCHD volatile organic compound ("VOC") regulations at the sheet mill stretch leveler at Fairfield Works. United States Steel proposed a civil penalty of $100,000 and a VOC emission limit which have been agreed to by JCHD. A consent order was executed and approved by the court in May 2001. The penalty was paid by United States Steel in June 2001.

                       MANAGEMENT OF UNITED STATES STEEL

   The following information relates to the management of United States Steel. Information relating to the management of Marathon is incorporated by reference in the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" on page (ii).

   Upon completion of the Separation, the individuals listed below, with their ages (as of June 30, 2001), are expected to be officers and directors of United States Steel Corporation. The present principal occupation and five-year employment history of each person named in the table follows the list below. Each of the individuals listed below is a citizen of the United States.

              Name                Age                  Position
              ----                ---                  --------
Charles G. Carson, III...........  59 Vice President--Environmental Affairs
John J. Connelly.................  54 Vice President--Strategic Planning
J. Gary Cooper(1)................  64 Director
Robert J. Darnall................  63 Director
Roy G. Dorrance..................  55 Vice Chairman and Chief Operating Officer
Albert E. Ferrara, Jr............  52 Senior Vice President and Treasurer
James D. Garraux.................  48 Vice President--Employee Relations
Charles C. Gedeon................  60 Executive Vice President--Raw Materials &
                                       Diversified Business
Gretchen R. Haggerty.............  45 Senior Vice President and Controller
Dr. Shirley Ann Jackson(1)(2)....  54 Director
J. Paul Kadlic...................  59 Executive Vice President--Sheet Products
Charles R. Lee(1)(2).............  61 Director
Paul E. Lego(1)..................  71 Director
John F. McGillicuddy(1)..........  70 Director
Dan D. Sandman...................  53 Vice Chairman and Chief Legal &
                                       Administrative Officer
Seth E. Schofield(1)(2)..........  61 Director
Larry G. Schultz.................  51 Vice President--Investor Relations and
                                       Financial Analysis
John W. Snow(1)..................  61 Director
Terrance D. Straub...............  55 Vice President--Governmental Affairs
John P. Surma, Jr................  47 Vice Chairman and Chief Financial Officer
Stephan K. Todd..................  55 Vice-President--Law
Thomas J. Usher(1)(2)............  58 Chairman of the Board, Chief Executive
                                       Officer and President
Douglas C. Yearley(1)(2).........  65 Director

----------
(1)Current director of USX.
(2)Is also expected to be a director of Marathon Oil Corporation following the Separation.

   Charles G. Carson, III is currently vice president--Environmental Affairs of United States Steel, and was appointed to this position in January 1993.

   John J. Connelly is currently vice president--Business Development and Long Range Planning of United States Steel, and was appointed to this position in January 2001. From 1999 until January 2001, Mr. Connelly served as United States Steel's vice president--Long Range Planning and International Business. In 1994, he was named vice president--International Business for the U. S. Steel Group and served as President of USX Engineers and Consultants, Inc. from October 1994 to September 1996.

   J. Gary Cooper is Chairman and Chief Executive Officer, Commonwealth National Bank. He was the United States Ambassador to Jamaica from 1994 to 1997. Ambassador Cooper is a director of Gen Corp Inc. and Protective Life Corporation.

   Robert J. Darnall is Chairman of Prime Advantage Corporation. He joined Prime Advantage in early 2000. In late 1998 until early 2000, Mr. Darnall was head of North American operations for Ispat International N.V. From 1992 to 1998, he served as the Chairman and Chief Executive Officer at Inland Steel Industries until his retirement from that position in 1998. Mr. Darnall is a member of the board of directors of Household International, Inc., Cummins, Inc., Pactiv Corp., Sunoco, Inc., and the Federal Reserve Bank of Chicago, where he currently serves as Deputy Chairman.

   Roy G. Dorrance is currently executive vice president of United States Steel, and was named to his current position in January 2001. From 1997 to January 2001, he served as United States Steel executive vice president with responsibility for production, sales and marketing of United States Steel sheet product business. In 1995, he was appointed Vice President--Operations of United States Steel. He is a member of the board of directors of the Winchester Thurston School and Pittsburgh Theological Seminary.

   Albert E. Ferrara, Jr. is currently vice president--Strategic Planning of USX, having assumed this position in 1997, and from 1994 through 1996 he was President of USX Realty Development.

   James D. Garraux is currently vice president--Employee Relations of United States Steel, and assumed his current position on August 1, 2000. He was appointed general manager--employee relations in April of 1996.

   Charles C. Gedeon is currently executive vice president--Raw Materials and Diversified Businesses of United States Steel, and has served in this position since 1992. Mr. Gedeon is a member of the Board of Directors of RTI International Metals, Inc.

   Gretchen R. Haggerty is currently vice president--Accounting and Finance of United States Steel, and was named to her current position in 1998. Mrs. Haggerty was elected vice president and treasurer of USX Corporation in 1991.

   Dr. Shirley Ann Jackson is President of Rensselaer Polytechnic Institute. She was appointed President in 1999 and was Chairman of the U.S. Nuclear Regulatory Commission from 1995 to 1999. Dr. Jackson is a director of Albany Molecular Research Inc., Federal Express Corporation, Newport News Shipbuilding, Sealed Air Corporation and UtiliCorp United, Inc. She is a member of the National Academy of Engineering, a Fellow of the American Academy of Arts and Sciences, and a Fellow of the American Physical Society.

   J. Paul Kadlic is currently executive vice president--Sheet Products of United States Steel, and assumed this position on January 1, 2001. He was named vice president--sales for sheet products in 1997. Prior to that, he served as General Manager of Sales for almost 15 years.

   Charles R. Lee is Chairman of the Board and Co-CEO, Verizon Communications since his election on June 30, 2000. Mr. Lee was elected Chairman of the Board and Chief Executive Officer of GTE, a predecessor of Verizon, in May 1992. Mr. Lee is a director of The Procter & Gamble Company, United Technologies Corporation, the Stamford Hospital Foundation, and the New American Schools Development Corporation.

   Paul E. Lego is Retired Chairman and CEO, Westinghouse Electric Corporation. Mr. Lego retired as Chairman and CEO of Westinghouse Electric Corporation in 1993 after serving in that position since 1990. He is also Chairman of the Board of Commonwealth Industries, Inc. and a director of Dominion Resources Inc., Lincoln Electric Holdings, Inc. and Orlimar Golf Company.

   John F. McGillicuddy is Retired Chairman, Chemical Banking Corporation. Mr. McGillicuddy retired as Chairman and Chief Executive Officer of Chemical Banking Corporation in 1994, having served as Chairman and Chief Executive Officer of Chemical Banking Corporation and its predecessor Manufacturer's Hanover Corporation since 1979. He is a director of Empire HealthChoice, Inc., Southern Peru Copper Corporation, and UAL Corporation.

   Dan D. Sandman is currently General Counsel, Secretary, and Senior Vice President--Human Resources & Public Affairs of USX. Mr. Sandman was elected to this post in 1998. He was elected General Counsel and Secretary of USX Corporation in 1993. In 1996, Mr. Sandman's duties, as General Counsel and Secretary, were expanded to include overall responsibility for human resources corporate wide, as well as direct responsibility for executive compensation as Senior Vice President--Human Resources for USX. Mr. Sandman is a director of Roppe Corporation.

   Seth E. Schofield is Retired Chairman and Chief Executive Officer--USAir Group. Mr. Schofield retired as Chairman and Chief Executive Officer in 1996 after having served in such position since 1992. He is a director of Calgon Carbon Corp.

   Larry G. Schultz is currently vice president--Accounting of USX, and was named to his current position in 2000, after serving as Comptroller of U. S. Steel Group from 1992.

   John W. Snow is Chairman, President and Chief Executive Officer, CSX Corporation, since 1991. He is a director of Circuit Cities Stores Inc., Verizon Communications and Johnson & Johnson.

   Terrance D. Straub is currently vice president--Governmental Affairs of USX, and has served in that position since 1991.

   John P. Surma, Jr. is Assistant to the Chairman of USX, effective September 1, 2001, and has been the President of Marathon Ashland Petroleum LLC (MAP) since January 2001. Prior to that Mr. Surma served as the Senior Vice President, Supply & Transportation for MAP, the President of Speedway SuperAmerica LLC, and was named Senior Vice President, Finance & Accounting for Marathon Oil Company in 1997. Immediately prior to joining Marathon Oil Company, he was the Pittsburgh PriceWaterhouse office leader for Audit and Business Advisory Services. Mr. Surma joined Price Waterhouse LLP in 1976 and was admitted to the partnership in 1987. He is a director of Calgon Carbon Corp.

   Stephan K. Todd is currently general counsel of United States Steel, and was elected to his current post in June 1998. He was named assistant general counsel in 1995.

   Thomas J. Usher is currently Chairman of the Board and Chief Executive Officer of USX and acting president of U. S. Steel Group, was elected to his current post in July 1995 and was elected president and chief operating officer of USX in 1994. In addition, Mr. Usher is on the board of directors of
H. J. jHeinz Company, PPG Industries, and PNC Financial Services Group.

   Douglas C. Yearley is Chairman Emeritus of Phelps Dodge Corporation. Mr. Yearley retired in May 2000 from Phelps Dodge Corporation after being elected President in 1991 and Chief Executive Officer in 1989. He is a director of Lockheed Martin Corporation.

   None of the above individuals nor any other officer or director of USX beneficially owns any of the Offered Securities, and no securities are to be purchased from any officer or director of USX in connection with the exchange offers.

Change in Control Agreements

   USX has entered into change in control agreements, all of which are substantially the same, with its executive officers and with the executive officers of the U. S. Steel Group and the Marathon Group. The agreements with the executive officers who will become employees of United States Steel Corporation (the "United States Steel Agreements") will become obligations of United States Steel Corporation.

   The United States Steel Agreements provide that, if an officer's employment is terminated under certain circumstances following a change in control, or after certain events associated with a change in control, the officer will be entitled to the following severance benefits:

  . a cash payment of up to three times the sum of the officer's salary plus bonus,

  .  life and health insurance benefits for up to 3 years after termination,

  . 3 years of additional credit towards eligibility for retiree medical and life insurance,

  . a cash payment equal to the difference between amounts receivable by the officer under our pension plans and those which would be payable if the officer had worked for 3 more years at current pay rates,

  . a cash payment equal to the difference between amounts receivable under our savings and thrift plans and amounts which would have been received if the officer's savings had been fully vested, and

  . additional payments sufficient to compensate the officer for certain federal excise taxes.

   The severance benefits are payable if the officer's employment is terminated by the officer for good reason or is terminated by United States Steel Corporation for other than cause or disability. Severance benefits are not payable if termination is due to the officer's death or occurs after the officer reaches age 65.

   In addition, the United States Steel Agreements provide that upon a change in control all outstanding options, restored options, and stock appreciation rights previously granted to the officer will be fully vested and exercisable, and all restricted stock held by the officer will be fully vested.

   Each United States Steel Agreement is automatically extended each year unless the officer is notified that United States Steel Corporation does not wish it extended. In any event, however, each agreement continues for two years after a change in control.

   The definition of a change in control for purposes of these agreements is complex but is summarized as follows. It includes any change in control required to be reported in response to Item 6 (e) of Schedule 14A under the Securities Exchange Act of 1934 and provides that a change in control will have occurred if:

  . any person not affiliated with United States Steel Corporation acquires 20 percent or more of the voting power of its outstanding securities,

  . the United States Steel Corporation board of directors no longer has a majority made up of (1) individuals who were directors on the date of the agreements and (2) new directors (other than directors who join the board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on the date of the agreements or (b) were themselves previously approved by the board in this manner,

  . United States Steel Corporation merges with another company and United States Steel Corporation's stockholders end up with less than 50 percent of the voting power of the new entity,

  . stockholders approve a plan of complete liquidation of United States Steel Corporation, or

  . there is a sale of all or substantially all of United States Steel Corporation's assets.

   Neither the approval and adoption of the Agreement and Plan of Reorganization in connection with the Separation, nor the completion of the Separation will constitute a change in control for purposes of these agreements.

Completion and Retention Agreement With Thomas J. Usher

   In connection with the Separation, USX entered into a Completion and Retention Agreement with Thomas J. Usher, its current Chairman & Chief Executive Officer. To facilitate the Separation and to maintain continuity in both businesses, the board of directors asked Mr. Usher to serve as the Chairman & Chief Executive Officer and President of United States Steel Corporation, the Chairman of the board of directors of Marathon Oil Corporation and Chairman of the board of managers of MAP. In deciding to ask Mr. Usher to serve in these three roles, the board of directors determined that Mr. Usher's unique experience and talents will bring value to both groups of stockholders. Mr. Usher has over 35 years experience in the steel industry, and with the recent death of Paul Wilhelm, the former President of United States Steel, the board of directors believes that the stockholders will be best served if Mr. Usher becomes the full time Chief Executive Officer of United States Steel Corporation. The board of directors also believes that since Clarence Cazalot, Philip G. Behrman, and Steven Lowden all joined Marathon in 2000, there is a need to provide them, and the board of directors of Marathon Oil Corporation, with Mr. Usher's knowledge of past activities, decisions and developments concerning the business of Marathon Oil Company and the Marathon Group. As non-employee Chairman of the board of directors of Marathon Oil Corporation, Mr. Usher will be able to draw upon his experience as Chairman & Chief Executive Officer of USX and as a member of the board of directors of Marathon Oil Company to provide these insights. Similarly in his role as Chairman of the board of managers of MAP, Mr. Usher brings a familiarity with MAP. Among other things, Mr. Usher is the only Marathon appointed member to have served on the board of managers of MAP since its formation. He also has a working relationship with the members appointed by Ashland, the owner of 38% of MAP, and this relationship will benefit Marathon Oil Corporation and its stockholders after the Separation.

   The Completion and Retention Agreement provides that Mr. Usher will receive, or has received:

  . A salary from USX of $1,400,000 for 2001 and if the Separation occurs, a salary of $1,100,000 annually from United States Steel Corporation for 2002-2004, subject to adjustment by the board of directors and the Compensation and Organization Committee of United States Steel Corporation. This $300,000 reduction reflects the lower levels of salaries in the steel and metal industries as compared to the energy industry.

  . If the Separation occurs, a $25,000 annual fee from Marathon Oil
    Corporation for serving as Chairman of the board of directors of Marathon Oil Corporation and of the board of managers of MAP. This fee is in addition to regular fees paid by Marathon Oil Corporation to non-employee directors.

  . A grant of 90,000 restricted shares of USX--Marathon Group Common Stock on August 8, 2001 with 30,000 shares vesting on August 8, 2002, May 1, 2003, and May 1, 2004, based upon the achievement of performance objectives for 2001, 2002 and 2003, respectively.

  . If the Separation occurs, a grant of stock appreciation rights for 500,000 shares of Marathon Oil Corporation common stock. The exercise price of 150,000 shares is based on the average of the high and low market price of USX--Marathon Group Common Stock on the last trading day before the effective time of the Separation and the exercise price of 350,000 shares is based on the average of the high and low market price of Marathon Oil Corporation common stock on the first trading day after the effective time of the Separation. The effective date of each grant is the same date as the determination of the exercise price. These stock appreciation rights vest on the effective date of the grant and expire on the earlier of ten years from the effective date of grant, nine years following retirement or three years following death while employed.

  . A separation completion bonus, if the Separation occurs, of $6,000,000 will be payable by Marathon Oil Corporation on the first business day after the effective time of the Separation and a retention bonus, of up to $3,000,000, that is subject to a number of performance measures, will be paid by United States Steel Corporation on the third anniversary of the Separation.

  . If the Separation occurs, and if Mr. Usher elects to receive his non-qualified pension as a lump sum, the lump sum will be calculated using the interest rates and mortality tables in effect for retirements on December 31, 2001, instead of the rates and mortality tables in effect at Mr. Usher's retirement, which could result in a greater or lesser pension.

   The Completion and Retention Agreement was negotiated on behalf of USX by the Compensation Committee of the board of directors which is composed solely of non-employee directors and is intended to provide an incentive to Mr. Usher to serve in his three roles. Among the factors considered by the Compensation Committee were the unique background Mr. Usher brings to each role, his past performance in guiding both the steel and energy businesses, compensation levels and practices at other steel and energy companies as well as other companies of similar size and complexity as USX, Marathon and United States Steel and the fact that as a non-employee director Mr. Usher will not be eligible to receive compensation (salary, bonuses, options or other stock based compensation) from Marathon Oil Corporation or MAP even though it is expected that he will make major contributions to the future success of Marathon Oil Corporation and MAP in his roles as chairman of the governing bodies of each.

Dual Directorships

   Upon completion of the Separation, Shirley Ann Jackson, Charles Lee, Seth Schofield and Douglas Yearley, each of whom is currently a director of USX, are expected to become directors of both United States Steel Corporation and Marathon Oil Corporation. As such, they will be entitled to receive directors' allowances and attendance fees from both United States Steel Corporation and Marathon Oil Corporation in the amount that each company provides to its other non-employee directors.

   Also, upon completion of the Separation, Thomas J. Usher, the present Chairman of the board of directors and Chief Executive Officer of USX, will be Chairman of the board of directors, Chief Executive Officer and President of United States Steel Corporation and will also serve as Chairman of the board of directors of Marathon Oil Corporation.

Compensation of United States Steel Corporation Executive Officers

   The following table sets forth certain information concerning the compensation awarded to, earned by or paid to the chief executive officer and the other four most highly compensated individuals who are expected to serve as executive officers of United States Steel Corporation following the Separation for services rendered to USX or its subsidiaries in all capacities during 2000.

                           Summary Compensation Table

                                                                     Restricted
                                               Salary   Other Annual   Stock    Options  All Other
                                              and Bonus Compensation  Award(s)   SARs   Compensation
Name & Position          Salary ($) Bonus ($) Total ($)      ($)       ($)(1)   (#)(2)     ($)(3)
---------------          ---------- --------- --------- ------------ ---------- ------- ------------
T. J. Usher............. 1,325,000  2,500,000 3,825,000    7,729     4,925,000  400,000   112,406
 Chairman of the Board,
 Chief Executive Officer
 and President
D. D. Sandman ..........   459,167    650,000 1,109,167    4,597       923,438   80,000    47,693
 Vice Chairman and Chief
 Legal and
 Administrative Officer
J. P. Surma, Jr.  ......   350,000    650,000 1,000,000    1,781             0   30,000    41,375
 Vice Chairman and Chief
 Financial Officer
R. G. Dorrance..........   328,333    340,000   668,333    1,677       345,000   50,000    32,115
 Vice Chairman and
 Chief Operating
 Officer
C. C. Gedeon............   336,000    340,000   676,000    1,677       345,000   50,000    28,195
 Executive Vice
 President-Raw Materials
 & Diversified
 Businesses

---------------------
(1) Grants of restricted stock under the USX Corporation 1990 Stock Plan are valued as of the date of grant. Grants are subject to conditions including continued employment and achievement of business performance standards. Dividends are paid on restricted stock. Shown below is the vesting schedule for restricted stock scheduled to vest less than three years from the date of grant, together with the number and value, as of December 31, 2000, of the aggregate holdings of restricted stock for each of the executive officers named in the Summary Compensation Table. Vesting shown assumes achievement of business performance at peer-group standard.
(2) All option shares listed except those granted to Mr. Surma were granted with tandem stock appreciation rights ("SARs").
(3) This column includes amounts contributed by USX under the USX Savings Fund Plan or the Marathon Thrift Plan and the related supplemental savings plans. Such amounts for 2000 are $79,500, $27,550, $39,375, $19,700 and
    $18,480 for Messrs. Usher, Sandman, Surma, Dorrance and Gedeon, respectively. Also included are amounts attributable to split-dollar life insurance provided by USX. (Marathon Oil Company does not provide split-dollar life insurance.) For 2000, these amounts are $30,906, $18,143, $10,415 and $7,715 for Messrs. Usher, Sandman, Dorrance and Gedeon, respectively. Also included are amounts attributable to a mandatory tax compliance program. For 2000, these amounts were $2,000 each for Messrs. Usher, Sandman, Surma, Dorrance and Gedeon.

               Options/SARs and Restricted Stock Granted in 2000

   The following table sets forth certain information concerning restricted stock, stock options and stock appreciation rights ("SARs") granted during 2000 to each executive officer named in the Summary Compensation Table under the USX 1990 Stock Plan:

                              Restricted Stock                                  Stock Options
                          ------------------------- ---------------------------------------------------------------------
                          Number of % of Restricted Number of  % of Stock   Exercise
                 Class of  Shares        Stock       Shares   Option Shares Price per  Expiration  Assumed 5%   Assumed
      Name         Stock   Granted  Shares Granted   Granted     Granted      Share       Date        Gain     10% Gain
      ----       -------- --------- --------------- --------- ------------- --------- ------------ ---------- -----------
T.J. Usher...... Marathon  130,000       31.7%       260,000*     14.4%     $25.5000  May 30, 2010 $4,169,568 $10,566,504
                 Steel
                            70,000       22.9%       140,000*     15.3%     $23.0000  May 30, 2010 $2,025,044 $ 5,131,854
D.D. Sandman.... Marathon   24,375        5.9%        52,000*      2.9%     $25.5000  May 30, 2010 $  833,914 $ 2,113,301
                 Steel
                            13,125        4.3%        28,000*      3.1%     $23.0000  May 30, 2010 $  405,009 $ 1,026,371
J.P. Surma,      Marathon        0          0         30,000       1.7%     $25.5000  May 30, 2010 $  481,104 $ 1,219,212
 Jr............. Steel
                                 0          0              0         0            --            --         --          --
R.G. Dorrance... Marathon        0          0              0         0            --            --         --          --
                 Steel
                            15,000        4.9%        50,000*      5.5%     $23.0000  May 30, 2010 $  723,230 $ 1,832,805
C.C. Gedeon..... Marathon        0          0              0         0            --            --         --          --
                 Steel
                            15,000        4.9%        50,000*      5.5%     $23.0000  May 30, 2010 $  723,230 $ 1,832,805

---------------------
* These options were granted with tandem SARs, which have the same exercise date as the underlying options. Upon the exercise of an SAR, an optionee receives an amount, in cash and/or shares, equal to the excess, for a specified number of shares, of (a) the fair market value of a share on the date the SAR is exercised (except that for any SAR exercised during the 10-business-day period beginning on the third business day following the release of quarterly earnings, the Compensation Committee may, in its sole discretion, establish a uniform fair market value of a share for such period which shall not be more than the highest daily fair market value and shall not be less than the lowest daily fair market value during such 10-business-day period) over (b) the exercise price per share.

                                                                  Unvested Restricted Shares
                          Vesting Schedule for Restricted Stock       Aggregate Holdings
                         --------------------------------------- -----------------------------
                                                                                  Value as of
                                      Class of May 2002 May 2003 Class of         December 31,
                         Date Granted  Stock   (Shares) (Shares)  Stock   Shares    2000 ($)
                         ------------ -------- -------- -------- -------- ------- ------------
T.J. Usher.............. May 30, 2000 Marathon  26,000   26,000  Marathon 130,000  3,684,694
                                      Steel                      Steel
                         May 30, 2000           14,000   14,000            70,000  1,255,625
                                                                          -------  ---------
                                                                          200,000  4,940,319
D.D. Sandman............ May 30, 2000 Marathon  4,875     4,875  Marathon  24,375    690,880
                                      Steel                      Steel
                         May 30, 2000           2,625     2,625            13,125    235,430
                                                                          -------  ---------
                                                                           37,500    926,310
R.G. Dorrance........... May 30, 2000 Steel     3,000     3,000  Steel     15,000    269,063
C.C. Gedeon............. May 30, 2000 Steel     3,000     3,000  Steel     15,000    269,063

                         Options/SARs Exercised in 2000

                                      Total Value
                            No. of     Realized       No. of
                            Shares     for Both     Unexercised      Value of Unexercised In-
                          Underlying  Classes of  Options/SARs at     The-Money Options/SARs
                         Options/SARs    Stock     December 31,        at December 31, 2000
          Name           Exercised(1)   ($)(1)        2000(1)     for all Classes of Stock ($)(1)
          ----           ------------ ----------- --------------- -------------------------------
T.J. Usher..............       0           --        1,499,000               1,421,472
D.D. Sandman............       0           --          260,725                 147,878
J.P. Surma, Jr..........       0           --          120,000                  85,314
C.C. Gedeon.............       0           --          162,500                       0
R.G. Dorrance...........       0           --          150,300                       0

---------------------
Note: All options listed above are currently exercisable. Except for 50,000 shares held by Mr. Surma, the listed options were granted with SARs.

(1) Figures by class of stock are as follows:

                                        No. of
                                        Shares                      No. of
                                      Underlying                  Unexercised
                            Class of Options/SARs    Value      Options/SARs at
                             Stock    Exercised   Realized ($) December 31, 2000
                            -------- ------------ ------------ -----------------
T.J. Usher................. Marathon       0            0           892,600
                            Steel          0            0           606,400
D.D. Sandman............... Marathon       0            0           153,400
                            Steel          0            0           107,325
J.P. Surma, Jr............. Marathon       0            0           120,000
                            Steel          0            0                 0
C.C. Gedeon................ Marathon       0            0                 0
                            Steel          0            0           162,500
R.G. Dorrance.............. Marathon       0            0                 0
                            Steel          0            0           150,300

Pension Benefits

   The United States Steel Plan for Non-Union Employee Pension Benefits ("Steel Pension Plan") is comprised of two defined benefits. One is based on final earnings and the other on career earnings. Directors who have not been employees of United States Steel do not receive any benefits under the plan. The following table shows the annual final earnings pension benefits for retirement at age 65 (or earlier under certain circumstances) for various levels of eligible earnings which would be payable to employees retiring with the years of service shown. The benefits are based on a formula of a specified percentage (dependent on years of service) of average annual eligible earnings in the five consecutive years of the ten years prior to retirement in which such earnings were highest. As of the date of this prospectus, Messrs. Usher, Sandman, Dorrance and Gedeon have 35, 8, 30 and 15 years of service, respectively. As of June 30, 2001, Mr. Surma had not accrued a benefit under any pension plan or program sponsored by United States Steel. If Mr. Gedeon retires with at least 16 credited years of service, he will receive from United States Steel Corporation an amount equivalent to a final earnings and a supplemental pension calculated as though he had an additional 14 years of service. In connection with the Separation and in order to induce Dan D. Sandman to serve as Vice Chairman and Chief Legal & Administrative Officer of United States Steel Corporation, USX and Mr. Sandman have entered into an agreement that provides if Mr. Sandman is employed by United States Steel Corporation for five years after the Separation, upon his retirement, Mr. Sandman will be offered the same enhanced retirement benefits as are being offered to USX employees under the Voluntary Early Retirement Benefits Package described on page 13 hereof.

                      15      20      25      30      35      40      45
   Final Earnings    Years   Years   Years   Years   Years   Years   Years
   --------------   ------- ------- ------- ------- ------- ------- -------
   $  100,000        17,325  23,100  28,875  34,650  40,950  47,250  53,550
   $  300,000        51,975  69,300  86,625 103,950 122,850 141,750 160,650
   $  500,000        86,625 115,500 144,375 173,250 204,750 236,250 267,750
   $  700,000       121,275 161,700 202,125 242,550 286,650 330,750 374,850
   $  900,000       155,925 207,900 259,875 311,850 368,550 425,250 481,950
   $1,100,000       190,575 254,100 317,625 381,150 450,450 519,750 589,050
   $1,300,000       225,225 300,300 375,375 450,450 532,350 614,250 696,150
   $1,500,000       259,875 346,500 433,125 519,750 614,250 708,750 803,250

   Annual career earning benefits are equal to 1% of total career earnings plus a 30 percent supplement. The estimated annual career earnings benefits payable at normal retirement age 65, assuming no increase in annual earnings, will be $233,400 for Mr. Usher, $114,420 for Mr. Sandman, $80,902 for Mr. Dorrance and $69,562 for Mr. Gedeon. Earnings for the purpose of calculating both the final earnings and career earnings pensions are limited to base salary as reflected in the Summary Compensation table. They do not include any awards under any bonus programs.

   As of June 30, 2001, Mr. Surma had 4.5 years of service with Marathon Oil Company and its subsidiaries and no service with USX or its other subsidiaries. In connection with his employment by Marathon in 1997, Marathon agreed to provide Mr. Surma with additional pension benefits by treating him as though he had an additional 15 years of pension service. As a result of this provision, if Mr. Surma retires at age 65, his total pension benefits from Marathon and its subsidiaries, assuming no pay increases, will be $19,631 monthly.

   As of June 30, 2001, Mr. Sandman had 19 years of service under Marathon's pension plans. If Mr. Sandman retires at age 65, his total pension benefits from Marathon and its subsidiaries, assuming no pay increases, will be $25,181 monthly.

   In addition to the pension benefit described above, Messrs. Usher, Sandman, Surma, Dorrance and Gedeon participate in the United States Steel Corporation Executive Management Supplemental Pension Plan and are entitled, upon retirement after age 60, or before age 60 with United States Steel's consent, to the benefits shown in the table below based on bonuses paid under applicable United States Steel plans. These bonuses are reported in the bonus column of the Summary Compensation Table.

     Annual
     Bonus     15 Years 20 Years 25 Years 30 Years 35 Years  40 Years  45 Years
     ------    -------- -------- -------- -------- --------- --------- ---------
   $  100,000  $ 23,100 $ 30,800 $ 38,500 $ 46,200 $  53,900 $  61,600 $  69,300
      300,000    69,300   92,400  115,500  138,600   161,700   184,800   207,900
      500,000   115,500  154,000  192,500  231,000   269,500   308,000   346,500
      700,000   161,700  215,600  269,500  323,400   377,300   431,200   485,100
      900,000   207,900  277,200  346,500  415,800   485,100   554,400   623,700
    1,100,000   254,100  338,800  423,500  508,200   592,900   677,600   762,300
    1,300,000   300,000  400,400  500,500  600,600   700,700   800,800   900,900
    1,500,000   346,500  462,200  577,500  693,000   808,500   924,000 1,039,500
    1,700,000   392,700  523,600  654,500  785,400   916,300 1,047,200 1,178,100
    1,900,000   438,900  585,200  731,500  877,800 1,024,100 1,170,400 1,316,700

                            THE PROPOSED SEPARATION

   The Separation is expected to be implemented by merging a newly formed corporate subsidiary of USX with and into USX, with USX continuing as the surviving corporation.

   As a result of the Separation:

  . we will be converted into United States Steel Corporation, which will be an independent, publicly traded company, wholly owned by the holders of the then outstanding U. S. Steel Group Shares;

  . the business of the Marathon Group will be owned and operated by Marathon Oil Corporation, which will be an independent, publicly traded company, wholly owned by the holders of the then outstanding Marathon Group Shares; and

  . each issued and outstanding U. S. Steel Group Share will be converted into the right to receive one share of common stock of United States Steel Corporation.

   In connection with the Separation, certain indebtedness and other obligations of USX will be repaid or retired and United States Steel Corporation will incur indebtedness and other obligations and agree to repay certain indebtedness and other obligations of USX, such that the amount of indebtedness (including the indebtedness represented by the SQUIDS) and other obligations for which United States Steel Corporation is responsible immediately following the Separation is $900 million less than the net amounts attributed to the U. S. Steel Group immediately prior to the Separation (the "Value Transfer").

   Following the Separation, United States Steel Corporation will account for its assets and liabilities based on the historical values at which they were carried by USX immediately prior to the Separation. This prospectus includes historical combined financial information for United States Steel which presents its financial position, results of operations and cash flows on a carve-out basis. The unaudited pro forma condensed combined financial information for United States Steel Corporation included in this prospectus gives effect to the Value Transfer, new financing arrangements, the reallocation of certain assets and liabilities, and the payment of Separation costs.

   The Separation will become effective at such time after the satisfaction or waiver, to the extent permitted by law, of all of the conditions to the Separation, as determined by the USX board of directors, upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or such later time as specified in the certificate of merger. Completion of the Separation is subject to a number of conditions including the conditions set forth in the indenture governing the Senior Notes, stockholder approval, the receipt of a private letter ruling from the IRS and the completion of necessary regulatory and third-party consents. Although we cannot predict the timing of receipt of such ruling or satisfaction of such other conditions, we presently expect to complete the Separation on or about December 31, 2001.

   The board of directors of USX may terminate the Plan of Reorganization that governs the Separation and determine not to proceed with or to delay the Separation for any reason at any time prior to its completion, even if it is approved by USX stockholders and all of the other conditions to the Separation are satisfied. The issuance of the SQUIDS is subject to USX stockholder approval of the Separation at a special meeting of USX stockholders currently scheduled for October 25, 2001, but is not subject to completion of the Separation. In the event the Separation is not completed by December 31, 2002, the SQUIDS will remain outstanding as obligations of United States Steel LLC and the guarantee of USX will remain in effect until they are fully paid.

   The above discussion includes forward-looking statements with respect to the expected completion of the Proposed Separation. Some factors that could affect the Proposed Separation include approval of a majority of the outstanding shares of each class of the current USX common stock, receipt of a favorable tax ruling from the IRS on the tax-free nature of the transaction, completion of necessary financing arrangements, receipt of necessary regulatory and third party consents, any materially adverse changes in business conditions for the energy and/or steel businesses or other unfavorable circumstances.

     RELATIONSHIP BETWEEN UNITED STATES STEEL CORPORATION AND MARATHON OIL
                        CORPORATION AFTER THE SEPARATION

   Following consummation of the Separation, United States Steel Corporation and Marathon Oil Corporation will be independent companies and neither will have any ownership interest in the other, although some of our directors will also serve as directors of Marathon Oil Corporation. In connection with the Separation and pursuant to the Plan of Reorganization, United States Steel Corporation and Marathon Oil Corporation and their respective subsidiaries will enter into a series of agreements governing their relationship subsequent to the Separation and providing for the allocation of tax and certain other liabilities and obligations arising from periods prior to the Separation. Set forth below is a description of the material terms of such agreements. These agreements have not yet been finalized and are subject to change.

Tax Sharing Agreement

   United States Steel Corporation and Marathon Oil Corporation will enter into a Tax Sharing Agreement on behalf of themselves and their respective consolidated groups that reflects each party's rights and obligations relating to payments and refunds of income, sales, transfer, and other taxes that are attributable to periods beginning prior to and including the date of the Separation and taxes resulting from transactions effected in connection with the Separation.

   The Tax Sharing Agreement will incorporate the general tax sharing principles of USX's current tax allocation policy. In general, United States Steel Corporation and Marathon Oil Corporation, will make payments between them such that, with respect to any USX consolidated, combined, or unitary tax returns for any taxable period or portion thereof ending on or before the date of the Separation, the amount of taxes to be paid by each of United States Steel Corporation and Marathon Oil Corporation will be determined, subject to certain adjustments, as if the U. S. Steel Group and the Marathon Group each filed its own consolidated, combined, or unitary tax return. The Tax Sharing Agreement also will provide for payments between United States Steel Corporation and Marathon Oil Corporation for certain tax adjustments which may be made after the Separation, including adjustments related to the settlement of tax audits for pre-Separation tax periods. Other provisions will address, but will not be limited to, the handling of tax audits, settlements, and return filing in cases where both United States Steel Corporation and Marathon Oil Corporation have an interest in the results of these activities.

   A preliminary settlement for the calendar year 2001 federal income taxes, which would be made in March 2002 under USX's current tax allocation policy, will be made immediately prior to the Separation at a discounted amount to reflect the time value of money. Under the preliminary settlement for calendar year 2001, it is expected that United States Steel will receive at least
$300 million from Marathon immediately prior to the Separation arising from USX's current tax allocation policy. This policy provides that United States Steel receives the benefit of tax attributes (principally net operating losses, and various tax credits) that arise out of its business and which are used by USX on a consolidated basis.

   Additionally, pursuant to the Tax Sharing Agreement, United States Steel Corporation and Marathon Oil Corporation will agree to protect the tax-free status of the Separation. United States Steel Corporation and Marathon Oil Corporation each will covenant that during the two-year period following the Separation, it will not cease to be engaged in an active trade or business. Each party also will represent that there is no plan or intention to liquidate such party, take any other actions inconsistent with the information and representations set forth in the ruling request filed with the IRS or sell or otherwise dispose of its assets (other than in the ordinary course of business) and will covenant that during the two-year period following the Separation, it will not do so. To the extent that a breach of a representation or covenant results in corporate tax being imposed on USX, the breaching party, either United States Steel Corporation or Marathon Oil Corporation, will be responsible for the payment of the corporate tax. In the event that the Separation fails to qualify as a tax-free transaction through no fault of either United States Steel Corporation or Marathon Oil Corporation, the resulting corporate tax liability, if any, likely will be borne by United States Steel Corporation pursuant to the Tax Sharing Agreement.

   Even if the Separation otherwise qualifies for tax-free treatment under section 355 of the Code, the Separation may become taxable to USX pursuant to section 355(e) of the Code if 50% or more of either the shares of common stock of Marathon Oil Corporation or shares of common stock of United States Steel Corporation are acquired, directly or indirectly, as part of a plan or series of related transactions that include the Separation. To minimize this risk, both United States Steel Corporation and Marathon Oil Corporation will covenant in the Tax Sharing Agreement that they will not enter into any transactions or make any change in their equity structures that could cause the Separation to be treated as part of a plan or series of related transactions to which section 355(e) may apply. If an acquisition occurs which results in the Separation being taxable under section 355(e), the Tax Sharing Agreement provides that the resulting corporate tax liability will be borne by the entity, either United States Steel Corporation or Marathon Oil Corporation, with respect to which the acquisition has occurred.

   As discussed above in the section, "Risk Factors--Risks Related to Separation--United States Steel Corporation Will Be Subject to Continuing Contingent Liabilities of Marathon Oil Corporation Following the Separation", although the Tax Sharing Agreement will allocate tax liabilities relating to taxable periods ending on or prior to the Separation between United States Steel Corporation and Marathon Oil Corporation, each corporation that was a member of the USX consolidated group during any portion of a taxable period ending on or prior to the date of the Separation is jointly and severally liable under the Code for the federal income tax liability of the entire USX consolidated group for that year. Thus, even though the Tax Sharing Agreement will provide that one party (United States Steel Corporation or Marathon Oil Corporation) will be responsible for the payment of a tax, the taxing authorities may seek to collect the tax from the other party and consequently, that other party would be entitled to seek indemnification under the Tax Sharing Agreement. There can be no assurance that, in such circumstance, Marathon Oil Corporation or United States Steel Corporation would be able to satisfy its indemnification obligations under the Tax Sharing Agreement.

Transition Services Agreement

   Currently, USX personnel at our Pittsburgh corporate headquarters provide accounting, audit, corporate finance, government affairs, investor relations, legal, stock transfer, strategic planning, public affairs and tax services that primarily relate to corporate-wide matters and for which the costs are allocated between the Marathon Group and the U. S. Steel Group. Effective upon the Separation, Marathon Oil Corporation and United States Steel Corporation will be responsible for their own needs in these areas, and USX corporate personnel will be assigned to, and will be employed by, either Marathon Oil Corporation or United States Steel Corporation. To the extent that one company or the other is not able to immediately service its own needs, United States Steel Corporation and Marathon Oil Corporation will enter into a transition services agreement whereby one company will provide such services to the other (to the extent requested) if the providing company is able to do so. Such agreement will be for a term of up to twelve months and will be on a cost-reimbursement basis. In addition, the company receiving such service will release the other from any and all claims that may arise concerning the adequacy, timeliness or quality of the service provided.

   Although both the Marathon Group and U. S. Steel Group maintain independent information technology and computer systems, USX headquarters relies on the two groups for many of its computer applications. The Transition Services Agreement will provide that, to the extent that either group has been supplying computer or information services to USX headquarters or the other group, for a period of up to twelve months, Marathon Oil Corporation or United States Steel Corporation will continue to provide services to the other (to the extent requested) on the same basis that it is currently provided on a cost-reimbursement basis. In addition, the company receiving services will release the other from any and all claims that may arise concerning the adequacy, timeliness or other quality of the services provided.

   The Transition Services Agreement also will provide that Marathon Oil Corporation, as successor to USX, will grant to United States Steel Corporation a fully paid, worldwide, nonexclusive license, without right to sublicense or assign, in all computer programs, software, source code, and know-how (whether patented, trademarked, copyrighted or not) owned or licensed (to the extent permitted by the terms of such license) by USX in providing services used by USX on a corporate basis or provided by USX to the U. S. Steel Group. Such license will be granted without any representation or warranty whatsoever, including suitability, ownership, usefulness, non-infringement or existence. A similar grant of license will be made by United States Steel Corporation to Marathon Oil Corporation.

   The Transition Services Agreement will further provide that if, at any time in the future, either Marathon Oil Corporation or United States Steel Corporation requires any records, documents or other information in the possession of the other relating to activities prior to the Separation, the party having possession of such records, documents or other information shall make it or copies available to the other party without charge.

Financial Matters Agreement

   United States Steel Corporation and Marathon Oil Corporation will enter into the Financial Matters Agreement whereby United States Steel Corporation or its subsidiaries will agree to incur or assume indebtedness and other obligations of USX in connection with the Separation. The terms of the Financial Matters Agreement are described in "Description of Other Indebtedness."

License Agreement

   Upon consummation of the Separation, the License Agreement will provide that Marathon Oil Corporation will grant to United States Steel Corporation a fully-paid, worldwide, non-exclusive license to use the USX name rights and certain intellectual property with the right to sublicense the same.

Insurance Assistance Agreement

   Prior to the time of the corporate reorganization described in "Summary-- United States Steel LLC," the Marathon Group and the U. S. Steel Group maintained independent property and business interruption insurance policies. Other types of insurance, such as general liability, employer's liability, automobile liability, workers' compensation, boiler and machinery and executive risk, were purchased and held by USX for the benefit of USX and all of its subsidiaries. Following the corporate reorganization described in "Summary-- United States Steel LLC," separate policies of insurance for certain general liability, employer's liability, automobile liability, workers' compensation and aircraft were issued to cover: (1) USX, and Marathon and its subsidiaries; and (2) United States Steel LLC and its subsidiaries. The remaining policies of insurance were maintained for the benefit of USX and its subsidiaries.

   At the Separation, the insurance policies held for the benefit of USX and its subsidiaries will be truncated and separate policies of insurance will be purchased for Marathon Oil Corporation and its subsidiaries and for United States Steel Corporation and its subsidiaries. Marathon Oil Corporation and United States Steel Corporation will also enter into the Insurance Assistance Agreement. This agreement will provide for the division of responsibility for joint insurance arrangements and the associated payment of insurance claims and deductibles following the Separation for claims associated with pre-Separation periods. Under this agreement, Marathon Oil Corporation will be solely liable for pre-Separation claims associated with the business of the Marathon Group, and United States Steel Corporation will be solely liable for pre-Separation claims associated with the business of the U.
S. Steel Group. Liability for pre-Separation claims associated with USX assets, directors and employees will be allocated 65% to Marathon Oil Corporation and 35% to United States Steel Corporation. The cost of extended reporting insurance for these pre-Separation periods will also be split between Marathon Oil Corporation and United States Steel Corporation on a 65%-35% basis, respectively. Finally, the agreement will address the sharing of policy limits for extended reporting insurances maintained jointly by Marathon and United States Steel prior to the Separation.

                       DESCRIPTION OF OTHER INDEBTEDNESS

Current USX Financial Arrangements

   USX manages most of its financial activities on a centralized, consolidated basis. Such financial activities include the investment of surplus cash; the issuance, repayment and repurchase of short-term and long-term debt; the issuance, repurchase and redemption of preferred stock; and the issuance and repurchase of common stock. Transactions that relate primarily to invested cash, short-term and long-term debt (including convertible debt), related net interest and other financial costs, and preferred stock and related dividends are attributed to the Marathon Group and the U. S. Steel Group based upon the cash flows of each group for the periods presented and the initial capital structure of each group. However, transactions such as leases, certain collaterized financings, certain indexed debt instruments, financial activities of consolidated entities which are less than wholly owned by USX and transactions related to securities convertible solely into the Marathon Group or the U. S. Steel Group are specifically attributed to and reflected in their entirety in the financial statements of the group to which they relate.

   These attributions are for accounting purposes only and do not reflect legal ownership of cash or legal obligation to pay and discharge such obligations. USX is the issuer of the 6.50% Preferred Stock, although it is attributed solely to the U. S. Steel Group, and subsidiaries of USX are the issuers of the 6.75% QUIPS and the 8.75% MIPS which are also attributed, in whole or in part, to the U. S. Steel Group (although supported by USX guarantees). Subject to a limited number of exceptions, USX is the legal obligor of all long-term debt and other financial instruments, including many--such as leases--that are not reflected as liabilities on the consolidated or group balance sheets.

   After the Separation, United States Steel Corporation will own and operate the business of the U. S. Steel Group and United States Steel Corporation or its subsidiaries will incur indebtedness and other obligations in an amount approximately equal to all of the net amounts attributed to the U. S. Steel Group immediately prior to the Separation, both absolute and contingent, less the amount of the $900 million Value Transfer. Upon consummation of the Separation, the name of USX Corporation will be changed to Marathon Oil Corporation, and Marathon Oil Corporation and its subsidiary Marathon Oil Company will own and operate the business of the Marathon Group and will remain responsible for all of the liabilities of or attributed to the Marathon Group, both absolute and contingent, plus $900 million.

   USX is presently the legal obligor for most of the obligations attributed to both groups, and, therefore, Marathon Oil Corporation, will remain legally obligated for these obligations. Accordingly, United States Steel Corporation will be required to replace a substantial amount of USX obligations attributed to the U. S. Steel Group. Such replacement, after giving effect to the Value Transfer, will be effected pursuant to the Financial Matters Agreement and will require a post-Separation cash settlement between United States Steel Corporation and Marathon Oil Corporation. This cash settlement will be completed following the audit of balance sheets for both U. S. Steel Group and Marathon Group as of the date of Separation. The audits of the balance sheets and the determination of the cash settlement amount will be subject to a dispute resolution procedure to be included in the Financial Matters Agreement.

   After giving effect to the Financing required to complete the Separation, and assuming the Separation had occurred on June 30, 2001, United States Steel Corporation and its subsidiaries

  . would have continued to be the direct obligor of $325 million of debt under the USSK loan facility;

  . would have assumed $569 million of debt and capital leases of USX attributed to United States Steel and $133 million of certain guarantee and operating lease obligations (which guarantee and lease obligations are not reflected in the financial statements of USX or United States Steel); and

  . would have incurred new indebtedness in the amount of approximately $899 million (including an aggregate of up to $365 million of SQUIDS) and, assuming the issuance of an aggregate of $365 million principal amount of SQUIDS in the exchange offers, would have paid $505 million of the net proceeds thereof to Marathon Oil Corporation to be used to repay a portion of the debt and other obligations attributed to United States Steel by USX prior to the Separation, which may include, without limitation, a redemption of the 8.75% MIPS outstanding after the exchange offers, although no decision with respect to such a redemption has been made. In the event that less than $365 million of SQUIDS are issued in the exchange offers, the amount of such payment to Marathon Oil Corporation will be increased by the difference between $365 million and the amount of the SQUIDS actually issued.

   In addition, United States Steel expects to enter into new credit facilities, including a secured accounts receivable facility and a secured inventory facility. Undrawn amounts under these facilities will provide liquidity to United States Steel following the Separation.

   Following the Separation, the annual weighted average interest rate of these obligations is estimated to be approximately 8.50%. A one-eighth ( 1/8) percent change in that rate is expected to have an annual impact of about $2 million of interest expense.

Obligations for Which United States Steel Corporation or its Subsidiaries Will Be the Direct Obligor

   The following obligations of the U. S. Steel Group will continue as obligations of United States Steel Corporation or its subsidiaries following the Separation, and United States Steel or its subsidiaries will continue to be the obligor:

   SQUIDS. Following the Separation, United States Steel will be the sole obligor of the SQUIDS, which will no longer be guaranteed by USX. For a description of the terms of the SQUIDS, see "Description of the SQUIDS" on page 131.

   Senior Notes. The $535 million principal amount of Senior Notes issued by United States Steel on July 27 and September 11, 2001 will continue as obligations of United States Steel following the Separation. The Senior Notes, which mature on August 1, 2008 and pay interest at an annual rate of 10.75%, represent an unsecured senior obligation of United States Steel. Interest on the Senior Notes is payable in cash on a semiannual basis, beginning on February 1, 2002. Until the completion of the Separation, the Senior Notes will be fully and unconditionally guaranteed by USX. Following the Separation, United States Steel Corporation will be the sole obligor of the Senior Notes, which will no longer be guaranteed by USX. If the USX board of directors decides not to proceed with the Separation, or if the Separation does not occur on or before December 31, 2002, USX will continue to guarantee the Senior Notes until they are fully paid. Upon a change of control (as defined in the indenture governing the Senior Notes), we will be required to make an offer to purchase the Senior Notes at 101% of the principal amount of the Senior Notes plus accrued but unpaid interest.

   Inventory Facility. We are documenting a three-year revolving credit facility maturing December 31, 2004 in an amount of up to $400 million. The facility is subject to several conditions and will be secured by all of our domestic inventory and related assets, including receivables (other than those sold under the proposed accounts receivable facility). The amount outstanding under the facility will not exceed the permitted "borrowing base" calculated on percentages of the values of our eligible inventory. Interest on borrowings will be calculated based on either LIBOR or Chase Manhattan's prime rate using spreads determined by our credit ratings.

Borrowings under the facility may not be utilized until completion of the Separation. Also, we must have received a payment under the tax settlement from Marathon in excess of $300 million. The lenders will be able to terminate their commitments and declare all outstanding sums due under the facility if certain Events of Default occur. Following a change of control of United States Steel, a lender may terminate its commitment and require an immediate prepayment of all amounts owing to it under the facility.

   Revolving Receivables Facility. We are finalizing a $400 million revolving trade receivables program under which investors will purchase a pool of trade receivables from a special purpose subsidiary of United States Steel. We expect to sell most of our receivables to this subsidiary that will in turn sell an undivided interest in receivables to companies that issue commercial paper to fund those purchases or to financial institutions. The purchasers will generally be compensated at a floating rate that is expected to be based on spreads over the cost of commercial paper. We anticipate that there will be criteria concerning the kinds of receivables that can be included in this program and that we will be required to repurchase sold receivables under certain circumstances. It is anticipated that there will be a number of covenants in this program that could affect our ability to sell receivables or require us to repurchase all of them and closing is subject to several contingencies.

   USSK Loan Facility. On November 24, 2000, USX acquired USSK which has a loan facility with a group of financial institutions aggregating $325 million. The facility, which is non-recourse to USX, bears interest at a fixed rate of 8.5% per year. The loan is subject to annual repayments of $20 million beginning in 2003, with the balance due in 2010. Additional mandatory prepayments of the loan may be required based upon a cash flow formula or a change in control of USX. USSK also has a short-term $50 million credit facility that expires in November 2001. The facility, which is non-recourse to USX, bears interest at prevailing short-term market rates plus 1%. USSK is obligated to pay a .25% commitment fee on undrawn amounts. At June 30, 2001, there were no borrowings against this facility.

   Operating Lease Obligations. United States Steel is the lessee under several equipment leases and office building leases which, for accounting purposes, are treated as operating leases. Total future lease payments under these leases as of June 30, 2001 were approximately $250 million, with varying maturities.

USX Obligations to Be Assumed by United States Steel Corporation

   The following obligations of USX will continue as direct obligations of Marathon Oil Corporation, although United States Steel Corporation will agree in the Financial Matters Agreement to assume and pay all liabilities for these obligations following the Separation:

   Industrial Revenue Bonds. As of June 30, 2001, USX had outstanding $479 million of obligations under industrial revenue bonds related to environmental projects for current and former U. S. Steel Group facilities, $9 million of which will be repaid on or prior to December 31, 2001. Pursuant to the Financial Matters Agreement, United States Steel Corporation will assume all obligations under these instruments. Only $1.8 million of the industrial revenue bonds mature from 2002 to 2012. United States Steel must provide for the discharge of Marathon Oil Corporation from the remaining liability under the assumed industrial revenue bonds on or before the tenth anniversary of the Separation. Such discharge may be accomplished by refinancing, paying to Marathon Oil Corporation the then remaining principal amount of the obligations or a combination of the foregoing.

   Assumed Capital Leases. United States Steel Corporation is the lessee of a slab caster at the Fairfield Works facility in Alabama with a term through 2012. This lease is treated as a capitalized lease and, as of June 30, 2001, the amount of such obligation was $84 million. USX is the obligor under this lease. Under the Financial Matters Agreement, United States Steel will assume and discharge all obligations under this lease. This lease is an amortizing financing with a final maturity of 2012, subject to additional extensions. In addition, there will be $6 million of other capital lease obligations which will be assumed by United States Steel.

   Operating Lease Obligations and Guarantees. In connection with past sales of various plants and operations, United States Steel assigned and the purchasers assumed certain leases of major equipment used in the divested plants and operations. In the event of a default by any of the purchasers, United States Steel remains contingently liable for payments under these leases. In addition, United States Steel is assuming certain other obligations and guarantees of USX related to the business of United States Steel. As of June 30, 2001, the total exposure for all of these matters totaled $133 million.

New Financing Arrangements of United States Steel Corporation

   United States Steel Corporation will incur additional indebtedness in connection with the Separation. Assuming the Separation occurred on June 30, 2001, United States Steel Corporation would have to incur new indebtedness in the amount of $899 million (including an aggregate of up to $365 million of indebtedness relating to the SQUIDS). Additional new financing arrangements to pay Marathon Oil Corporation $505 million and fund Separation costs in the amount of $29 million include the July 27 and September 11, 2001 sale of $535 million of Senior Notes, at a discount of $5 million, and other financing arrangements of $4 million. In the event that less than $365 million of SQUIDS are issued in the exchange offers, the amount of the required payment to Marathon Oil Corporation, and, consequently, the additional new financing arrangements required, will be increased by the difference between $365 million and the amount of the SQUIDS actually issued. United States Steel will obtain any additional new financing required through one or a combination of additional notes (including additional SQUIDS), lease financings, new preferred or other security offerings and new credit facilities, including a secured accounts receivable facility. Some or all of the additional financing requirements may be funded through the preliminary tax settlement from Marathon, which is expected to be at least $300 million and will be received prior to the Separation. In addition, it is a condition to the Separation that United States Steel have in place, at the time of the Separation, cash and undrawn credit of at least $400 million. The amount of additional financing required at Separation may vary as a result of a number of factors, including the amount of SQUIDS actually issued in the exchange offers, the operating performance of United States Steel, its working capital position and the amount of the tax settlement with Marathon.

General Terms of the Financial Matters Agreement

   The Financial Matters Agreement governs the assumption by United States Steel Corporation of the industrial revenue bonds and other financial obligations of USX specified above. The agreement will provide that United States Steel Corporation will assume and discharge all principal, interest and other duties of USX under these assumed obligations, including any amounts due upon any defaults or accelerations of any of the obligations, other than defaults or accelerations caused by any action of Marathon Oil Corporation. The agreement also provides that on or before the tenth anniversary of the Separation, United States Steel Corporation will provide for the discharge of Marathon Oil Corporation from any remaining liability under any of the assumed industrial revenue bonds. Such discharge may be accomplished by refinancing, paying to Marathon Oil Corporation the then remaining principal amount of the obligations or a combination of the foregoing.

   The Financial Matters Agreement will prohibit Marathon Oil Corporation from taking any action that would create a default under the assumed obligations or otherwise accelerate the payment obligations thereunder. The agreement will also obligate Marathon Oil Corporation to provide any letters of credit required under any of these obligations provided that United States Steel Corporation reimburses Marathon Oil Corporation for the costs of such letters of credit when due and indemnifies and holds Marathon Oil Corporation harmless against any draws under the letters of credit.

   The Financial Matters Agreement will provide for a general unsecured obligation of United States Steel Corporation to Marathon Oil Corporation and will rank equal to accounts payable and other obligations. The Financial Matters Agreement will not contain any financial covenants and United States Steel Corporation will remain free to incur additional debt, grant mortgages or security interests in its property and sell or transfer assets without the consent of Marathon Oil Corporation.

   The Financial Matters Agreement will also provide that Marathon Oil Corporation will indemnify United States Steel Corporation against any claims arising out of USX financings not assumed by United States Steel Corporation.

Financing Arrangements of USX to Be Continued by Marathon Oil Corporation

   Revolving Credit Facility. In November 2000, USX entered into a $1,354 million 5-year revolving credit agreement, expiring in November 2005, with a group of financial institutions. Interest on the facility is based on defined short-term market rates. During the term of the credit agreement, USX is obligated to pay a variable facility fee on total commitments, which at June 30, 2001 was 0.125%. On June 30, 2001, there were no borrowings against this facility. This facility will remain outstanding as an obligation of Marathon Oil Corporation following the Separation. USX also has a similar $451 million short-term credit facility expiring on November 29, 2001 with the same financial institutions as the 5-year revolving credit agreement. On June 30, 2001, there were no borrowings under this facility. We expect that we will renew this facility in 2001.

   USX has from time to time issued commercial paper which it has classified as long-term debt because it is supported by the unused and available credit on the $1,354 million facility. On June 30, 2001, no commercial paper was outstanding. We anticipate that Marathon Oil Corporation may issue commercial paper in the future under similar circumstances.

   Long- and Short-Term USX Obligations to Be Continued. Marathon Oil Corporation will continue to be the obligor on the obligations of USX. The principal components of these obligations are:

                                                                 Amount
                                 Interest Rates  Maturity  (in millions) as of
Obligations                            %           Range      June 30, 2001
-----------                      --------------  --------- -------------------
Obligations relating to
 Industrial Revenue Bonds (1)...  3.30 to 6.875% 2009-2033       $  508

Fairfield Caster Lease(2).......  8.04%          2012            $   84

Bank Term Loan..................  6.57%          2006            $   29

Guaranteed Notes and Loans of
 Subsidiaries...................  7.00 to 9.05%  2002-2006       $  320

8.75% MIPS......................  8.75%          2044            $  250(3)

Operating Leases and
 Guarantees.....................  5.00 to 11.75% 2002-2017       $  747

Other long- and short-term
 obligations....................  6.65 to 9.80%  2001-2023       $2,505

--------
(1) The rights and obligations pertaining to $479 million of the industrial revenue bonds are being assigned to and assumed by United States Steel Corporation pursuant to the Financial Matters Agreement.
(2) Fairfield Caster will be subleased to United States Steel Corporation under the Financial Matters Agreement.
(3) To be reduced by the amount of 8.75% MIPS accepted in the exchange offers.

                           DESCRIPTION OF THE SQUIDS

   United States Steel LLC will issue the SQUIDS under an Indenture (the "Indenture") between it and The Bank of New York, as trustee (the "Trustee"). The terms of the SQUIDS include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). Subject to our compliance with certain limitations in other debt instruments of ours, we are permitted to issue additional SQUIDS under the Indenture in an unlimited principal amount.

   The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of these SQUIDS. You may request copies of these agreements at our address set forth under the heading "Where You Can Find More Information" on page (ii).

Brief Description of the SQUIDS

   The SQUIDS:

 .  are unsecured senior obligations of ours;

 . are senior in right of payment to any future subordinated obligations of ours; and

 . are fully and unconditionally guaranteed by USX Corporation, our parent company, until the Separation Date.

   The Indenture does not limit us from incurring or issuing other unsecured or secured debt. The Indenture, moreover, does not contain any provisions that protect you in the event we issue a large amount of debt.

Principal, Maturity and Interest

   We will issue the SQUIDS to be sold in the exchange offers in an aggregate principal amount of at least $150 million and up to $365 million. The SQUIDS will mature on December 31, 2031. We are permitted to issue more SQUIDS under the Indenture up to such additional aggregate principal amount as would be permitted under the covenants of our outstanding indebtedness (the "Additional SQUIDS"). The SQUIDS and the Additional SQUIDS, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the SQUIDS", references to the SQUIDS include any Additional SQUIDS actually issued.

   We will issue the SQUIDS in minimum denominations of $25 and any integral multiple of $25.

   Interest on the SQUIDS will accrue from the Exchange Date at a rate of    %
per annum and will be payable in arrears initially on March 31, 2002 and thereafter quarterly on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"). On an Interest Payment Date, interest will be paid to the persons in whose names the SQUIDS were registered as of the record date. With respect to any Interest Payment Date, the record date will be the fifteenth day of the month in which such Interest Payment Date occurs, except as otherwise provided in the Indenture.

   The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full quarterly interest period, will be computed on the basis of the actual number of days elapsed in such 90-day quarterly interest period. If any Interest Payment Date falls on a Saturday, a Sunday or a day on which banking institutions in

New York, New York are authorized or obligated by law or executive order to close, then payment of interest may be made on the next succeeding business day without additional interest.

   Payments of principal and interest will be payable at the office of the Trustee in New York, New York at which the Trustee's corporate trust business is then principally administered or at such other paying agent as may be designated pursuant to the Indenture. We may, however, at our option pay interest by having the Trustee mail checks or make wire transfers to registered holders of the SQUIDS.

   At the maturity of the SQUIDS, the principal and accrued interest of the SQUIDS will be payable upon the surrender of the SQUIDS by the registered holders of the SQUIDS at the office of the Trustee. As long as the SQUIDS are held through the facilities of DTC as described under "Book-Entry, Delivery and Form" below, the only registered holder of the SQUIDS will be DTC or a nominee of DTC.

Optional Redemption

   Except as set forth below, we will not be able to redeem the SQUIDS at our option prior to maturity.

   The SQUIDS will be redeemable at our option, in whole or in part, at any time on or after December 31, 2006, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. Additionally, we may at any time repurchase SQUIDS at any price in the open market and may hold, resell or surrender such SQUIDS to the Trustee for cancellation. You will not have the right to require us to repay SQUIDS prior to maturity.

   Further, at any time on or prior to December 31, 2002, we may, at our option, give written notice to redeem the SQUIDS , which notice shall be no less than 30 nor more than 60 days prior to the redemption date, in whole or in part at a redemption price (expressed as a percentage of principal amount) of 100%, plus accrued and unpaid interest to the redemption date; provided that

  (1) the USX Board of Directors shall have determined not to proceed with the Separation (and the guarantee of USX Corporation will stay in effect until the SQUIDS are fully paid); and

  (2) if we elect to redeem the SQUIDS in part, at least the minimum aggregate principal amount of SQUIDS required to maintain listing of the SQUIDS on the New York Stock Exchange, under the rules and regulations thereof, remains outstanding.

Selection and Notice of Redemption

   If we are redeeming less than all the SQUIDS at any time, the Trustee will select SQUIDS on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

   We will redeem SQUIDS of $25 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of SQUIDS to be redeemed at its registered address.

   If any of the SQUIDS are to be redeemed in part only, the notice of redemption that relates to those SQUIDS will state the portion of the principal amount thereof to be redeemed. We will issue new SQUIDS in a principal amount equal to the unredeemed portion of the original SQUIDS in the name of the holder upon cancellation of the original SQUIDS. SQUIDS called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on SQUIDS or portions of them called for redemption.

   So long as the book-entry system is used for determining beneficial ownership of the SQUIDS, the notice of redemption for any of the SQUIDS will be given to Cede & Co. ("Cede"), as nominee for DTC as registered owner of the SQUIDS. Neither failure to receive such notice nor any defect in any notice so given shall affect the sufficiency of the proceedings for the redemption of any such SQUIDS.

Temporary Guarantee

   USX Corporation will fully and unconditionally guarantee, on a senior unsecured basis, our obligations under these SQUIDS until the effective time of the Separation; provided that if the Separation does not occur on or before December 31, 2002 or if the Board of Directors determines not to proceed with the Separation, the guarantee of USX Corporation will stay in effect until the SQUIDS have been fully paid.

Book-Entry System--The Depository Trust Company

   DTC will act as securities depositary (the "Depository") for the SQUIDS. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (the "Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include Securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations (the "Direct Participants"). DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks, and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

   The ownership interest of each actual owner of SQUIDS ("Beneficial Owner") within the DTC system is recorded on the Direct and Indirect Participants' records and is credited to the Direct Participant on DTC's records. Beneficial Owners do not receive written confirmation from DTC of their transactions, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial owners exchanged or hold SQUIDS. Transfers of ownership interests in the SQUIDS are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in SQUIDS, except in the event that use of the book-entry system for the SQUIDS is discontinued.

   The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in SQUIDS represented by a global certificate.

   To facilitate subsequent transfers, all the SQUIDS deposited by Participants with DTC are registered in the name of Cede. The deposit of SQUIDS with DTC and their registration in the name of Cede effect no change in beneficial ownership. DTC has no knowledge of the identity of the Beneficial Owners of the SQUIDS, as its records reflect only the identity of the Direct Participants to whose accounts such SQUIDS are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time. Redemptions are coordinated through DTC. Redemption notices shall be sent to Cede.

   Interest payments on the SQUIDS are made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's record unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participant and not of DTC, the Trust, or the Company, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of interest to DTC is the responsibility of the issuer of the SQUIDS, disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

   DTC has advised the Company that it will take any action permitted to be taken by a holder of SQUIDS only at the direction of one or more Participants to whose account with DTC interests in shares presented by a global certificate are credited and only in respect of such number of SQUIDS represented by a global certificate as to which such Participants have given such direction.

   Except as provided herein, a Beneficial Owner in a global SQUIDS certificate will not be entitled to receive physical delivery of such securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under such securities. Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants, the ability of a person having a beneficial interest in shares represented by a global certificate to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate of such interest.

   DTC may discontinue providing its services as Depository with respect to the SQUIDS at any time by giving reasonable notice to the issuer. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates for the SQUIDS for which DTC has discontinued its services are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to SQUIDS. Use of the book-entry system through DTC will also be discontinued if an Event of Default occurs. In either event, certificates for such SQUIDS will be printed and delivered. The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Conditions to Separation

   We will not permit the Separation to occur, unless:

  (1) USX has received a private letter ruling from the IRS that the Separation will qualify as a tax-free transaction within the meaning of
      Section 355 of the Code;

  (2) the transactions that give effect to the Value Transfer have occurred;

  (3) USX has not amended (i) the definition of U. S. Steel Group in its certificate of incorporation or by-laws or (ii) its Management and Allocation Policies, in either case, in any manner adverse to the holders of the SQUIDS;

  (4) immediately following the Separation and after giving pro forma effect to any subsequent payments to be made as part of the Separation, (x) we have an aggregate of at least $400 million available in undrawn financings and cash, of which at least $300 million is available under facilities with terms extending at least three years after the date such facilities are put in place, and (y) no Default shall have occurred and be continuing; and

  (5) any differences between the documents giving effect to the Separation
      (x) as executed and delivered and (y) as described in this prospectus may not have a material adverse effect on the holders of the SQUIDS.

Change in Control Offer

   If a Change in Control occurs, we will offer to purchase SQUIDS (the "Change in Control Offer"), at a purchase price (the "Change in Control Purchase Price") equal to 100% of the principal amount thereof, together with accrued interest to the Change in Control Purchase Date referred to below (except that interest installments due before the Change in Control Purchase Date will be payable to the holders of those SQUIDS of record at the close of business on the relevant record dates), as of the date that is 35 business days after the occurrence of the Change in Control (the "Change in Control Purchase Date"), subject to satisfaction by or on behalf of the holders of the requirements included in the Indenture.

   A "Change in Control" will be deemed to have occurred when any of the following events will occur:

  . any "person" or group of persons has acquired "beneficial ownership" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder) of shares of Voting Stock representing at least 35% of the outstanding Voting Power of United States Steel or, for as long as the guarantee by USX of the SQUIDS remains in effect, of USX;

  . during any period of 25 consecutive months, commencing before or after the Expiration Date, individuals who at the beginning of that 25-month period were directors of United States Steel or, for as long as the guarantee by USX of the SQUIDS remains in effect, USX, together with any replacement or additional directors whose election was recommended by incumbent management of United States Steel or USX, as applicable, or who were elected by a majority of directors then in office, cease to constitute a majority of the board of directors of United States Steel or USX, as applicable;

  . any person or group of related persons has acquired all or substantially all of the assets of United States Steel or, for as long as the guarantee by USX of the SQUIDS remains in effect, of USX; or

  . the disposition, transfer or sale of the interests held in United States Steel by USX, except in accordance with the Separation consummated in compliance with the covenant described under "Certain Covenants-- Conditions to the Separation".

   Notwithstanding the foregoing:

  . in no event will the Separation, as described in this prospectus, or any transfer or reorganization in connection with the Separation, be deemed to be a Change in Control for purposes of this "--Change in Control Offer";

  . a Change in Control will not be deemed to have occurred under the third bullet point of the previous paragraph if United States Steel or USX, as applicable, will have merged or consolidated with or transferred all or substantially all of its assets to another Person in compliance with the provisions under "Certain Covenants--Merger and Consolidation" and the surviving or successor or transferee Person is no more leveraged than was United States Steel or USX, as applicable, immediately prior to that Change in Control and, in the event of a Change in Control with respect to USX, that Change in Control does not result in United States Steel being more leveraged; the term "leveraged", when used with respect to any person, will mean the percentage represented by the total assets of that person divided by its stockholders' or total equity, as applicable, in each case determined and as would be shown in a consolidated balance sheet of that Person prepared in accordance with generally accepted accounting principles in the United States of America; and

  . a Change in Control will not be deemed to have occurred by virtue of (1) United States Steel, USX, any of their respective Subsidiaries, any employee stock ownership plan or any other employee benefit plan of United States Steel, USX or any of their respective Subsidiaries, or any person holding Voting Stock for or pursuant to the terms of any such employee benefit plan, acquiring beneficial ownership of shares of Voting Stock, whether representing 35% or more of the outstanding Voting Power of United States Steel or USX, as applicable, or otherwise or (2) any person whose ownership of shares of Voting Stock representing 35% or more of the outstanding Voting Power of USX results solely from USX's calculation from time to time of the relative voting rights of the classes of Voting Stock of USX.

   Within 15 business days after the occurrence of a Change in Control, we will mail a written notice of Change in Control by first-class mail to the Trustee and to each holder, and to the beneficial owners as required by applicable law, of SQUIDS and will cause a copy of that notice to be published in a daily newspaper of national circulation. The notice will state:

  (1) the events causing a Change in Control, specifying those events, and the date of that Change in Control;

  (2) the date by which holders must give notice of the exercise of their rights under the Change in Control Offer;

  (3) the Change in Control Purchase Date;

  (4) the Change in Control Purchase Price;

  (5) the name and address of the paying agent for the SQUIDS;

  (6) that on the Change in Control Purchase Date, all SQUIDS surrendered in accordance with this "--Change in Control Offer" for payment at the Change in Control Purchase Price will be purchased by us at that price and, if applicable, that interest thereon will cease to accrue on and after that date;

  (7) the procedures the holders must follow to exercise rights under this "--Change in Control Offer", including procedures to be followed by a holder acting as a holder of record on behalf of more than one beneficial owner in exercising rights specified in this section with respect to less than all of those beneficial owners; and

  (8) the procedures for withdrawing a Change in Control Purchase Notice.

   We will not be required to make a Change in Control Offer following a Change in Control if a third party makes the Change in Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change in Control Offer made by us and purchases all SQUIDS validly tendered and not withdrawn under such Change in Control Offer.

   We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of SQUIDS as a result of a Change in Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and will not be deed to have breached our obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

   The Change in Control purchase feature of the SQUIDS may in certain circumstances make more difficult or discourage a sale or takeover of United States Steel and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a Change in Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change in Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. The Indenture will not contain any covenants or provisions that may afford holders of the SQUIDS protection in the event of a highly leveraged transaction.

   Any senior credit facility that we enter into in connection with the Separation or otherwise may prohibit us from purchasing any SQUIDS and may also provide that the occurrence of certain change of control events with respect to us would constitute a default thereunder. In the event a Change in Control occurs at a time when we are prohibited from purchasing SQUIDS, we may seek the consent of our lenders to the purchase of SQUIDS or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing SQUIDS. In such case, our failure to offer to purchase SQUIDS would constitute a default under the Indenture, which may, in turn, constitute a default under any such credit facility.

   Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a change in control or require the repurchase of such indebtedness upon a change in control. Moreover, the exercise by the holders of their right to require us to repurchase the SQUIDS could cause a default under such indebtedness, even if the Change in Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of SQUIDS following the occurrence of a Change in Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

   The provisions under the Indenture relative to our obligation to make an offer to repurchase the SQUIDS as a result of a Change in Control may be waived or modified with respect to the SQUIDS with the written consent of the holders of a majority in principal amount of the SQUIDS.

Certain Covenants

   The Indenture contains covenants including, among others, those described below.

 Limitation on Liens

   If we or any of our Subsidiaries mortgages, pledges, encumbers or subjects to a lien (to "Mortgage" or a "Mortgage", as the context may require), as security for any indebtedness for money borrowed, any Principal Property or any shares of stock or other equity interests in any of our Subsidiaries that own, directly or indirectly, one or more Principal Properties, we will secure or will cause our applicable Subsidiary to secure the SQUIDS equally and ratably with all indebtedness or obligations secured by the Mortgage then being given and with any other indebtedness of ours or that Subsidiary then entitled to that Mortgage.

   However, this covenant will not apply in the case of:

  . any Mortgage incurred by any Subsidiary of ours to secure indebtedness for money borrowed incurred by such Subsidiary;

  . any Mortgage, including a purchase money Mortgage, incurred in connection with the acquisition of any Principal Property or shares of stock or other equity securities (for purposes of this exception, the creation of any Mortgage within 180 days after the acquisition or completion of construction of that Principal Property or those shares of stock or other equity securities will be deemed to be incurred in connection with the acquisition of that Principal Property or those shares of stock or other equity securities), the assumption of any Mortgage previously existing on that acquired Principal Property or those acquired shares of stock or other equity interests or any Mortgage existing on the Principal Property of any Person when that Person becomes a Subsidiary of ours;

  . any Mortgage in favor of the United States of America, any State, any foreign government or any agency, department, political subdivision or other instrumentality of any of the foregoing, to secure partial, progress or advance payments to us or any of our Subsidiaries pursuant to the provisions of any contract or any statute;

  . any Mortgage in favor of the United States of America, any State, any foreign government or any agency, department, political subdivision or other instrumentality of any of the foregoing, to secure borrowings by us or any of our Subsidiaries for the purchase or construction of the Principal Property Mortgaged;

  . any Mortgage on any Principal Property arising in connection with or to secure all or any part of the cost of the repair, construction, improvement or alteration of that Principal Property or any portion of that Principal Property;

  . any Mortgage existing on the date of the Indenture, whether or not that Mortgage includes an after-acquired property provision; or

  . any renewal of or substitution for any Mortgage permitted under the preceding exceptions; provided, however, that the principal amount of indebtedness secured by the Mortgage may not exceed the principal amount of indebtedness secured at the time of the renewal or substitution and that the renewal or substitution must be limited to all or a part of the Principal Property, plus improvements and construction on that Principal Property, or shares of stock or other equity securities which were subject to the Mortgage that was renewed or substituted.

 Limitation on Sale/Leaseback Transactions

   We will not, and we will not permit any of our Subsidiaries to, sell or transfer any Principal Property with the intention of taking back a lease on that Principal Property.

   However, this covenant will not apply if:

  . the lease is to one of our Subsidiaries, or to us in the case of a Subsidiary of ours;

  . the lease is for a temporary period by the end of which it is intended that the use of that Principal Property by the lessee will be discontinued;

  . we or one of our Subsidiaries could, in accordance with the covenant "Limitation on Liens", Mortgage that Principal Property without equally and ratably securing the SQUIDS;

  . (1) we promptly inform the Trustee of that sale, (2) the net proceeds of that sale are at least equal to the fair market value (as determined by resolution adopted by our board of directors) of that Principal Property and (3) we will, and in any such case we covenant that we will, within 180 days after that sale, apply an amount equal to the net proceeds of that sale to the retirement of our debt or of debt of a Subsidiary of ours in the case of Principal Property of that Subsidiary, maturing by its terms more than one year after the date on which it was originally incurred (the "funded debt"); provided that the amount to be applied to the retirement of funded debt of ours or of a Subsidiary of ours will be reduced by the amount below if, within 75 days after that sale, we deliver to the Trustee an officers' certificate stating:

    . that on a specified date after that sale we or a Subsidiary of ours, as the case may be, voluntarily retired a specified principal amount of funded debt;

    . that the retirement was not effected by payment at maturity or pursuant to any applicable mandatory sinking fund or prepayment provision, other than provisions requiring retirement of any funded debt of ours or a Subsidiary of ours, as the case may be, under the circumstances referred to in this covenant; and

    . the then optional redemption or prepayment price applicable to the funded debt so retired or, if there is no such price applicable, the amount applied by us or our Subsidiary, as the case may be, to the retirement of that funded debt.

   In the event of such a sale or transfer, we will deliver to the Trustee a certified copy of the resolution of our board of directors referred to in the parenthetical phrase contained in clause (2) of the last exception above and an officers' certificate setting forth all material facts under this covenant. For purposes of this covenant, the term "retirement of funded debt" will include the "in substance defeasance" of that funded debt in accordance with then applicable accounting rules.

 Exempted Liens and Sale/Leaseback Transactions

   Notwithstanding the restrictions set forth in "--Limitation on Liens" and "--Limitation on Sale/Leaseback Transactions" above, we or any of our Subsidiaries may, without equally and ratably securing the SQUIDS, (1) Mortgage any Principal Property or any shares of stock or other equity interests in any of our Subsidiaries that owns, directly or indirectly, one or more Principal Properties or (2) sell or transfer any Principal Property with the intention of taking back a lease on that Principal Property; provided, that, in each case, at the time of that event, and after giving effect thereto, the sum of the aggregate net book value of Principal Property or shares of stock or other equity securities so Mortgaged and the aggregate net book value of all Principal Property then subject to a sale/leaseback transaction (other than as permitted under "--Limitation on Liens" and "--Limitation on Sale/Leaseback Transactions" above) does not exceed 10% of Consolidated Net Tangible Assets.

 Merger and Consolidation

   We will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all of our assets to, any Person, unless:

  (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not us) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all our obligations under the SQUIDS and the Indenture;

  (2) immediately after such transaction, no Default shall have occurred and be continuing; and

  (3) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.


   The Successor Company will be the successor to us and will succeed to, and be substituted for, and may exercise every right and power of, ours under the Indenture, and we, except in the case of a lease, would be released from the obligation to pay the principal of and interest on the SQUIDS.

   So long as the guarantee of the SQUIDS is in effect, USX may not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all of its assets to, any Person, unless:

  (1) the resulting, surviving or transferee Person (the "Successor Guarantor") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Guarantor (if not USX) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of USX under the SQUIDS and the Indenture;

  (2) immediately after such transaction, no Default shall have occurred and be continuing; and

  (3) USX shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

   The Successor Guarantor will be the successor to USX and will succeed to, and be substituted for, and may exercise every right and power of, USX under the Indenture, and USX, except in the case of a lease, shall be released from its obligations under the guarantee of the SQUIDS.

Defaults

   Each of the following is an Event of Default:

  (1) a default in the payment of interest on the SQUIDS when due, continued for 30 days;

  (2) a default in the payment of principal of any SQUID at its stated maturity, upon optional redemption, upon a Change in Control Offer, upon declaration of acceleration or otherwise;

  (3) the failure by us to comply with our obligations under "--Certain Covenants--Merger and Consolidation" above;

  (4) the failure by us to comply for 30 days after notice with any of our other obligations in the covenants described above under "--Certain Covenants" above;

  (5) the failure by us or USX to comply for 60 days after notice with any of the other agreements contained in the Indenture;

  (6) certain events of bankruptcy, insolvency or reorganization of USX, us or a significant subsidiary of ours (the "bankruptcy provisions");

  (7) any judgment or decree for the payment of money in excess of $50 million is entered against us or a significant subsidiary of ours, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision"); or

  (8) prior to the Separation, the guarantee ceases to be in full force and effect (other than in accordance with its terms) or USX denies or disaffirms its obligations under the guarantee (the "security default provision").

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding SQUIDS notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

   If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding SQUIDS may declare the principal of and accrued but unpaid interest on all the SQUIDS to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events related to our bankruptcy, insolvency or reorganization occurs and is continuing, the principal of and interest on all the SQUIDS will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the SQUIDS. Under certain circumstances, the holders of a majority in principal amount of the outstanding SQUIDS may rescind any such acceleration with respect to the SQUIDS and its consequences.

   Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the SQUIDS unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a SQUID may pursue any remedy with respect to the Indenture or the SQUIDS unless:

  (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

  (2) holders of at least 25% in principal amount of the outstanding SQUIDS have requested the Trustee to pursue the remedy;

  (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

  (5) holders of a majority in principal amount of the outstanding SQUIDS have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding SQUIDS are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of the SQUIDS or that would involve the Trustee in personal liability.

   If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the SQUIDS notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on the SQUIDS, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the SQUIDS. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or proposes to take in respect thereof.

Amendments and Waivers

   Subject to certain exceptions, the Indenture may be amended with respect to any series of SQUIDS with the consent of the holders of a majority in principal amount of that series of SQUIDS then outstanding (including consents obtained in connection with a tender offer or exchange for the SQUIDS) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of that series of SQUIDS then outstanding. However, without the consent of each holder of outstanding SQUIDS affected thereby, an amendment or waiver may not, among other things:

  (1) reduce the amount of SQUIDS whose holders must consent to an amendment;

  (2) reduce the rate of or extend the time for payment of interest on any of the SQUIDS;

  (3) reduce the principal of or extend the Stated Maturity of any of the SQUIDS;

  (4) reduce the amount payable upon the redemption of any of the SQUIDS or change the time at which any of the SQUIDS may be redeemed as described under "--Optional Redemption";

  (5) make any of the SQUIDS payable in currency other than that stated in the SQUIDS;

  (6) impair the right of any holder of the SQUIDS to receive payment of principal of and interest on such holder's SQUIDS on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's SQUIDS;

  (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions;

  (8) make any change in the ranking or priority of any of the SQUIDS that would adversely affect the holders; or

  (9) make any change in the guarantee that would adversely affect the holders.

   Notwithstanding the preceding, without the consent of any holder of the SQUIDS, we, USX and the Trustee may amend the Indenture:

  (1) to cure any ambiguity, omission, defect or inconsistency;

  (2) to provide for the assumption by a successor corporation of our obligations under the Indenture;

  (3) to provide for uncertificated SQUIDS in addition to or in place of certificated SQUIDS (provided that the uncertificated SQUIDS are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated SQUIDS are described in Section 163(f)(2)(B) of the Code);

  (4) to add guarantees with respect to the SQUIDS, or to secure the SQUIDS;

  (5) to add to our or USX's covenants for the benefit of the holders of the SQUIDS or to surrender any right or power conferred upon us or USX;

  (6) to make any change that does not adversely affect the rights of any holder of the SQUIDS; or

  (7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

   The consent of the holders of the SQUIDS is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

   After an amendment under the Indenture becomes effective, we are required to mail to holders of the SQUIDS a notice briefly describing such amendment. However, the failure to give such notice to all holders of the SQUIDS, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

   Initially all the SQUIDS are held through DTC. DTC's records reflect only the identity of the Direct Participants to whose accounts the SQUIDS are credited. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. The SQUIDS will be issued in registered form and will be transferable only upon the surrender of the SQUIDS being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

   At any time, we may terminate all our obligations under the SQUIDS and the relevant Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the SQUIDS, to replace mutilated, destroyed, lost or stolen SQUIDS and to maintain a registrar and paying agent in respect of the SQUIDS.

   In addition, at any time we may terminate our obligations under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation"), the bankruptcy provisions with respect to significant subsidiaries and the judgment default provision described under "--Defaults" above and the limitations contained in clause (3) under "--Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

   We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the SQUIDS may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the SQUIDS may not be accelerated because of an Event of Default specified in clause (4), (6) (with respect only to our significant subsidiaries) or (7) under "--Defaults" above or because of our failure to comply with clause (3) of the first paragraph under "--Certain Covenants-- Merger and Consolidation" above. If we exercise our legal defeasance option or our covenant defeasance option, USX will be released from all of its obligations with respect to its guarantee.

   In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the SQUIDS to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that holders of the SQUIDS will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or change in applicable U.S. Federal income tax law).

Concerning the Trustee

   The Bank of New York is to be the Trustee under the Indenture.

   The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

   The holders of a majority in principal amount of the outstanding SQUIDS will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of SQUIDS, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

NYSE Listing

   We have applied for listing of the SQUIDS on the NYSE. The SQUIDS are expected to trade "flat". This means that the SQUIDS will trade at prices that will include accrued and unpaid dividends and purchasers will not receive any accrued and unpaid interest on the SQUIDS that is not included in the trading price.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of ours or of USX will have any liability for any obligations of ours or of USX under the SQUIDS, the guarantee or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the SQUIDS, by accepting SQUIDS, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the SQUIDS. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

   The Indenture and the SQUIDS will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

   "Consolidated Net Tangible Assets" means the aggregate value of all of our assets and the assets of our consolidated subsidiaries after deducting from those assets (1) all current liabilities, excluding all long-term debt due within one year, (2) all investments in unconsolidated subsidiaries and all investments accounted for on the equity basis and (3) all goodwill, patent and trademarks, unamortized debt discount and other similar intangibles, all determined in conformity with generally accepted accounting principles and calculated on a basis consistent with our most recent audited consolidated financial statements.

   "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

   "Management and Allocation Policies" means the policies and procedures adopted by the board of directors of USX Corporation or otherwise used by USX Corporation for the purpose of preparing financial statements of the U.S. Steel Group.

   "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

   "Principal Property" means any blast furnace facility or steel producing facility, or casters which are part of a plant which includes such a facility, having a net book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination.

   "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a restricted subsidiary on the date SQUIDS are first issued or thereafter acquired by the Company or a restricted subsidiary whereby the Company or a restricted subsidiary transfers such property to a Person and the Company or a restricted subsidiary leases it from such Person.

   "Separation" means the separation of the Company from USX Corporation pursuant to the Agreement and Plan of Reorganization to be entered into among USX Corporation, the Company and certain subsidiaries in connection with the Separation, as described in this prospectus.

   "Separation Date" means the date the Separation occurs; provided such date is on or prior to December 31, 2002.

   "Subsidiary" means, with respect to any person, any other person the majority of the outstanding shares of Voting Stock of which are, directly or indirectly, owned or controlled by that first person or the management or policies of which are otherwise, directly or indirectly, controlled by that first person.

   "U. S. Steel Group" means the U. S. Steel Group of USX Corporation, as defined in the Restated Certificate of Incorporation of USX Corporation.

   "Voting Power", as applied to the stock of any person, means the total voting power represented by all outstanding Voting Stock of that person.

   "Voting Stock" of a person means all classes of capital stock or other interests, including partnership interests, of that person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

            COMPARISON OF THE OUTSTANDING SECURITIES AND THE SQUIDS

   The following is a summary comparison of the material terms of the Outstanding Securities and the SQUIDS. This summary does not purport to be complete and is qualified in its entirety by reference to the documents governing the Outstanding Securities and the SQUIDS, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. For a more detailed description of the SQUIDS, see "Description of the SQUIDS" on page 131.

                           6.50% PREFERRED
                                STOCK            6.75% QUIPS         8.75% MIPS            SQUIDS
                         ------------------- ------------------- ------------------- -------------------
Issuer.................. USX Corporation.    USX Capital Trust   USX Capital LLC, a  The SQUIDS will be
                                             I, a Delaware       limited life        issued by United
                                             statutory business  company organized   States Steel LLC, a
                                             trust and a wholly  under the laws of   Delaware limited
                                             owned subsidiary of the Turks and       liability company
                                             USX Corporation.    Caicos Islands and  which is to be
                                                                 a wholly owned      converted at the
                                                                 subsidiary of USX   Separation into a
                                                                 Corporation.        Delaware
                                                                                     corporation named
                                                                                     United States Steel
                                                                                     Corporation. United
                                                                                     States Steel LLC is
                                                                                     currently a wholly
                                                                                     owned subsidiary of
                                                                                     USX Corporation.

Credit Support..........
                         None.               USX has fully and   USX has fully and   The SQUIDS will
                                             unconditionally     unconditionally     initially be
                                             guaranteed the      guaranteed the      guaranteed by USX
                                             payment of          payment of          Corporation (the
                                             distributions and   distributions and   "SQUIDS
                                             rights upon         rights upon         Guarantee"). USX
                                             liquidation of USX  liquidation of USX  will be released
                                             or redemption of    or redemption of    from the SQUIDS
                                             the 6.75% QUIPS     the 8.75% MIPS (the Guarantee if the
                                             (the "6.75% QUIPS   "8.75% MIPS         Separation occurs
                                             Guarantee"). The    Guarantee"). The    on or before
                                             6.75% QUIPS         8.75% MIPS          December 31, 2002.
                                             Guarantee will      Guarantee will
                                             exist as long as    exist as long as
                                             the 6.75% QUIPS are the 8.75% MIPS are
                                             outstanding.        outstanding.

                                             The 6.75% QUIPS     The 8.75% MIPS      The SQUIDS Guaran-
                                             Guarantee ranks     Guarantee ranks     tee will rank
                                             subordinate and     subordinate and     equally in right of
                                             junior in right of  junior in right of  payment to the
                                             payment to all      payment to all      other senior in-
                                             other liabilities   other liabilities   debtedness of USX
                                             of USX, equally in  of USX and senior   and senior in right
                                             right to the most   to the most         of payment to all
                                             senior preferred or preferred or        subordinated in-
                                             preference stock    preference stock    debtedness of USX.
                                             issued by USX and   issued by USX.
                                             senior to the
                                             common stock of
                                             USX.

Distribution on
 Liquidation............ Upon liquidation of Upon liquidation of Upon liquidation of As senior debt, it
                         USX, holders of     USX Capital Trust   USX Capital LLC,    is paid in full
                         6.50% Preferred     I, holders of       holders of          before any
                         Stock are entitled  outstanding 6.75%   outstanding 8.75%   preferred
                         to receive $50.00   QUIPS are entitled  MIPS are entitled   securities or
                         per share, together to receive $50.00   to receive $25.00   subordinated debt
                         with accrued and    per share, together per share, together of USX in
                         unpaid dividends,   with accrued and    with accrued and    liquidation.
                         after payment in    unpaid              unpaid dividends,
                         full of all         distributions,      after payment in
                         indebtedness of     after payment in    full of all senior
                         USX.                full of all senior  indebtedness of
                                             indebtedness of     USX.
                                             USX.


                          6.50% PREFERRED
                               STOCK              6.75% QUIPS                 8.75% MIPS          SQUIDS
                         ----------------  --------------------------      ----------------  ----------------
Subordination........... The 6.50% Pre-        The 6.75% QUIPS are         The 8.75% MIPS    The SQUIDS are
                         ferred Stock is       subordinated to all senior  are subordinated  senior,
                         subordinated to       indebtedness of USX but     to all            unsecured obli-
                         claims of credi-      senior to all capital       senior            gations and will
                         tors, including       stock, including the 6.50%  indebtedness      rank equally in
                         holders of USX's      Preferred Stock, and to     of USX.           right of payment
                         outstanding debt      any guarantee now or                          with all of the
                         securities and        hereafter entered into by                     existing and fu-
                         the Convertible       USX in respect of capital                     ture senior in-
                         Debentures, and       stock of its affiliates,                      debtedness of
                         structurally          including the guarantee on                    United States
                         subordinated to       the 6.75% QUIPS.                              Steel and will
                         all                                                                 rank senior in
                         existing and fu-                                                    right of payment
                         ture                                                                to all future
                         obligations of                                                      subordinated
                         USX's subsidiar-                                                    indebtedness.
                         ies. The 6.50%
                         Preferred Stock
                         ranks senior to
                         all classes of
                         common stock of
                         USX and any
                         shares of junior
                         preferred stock
                         as to payment of
                         dividends and
                         upon liquida-
                         tion.
Distribution, Dividend
 or                      Holders of the        Holders of the 6.75% QUIPS  Holders of the    Holders of the
 Interest Rate.......... 6.50% Preferred       are entitled to             8.75% MIPS are    SQUIDS will be
                         Stock are enti-       receive 6.75% per annum     entitled to       entitled to re-
                         tled to receive       cash distributions payable  receive cumula-   ceive interest
                         cumulative cash       quarterly on the last cal-  tive prefer-      at a rate of  %
                         dividends of          endar day of March, June,   ential cash div-  per annum, pay-
                         6.50% per annum       September and December of   idends, at an     able initially
                         payable quar-         each year, but only if,     annual rate of    on March 31,
                         terly on the          and to the extent that,     8.75% of the      2002 and there-
                         last calendar         interest payments are made  liquidation       after quarterly
                         day of March,         by USX in respect of con-   preference of     on March 31,
                         June, September       vertible debentures held    $25 per share,    June 30, Septem-
                         and December of       by USX Capital Trust I      accruing from     ber 30 and De-
                         each year, out        having an aggregate prin-   the date          cember 31 of
                         of funds legally      cipal amount equal to the   of original is-   each year.
                         available there-      aggregate initial liquida-  suance and pay-
                         for, when, as         tion amount of the 6.75%    able, in United
                         and if declared       QUIPS issued by USX to USX  States dollars,
                         by the Board of       Capital Trust I (the "Con-  monthly in ar-
                         Directors of          vertible Debentures").      rears on the
                         USX.                                              last day of each
                                               If USX is not in default    calendar month
                                               in the payment of interest  of each year,
                                               on the Convertible Deben-   when, as and if
                                               tures, USX shall have the   declared by the
                                               right to defer payments of  board of direc-
                                               interest on the Convert-    tors of USX Cap-
                                               ible Debentures for a pe-   ital LLC.
                                               riod of up to 20 consecu-
                                               tive quarters. During this
                                               time, payments on the
                                               6.75% QUIPS will not be
                                               made but will continue to
                                               accumulate and will bear

                           6.50% PREFERRED
                                STOCK           6.75% QUIPS          8.75% MIPS            SQUIDS
                         ------------------- ------------------- ------------------- -------------------
                                             interest at the
                                             distribution rate,
                                             compounded
                                             quarterly, to the
                                             extent permitted by
                                             applicable law.

Conversion.............. The 6.50% Preferred The 6.75% QUIPS are The 8.75% MIPS are  The SQUIDS are not
                         Stock is convert-   convertible, at the not convertible.    convertible.
                         ible, at the option option of the
                         of the holder, in   holder, in whole or
                         whole or in part,   in part, into whole
                         into whole U. S.    U. S. Steel Group
                         Steel Group Shares  Shares at a
                         at a conversion     conversion price of
                         price of $46.25 per $46.25 per U. S.
                         U. S. Steel Group   Steel Group Share
                         Share (equivalent   (equivalent to a
                         to a conversion ra- conversion ratio of
                         tio of 1.081 U. S.  1.081 U. S. Steel
                         Steel Group Shares  Group Shares for
                         for each 6.50% Pre- each 6.75% QUIPS),
                         ferred Stock), sub- subject to
                         ject to adjustments adjustments upon
                         upon certain        certain events.
                         events.

Mandatory
 Redemption............. In certain          In certain          The 8.75% MIPS are  The SQUIDS are not
                         circumstances, if   circumstances, if   not subject to      subject to
                         USX causes the      USX causes the      mandatory           mandatory
                         redemption of the   redemption of the   redemption.         redemption.
                         U. S. Steel Group   U. S. Steel Group
                         Shares or the       Shares or the
                         Marathon Group      Marathon Group
                         Shares, USX must    Shares, USX must
                         redeem the 6.50%    redeem the
                         Preferred Stock, in Convertible
                         whole, for $50 per  Debentures, in
                         share, together     whole, at 100% of
                         with accrued and    the principal
                         unpaid dividends to amount thereof,
                         the redemption      together with
                         date.               interest accrued
                                             and unpaid to the
                                             redemption date.
                                             Upon this, or any
                                             redemption by USX
                                             of the Convertible
                                             Debentures, USX
                                             Capital Trust I is
                                             required to use the
                                             funds received in
                                             redemption to
                                             redeem a number of
                                             6.75% QUIPS having
                                             an aggregate
                                             liquidation amount
                                             equal to the
                                             aggregate principal
                                             amount of the
                                             Convertible
                                             Debentures
                                             redeemed.
                                             In certain
                                             circumstances, the
                                             USX Capital Trust I
                                             could be dissolved
                                             and the Convertible
                                             Debentures would be
                                             distributed to
                                             holders of the
                                             6.75% QUIPS.

                           6.50% PREFERRED
                                STOCK           6.75% QUIPS          8.75% MIPS            SQUIDS
                         ------------------- ------------------- ------------------- -------------------
Optional
 Redemption............. The 6.50% Preferred The Convertible     The 8.75% MIPS are  The SQUIDS will be
                         Stock is redeemable Debentures are      redeemable, at the  redeemable at the
                         at the option of    redeemable at the   option of USX       option of United
                         USX, in whole or in option of USX, in   Capital LLC (with   States Steel, in
                         part, upon not less whole or in part,   USX's consent), in  whole or in part,
                         than 30 days'       upon not less than  whole or in part,   at any time on or
                         notice, at a        30 days' notice nor from time to time,  after December 31,
                         scheduled           more than 60 days'  for $25 per share   2006, upon not less
                         redemption price    notice, at a        plus accumulated    than 30 days'
                         per share, which    scheduled           and unpaid          notice nor more
                         price iscurrently,  redemption price    dividends (whether  than 60 days'
                         and through         per share, which    or not declared) to notice, at a
                         December 31, 2001   price is currently, the date fixed for  redemption price
                         will be, equal to   and through         redemption. The     equal to 100% of
                         $50.65, together    December 31, 2001   8.75% MIPS must be  the principal
                         with accrued and    will be, equal to   redeemed if USX     amount redeemed
                         unpaid dividends or $50.65, together    repays a loan made  plus accrued but
                         interest thereon to with accrued and    by USX Capital LLC  unpaid interest to
                         the redemption      unpaid              to USX from the     the redemption
                         date. USX will not  distributions       proceeds received   date. At any time
                         exercise its option thereon to the      by USX Capital LLC  on or prior to
                         to redeem the 6.50% redemption date.    from the issuance   December 31, 2002,
                         Preferred Stock if  Upon this, or any   of the 8.75% MIPS   if the board of
                         USX is advised in   redemption by USX   (the "8.75% MIPS    directors of USX
                         advance by either   of the Convertible  Loan").             has determined not
                         Moody's or S&P that Debentures, USX                         to proceed with the
                         to do so would      Capital Trust I is                      Separation, the
                         result in an        required to use the                     SQUIDS may be
                         immediate lowering  funds received in                       redeemed in whole
                         of USX's credit     redemption to                           or in part at the
                         rating on its       redeem a number of                      option of United
                         senior unsecured    6.75% QUIPS having                      States Steel, upon
                         debt from its then  an aggregate                            not less than
                         existing level,     liquidation amount                      30 days' notice nor
                         unless USX shall    equal to the                            more than 60 days'
                         have received from  aggregate principal                     notice, at a
                         the issuance of its amount of the                           redemption price
                         common stock, since Convertible                             equal to 100% of
                         the date which is   Debentures                              the principal
                         two years prior to  redeemed. USX will                      amount redeemed
                         the redemption      not exercise its                        plus accrued but
                         date, net proceeds  option to redeem                        unpaid interest to
                         in an aggregate     the 6.75% QUIPS if                      the redemption
                         amount at least     USX is advised in                       date. In connection
                         equal to the        advance by either                       with any partial
                         aggregate principal Moody's Investors                       redemption, at
                         amount of the       Service, Inc.                           least the minimum
                         securities to be    ("Moody's") or                          aggregate principal
                         redeemed.           Standard & Poor's                       amount of SQUIDS
                                             Corporation ("S&P")                     required to
                                             that to do so would                     maintain listing of
                                             result in an                            the SQUIDS on the
                                             immediate lowering                      NYSE, under the
                                             of USX's credit                         rules and
                                             rating on its                           regulations
                                             senior unsecured                        thereof, must
                                             debt from its then                      remain outstanding
                                             existing level,                         following such
                                             unless USX shall                        partial redemption.
                                             have received from
                                             the issuance of its
                                             common stock, since
                                             the date which is
                                             two years prior to
                                             the redemption
                                             date, net proceeds
                                             in an aggregate
                                             amount at least
                                             equal to the
                                             aggregate principal
                                             amount of the
                                             securities to be
                                             redeemed.

                            6.50% PREFERRED
                                 STOCK           6.75% QUIPS          8.75% MIPS            SQUIDS
                          ------------------- ------------------- ------------------- -------------------
Limitation on Liens.....
                          The terms of the    The terms of the    The terms of the    Under the Inden-
                          6.50% Preferred     6.75% QUIPS do not  8.75% MIPS do not   ture, United States
                          Stock do not        contain a covenant  contain a covenant  Steel and its sub-
                          contain a covenant  with respect to     with respect to     sidiaries are pro-
                          with respect to     limitations on      limitations on      hibited from, di-
                          limitations on      liens.              liens.              rectly or indirect-
                          liens.                                                      ly, creating, as-
                                                                                      suming or permit-
                                                                                      ting to exist any
                                                                                      lien securing any
                                                                                      indebtedness on any
                                                                                      Principal Property,
                                                                                      other than certain
                                                                                      permitted liens,
                                                                                      without effectively
                                                                                      providing that the
                                                                                      SQUIDS shall be se-
                                                                                      cured equally and
                                                                                      ratably with the
                                                                                      obligations so se-
                                                                                      cured.

Limitations on
 Sale/Leaseback
 Transactions...........  The terms of the    The terms of the    The terms of the    Under the Inden-
                          6.50% Preferred     6.75% QUIPS do not  8.75% MIPS do not   ture, unless other-
                          Stock do not        contain any         contain any         wise provided
                          contain any         covenants with      covenants with      therein, United
                          covenants with      respect to          respect to          States Steel and
                          respect to          limitations on      limitations on      its subsidiaries
                          limitations on      sale/leaseback      sale/leaseback      are prohibited from
                          sale/leaseback      transactions.       transactions.       entering into any
                          transactions.                                               sale/lease-
                                                                                      back transaction
                                                                                      with respect to any
                                                                                      Principal Property,
                                                                                      other than certain
                                                                                      permitted
                                                                                      transactions.

Limitations on Dividends
 and Redemptions........
                          Unless the full cu- Pursuant to the     Pursuant to the     The terms of the
                          mulative dividends  6.75% QUIPS Guaran- 8.75% MIPS Loan, if SQUIDS do not
                          on all outstanding  tee, if USX or USX  USX or USX Capital  contain any cove-
                          6.50% Preferred     Capital Trust I is  LLC is in default   nants with respect
                          Stock are paid in   in default of its   of its obligations, to declaring
                          full, USX is gener- obligations, USX is USX is generally    dividends or making
                          ally prohibited     generally prohib-   prohibited from de- redemptions,
                          from declaring or   ited from declaring claring or paying   repurchases or
                          paying dividends    or paying dividends dividends on, mak-  similar
                          on, making any dis- on, making any dis- ing any distribu-   transactions.
                          tribution with re-  tributions with re- tions with respect
                          spect to, or re-    spect to, or re-    to, or redeeming,
                          deeming, purchas-   deeming, purchas-   purchasing, acquir-
                          ing, acquiring or   ing, acquiring or   ing or making liq-
                          making liquidation  making liquidation  uidation payments
                          payments with re-   payments with re-   with respect to
                          spect to any other  spect to any of its any of its capital
                          capital stock of    capital stock.      stock.
                          USX ranking equally
                          or junior to the
                          6.50% Preferred
                          Stock.

                           6.50% PREFERRED
                                STOCK           6.75% QUIPS          8.75% MIPS            SQUIDS
                         ------------------- ------------------- ------------------- -------------------
Events of Default
 and Acceleration....... In the event that   Upon certain        (i) if USX Capital  Upon certain Events
                         the equivalent of   defaults of USX     LLC fails to pay    of Default (as
                         six quarterly       Capital Trust I or  dividends on the    defined herein),
                         dividends (whether  if USX defaults on  8.75% MIPS for 18   holders of 25% of
                         consecutive or not) their obligations   consecutive monthly the aggregate
                         are accrued but not under the           dividend periods;   outstanding SQUIDS
                         paid, holders of    Convertible         (ii) after certain  may direct the
                         6.50% Preferred     Debentures, holders defaults by USX on  trustee to declare
                         Stock have certain  of 25% of the       its payments on the the principal and
                         voting rights to    aggregate           8.75% MIPS Loan; or accrued but unpaid
                         elect two           outstanding 6.75%   (iii) after USX is  interest to be
                         additional          QUIPS may direct    in default of any   immediately due and
                         directors to the    the appointed       of its obligations  payable. For more
                         board of            trustee for the     under the           information, see
                         directors of USX.   Convertible         Guarantee, the      "Description of the
                                             Debentures to       holders of the      SQUIDS--Defaults"
                                             declare the         8.75% MIPS will be  on page 140.
                                             principal and       entitled to
                                             interest on the     authorize a trustee
                                             Convertible         to enforce the
                                             Debentures to be    payment of
                                             immediately due and dividends, the
                                             payable.            8.75% MIPS
                                                                 Guarantee and the
                                                                 8.75% MIPS Loan.

Mergers and
 Consolidation.......... The terms of the    The terms of the    The 8.75% MIPS Loan Under the
                         6.50% Preferred     6.75% QUIPS and the provides that USX   Indenture, United
                         Stock do not        Convertible         may not merge with  States Steel and
                         contain any         Debentures          or into another     USX may not
                         covenants which     generally prohibit  entity, permit      consolidate with or
                         limit USX's ability USX and USX Capital another entity to   merge into any
                         to engage in        Trust I from        merge with or into  other entity, or
                         mergers and         engaging in certain USX or sell,        sell, convey,
                         consolidations.     consolidations,     transfer or lease   transfer or lease
                                             mergers,            all or              all or
                                             conveyances,        substantially all   substantially all
                                             transfers or        of its assets to    of its properties
                                             leases. For         another entity      and assets to any
                                             instance, USX may   unless:             person without the
                                             not merge or                            consent of the
                                             consolidate or sell                     holders of the
                                             substantially all                       SQUIDS unless:
                                             of its assets
                                             unless the          .  immediately
                                             successor              after such
                                             corporation (if not    transaction, no
                                             USX) is a domestic     default (as
                                             corporation and        defined in the  .  the successor
                                             assumes USX's          8.75% MIPS Loan)   entity is
                                             obligations under      shall have         a person orga-
                                             the Convertible        occurred and be    nized and val-
                                             Debentures.            continuing; and    idly existing
                                                                 .  the survivor of    under the laws
                                                                    such merger or     of the United
                                                                    entity to which    States or any
                                                                    USX's assets are   state thereof
                                                                    sold,              and the succes-
                                                                    transferred or     sor company (if
                                                                    leased (if not     not United
                                                                    USX) is an         States Steel or
                                                                    entity organized   USX) shall ex-
                                                                    under the laws     pressly
                                                                    of the United      assume all of
                                                                    States or any      United States
                                                                    state thereof      Steel's (or, if
                                                                    and assumes all    applicable,
                                                                    of USX's           USX's)
                                                                    obligations        obligations un-
                                                                    under the 8.75%    der the SQUIDS
                                                                    MIPS Loan.         and the
                                                                                       Indenture.
                                                                                    .  immediately
                                                                                       after such
                                                                                       transaction, no
                                                                                       Event of Default
                                                                                       shall have
                                                                                       occurred and be
                                                                                       continuing.


                           6.50% PREFERRED
                                STOCK           6.75% QUIPS          8.75% MIPS            SQUIDS
                         ------------------- ------------------- ------------------- -------------------
                                                                                     The company shall
                                                                                     have delivered to
                                                                                     the Trustee an
                                                                                     officers'
                                                                                     certifcate and an
                                                                                     opinion of counsel
                                                                                     each stating that
                                                                                     such consolidation,
                                                                                     merger,
                                                                                     or transfer and
                                                                                     such supplemental
                                                                                     indenture
                                                                                     (if any) comply
                                                                                     with the Indenture.

Conditions to the
 Separation............. The terms of the    The 6.75% QUIPS do  The 8.75% MIPS do   The SQUIDS impose
                         6.50% Preferred     not contain any     not contain any     conditions on the
                         Stock do not        conditions to the   conditions to the   completion of the
                         contain any         Separation.         Separation.         Separation, as
                         conditions to the                                           described in
                         Separation.                                                 "Description of the
                                                                                     SQUIDS-Conditions
                                                                                     to Separation" on
                                                                                     page 134.

Voting Rights........... Generally, the      Holders of the      Holders of the      Holders of the
                         6.50% Preferred     6.75% QUIPS do not  8.75% MIPS do not   SQUIDS will not
                         Stock is non-       have any right to   have any right to   have any right to
                         voting. Holders of  vote on any matter  vote on any matter  vote on any matter
                         6.50% Preferred     requiring USX       requiring USX       requiring United
                         Stock will have     stockholder         stockholder         States Steel or USX
                         voting rights in    approval.           approval.           stockholder
                         certain                                                     approval.
                         circumstances. If
                         six full quarterly
                         dividends (whether
                         consecutive or not)
                         payable on the
                         preferred stock of
                         USX of any series
                         (including the
                         6.50% Preferred
                         Stock) are accrued
                         and unpaid, the
                         holders of
                         preferred stock of
                         all series will
                         have the right at a
                         stockholder
                         meeting, voting as
                         a single class
                         without regard to
                         series, to elect
                         two additional
                         directors of USX.
                         The approval of the
                         holders of at least
                         66 2/3% of the
                         outstanding shares
                         of 6.50% Preferred
                         Stock and all other
                         preferred stock
                         ranking on a parity
                         with the 6.50%
                         Preferred Stock,
                         voting separately
                         as a class, will be
                         required for
                         certain amendments
                         to USX's
                         Certificate of
                         Incorporation
                         affecting adversely
                         the powers,
                         preferences or
                         rights of holders
                         of the 6.50%
                         Preferred Stock and
                         to authorize the
                         issuance of any
                         class or series of
                         preferred stock
                         ranking senior to
                         the 6.50% Preferred
                         Stock as to
                         dividends or
                         liquidation rights.


                           6.50% PREFERRED
                                STOCK           6.75% QUIPS          8.75% MIPS            SQUIDS
                         ------------------- ------------------- ------------------- -------------------
Listing and Trading.....
                         The 6.50% Preferred The 6.75% QUIPS are The 8.75% MIPS are  Application has
                         Stock is listed on  listed on the NYSE. listed on the NYSE. been made to list
                         the NYSE. To the    To the extent 6.75% To the extent       the SQUIDS on the
                         extent shares of    QUIPS are tendered  shares of the 8.75% NYSE under the
                         the 6.50% Preferred and accepted in the MIPS are tendered   symbol [  ]. The
                         Stock are tendered  exchange offers,    and accepted in the SQUIDS are expected
                         and accepted in the the liquidity and   exchange offers,    to trade "flat."
                         exchange offers,    trading market for  the liquidity and   This means that the
                         the liquidity and   shares of the 6.75% trading market for  SQUIDS trade at
                         trading market for  QUIPS outstanding   shares of the 8.75% prices that will
                         shares of the 6.50% following the       MIPS outstanding    include accrued and
                         Preferred Stock     exchange offers,    following the       unpaid dividends
                         outstanding         and the terms upon  exchange offers,    and purchasers will
                         following the       which such shares   and the terms upon  not receive any
                         exchange offers,    could be sold,      which such shares   accrued and unpaid
                         and the terms upon  could be adversely  could be sold,      interest on the
                         which such shares   affected.           could be adversely  SQUIDS that is not
                         could be sold,                          affected.           included in the
                         could be adversely                                          trading price.
                         affected.                                                   The SQUIDS will
                                                                                     constitute a new
                                                                                     issue of securities
                                                                                     of United States
                                                                                     Steel with no
                                                                                     established trading
                                                                                     market. The
                                                                                     liquidity of the
                                                                                     SQUIDS will be
                                                                                     affected by a
                                                                                     number of factors
                                                                                     described on page
                                                                                     22. There can be no
                                                                                     assurance that an
                                                                                     active market for
                                                                                     the SQUIDS will
                                                                                     develop or, if
                                                                                     developed, will be
                                                                                     sustained in the
                                                                                     future.

Dividends Received       Dividends on the    Distributions on    Distributions on    Interest payments
 Deduction.............. 6.50% Preferred     the 6.75% QUIPS are the 8.75% MIPS are  on the SQUIDS will
                         Stock are eligible  not eligible for    not eligible for    not be eligible for
                         for the dividends   the dividends       the dividends       the dividends
                         received deduction  received deduction  received deduction  received deduction
                         for corporate       for corporate       for corporate       for corporate
                         holders for federal holders for federal holders for federal holders for federal
                         income tax          income tax          income tax          income tax
                         purposes.           purposes.           purposes.           purposes.


                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

General

   In this section, we describe the material U.S. federal income tax consequences of the exchange offers and the receipt, ownership and disposition of SQUIDS. This summary is based on (1) the Code, (2) income tax regulations (proposed and final) issued under the Code (the "Treasury Regulations"), and
(3) associated administrative and judicial interpretations, all as they currently exist as of the date of this prospectus. Such income tax laws, however, may change at any time, and any change could be retroactive to the issuance date of the SQUIDS.

   This discussion applies only to those persons who hold Outstanding Securities as capital assets (as defined in section 1221 of the Code) and who receive SQUIDS pursuant to the exchange offers and will hold such SQUIDS as capital assets. It does not address the tax consequences to taxpayers who are subject to special rules (such as dealers in securities or currencies, financial institutions, tax-exempt organizations, or insurance companies), taxpayers with a functional currency other than the U.S. dollar, or taxpayers who hold Outstanding Securities as a position in a straddle, as part of a synthetic security or hedge, as part of a conversion transaction or other integrated investment, or as other than a capital asset. If a partnership holds SQUIDS, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership.

   As used herein, the term "U.S. Holder" means a person who is (i) a citizen or resident of the U.S., (ii) a corporation, partnership or other entity created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate, if U.S. federal income taxation is applicable to the income of such estate regardless of its source, or (iv) a trust if (A) a U.S. court is able to exercise primary supervision over the trust's administration and (B) one or more U.S. persons have the authority to control all of the trust's substantial decisions. The term "Non-U.S. Holder" means a holder that is not a U.S. Holder.

   This discussion of material U.S. federal income tax considerations is for general information purposes only and does not constitute legal advice. Holders of Outstanding Securities are urged to consult their own tax advisors regarding the federal, state, local, and foreign tax consequences of the exchanges described herein and the receipt, ownership, and disposition of SQUIDS and the effect of possible changes in federal and other tax laws that may affect the tax consequences described herein.

Consequences to U.S. Holders

 Tax Consequences of the Exchange Offers

   Exchange of SQUIDS for 6.50% Preferred Stock

   The exchange of SQUIDS for shares of 6.50% Preferred Stock plus the cash payment amount, if any, (the "6.50% Preferred Stock Exchange") will be a taxable event. The U.S. federal income tax consequences of the 6.50% Preferred Stock Exchange to a U.S. Holder will vary depending on such holder's particular facts and circumstances and whether, based on such circumstances, such holder will qualify for capital gain treatment under section 302 of the Code.

   U.S. Holders who will not own, directly or indirectly, any other stock of USX following the 6.50% Preferred Stock Exchange will qualify for capital gain treatment under section 302 of the Code.

   U.S. Holders who will own, directly or indirectly, stock of USX following the exchange will qualify for capital gain treatment if (i) the 6.50% Preferred Stock Exchange is "substantially disproportionate" with respect to such holder or (ii) the 6.50% Preferred Stock Exchange is "not essentially equivalent to a dividend" with respect to such holder within the meaning of section 302(b) of the Code. An exchange will be "not essentially equivalent to a dividend" as to a particular holder if it results in a meaningful reduction in such holder's direct and indirect interest in USX. Although no binding authority exists for determining whether a "meaningful reduction" has occurred, published Internal Revenue Service guidance indicates that a meaningful reduction will be deemed to have occurred if the holder owns a minimal interest in USX following the exchange, the holder has no control over the affairs of USX, and the holder's percentage equity interest in USX is reduced to some extent. U.S. Holders should consult their own tax advisors as to whether such holders are able to satisfy the foregoing tests.

   If a U.S. Holder qualifies for capital gain treatment with respect to the 6.50% Preferred Stock Exchange, the amount of gain or loss recognized by such holder will equal the difference between (i) the sum of (x) the cash payment amount, if any, received by such holder and (y) the fair market value (i.e., trading price), as of the Exchange Date, of the SQUIDS received by such holder in the exchange (the sum of (x) and (y) is referred to hereinafter as the "Redemption Amount") and (ii) the holder's adjusted tax basis in the shares of 6.50% Preferred Stock surrendered in the exchange. Assuming that USX either (i) does not declare a dividend on the 6.50% Preferred Stock prior to the Exchange Date or (ii) declares a dividend on the 6.50% Preferred Stock prior to the Exchange Date and the record date for such dividend occurs after the Exchange Date, then such gain or loss will be capital gain or loss and will be treated as long-term if the holder held the 6.50% Preferred Stock surrendered in the 6.50% Preferred Stock Exchange for more than one year. The deductibility of capital losses is subject to limitations. If, however, USX declares a dividend on the 6.50% Preferred Stock prior to the Exchange Date and the record date for such dividend precedes the Exchange Date, a U.S. Holder will recognize ordinary income to the extent of the cash payment amount, and the amount of gain recognized will be reduced (or the amount of loss recognized will be increased) by the same amount.

   If a U.S. Holder does not qualify for capital gain treatment with respect to the 6.50% Preferred Stock Exchange as set forth above, the Redemption Amount will be treated as a dividend to such holder. In that case, such holder (i) will recognize ordinary income in an amount equal to the Redemption Amount received (without regard to the holder's adjusted tax basis in the shares of 6.50% Preferred Stock surrendered in the 6.50% Preferred Stock Exchange) and
(ii) will not recognize any loss resulting from the 6.50% Preferred Stock Exchange. Corporate holders should consult their tax advisors concerning the availability of the corporate dividends received deduction and the possible application of the extraordinary dividend rules of section 1059 of the Code in the event that the distribution is taxable as a dividend to such corporate holder.

   A U.S. Holder will have an adjusted tax basis in the SQUIDS received in the 6.50% Preferred Stock Exchange equal to the fair market value of the SQUIDS, and the U.S. Holder's holding period for the SQUIDS will commence on the day after the Exchange Date.

   Exchange of SQUIDS for 6.75% QUIPS

   The U.S. federal income tax consequences of a U.S. Holder's exchange of SQUIDS for 6.75% QUIPS (the "6.75% QUIPS Exchange") will vary depending on whether the exchange is taxable or is treated as part of a recapitalization, which generally is a tax-free transaction. In either case, any amount that is received for accrued and unpaid interest generally will be taxable to a U.S. Holder as ordinary income in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes, provided that such holder did not previously include such interest in income.

   Under the Code, the 6.75% QUIPS Exchange will be treated as a recapitalization if both the 6.75% QUIPS and the SQUIDS constitute "securities" of USX within the meaning of the provisions of the Code governing reorganizations. Such characterization will depend upon the facts and circumstances surrounding the origin and nature of such instruments and upon the interpretation of numerous judicial decisions. Given the terms of the 6.75% QUIPS and the SQUIDS, both the 6.75%

QUIPS and the SQUIDS should be considered securities of USX for U.S. federal income tax purposes, and, consequently, the 6.75% QUIPS Exchange should qualify as a tax-free recapitalization.

   Assuming that the 6.75% QUIPS Exchange constitutes a recapitalization, a U.S. Holder will receive an adjusted tax basis in the SQUIDS equal to the U.S. Holder's adjusted tax basis in the 6.75% QUIPS exchanged therefor, and the U.S. Holder's holding period for the SQUIDS will include the period in which the U.S. Holder held the 6.75% QUIPS.

   If the 6.75% QUIPS Exchange does not constitute a recapitalization, a U.S. Holder generally will recognize gain or loss on the 6.75% QUIPS Exchange equal to the difference between (i) the fair market value (i.e., trading price) of the SQUIDS received as of the Exchange Date and (ii) the U.S. Holder's adjusted tax basis in the 6.75% QUIPS. A U.S. Holder will have an adjusted tax basis in the SQUIDS equal to the fair market value of the SQUIDS, and the U.S. Holder's holding period for the SQUIDS will commence on the day after the Exchange Date.

   Any gain or loss recognized by a U.S. Holder generally will be long-term capital gain or loss if the U.S. Holder has held the 6.75% QUIPS for more than one year. The deductibility of capital losses is subject to limitations. Under the market discount rules, however, any gain recognized by a U.S. Holder will be ordinary income to the extent of the accrued market discount that has not previously been included in income. See "-- Ownership of SQUIDS--Market Discount" on page 157.

   Exchange of SQUIDS for 8.75% MIPS

   The U.S. federal income tax consequences of a U.S. Holder's exchange of SQUIDS for 8.75% MIPS (the "8.75% MIPS Exchange") will vary depending on whether the exchange is taxable or is treated as part of a recapitalization, which generally is a tax-free transaction. In either case, any amount that is received for accrued and unpaid interest generally will be taxable to a U.S. Holder as ordinary income in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes, provided that such holder did not previously include such interest in income.

   The 8.75% MIPS Exchange should be a taxable event. Assuming that the 8.75% MIPS Exchange is taxable, a U.S. Holder generally will recognize gain or loss on the 8.75% MIPS Exchange equal to the difference between (i) the fair market value (i.e., trading price) of the SQUIDS received as of the Exchange Date and
(ii) the U.S. Holder's adjusted tax basis in the 8.75% MIPS. A U.S. Holder will have an adjusted tax basis in the SQUIDS equal to the fair market value of the SQUIDS, and the U.S. Holder's holding period for the SQUIDS will commence on the day after the Exchange Date. Any gain or loss recognized by a U.S. Holder generally will be long-term capital gain or loss if the U.S. Holder has held the 8.75% MIPS for more than one year. The deductibility of capital losses is subject to limitations.

   If the 8.75% MIPS Exchange constitutes a recapitalization, a U.S. Holder will have an adjusted tax basis in the SQUIDS equal to the U.S. Holder's adjusted tax basis in the 8.75% MIPS exchanged therefor, and the U.S. Holder's holding period for the SQUIDS will include the period in which the U.S. Holder held the 8.75% MIPS.

 Ownership of SQUIDS

   Stated Interest

   Payments of stated interest on the SQUIDS generally will be taxable to a U.S. Holder as ordinary income when received or accrued in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

   Original Issue Discount

   SQUIDS will be issued with original issue discount ("OID") if the stated principal amount due at maturity exceeds its issue price by more than a statutorily-defined de minimis amount, which is an amount less than 0.25% of the stated principal amount due at maturity multiplied by the number of complete years to maturity. The issue price of the SQUIDS generally will be equal to the fair market value (i.e., trading price) of the SQUIDS on the issue date, which will be the Exchange Date.

   If the SQUIDS are issued with OID, holders will be required to include OID in ordinary income over the period that they hold the SQUIDS in advance of the receipt of the cash attributable thereto. The amount of OID to be included in income will be determined using a constant yield method. Any amount of OID included in income will increase a holder's adjusted tax basis in the SQUIDS.

   If the SQUIDS are issued with OID and at the Exchange Date a U.S. Holder has an adjusted tax basis in the SQUIDS that is in excess of the issue price but is equal or less than the principal amount, then the U.S. Holder has acquisition premium which may be used to offset some or all of the OID that would otherwise accrue on the SQUIDS. If the U.S. Holder has an adjusted tax basis in the SQUIDS that is equal to or greater than the principal amount, there will be no OID.

   Bond Premium

   If at the Exchange Date a U.S. Holder has an adjusted tax basis in the SQUIDS in excess of the principal amount, the U.S. Holder will have "bond premium" equal to the amount of such excess. Bond premium is amortizable at the election of the holder as an offset to interest income as provided in applicable Treasury Regulations. The U.S. Holder's adjusted tax basis in the SQUIDS will be reduced by the amount of the amortized bond premium. Bond premium on SQUIDS held by a U.S. Holder who does not elect to amortize the premium will remain in the U.S. Holder's adjusted tax basis for the SQUIDS and thus will decrease the gain or increase the loss otherwise recognized on the disposition of the SQUIDS.

   Market Discount

   In the event that the 6.75% QUIPS Exchange or 8.75% MIPS Exchange constitutes a tax-free recapitalization, the following market discount rules may apply to a U.S. Holder participating in such exchanges. If at the Exchange Date, such U.S. Holder has an adjusted tax basis in the SQUIDS that is less than the principal amount (or, if the SQUIDS are issued with OID, the issue price of the SQUIDS), and such discount is greater than a statutorily-defined de minimis amount, then the SQUIDS may have market discount. A U.S. Holder will recognize as ordinary income the amount of such market discount treated as accrued upon disposition or redemption of the SQUIDS, unless the U.S. Holder elects to recognize the accrued amount of such market discount ratably over the term of the SQUIDS. A U.S. Holder's election to recognize the accrued amount of market discount in income ratably over the term of the SQUIDS will apply to all market discount obligations acquired by the U.S. Holder on or after the first taxable year to which such U.S. Holder's election applies and may not be revoked without the consent of the Internal Revenue Service.

   Disposition of SQUIDS

   A U.S. Holder of SQUIDS generally will recognize gain or loss on the sale, exchange, redemption, or other disposition of SQUIDS in an amount equal to the difference between the amount realized from the disposition of the SQUIDS (not including any amounts attributable to accrued and unpaid interest) and the holder's adjusted tax basis in the SQUIDS.

   A U.S. Holder's adjusted tax basis generally will be equal to the initial adjusted tax basis in the SQUIDS at the Exchange Date (1) increased by any amount of OID included in income and market discount recognized and (2) decreased by any amount of bond premium previously amortized or any amount received as accrued interest treated as a return of capital.

   Gain or loss recognized by a U.S. Holder on the sale, exchange, retirement, or other taxable disposition of the SQUIDS generally will be long-term capital gain or loss if the SQUIDS were held for more than one year. The deductibility of capital losses is subject to limitations.

   The Separation will not result in a taxable exchange of the SQUIDS.

Consequences to Non-U.S. Holders

 Tax Consequences of the Exchange Offers

   If a Non-U.S. Holder exchanges 6.50% Preferred Stock for SQUIDS and does not prove, in a manner satisfactory to the withholding agent, that such Non-U.S. Holder qualified for capital gain treatment on the 6.50% Preferred Stock Exchange, the withholding agent will treat the issuance of SQUIDS to the Non-U.S. Holder as a dividend distribution. If USX declares a dividend on the 6.50% Preferred Stock and the record date for such dividend precedes the Exchange Date, the withholding agent will treat the cash payment amount to such Non-U.S. Holder as a dividend distribution. See "--Consequences to U.S. Holders--Tax Consequences of the Exchange Offers--Exchange of SQUIDS for 6.50% Preferred Stock" on page 154. In general, Non-U.S. Holders will be subject to a withholding tax of 30% on U.S. source dividends. The rate of withholding may be reduced by an income tax treaty applicable to the Non-U.S. Holder, provided that the Non-U.S. Holder qualifies for such treaty relief and provides a properly executed IRS Form W-8BEN (or substitute form) claiming an exemption from or reduction in the rate of withholding under an applicable tax treaty.

   A Non-U.S. Holder that recognizes gain on the 6.50% Preferred Stock Exchange (if qualifying for capital gain treatment under section 302 of the Code), the 6.75% QUIPS Exchange, and the 8.75% MIPS Exchange generally will not be subject to U.S. federal income tax unless one of the following applies:

  . The gain is connected with a trade or business that the Non-U.S. Holder conducts in the U.S;

  . The Non-U.S. Holder is an individual, is present in the U.S. for at least 183 days during the year in which the holder disposes of the SQUIDS and certain other conditions are satisfied; or

  . Either the 6.75% QUIPS Exchange or the 8.75% MIPS Exchange, as the case may be, is part of a plan to avoid tax and the gain represents accrued interest (including OID), in which case the rules for interest would apply.

 Ownership of SQUIDS

   Withholding Taxes

   Generally, payments of principal and interest (including OID) on SQUIDS will not be subject to U.S. withholding taxes provided that:

  . The Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote,

  . The Non-U.S. Holder is not a controlled foreign corporation that is related to the Company through its stock ownership,

  . The Non-U.S. Holder is not a bank described in section 881(c)(3(A) of the Code, and

  . Either (A) the Non-U.S. Holder provides its name and address on an IRS Form W-8BEN (or substitute form), and certifies, under penalties of perjury, that it is not a U.S. Holder or (B) it holds its SQUIDS through certain foreign intermediaries and it satisfies the certification requirements of applicable Treasury regulations. Special certification rules apply to certain Non-U.S. Holders that are entities rather than individuals.

   If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest (including OID) made to the Non-U.S. Holder will be subject to U.S. federal withholding tax, unless the Non-U.S. Holder provides a properly executed (1) IRS Form W-8BEN (or substitute form) claiming an exemption from or reduction in the rate of withholding under an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the SQUIDS is not subject to withholding because it is effectively connected with the conduct of the Non-U.S. Holder's trade or business in the U.S.

   Sale or Redemption of SQUIDS

   If a Non-U.S. Holder sells SQUIDS or the SQUIDS are redeemed, the Non-U.S. Holder will not be subject to U.S. federal income tax on any gain unless one of the following applies:

  . The gain is connected with a trade or business that the Non-U.S. Holder conducts in the U.S.

  . The Non-U.S. Holder is an individual, is present in the U.S. for at least 183 days during the year in which the holder disposes of the SQUIDS and certain other conditions are satisfied.

  . The sale of the SQUIDS is part of a plan to avoid tax and the gain represents accrued interest (including OID), in which case the rules for interest would apply.

 U.S. Trade or Business

   If a Non-U.S. Holder holds the SQUIDS in connection with a trade or business that is conducted in the U.S.:

  . Any interest on the SQUIDS, and any gain from a disposition of the SQUIDS, generally will be subject to U.S. federal income tax as if the Non-U.S. Holder were a U.S. Holder.

  . If the Non-U.S. Holder is a corporation, it may be subject to the "branch profits tax" on its earnings that are connected with the holder's U.S. trade or business, including earnings from the SQUIDS. This tax generally is imposed at a 30% rate but may be reduced or eliminated by an applicable tax treaty.

Backup Withholding

   If an individual U.S. Holder receives payments of interest, backup withholding will not apply if such holder provides a taxpayer identification number to the withholding agent. The exemption from backup withholding does not apply if the withholding agent or an intermediary knows or has reason to know that the holder should be subject to backup withholding.

   If an individual Non-U.S. Holder is not subject to U.S. withholding tax (other than backup withholding) as discussed above, or is subject to a reduced rate of withholding under an applicable tax treaty as a result of providing a properly executed IRS Form W-8BEN, backup withholding will not apply. Proceeds from the sale of SQUIDS by an individual Non-U.S. Holder will not be subject to backup withholding by a broker if the broker can associate payment of the proceeds with documentation upon which it can rely to treat its customer as foreign.

   Holders which are U.S. corporations are not subject to backup withholding. Holders which are classified as foreign corporations under U.S. federal income tax principles generally are not subject to backup withholding if certain documentary evidence indicating that the entity is treated as a corporation under U.S. federal income tax laws has been provided or if under applicable regulations the entity must be classified as a corporation.

Information Reporting

   If an individual U.S. Holder receives payments of interest, information reporting generally will apply. Information reporting generally does not apply to payments to U.S. corporations.

   If a Non-U.S. Holder receives payments of interest, information reporting will generally apply. Where the payments can be reliably associated with a payment to a Non-U.S. Holder, information reporting on Form 1042-S generally will apply. Information reporting with respect to a Non-U.S. Holder does not apply if the Non-U.S. Holder holds SQUIDS directly through a qualified intermediary and required procedures are satisfied.

   In general, a Non-U.S. Holder will not be subject to information reporting by brokers with respect to the proceeds received from the sale of SQUIDS if prior to payment of the proceeds the broker can associate the payment with documentation upon which it can rely to treat the customer as a foreign person.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The following table furnishes information concerning all persons known to USX as of September 30, 2001 to beneficially own five percent or more of any class of the voting stock of USX:

            Name and Address of Beneficial   Amount and Nature of Percent of
 Class                  Owner                Beneficial Ownership   Class
 -----      ------------------------------   -------------------- ----------
Marathon  Wellington Management Company, LLP      15,562,200(1)      5.05(1)
 Group    75 State Street
 Shares   Boston, MA 02109

---------------------
(1) Based on Schedule 13G dated February 14, 2001 which indicates that Wellington Management Company, LLP had sole voting power over no shares, shared voting power over 762,600 shares, sole dispositive power over no shares and shared dispositive power over 15,562,200 shares.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth the number of shares of each class of USX common stock beneficially owned as of June 30, 2001 by each director, by each executive officer and by all directors and executive officers as a group. No director or executive officer beneficially owned, as of June 30, 2001, any equity securities of USX other than those shown.

                                                                       U. S.
                                                           Marathon    Steel
                                                             Group     Group
Name                                                        Shares    Shares
----                                                       --------- ---------
Neil A. Armstrong(1)......................................    14,112     4,811
Clarence P. Cazalot, Jr.(2)(3)............................   576,217    69,054
J. Gary Cooper(1)(2)......................................     3,410     1,816
Charles A. Corry(1)(2)(3).................................     3,923    81,337
Robert M. Hernandez(2)(3)(4)..............................   643,098   315,010
Shirley Ann Jackson(1)(2).................................     2,806     1,771
Charles R. Lee(1).........................................    13,781     5,388
Paul E. Lego(1)(2)........................................    11,083     3,727
John F. McGillicuddy(1)...................................    13,349     4,482
Dan D. Sandman(2)(3)......................................   275,498   166,217
Seth E. Schofield(1)(2)...................................     8,810     3,780
John W. Snow(1)...........................................     7,007     3,010
Thomas J. Usher(2)(3)..................................... 1,273,154   879,595
Douglas C. Yearley(1).....................................     8,269     3,596
All Directors and Executive Officers as a group (35
 persons)(1)(2)(3)(5)..................................... 3,871,179 3,089,472

---------------------
(1) Includes Common Stock Units credited under the USX Corporation Deferred Compensation Plan for Non-Employee Directors as follows:

                                             Marathon Group   U. S. Steel Group
                                           Common Stock Units Common Stock Units
                                           ------------------ ------------------
   Neil A. Armstrong......................       12,612             4,511
   J. Gary Cooper.........................        2,378               770
   Charles A. Corry.......................        3,923             1,377
   Shirley Ann Jackson....................        1,790               746
   Charles R. Lee.........................       11,781             4,188
   Paul E. Lego...........................        9,481             3,401
   John F. McGillicuddy...................       11,349             4,082
   Seth E. Schofield......................        7,690             2,636
   John W. Snow...........................        6,007             2,010
   Douglas C. Yearley.....................        7,269             2,596

(2) Includes shares held under the USX Savings Fund Plan, the Marathon Thrift Plan, the USX Dividend Reinvestment and Direct Stock Purchase Plans and the 1990 Stock Plan.
(3) Includes shares which may be acquired upon exercise of outstanding options as follows (all options other than those granted on May 29, 2001 are currently exercisable): Mr. Usher: Marathon Group Shares 1,101,100,
      U. S. Steel Group Shares 781,400; Mr. Sandman: Marathon Group Shares 218,400, U. S. Steel Group Shares 142,325; Mr. Cazalot: Marathon Group Shares 520,000, U. S. Steel Group Shares 55,000; Mr. Hernandez: Marathon Group Shares 562,625, U.S. Steel Group Shares 282,625; Mr. Corry:
      U. S. Steel Group Shares 80,000; and all directors and executive officers as a group: Marathon Group Shares 3,179,220, U. S. Steel Group Shares 2,688,705.
(4) As of January 31, 2001 the United States Steel and Carnegie Pension Fund, trustee of the United States Steel Corporation Plan for Employee Pension Benefits and the United States Steel Corporation Plan for Non-Union Employee Pension Benefits, owned 587,680 shares of the Marathon Group Shares. This stock was received in exchange for common stock of Texas Oil & Gas Corp. Mr. Hernandez is chairman and one of seven members of the Investment Committee of the trustee. The board of directors of the trustee has by formal resolution delegated sole power to vote and dispose of such stock to a subcommittee of the Investment Committee which is composed of members who are not officers or employees of USX.
      Mr. Hernandez disclaims beneficial ownership of such stock.
(5) Total shares beneficially owned in each case constitute less than one percent of the outstanding shares of each class except that all directors and executive officers as a group own 1.25 percent of the Marathon Group Shares and 3.47 percent of the U. S. Steel Group Shares.

                                 LEGAL MATTERS

   Certain legal matters with respect to the SQUIDS and the exchange offers will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP also represents the Dealer Managers from time to time. Simpson Thacher & Bartlett, New York,
New York, will pass upon certain legal matters for the Dealer Managers.

                                    EXPERTS

   The combined financial statements of United States Steel as of December 31, 2000 and December 31, 1999 and for each of the three years in the period ended December 31, 2000 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of USX Corporation, and the financial statements of the U. S. Steel Group and the Marathon Group of USX Corporation, as of December 31, 2000 and December 31, 1999 and for each of the three years in the period ended December 31, 2000 incorporated in this prospectus by reference to the Annual Report on Form 10-K/A of USX Corporation for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Audited Combined Financial Statements:
  Report of Independent Accountants.......................................  F-2
  Combined Statement of Operations--Years Ended December 31, 2000, 1999
   and 1998...............................................................  F-3
  Combined Balance Sheet--at December 31, 2000 and 1999...................  F-4
  Combined Statement of Cash Flows--Years Ended December 31, 2000, 1999
   and 1998...............................................................  F-5
  Notes to Combined Financial Statements..................................  F-6
Unaudited Combined Financial Information:
  Selected Quarterly Financial Data....................................... F-32
  Supplementary Information on Mineral Reserves........................... F-32
  Principal Unconsolidated Investees...................................... F-35
Unaudited Interim Combined Financial Information:
  Combined Statement of Operations--Second Quarter and Six Months Ended
   June 30, 2001 and 2000................................................. F-36
  Combined Balance Sheet--at June 30, 2001 and December 31, 2000.......... F-37
  Combined Statement of Cash Flows--Six Months Ended June 30, 2001 and
   2000................................................................... F-38
  Selected Notes to Combined Financial Statements......................... F-39

                       Report of Independent Accountants

To the Stockholders of USX Corporation

   In our opinion, the accompanying combined balance sheets and the related combined statements of operations and of cash flows present fairly, in all material respects, the financial position of United States Steel at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of USX Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
February 7, 2001

                              UNITED STATES STEEL

                        COMBINED STATEMENT OF OPERATIONS

                                                         2000    1999    1998
                                                        ------  ------  ------
                                                            (Dollars in
                                                             millions)
Revenues and other income:
  Revenues............................................. $6,090  $5,536  $6,378
  Income (loss) from investees.........................     (8)    (89)     46
  Net gains on disposal of assets......................     46      21      54
  Other income (loss)..................................      4       2      (1)
                                                        ------  ------  ------
    Total revenues and other income....................  6,132   5,470   6,477
                                                        ------  ------  ------
Costs and expenses:
  Cost of revenues (excludes items shown below)........  5,656   5,084   5,604
  Selling, general and administrative expenses
   (credits) (Note 12).................................   (223)   (283)   (201)
  Depreciation, depletion and amortization.............    360     304     283
  Taxes other than income taxes........................    235     215     212
                                                        ------  ------  ------
    Total costs and expenses...........................  6,028   5,320   5,898
                                                        ------  ------  ------
Income from operations.................................    104     150     579
Net interest and other financial costs (Note 7)........    105      74      42
                                                        ------  ------  ------
Income (loss) before income taxes and extraordinary
 losses................................................     (1)     76     537
Provision for income taxes (Note 15)...................     20      25     173
                                                        ------  ------  ------
Income (loss) before extraordinary losses..............    (21)     51     364
Extraordinary losses (Note 6)..........................    --        7     --
                                                        ------  ------  ------
Net income (loss)......................................    (21)     44     364
Dividends on preferred stock...........................      8       9       9
                                                        ------  ------  ------
Net income (loss) available to USX's net investment.... $  (29) $   35  $  355
                                                        ======  ======  ======


    The accompanying notes are an integral part of these combined financial statements.

                              UNITED STATES STEEL

                             COMBINED BALANCE SHEET

                                                              December 31
                                                         ----------------------
                                                            2000        1999
                                                         ----------  ----------
                                                         (Dollars in millions)
                        ASSETS
Current assets:
  Cash and cash equivalents............................  $      219  $       22
  Receivables, less allowance for doubtful accounts of
   $57 and $10.........................................         625         486
  Receivables subject to a security interest (Note
   11).................................................         350         350
  Receivables from related parties (Note 13)...........         366          99
  Inventories (Note 14)................................         946         743
  Deferred income tax benefits (Note 15)...............         201         281
  Other current assets.................................          10         --
                                                         ----------  ----------
    Total current assets...............................       2,717       1,981
Investments and long-term receivables, less reserves of
 $38 and $3 (Note 16)..................................         439         475
Long-term receivables from related parties (Note 13)...          97          97
Property, plant and equipment--net (Note 21)...........       2,739       2,516
Prepaid pensions (Note 12).............................       2,672       2,404
Other noncurrent assets................................          47          52
                                                         ----------  ----------
    Total assets.......................................  $    8,711  $    7,525
                                                         ==========  ==========
                      LIABILITIES
Current liabilities:
  Notes payable........................................  $       70  $      --
  Accounts payable.....................................         755         751
  Accounts payable to related parties (Note 13)........           5           6
  Payroll and benefits payable.........................         202         322
  Accrued taxes........................................         173         177
  Accrued interest.....................................          47          15
  Long-term debt due within one year (Note 11).........         139          13
                                                         ----------  ----------
    Total current liabilities..........................       1,391       1,284
Long-term debt (Note 11)...............................       2,236         902
Deferred income taxes (Note 15)........................         666         348
Employee benefits (Note 12)............................       1,767       2,245
Deferred credits and other liabilities.................         483         441
Preferred stock of subsidiary (Note 10)................          66          66
Mandatorily redeemable convertible preferred securities
 of a subsidiary trust holding solely junior
 subordinated convertible debentures of USX (Note 18)..         183         183
                   EQUITY (Note 19)
Preferred stock........................................           2           3
USX's net investment...................................       1,950       2,073
Deferred compensation..................................          (3)        --
Accumulated other comprehensive income (loss)..........         (30)        (20)
                                                         ----------  ----------
    Total equity.......................................       1,919       2,056
                                                         ----------  ----------
    Total liabilities and equity.......................  $    8,711  $    7,525
                                                         ==========  ==========

    The accompanying notes are an integral part of these combined financial statements.

                              UNITED STATES STEEL

                        COMBINED STATEMENT OF CASH FLOWS

                                                           2000   1999   1998
                                                          ------  -----  -----
                                                             (Dollars in
                                                              millions)
Increase (decrease) in cash and cash equivalents
Operating activities:
Net income (loss).......................................  $  (21) $  44  $ 364
Adjustments to reconcile to net cash provided from (used
 in) operating activities:
  Extraordinary losses..................................     --       7    --
  Depreciation, depletion and amortization..............     360    304    283
  Pensions and other postretirement benefits............    (847)  (256)  (215)
  Deferred income taxes.................................     389    107    158
  Net gains on disposal of assets.......................     (46)   (21)   (54)
  Changes in:
    Current receivables--sold...........................     --    (320)   (30)
--operating turnover....................................    (263)  (242)   232
    Inventories.........................................     (63)   (14)     7
    Current accounts payable and accrued expenses.......    (262)   239   (285)
  All other--net........................................     126     72    (80)
                                                          ------  -----  -----
    Net cash provided from (used in) operating
     activities.........................................    (627)   (80)   380
                                                          ------  -----  -----
Investing activities:
  Capital expenditures..................................    (244)  (287)  (310)
  Acquisition of U. S. Steel Kosice s.r.o., net of cash
   acquired of $59......................................     (10)   --     --
  Disposal of assets....................................      21     10     21
  Restricted cash--withdrawals..........................       2     15     35
  --deposits............................................      (2)   (17)   (35)
  Investees--investments................................     (35)   (15)   (73)
  --loans and advances..................................     (10)   --      (1)
  All other--net........................................       8    --      14
                                                          ------  -----  -----
    Net cash used in investing activities...............    (270)  (294)  (349)
                                                          ------  -----  -----
Financing activities (Note 10):
  Increase in attributed portion of USX consolidated
   debt.................................................   1,208    147     13
  Specifically attributed debt:
    Borrowings..........................................     --     350    --
    Repayments..........................................      (6)   (11)    (4)
  Steel Stock issued....................................     --     --      55
  Preferred stock repurchased...........................     (12)    (2)    (8)
  Dividends paid........................................     (97)   (97)   (96)
                                                          ------  -----  -----
    Net cash provided from (used in) financing
     activities.........................................   1,093    387    (40)
                                                          ------  -----  -----
Effect of exchange rate changes on cash.................       1    --     --
                                                          ------  -----  -----
Net increase (decrease) in cash and cash equivalents....     197     13     (9)
Cash and cash equivalents at beginning of year..........      22      9     18
                                                          ------  -----  -----
Cash and cash equivalents at end of year................  $  219  $  22  $   9
                                                          ======  =====  =====

See Note 9, for supplemental cash flow information.

    The accompanying notes are an integral part of these combined financial statements.

                              UNITED STATES STEEL

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

   The accompanying combined financial statements represent a carve-out financial statement presentation of the businesses comprising United States Steel, and are not intended to be a complete presentation of the financial position, the results of operations and cash flows of United States Steel on a stand-alone basis. These combined financial statements are presented as if United States Steel existed as an entity separate from the remaining businesses of USX Corporation (USX) during the periods presented. The allocations and estimates included in these combined financial statements are determined using the methodologies described in Note 4.

   United States Steel through its Domestic Steel segment, is engaged in the production, sale and transportation of steel mill products, coke, taconite pellets and coal; the management of mineral resources; real estate development; engineering and consulting services and, through its U.S. Steel Kosice segment, primarily located in the Slovak Republic, in the production and sale of steel mill products and coke for the central European market. Most businesses within the Domestic Steel segment are divisions of USX. Certain business activities are conducted through joint ventures and partially owned companies, such as USS-POSCO Industries, PRO-TEC Coating Company, Clairton 1314B Partnership, Republic Technologies International LLC and Rannila Kosice s.r.o.

   The accompanying combined financial statements include the historical operations of certain divisions of USX and certain subsidiaries of USX. In this context, no direct ownership existed among all the various units comprising United States Steel; accordingly, USX's net investment in United States Steel (USX's net investment) is shown in lieu of Common Stockholder's Equity in the combined financial statements. The combined financial statements included herein have been prepared from USX's historical accounting records.

2. Summary of Principal Accounting Policies

   Principles applied in consolidation--Investments in entities over which United States Steel has significant influence are accounted for using the equity method of accounting and are carried at United States Steel's share of net assets plus loans and advances.

   Investments in companies whose stock is publicly traded are carried generally at market value. The difference between the cost of these investments and market value is recorded in other comprehensive income (net of tax). Investments in companies whose stock has no readily determinable fair value are carried at cost.

   Income from investees includes United States Steel's proportionate share of income from equity method investments. Also, gains or losses from a change in ownership of an unconsolidated investee are recognized in the period of change.

   Use of estimates--Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year-end and the reported amounts of revenues and expenses during the year. Significant items subject to such estimates and assumptions include the carrying value of long-lived assets; valuation allowances for receivables, inventories and deferred income tax assets; environmental liabilities; liabilities for potential tax deficiencies and potential litigation claims and settlements; and assets and obligations related to employee benefits. Additionally, certain estimated liabilities are recorded when management commits to a plan to close an operating facility or to exit a business activity. Actual results could differ from the estimates and assumptions used.

                              UNITED STATES STEEL

   Revenue recognition--Revenues are recognized generally when products are shipped or services are provided to customers, the sales price is fixed and determinable, and collectibility is reasonably assured. Costs associated with revenues, including shipping and other transportation costs, are recorded in cost of revenues.

   Cash and cash equivalents--Cash and cash equivalents include cash on hand and on deposit and investments in highly liquid debt instruments with maturities generally of three months or less.

   Inventories--Inventories are carried at lower of cost or market. Cost of inventories is determined primarily under the last-in, first-out (LIFO) method.

   Derivative instruments--United States Steel uses commodity-based derivative instruments to manage its exposure to price risk. Management is authorized to use futures, forwards, swaps and options related to the purchase of natural gas, refined products and nonferrous metals used in steel operations. Recorded deferred gains or losses are reflected within other current and noncurrent assets or accounts payable and deferred credits and other liabilities, as appropriate.

   Long-lived assets--Depreciation is generally computed using a modified straight-line method based upon estimated lives of assets and production levels. The modification factors for domestic steel producing assets range from a minimum of 85% at a production level below 81% of capability, to a maximum of 105% for a 100% production level. No modification is made at the 95% production level, considered the normal long-range level.

   Depletion of mineral properties is based on rates which are expected to amortize cost over the estimated tonnage of minerals to be removed.

   United States Steel evaluates impairment of its long-lived assets on an individual asset basis or by logical groupings of assets. Assets deemed to be impaired are written down to their fair value, including any related goodwill, using discounted future cash flows and, if available, comparable market values.

   When long-lived assets depreciated on an individual basis are sold or otherwise disposed of, any gains or losses are reflected in income. Gains on disposal of long-lived assets are recognized when earned, which is generally at the time of closing. If a loss on disposal is expected, such losses are recognized when long-lived assets are reclassified as assets held for sale. Proceeds from disposal of long-lived assets depreciated on a group basis are credited to accumulated depreciation, depletion and amortization with no immediate effect on income.

   Major maintenance activities--United States Steel incurs planned major maintenance costs primarily for blast furnace relines. Such costs are separately capitalized in property, plant and equipment and are amortized over their estimated useful life, which is generally the period until the next scheduled reline.

   Environmental remediation--United States Steel provides for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. Generally, the timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. Remediation liabilities are accrued based on estimates of known environmental exposure and are discounted in certain instances.

   Postemployment benefits--United States Steel recognizes an obligation to provide postemployment benefits, primarily for disability-related claims covering indemnity and medical payments to certain employees. The obligation for these claims and the related periodic costs are

                              UNITED STATES STEEL
measured using actuarial techniques and assumptions, including an appropriate discount rate, analogous to the required methodology for measuring pension and other postretirement benefit obligations. Actuarial gains and losses are deferred and amortized over future periods.

   Insurance--United States Steel is insured for catastrophic casualty and certain property and business interruption exposures, as well as those risks required to be insured by law or contract. Costs resulting from noninsured losses are charged against income upon occurrence.

3. New Accounting Standards

   In the fourth quarter of 2000, United States Steel adopted the following accounting pronouncements primarily related to the classification of items in the financial statements. The adoption of these new pronouncements had no net effect on the financial position or results of operations of United States Steel, although they required reclassifications of certain amounts in the financial statements, including all prior periods presented.

  . In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101) "Revenue Recognition in Financial Statements," which summarizes the SEC staff's interpretations of generally accepted accounting principles related to revenue recognition and classification.

  . In 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board (EITF) issued EITF Consensus No. 99-19 "Reporting Revenue Gross as a Principal versus Net as an Agent," which addresses whether certain items should be reported as a reduction of revenue or as a component of both revenues and cost of revenues, and EITF Consensus No. 00-10 "Accounting for Shipping and Handling Fees and Costs," which addresses the classification of costs incurred for shipping goods to customers.

  . In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 140). SFAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. United States Steel adopted certain recognition and reclassification provisions of SFAS 140, which were effective for fiscal years ending after December 15, 2000. The remaining provisions of SFAS 140 are effective after March 31, 2001.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), which later was amended by SFAS Nos. 137 and 138. This Standard requires recognition of all derivatives as either assets or liabilities at fair value. Changes in fair value will be reflected in either current period net income or other comprehensive income, depending on the designation of the derivative instrument. United States Steel may elect not to designate a derivative instrument as a hedge even if the strategy would be expected to qualify for hedge accounting treatment. The adoption of SFAS No. 133 will change the timing of recognition for derivative gains and losses as compared to previous accounting standards.

   United States Steel will adopt the Standard effective January 1, 2001. The transition adjustment resulting from the adoption of SFAS No. 133 will be reported as a cumulative effect of a change in accounting principle. The transition adjustment for United States Steel is expected to be immaterial.

                              UNITED STATES STEEL

The amounts reported as other comprehensive income will be reflected in net income when the anticipated physical transactions are consummated. It is not possible to estimate the effect that this Standard will have on future results of operations.

4. Corporate Activities

   Financial activities--As a matter of policy, USX manages most financial activities on a centralized, consolidated basis. Such financial activities include the investment of surplus cash; the issuance, repayment and repurchase of short-term and long-term debt; the issuance, repurchase and redemption of preferred stock; and the issuance and repurchase of common stock. Transactions related primarily to invested cash, short-term and long-term debt (including convertible debt), related net interest and other financial costs, and preferred stock and related dividends are attributed to United States Steel based upon its cash flows for the periods presented and its initial capital structure. Most financing transactions are not specifically attributed to United States Steel but represent attributed amounts of USX's financial activities. See Note 10, for United States Steel's attributed portion of USX's financial activities. However, transactions such as leases, certain collateralized financings, certain indexed debt instruments, financial activities of consolidated entities which are less than wholly owned by USX and transactions related to securities convertible solely into USX-U. S. Steel Group Common Stock are or will be specifically attributed to and reflected in their entirety in the financial statements of United States Steel.

   Corporate general and administrative costs--Corporate general and administrative costs are allocated to United States Steel by USX based upon utilization or other methods management believes to be reasonable and which consider certain measures of business activities, such as employment, investments and revenues. The costs allocated to United States Steel were $25 million in 2000, $17 million in 1999 and $24 million in 1998, and primarily consist of employment costs including pension effects, professional services, facilities and other related costs associated with corporate activities.

   Income taxes--All members of the USX affiliated group are included in the consolidated United States federal income tax return filed by USX. Accordingly, the provision for federal income taxes and the related payments or refunds of tax are determined on a consolidated basis. The consolidated provision and the related tax payments or refunds have been reflected in the United States Steel financial statements in accordance with USX's tax allocation policy. In general, such policy provides that the consolidated tax provision and related tax payments or refunds are allocated to United States Steel for financial statement purposes, based upon its financial income, taxable income, credits, preferences, and other directly related amounts.

   For tax provision and settlement purposes, tax benefits resulting from attributes (principally net operating losses and various tax credits), which cannot be utilized by United States Steel on a separate return basis but which can be utilized on a consolidated basis in that year or in a carryback year, are allocated to United States Steel if it generated the attributes. To the extent that United States Steel is allocated a consolidated tax attribute which, as a result of expiration or otherwise, is not ultimately utilized on the consolidated tax return, the prior years' allocation of such attribute is adjusted such that the effect of the expiration is borne by United States Steel if it generated the attribute. Also, if a tax attribute cannot be utilized on a consolidated basis in the year generated or in a carryback year, the prior years' allocation of such consolidated tax effects is adjusted in a subsequent year to the extent necessary to allocate the tax benefits to United States Steel if it would have realized the tax benefits on a separate return basis. As a result, the allocated amounts of taxes payable or refundable are not necessarily comparable to those that would have resulted if United States Steel had filed its own separate tax returns.

                              UNITED STATES STEEL

5. Business Combination

   On November 24, 2000, United States Steel acquired U. S. Steel Kosice s.r.o.
(USSK), which is located in the Slovak Republic. USSK was formed in June 2000 to hold the steel operations and related assets of VSZ a.s. (VSZ), a diversified Slovak corporation. The cash purchase price was $69 million. Additional payments to VSZ of not less than $25 million and up to $75 million are contingent upon the future performance of USSK. Additionally, $325 million of debt was included with the acquisition. The acquisition was accounted for under the purchase method of accounting. The 2000 results of operations include the operations of USSK from the date of acquisition.

   Prior to this transaction, United States Steel and VSZ were equal partners in VSZ U. S. Steel s.r.o. (VSZUSS), a tin mill products manufacturer. The assets of USSK included VSZ's interest in VSZUSS. The acquisition of the remaining interest in VSZUSS was accounted for under the purchase method of accounting. Previously, United States Steel had accounted for its investment in VSZUSS under the equity method of accounting.

   The following unaudited pro forma data for United States Steel includes the results of operations of USSK for 2000 and 1999, giving effect to the acquisition as if it had been consummated at the beginning of the years presented. The pro forma data is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations. In addition, VSZ did not historically provide carve-out financial information for its steel operations in accordance with generally accepted accounting principles in the United States. Therefore, United States Steel made certain estimates and assumptions regarding revenue and costs in the preparation of the following unaudited pro forma data.

                                                                   Year Ended
                                                                   December 31
                                                                  -------------
                                                                   2000   1999
                                                                  ------ ------
                                                                  (In millions)
   Revenues and other income..................................... $7,094 $6,472
   Income before extraordinary loss..............................     57     36
   Net income....................................................     57     29

6. Extraordinary Losses

   In 1999, United States Steel irrevocably deposited with a trustee the entire
5.5 million common shares it owned in RTI International Metals, Inc. (RTI). The deposit of the shares resulted in the satisfaction of United States Steel's obligation under its 6 3/4% Exchangeable Notes (indexed debt) due February 1, 2000. Under the terms of the indenture, the trustee exchanged one RTI share for each note at maturity. All shares were required for satisfaction of the indexed debt; therefore, none reverted back to United States Steel.

   As a result of the above transaction, United States Steel recorded in 1999 an extraordinary loss of $5 million, net of a $3 million income tax benefit, representing prepaid interest expense and the write-off of unamortized debt issue costs, and a pretax charge of $22 million, representing the difference between the carrying value of the investment in RTI and the carrying value of the indexed debt, which is included in net gains on disposal of assets.

   In 1999, Republic Technologies International, LLC, an equity investee of United States Steel, recorded an extraordinary loss related to the early extinguishment of debt. As a result, United States Steel recorded an extraordinary loss of $2 million, net of a $1 million income tax benefit, representing its share of the extraordinary loss.

                              UNITED STATES STEEL

7. Other Items

                                                                2000 1999  1998
                                                                ---- ----  ----
                                                                (In millions)
Net interest and other financial costs

Interest and other financial income:
  Interest income.............................................. $  3 $  1  $  5
  Other........................................................    7  --    --
                                                                ---- ----  ----
    Total......................................................   10    1     5
                                                                ---- ----  ----
Interest and other financial costs:
  Interest incurred............................................   88   45    40
  Less interest capitalized....................................    3    6     6
                                                                ---- ----  ----
    Net interest...............................................   85   39    34
  Interest on tax issues.......................................   11   15    16
  Financial costs on trust preferred securities................   13   13    13
  Financial costs on preferred stock of subsidiary.............    5    5     5
  Amortization of discounts....................................    1    1     2
  Expenses on sales of accounts receivable.....................  --    15    21
  Adjustment to settlement value of indexed debt...............  --   (13)  (44)
                                                                ---- ----  ----
    Total......................................................  115   75    47
                                                                ---- ----  ----
Net interest and other financial costs......................... $105 $ 74  $ 42
                                                                ==== ====  ====

Foreign currency transactions

   For 2000, the aggregate foreign currency transaction gain included in determining net income was $7 million. There were no foreign currency transaction gains or losses in 1999 and 1998.

8. Segment Information

   United States Steel consists of two reportable operating segments: 1) Domestic Steel and 2) U.S. Steel Kosice (USSK). Domestic Steel includes the United States operations of United States Steel, while USSK includes the United States Steel operations in the Slovak Republic. Domestic Steel is engaged in the domestic production and sale of steel mill products, coke and taconite pellets; the management of mineral resources; coal mining; engineering and consulting services; and real estate development and management. USSK is engaged in the production and sale of steel mill products and coke and primarily serves European markets.

   Segment income represents income from operations allocable to both operating segments and does not include net interest and other financial costs and provisions for income taxes. Additionally, the following items are not allocated to operating segments:

  .  Net pension credits associated with pension plan assets and liabilities

  .  Certain costs related to former United States Steel business activities

  . Allocated USX corporate general and administrative costs. These costs primarily consist of employment costs including pension effects, professional services, facilities and other related costs associated with corporate activities

  . Certain other items not allocated to operating segments for business performance reporting purposes (see reconcilement schedule on page F-13)

   Information on assets by segment is not provided as it is not reviewed by the chief operating decision maker.

                              UNITED STATES STEEL

   The following represents the operations of United States Steel:

                                                         Domestic
                                                          Steel   USSK Total
                                                         -------- ---- ------
                                                            (In millions)
2000
Revenues and other income:
  Customer..............................................  $5,981  $ 92 $6,073
  Other subsidiaries of USX(a)..........................      17   --      17
  Equity in losses of unconsolidated investees..........      (8)  --      (8)
  Other.................................................      50   --      50
                                                          ------  ---- ------
    Total revenues and other income.....................  $6,040  $ 92 $6,132
                                                          ======  ==== ======
Segment income..........................................  $   23  $  2 $   25
Significant noncash items included in segment income -
 depreciation, depletion and amortization(b)............     285     4    289
Capital expenditures....................................     239     5    244

1999
Revenues and other income:
  Customer..............................................  $5,519  $--  $5,519
  Other subsidiaries of USX(a)..........................      17   --      17
  Equity in losses of unconsolidated investees..........     (43)  --     (43)
  Other.................................................      46   --      46
                                                          ------  ---- ------
    Total revenues and other income.....................  $5,539  $--  $5,539
                                                          ======  ==== ======
Segment income..........................................  $   91  $--  $   91
Significant noncash items included in segment income -
 depreciation, depletion and amortization...............     304   --     304
Capital expenditures(c).................................     286   --     286

1998
Revenues and other income:
  Customer..............................................  $6,374  $--  $6,374
  Other subsidiaries of USX(a)..........................       2   --       2
  Equity in earnings of unconsolidated investees........      46   --      46
  Other.................................................      55   --      55
                                                          ------  ---- ------
    Total revenues and other income.....................  $6,477  $--  $6,477
                                                          ======  ==== ======
Segment income..........................................  $  517  $--  $  517
Significant noncash items included in segment income -
 depreciation, depletion and amortization...............     283   --     283
Capital expenditures(c).................................     305   --     305

---------------------
(a) Revenues and transfers with other subsidiaries of USX were conducted under terms comparable to those with unrelated parties.
(b) Difference between segment total and United States Steel total represents amounts for impairment of coal assets.
(c) Differences between segment total and United States Steel total represent amounts related to corporate administrative activities.

                              UNITED STATES STEEL

   The following schedules reconcile segment amounts to amounts reported in United States Steel's combined financial statements:

                                                         2000    1999    1998
                                                        ------  ------  ------
                                                           (In millions)
Revenues and Other Income:
  Revenues and other income of reportable segments..... $6,132  $5,539  $6,477
  Items not allocated to segments:
    Impairment and other costs related to an investment
     in an equity investee.............................    --      (47)    --
    Loss on investment in RTI stock used to satisfy
     indexed debt obligations..........................    --      (22)    --
                                                        ------  ------  ------
      Total revenues and other income.................. $6,132  $5,470  $6,477
                                                        ======  ======  ======
Income:
  Income for reportable segments....................... $   25  $   91  $  517
  Items not allocated to segments:
    Impairment of coal assets..........................    (71)    --      --
    Impairment and other costs related to an investment
     in an equity investee.............................    --      (47)    --
    Loss on investment in RTI stock used to satisfy
     indexed debt obligations..........................    --      (22)    --
    Administrative expenses............................    (25)    (17)    (24)
    Net pension credits................................    266     228     186
    Costs related to former businesses activities......    (91)    (83)   (100)
                                                        ------  ------  ------
      Total income from operations..................... $  104  $  150  $  579
                                                        ======  ======  ======

Revenues by Product:

                                                         2000    1999    1998
                                                        ------  ------  ------
                                                           (In millions)
Sheet and semi-finished steel products................. $3,288  $3,433  $3,598
Tubular, plate and tin mill products...................  1,731   1,140   1,546
Raw materials (coal, coke and iron ore)................    626     549     744
Other(a)...............................................    445     414     490

---------------------
(a) Includes revenue from the sale of steel production by-products, engineering and consulting services, real estate development and resource management.

                              UNITED STATES STEEL

Geographic Area:

   The information below summarizes the operations in different geographic areas.

                                           Revenues and Other Income
                                          ----------------------------
                                            Within    Between
                                          Geographic Geographic
                                     Year   Areas      Areas    Total  Assets(a)
                                     ---- ---------- ---------- ------ ---------
                                                    (In millions)
United States....................... 2000   $6,027      $--     $6,027  $2,745
                                     1999    5,452       --      5,452   2,889
                                     1998    6,460       --      6,460   3,043

Slovak Republic..................... 2000       95       --         95     376
                                     1999        3       --          3      60
                                     1998        6       --          6      66

Other Foreign Countries............. 2000       10       --         10      10
                                     1999       15       --         15       3
                                     1998       11       --         11       3

  Total............................. 2000   $6,132      $--     $6,132  $3,131
                                     1999    5,470       --      5,470   2,952
                                     1998    6,477       --      6,477   3,112

---------------------
(a)  Includes property, plant and equipment and investments.

                              UNITED STATES STEEL

9. Supplemental Cash Flow Information

                                                     2000     1999      1998
                                                    -------  -------  --------
                                                         (In millions)
Cash provided from (used in) operating activities
 included:
  Interest and other financial costs paid (net of
   amount capitalized)............................. $   (71) $   (77) $    (76)
  Income taxes refunded (paid), including
   settlements with USX under the tax allocation
   policy..........................................      81        3       (29)
Consolidated USX debt:
  Commercial paper:
    Issued......................................... $ 3,362  $ 6,282  $    --
    Repayments.....................................  (3,450)  (6,117)      --
  Credit agreements:
    Borrowings.....................................     437    5,529    17,486
    Repayments.....................................    (437)  (5,980)  (16,817)
  Other credit arrangements--net...................     150      (95)       55
  Other debt:
    Borrowings.....................................     --       319       671
    Repayments.....................................     (54)     (87)   (1,053)
                                                    -------  -------  --------
        Total...................................... $     8  $  (149) $    342
                                                    =======  =======  ========
  Activity attributed to United States Steel....... $ 1,208  $   147  $     13
  Activity attributed to other subsidiaries of
   USX.............................................  (1,200)    (296)      329
                                                    -------  -------  --------
        Total...................................... $     8  $  (149) $    342
                                                    =======  =======  ========
Noncash investing and financing activities:
  Stock issued for dividend reinvestment and
   employee stock plans............................ $     5  $     2  $      2
  Disposal of assets:
    Deposit of RTI common shares in satisfaction of
     indexed debt..................................     --        56       --
    Interest in USS/Kobe contributed to Republic...     --        40       --
    Other disposals of assets--notes or common
     stock received................................      14        1         2
  Business combinations:
    Acquisition of USSK:
      Liabilities assumed..........................     568      --        --
      Contingent consideration payable at present
       value.......................................      21      --        --
      Investee liabilities consolidated in step
       acquisition.................................       3      --        --
    Other acquisitions:
      Liabilities assumed..........................     --        26       --
      Investee liabilities consolidated in step
       acquisition.................................     --        26       --

                              UNITED STATES STEEL

10. Financial Activities Attributed to United States Steel

   The following is the portion of USX financial activities attributed to United States Steel. These amounts exclude amounts specifically attributed to United States Steel.

                                                        United
                                                        States    Consolidated
                                                         Steel         USX
                                                      ----------- -------------
                                                             December 31
                                                      -------------------------
                                                       2000  1999  2000   1999
                                                      ------ ---- ------ ------
                                                            (In millions)
Cash and cash equivalents............................ $  171 $  1 $  364 $    9
Other noncurrent assets..............................      3    1      7      8
                                                      ------ ---- ------ ------
  Total assets....................................... $  174 $  2 $  371 $   17
                                                      ====== ==== ====== ======
Notes payable........................................ $   70 $--  $  150 $  --
Accrued interest.....................................     45   13     95     95
Long-term debt due within one year (Note 11).........    130    7    277     54
Long-term debt (Note 11).............................  1,804  466  3,734  3,771
Preferred stock of subsidiary........................     66   66    250    250
                                                      ------ ---- ------ ------
  Total liabilities.................................. $2,115 $552 $4,506 $4,170
                                                      ====== ==== ====== ======

                                                 United States   Consolidated
                                                    Steel(a)         USX
                                                 -------------- --------------
                                                 2000 1999 1998 2000 1999 1998
                                                 ---- ---- ---- ---- ---- ----
                                                         (In millions)
Net interest and other financial costs (Note
 7)............................................. $59  $39  $29  $309 $334 $324

---------------------
(a) United States Steel's net interest and other financial costs reflect weighted average effects of all financial activities attributed by USX.

                              UNITED STATES STEEL

11. Long-Term Debt

   United States Steel's portion of USX's consolidated long-term debt is as follows:

                                                        United
                                                        States    Consolidated
                                                         Steel         USX
                                                      ----------- -------------
                                                             December 31
                                                      -------------------------
                                                       2000  1999  2000   1999
                                                      ------ ---- ------ ------
                                                            (In millions)
Specifically attributed debt(a):
  Receivables facility............................... $  350 $350 $  350 $  350
  Sale-leaseback financing and capital leases........     88   92     95    107
  Other..............................................      3  --       4      1
                                                      ------ ---- ------ ------
    Total............................................    441  442    449    458
  Less amount due within one year....................      9    6     10      7
                                                      ------ ---- ------ ------
    Total specifically attributed long-term debt..... $  432 $436 $  439 $  451
                                                      ====== ==== ====== ======
USX debt attributed to United States Steel(b)........ $1,946 $477 $4,036 $3,852
  Less unamortized discount..........................     12    4     25     27
  Less amount due within one year....................    130    7    277     54
                                                      ------ ---- ------ ------
    Total long-term debt not specifically
     attributed...................................... $1,804 $466 $3,734 $3,771
                                                      ====== ==== ====== ======
Total long-term debt due within one year............. $  139 $ 13 $  287 $   61
Total long-term debt due after one year..............  2,236  902  4,173  4,222

---------------------
(a) As described in Note 4, certain financial activities are specifically attributed to and reflected in their entirety in the financial statements of United States Steel.
(b) Long-term debt activities of USX Corporation, not specifically attributed, are attributed to United States Steel based on its cash flows.

12. Pensions and Other Postretirement Benefits

   United States Steel has noncontributory defined benefit pension plans covering substantially all U.S. employees. Benefits under these plans are based upon years of service and final average pensionable earnings, or a minimum benefit based upon years of service, whichever is greater. In addition, pension benefits are also provided to most U.S. salaried employees based upon a percent of total career pensionable earnings. United States Steel also participates in multiemployer plans, most of which are defined benefit plans associated with coal operations.

   United States Steel also has defined benefit retiree health care and life insurance plans (other benefits) covering most U.S. employees upon their retirement. Health care benefits are provided through comprehensive hospital, surgical and major medical benefit provisions or through health maintenance organizations, both subject to various cost sharing features. Life insurance benefits are provided to nonunion retiree beneficiaries primarily based on employees' annual base salary at retirement. For U.S. union retirees, benefits are provided for the most part based on fixed amounts negotiated in labor contracts with the appropriate unions.

                              UNITED STATES STEEL

                                          Pension
                                          Benefits          Other Benefits
                                       -----------------    ------------------
                                        2000      1999       2000       1999
                                       ------    -------    -------    -------
                                               (In millions)
Change in benefit obligations
Benefit obligations at January 1.....  $6,716    $ 7,549    $ 1,896    $ 2,113
Service cost.........................      76         87         12         15
Interest cost........................     505        473        147        133
Plan amendments......................     --         381(a)     --          14
Actuarial (gains) losses.............     430       (822)       260       (225)
Plan merger and acquisition..........     --          42        --           7
Settlements, curtailments and
 termination benefits................     --        (207)       --         --
Benefits paid........................    (806)      (787)      (166)      (161)
                                       ------    -------    -------    -------
Benefit obligations at December 31...  $6,921    $ 6,716    $ 2,149    $ 1,896
                                       ======    =======    =======    =======

Change in plan assets
Fair value of plan assets at January
 1...................................  $9,995    $10,243    $   281    $   265
Actual return on plan assets.........     139        729         26         20
Acquisition..........................      (1)        26        --           1
Employer contributions...............     --         --         576(b)      34
Trustee distributions(c).............     (16)       (14)       --         --
Settlements paid.....................     --        (207)       --         --
Benefits paid from plan assets.......    (805)      (782)       (41)       (39)
                                       ------    -------    -------    -------
Fair value of plan assets at December
 31..................................  $9,312    $ 9,995    $   842    $   281
                                       ======    =======    =======    =======

Funded status of plans at December
 31..................................  $2,391(d) $ 3,279(d) $(1,307)   $(1,615)
Unrecognized net gain from
 transition..........................      (2)       (69)       --         --
Unrecognized prior service cost......     719        817         12         19
Unrecognized actuarial gains.........    (462)    (1,639)      (241)      (526)
Additional minimum liability.........     (19)       (16)       --         --
                                       ------    -------    -------    -------
Prepaid (accrued) benefit cost.......  $2,627    $ 2,372    $(1,536)   $(2,122)
                                       ======    =======    =======    =======

---------------------
(a) Results primarily from a five-year labor contract with the United Steelworkers of America ratified in August 1999.
(b) Includes contributions of $530 million to a Voluntary Employee Benefit Association trust, comprised of $30 million in contractual requirements and an elective contribution of $500 million. Also includes a $30 million elective contribution to the non-union retiree life insurance trust.
(c) Represents transfers of excess pension assets to fund retiree health care benefits accounts under Section 420 of the Internal Revenue Code.
(d) Includes a plan that has accumulated benefit obligations in excess of plan assets:

                                                 2000  1999
                                                 ----  ----
      Aggregate accumulated benefit
       obligations.............................. $(40) $(29)
      Aggregate projected benefit obligations...  (49)  (39)
      Aggregate plan assets.....................  --    --

                              UNITED STATES STEEL

                           Pension Benefits          Other Benefits
                           ----------------------    ----------------------
                           2000   1999      1998     2000     1999     1998
                           -----  -----     -----    ----     ----     ----
                                    (In millions)
Components of net
 periodic benefit cost
 (credit)
Service cost.............  $  76  $  87     $  71    $ 12     $ 15     $ 15
Interest cost............    505    473       487     147      133      141
Expected return on plan
 assets..................   (841)  (781)     (769)    (24)     (21)     (21)
Amortization--net
 transition gain.........    (67)   (67)      (69)    --       --       --
--prior service costs....     98     83        72       4        4        4
--actuarial (gains)
 losses..................    (44)     6         6     (29)     (12)     (16)
Multiemployer and other
 plans...................    --     --          1       9 (a)    7 (a)   13 (a)
Settlement and
 termination (gains)
 losses..................    --     (35)(b)    10(b)  --       --       --
                           -----  -----     -----    ----     ----     ----
Net periodic benefit cost
 (credit)................  $(273) $(234)    $(191)   $119     $126     $136
                           =====  =====     =====    ====     ====     ====

---------------------
(a) Represents payments to a multiemployer health care benefit plan created by the Coal Industry Retiree Health Benefit Act of 1992 based on assigned beneficiaries receiving benefits. The present value of this unrecognized obligation is broadly estimated to be $84 million, including the effects of future medical inflation, and this amount could increase if additional beneficiaries are assigned.
(b)  Relates primarily to the 1998 voluntary early retirement program.

                                                         Pension      Other
                                                        Benefits    Benefits
                                                        ----------  ----------
                                                        2000  1999  2000  1999
                                                        ----  ----  ----  ----
Weighted average actuarial assumptions at December 31
Discount rate.......................................... 7.5%  8.0%  7.5%  8.0%
Expected annual return on plan assets.................. 8.9%  8.5%  8.5%  8.5%
Increase in compensation rate.......................... 4.0%  4.0%  4.0%  4.0%

   For measurement purposes, a 7.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001. The rate was assumed to decrease gradually to 5% for 2006 and remain at that level thereafter.

   A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                 1-Percentage-  1-Percentage-
                                                 Point Increase Point Decrease
                                                 -------------- --------------
                                                         (In millions)
Effect on total of service and interest cost
 components.....................................      $ 16          $ (14)
Effect on other postretirement benefit
 obligations....................................       177           (151)

13. Transactions with Related Parties

   Revenues and purchases--United States Steel revenues for sales to other subsidiaries of USX totaled $17 million in both 2000 and 1999 and $2 million in 1998. United States Steel purchases from other subsidiaries of USX totaled $60 million, $41 million and $21 million in 2000, 1999 and 1998, respectively. At December 31, 2000 and 1999, United States Steel receivables from related parties totaled $366 million and $99 million, respectively, related to transactions with other subsidiaries of USX. At December 31, 2000 and 1999, United States Steel accounts payable to related parties totaled $5 million and $6 million, respectively, related to transactions with other subsidiaries of USX. These transactions were conducted under terms comparable to those with unrelated parties.

                              UNITED STATES STEEL

   Income taxes receivable from/payable to USX--At December 31, 2000 and 1999, amounts receivable or payable for income taxes were included in the balance sheet as follows:

                                                                      December
                                                                         31
                                                                      ---------
                                                                      2000 1999
                                                                      ---- ----
                                                                         (In
                                                                      millions)
Current:
  Receivables........................................................ $364 $ 97
  Accounts payable...................................................    4    1
Noncurrent:
  Receivables........................................................   97   97

   These amounts have been determined in accordance with the tax allocation policy described in Note 4. Amounts classified as current are settled in cash in the year succeeding that in which such amounts are accrued. Noncurrent amounts represent estimates of tax effects of certain issues for years that are still under various stages of audit and administrative review. Such tax effects are not settled until the audit of those respective tax years is closed. The amounts ultimately settled for open tax years will be different than recorded noncurrent amounts based on the final resolution of all of the audit issues for those years.

14. Inventories

                                                                      December
                                                                         31
                                                                      ---------
                                                                      2000 1999
                                                                      ---- ----
                                                                         (In
                                                                      millions)
Raw materials........................................................ $214 $101
Semi-finished products...............................................  429  392
Finished products....................................................  210  193
Supplies and sundry items............................................   93   57
                                                                      ---- ----
  Total.............................................................. $946 $743
                                                                      ==== ====

   At December 31, 2000 and 1999, respectively, the LIFO method accounted for 91% and 93% of total inventory value. Current acquisition costs were estimated to exceed the above inventory values at December 31 by approximately $380 million and $370 million in 2000 and 1999, respectively. Cost of revenues was reduced and income from operations was increased by $3 million in 2000 as a result of liquidations of LIFO inventories.

15. Income Taxes

   Income tax provisions and related assets and liabilities attributed to United States Steel are determined in accordance with the USX tax allocation policy (Note 4).

   Provisions (credits) for income taxes were:

                                  2000                    1999                   1998
                         ----------------------  ---------------------- ----------------------
                                                    (In millions)
                         Current Deferred Total  Current Deferred Total Current Deferred Total
                         ------- -------- -----  ------- -------- ----- ------- -------- -----
Federal.................  $(357)   $340   $(17)   $(84)    $ 99    $15    $19     $149   $168
State and local.........    (12)     49     37       1        8      9      3        9     12
Foreign.................    --      --     --        1      --       1     (7)     --      (7)
                          -----    ----   ----    ----     ----    ---    ---     ----   ----
  Total.................  $(369)   $389   $ 20    $(82)    $107    $25    $15     $158   $173
                          =====    ====   ====    ====     ====    ===    ===     ====   ====

                              UNITED STATES STEEL

   A reconciliation of federal statutory tax rate (35%) to total provisions follows:

                                                             2000  1999  1998
                                                             ----  ----  ----
                                                             (In millions)
Statutory rate applied to income before income taxes........ $--   $27   $188
Excess percentage depletion.................................   (3)  (7)   (11)
Effects of foreign operations, including foreign tax
 credits....................................................   (5)  (2)   (11)
State and local income taxes after federal income tax
 effects....................................................   24    6      8
Credits other than foreign tax credits......................   (3)  (3)    (3)
Adjustments of prior years' federal income taxes............    5  --     --
Other.......................................................    2    4      2
                                                             ----  ---   ----
    Total provisions........................................ $ 20  $25   $173
                                                             ====  ===   ====

   Deferred tax assets and liabilities resulted from the following:

                                                                 December 31
                                                                --------------
                                                                 2000    1999
                                                                ------  ------
                                                                (In millions)
Deferred tax assets:
  Minimum tax credit carryforwards............................. $   39  $  131
  State tax loss carryforwards (expiring in 2001 through
   2020).......................................................     55      65
  Employee benefits............................................    782     998
  Receivables, payables and debt...............................     52      68
  Expected federal benefit for deducting state deferred income
   taxes.......................................................     16      --
  Contingency and other accruals...............................     71      52
  Other........................................................      2      11
  Valuation allowances--state..................................    (34)    (41)
                                                                ------  ------
    Total deferred tax assets(a)...............................    983   1,284
                                                                ------  ------
Deferred tax liabilities:
  Property, plant and equipment................................    248     274
  Prepaid pensions.............................................  1,046     921
  Inventory....................................................     15      16
  Investments in subsidiaries and equity investees.............     82      96
  Other........................................................     61      44
                                                                ------  ------
    Total deferred tax liabilities.............................  1,452   1,351
                                                                ------  ------
      Net deferred tax liabilities............................. $  469  $   67
                                                                ======  ======

---------------------
(a) USX expects to generate sufficient future taxable income to realize the benefit of United States Steel's deferred tax assets.

   The consolidated tax returns of USX for the years 1990 through 1997 are under various stages of audit and administrative review by the IRS. United States Steel believes it has made adequate provision for income taxes and interest which may become payable for years not yet settled.

   Pretax income in 2000 included $8 million attributable to foreign sources.

                              UNITED STATES STEEL

   Undistributed earnings of certain consolidated foreign subsidiaries at December 31, 2000, amounted to $18 million. No provision for deferred U.S. income taxes has been made for these subsidiaries because United States Steel intends to permanently reinvest such earnings in those foreign operations. If such earnings were not permanently reinvested, a deferred tax liability of $6 million would have been required.

16. Investments and Long-Term Receivables

                                                                    December 31
                                                                    -----------
                                                                    2000  1999
                                                                    ----- -----
                                                                        (In
                                                                     millions)
Equity method investments.......................................... $ 325 $ 397
Other investments..................................................    67    39
Receivables due after one year.....................................     5    11
Deposits of restricted cash........................................     3     2
Other..............................................................    39    26
                                                                    ----- -----
  Total............................................................ $ 439 $ 475
                                                                    ===== =====

   Summarized financial information of investees accounted for by the equity method of accounting follows:

                                                          2000    1999    1998
                                                         ------  ------  ------
                                                            (In millions)
Income data--year:
  Revenues and other income............................. $3,484  $3,027  $3,163
  Operating income (loss)...............................    112     (57)    193
  Net income (loss).....................................   (166)   (193)     97
Balance sheet data--December 31:
  Current assets........................................ $  911  $  995
  Noncurrent assets.....................................  2,196   2,402
  Current liabilities...................................  1,171   1,181
  Noncurrent liabilities................................  1,307   1,251

   United States Steel acquired a 25% interest in VSZ during 2000. VSZ does not provide its shareholders with financial statements prepared in accordance with generally accepted accounting principles in the United States (USGAAP). Although shares of VSZ are traded on the Bratislava Stock Exchange, those securities do not have a readily determinable fair value as defined under USGAAP. Accordingly, United States Steel accounts for its investment in VSZ under the cost method of accounting.

   In 1999, United States Steel and Kobe Steel, Ltd. (Kobe Steel) completed a transaction that combined the steelmaking and bar producing assets of USS/Kobe Steel Company (USS/Kobe) with companies controlled by Blackstone Capital Partners II. The combined entity was named Republic Technologies International, LLC and is a wholly owned subsidiary of Republic Technologies International Holdings, LLC (Republic). As a result of this transaction, United States Steel recorded $47 million in charges related to the impairment of the carrying value of its investment in USS/Kobe and costs related to the formation of Republic. These charges were included in income (loss) from investees in 1999. In addition, United States Steel made a $15 million equity investment in Republic.

                              UNITED STATES STEEL

United States Steel owned 50% of USS/Kobe and now owns 16% of Republic. United States Steel accounts for its investment in Republic under the equity method of accounting. The seamless pipe business of USS/Kobe was excluded from this transaction. That business, now known as Lorain Tubular Company, LLC, became a wholly owned subsidiary of United States Steel at the close of business on December 31, 1999.

   Dividends and partnership distributions received from equity investees were $10 million in 2000, $2 million in 1999 and $19 million in 1998.

   United States Steel's purchases of transportation services and semi-finished steel from equity investees totaled $566 million, $361 million and $331 million in 2000, 1999 and 1998, respectively. At December 31, 2000 and 1999, U. S. Steel's payables to these investees totaled $66 million and $60 million, respectively. United States Steel's revenues for steel and raw material sales to equity investees totaled $958 million, $831 million and $725 million in 2000, 1999 and 1998, respectively. At December 31, 2000 and 1999, United States Steel's receivables from these investees were $177 million. Generally, these transactions were conducted under long-term, market-based contractual arrangements.

17. Leases

   Future minimum commitments for capital leases (including sale-leasebacks accounted for as financings) and for operating leases having remaining noncancelable lease terms in excess of one year are as follows:

                                                              Capital Operating
                                                              Leases   Leases
                                                              ------- ---------
                                                                (In millions)
2001.........................................................  $ 11     $ 79
2002.........................................................    11       56
2003.........................................................    11       40
2004.........................................................    11       37
2005.........................................................    11       29
Later years..................................................    84       64
Sublease rentals.............................................   --       (62)
                                                               ----     ----
  Total minimum lease payments...............................   139     $243
                                                                        ====
Less imputed interest costs..................................    51
                                                               ----
  Present value of net minimum lease payments included in
   long-term debt............................................  $ 88
                                                               ====

   Operating lease rental expense:

                                                               2000  1999  1998
                                                               ----  ----  ----
                                                               (In millions)
Minimum rental................................................ $132  $124  $131
Contingent rental.............................................   17    18    19
Sublease rentals..............................................   (6)   (6)   (7)
                                                               ----  ----  ----
  Net rental expense.......................................... $143  $136  $143
                                                               ====  ====  ====

   United States Steel leases a wide variety of facilities and equipment under operating leases, including land and building space, office equipment, production facilities and transportation equipment. Most long-term leases include renewal options and, in certain leases, purchase options.

                              UNITED STATES STEEL

18. Trust Preferred Securities

   In 1997, USX exchanged approximately 3.9 million 6.75% Convertible Quarterly Income Preferred Securities (Trust Preferred Securities) of USX Capital Trust I, a Delaware statutory business trust (Trust), for an equivalent number of shares of its 6.50% Cumulative Convertible Preferred Stock (6.50% Preferred Stock) (Exchange). The Exchange resulted in the recording of Trust Preferred Securities at a fair value of $182 million.

   USX owns all of the common securities of the Trust, which was formed for the purpose of the Exchange. (The Trust Common Securities and the Trust Preferred Securities are together referred to as the Trust Securities.) The Trust Securities represent undivided beneficial ownership interests in the assets of the Trust, which consist solely of USX 6.75% Convertible Junior Subordinated Debentures maturing March 31, 2037 (Debentures), having an aggregate principal amount equal to the aggregate initial liquidation amount ($50.00 per security and $203 million in total) of the Trust Securities issued by the Trust. Interest and principal payments on the Debentures will be used to make quarterly distributions and to pay redemption and liquidation amounts on the Trust Preferred Securities. The quarterly distributions, which accumulate at the rate of 6.75% per annum on the Trust Preferred Securities and the accretion from fair value to the initial liquidation amount, are charged to income and included in net interest and other financial costs.

   Under the terms of the Debentures, USX has the right to defer payment of interest for up to 20 consecutive quarters and, as a consequence, monthly distributions on the Trust Preferred Securities will be deferred during such period. If USX exercises this right, then, subject to limited exceptions, it may not pay any dividend or make any distribution with respect to any shares of its capital stock.

   The Trust Preferred Securities are convertible at any time prior to the close of business on March 31, 2037 (unless such right is terminated earlier under certain circumstances) at the option of the holder, into shares of USX-U.S. Steel Group Common Stock at a conversion price of $46.25 per share (equivalent to a conversion ratio of 1.081 shares for each Trust Preferred Security), subject to adjustment in certain circumstances.

   The Trust Preferred Securities may be redeemed at any time at the option of USX, at a premium of 101.95% of the initial liquidation amount through March 31, 2001, and thereafter, declining annually to the initial liquidation amount on April 1, 2003, and thereafter. They are mandatorily redeemable at March 31, 2037, or earlier under certain circumstances.

   Payments related to quarterly distributions and to the payment of redemption and liquidation amounts on the Trust Preferred Securities by the Trust are guaranteed by USX on a subordinated basis. In addition, USX unconditionally guarantees the Trust's Debentures. The obligations of USX under the Debentures, and the related indenture, trust agreement and guarantee constitute a full and unconditional guarantee by USX of the Trust's obligations under the Trust Preferred Securities.

                              UNITED STATES STEEL

19. Equity

                                                         2000    1999    1998
                                                        ------  ------  ------
                                                           (In millions,
                                                          except per share
                                                               data)
Preferred stock:
  Balance at beginning of year......................... $    3  $    3  $    3
  Repurchased..........................................     (1)    --      --
                                                        ------  ------  ------
  Balance at end of year...............................      2       3       3
                                                        ------  ------  ------
USX's net investment:
  Balance at beginning of year.........................  2,073   2,126   1,808
  Net income (loss)....................................    (21)     44     364
  Repurchase of 6.50% preferred stock..................    (11)     (2)     (8)
  Common stock issued..................................      6       2      59
  Dividends on preferred stock.........................     (8)     (9)     (9)
  Dividends on common stock (per share $1.00)..........    (89)    (88)    (88)
                                                        ------  ------  ------
  Balance at end of year...............................  1,950   2,073   2,126
                                                        ------  ------  ------
Deferred compensation:
  Balance at beginning of year.........................    --       (1)     (1)
  Changes during year, net of taxes....................     (3)      1     --
                                                        ------  ------  ------
  Balance at end of year...............................     (3)    --       (1)
                                                        ------  ------  ------
Accumulated other comprehensive income (loss):
  Minimum pension liability adjustments (Note 12):
    Balance at beginning of year.......................     (7)    (27)    (25)
    Changes during year, net of taxes (b)..............      3      20      (2)
                                                        ------  ------  ------
    Balance at end of year.............................     (4)     (7)    (27)
                                                        ------  ------  ------
  Foreign currency translation adjustment:
    Balance at beginning of year.......................    (13)     (8)     (3)
    Changes during year, net of taxes (b)..............    (13)     (5)     (5)
                                                        ------  ------  ------
    Balance at end of year.............................    (26)    (13)     (8)
                                                        ------  ------  ------
  Total accumulated other comprehensive income
   (loss)(a)...........................................    (30)    (20)    (35)
                                                        ------  ------  ------
Total equity........................................... $1,919  $2,056  $2,093
                                                        ======  ======  ======

---------------------
(a) Total comprehensive income (loss) for United States Steel for the years 2000, 1999 and 1998 was $(31) million, $59 million and $357 million, respectively.
(b)  Related income tax provision (credit):

    Minimum pension liability adjustment......................... $(1) $(11) $ 1
    Foreign currency translation adjustments.....................  (5)    3    2

20. Stock-Based Compensation Plans

   The 1990 Stock Plan of USX, as amended and restated, authorizes the Compensation Committee of the board of directors of USX to grant restricted stock, stock options and stock appreciation rights of USX-U. S. Steel Group Common Stock to key management employees. Up to 0.8 percent of the outstanding stock, as determined on December 31 of the preceding year, are available for grants during each calendar year the 1990 Plan is in effect. In addition, awarded shares that do not result in shares being issued are available for subsequent grant, and any ungranted shares from prior years' annual allocations are available for subsequent grant during the years the 1990 Plan is in effect. As of December 31, 2000, 2,108,128 shares were available for grants in 2001.

                              UNITED STATES STEEL

   Restricted stock represents stock granted for such consideration, if any, as determined by the Compensation Committee, subject to provisions for forfeiture and restricting transfer. Those restrictions may be removed as conditions such as performance, continuous service and other criteria are met. Restricted stock is issued at the market price per share at the date of grant and vests over service periods that range from one to five years.

   Deferred compensation is charged to equity when the restricted stock is granted and subsequently adjusted for changes in the market value of the underlying stock. The deferred compensation is expensed over the balance of the vesting period and adjusted if conditions of the restricted stock grant are not met.

   The following table presents information on restricted stock grants:

                                                           2000    1999   1998
                                                          ------- ------ ------
Number of shares granted................................. 305,725 18,272 17,742
Weighted-average grant-date fair value per share......... $ 23.00 $28.22 $37.28

   Stock options represent the right to purchase shares of stock at the market value of the stock at date of grant. Certain options contain the right to receive cash and/or common stock equal to the excess of the fair market value of shares of common stock, as determined in accordance with the plan, over the option price of shares. Most stock options vest after one-year service period and all expire 10 years from the date they are granted.

   The following is a summary of stock option activity:

                                                              Shares    Price(a)
                                                             ---------  --------
Balance December 31, 1997................................... 1,633,100   $34.35
  Granted...................................................   611,515    37.28
  Exercised.................................................  (230,805)   32.00
  Canceled..................................................   (21,240)   35.89
                                                             ---------
Balance December 31, 1998................................... 1,992,570    35.50
  Granted...................................................   656,400    28.22
  Exercised.................................................    (2,580)   24.92
  Canceled..................................................   (20,005)   38.51
                                                             ---------
Balance December 31, 1999................................... 2,626,385    33.67
  Granted...................................................   915,470    23.00
  Exercised.................................................      (400)   24.30
  Canceled..................................................   (62,955)   38.19
                                                             ---------
Balance December 31, 2000................................... 3,478,500    30.78
                                                             =========

---------------------
(a) Weighted-average exercise price

   The weighted-average grant-date fair value per option was $6.63 in 2000, $6.95 in 1999 and $8.29 in 1998.

                              UNITED STATES STEEL

   The following table represents stock options at December 31, 2000:

                           Outstanding                      Exercisable
               --------------------------------------  ------------------------
                               Weighted-
                                Average     Weight-                   Weight-
  Range of        Number       Remaining    Average       Number      Average
  Exercise      of Shares     Contractual   Exercise    of Shares     Exercise
   Prices      Under Option      Life        Price     Under Option    Price
  --------     ------------   -----------   --------   ------------   --------
$23.00-28.22    1,592,305      8.8 years     $25.17       678,135      $28.10
 31.69-34.44    1,050,920      5.2            32.53     1,050,920       32.53
 37.28-44.19      835,275      6.0            39.26       835,275       39.26
                ---------                               ---------
  Total         3,478,500                               2,564,330
                =========                               =========

   Actual stock-based compensation expense was $1 million in 2000 and 1999 and there was no amount in 1998. Incremental compensation expense, as determined under a fair value model, was not material. Therefore, pro forma net income has been omitted.

   USX has a deferred compensation plan for non-employee directors of its Board of Directors. The plan permits participants to defer some or all of their annual retainers in the form of common stock units or cash and it requires new directors to defer at least half of their annual retainer in the form of common stock units. Common stock units are book entry units equal in value to a share of stock. Deferred stock benefits are distributed in shares of common stock within five business days after a participant leaves the Board of Directors. During 2000, 4,872 shares of stock were issued and during 1999, 3,798 shares of stock were issued. During 1998, no shares of common stock were issued.

21. Property, Plant and Equipment

                                                                   December 31
                                                                  -------------
                                                                   2000   1999
                                                                  ------ ------
                                                                  (In millions)
Land and depletable property..................................... $  161 $  152
Buildings........................................................    602    484
Machinery and equipment..........................................  8,409  8,007
Leased assets....................................................     98    105
                                                                  ------ ------
  Total..........................................................  9,270  8,748
Less accumulated depreciation, depletion and amortization........  6,531  6,232
                                                                  ------ ------
  Net............................................................ $2,739 $2,516
                                                                  ====== ======

   Amounts in accumulated depreciation, depletion and amortization for assets acquired under capital leases (including sale-leasebacks accounted for as financings) were $79 million and $81 million at December 31, 2000 and 1999, respectively.

   During 2000, United States Steel recorded $71 million of impairments relating to coal assets located in West Virginia and Alabama. The impairment was recorded as a result of a reassessment of long-term prospects after adverse geological conditions were encountered. The charge is included in depreciation, depletion and amortization.

22. Derivative Instruments

   United States Steel remains at risk for possible changes in the market value of derivative instruments; however, such risk should be mitigated by price changes in the underlying hedged item. United States Steel is also exposed to credit risk in the event of nonperformance by counterparties.

                              UNITED STATES STEEL

The credit-worthiness of counterparties is subject to continuing review, including the use of master netting agreements to the extent practical, and full performance is anticipated.

   The following table sets forth quantitative information by class of derivative instrument:

                                    Fair         Carrying    Recorded
                                   Value          Amount     Deferred Aggregate
                                   Assets         Assets     Gain or  Contract
                              (Liabilities)(a) (Liabilities)  (Loss)  Values(b)
                              ---------------- ------------- -------- ---------
                                                (In millions)
December 31, 2000:
  OTC commodity swaps--other
   than trading(c)...........       $--            $--         $--       $18
                                    ====           ====        ====      ===
December 31, 1999:
  OTC commodity swaps--other
   than trading..............       $  3           $  3        $  3      $37
                                    ====           ====        ====      ===

---------------------
(a) The fair value amounts are based on exchange-traded index prices and dealer quotes.
(b) Contract or notional amounts do not quantify risk exposure, but are used in the calculation of cash settlements under the contracts.
(c) The OTC swap arrangements vary in duration with certain contracts extending into 2001.

23. Fair Value of Financial Instruments

   Fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments, excluding derivative financial instruments disclosed in Note 22, by individual balance sheet account. As described in Note 4, United States Steel's specifically attributed financial instruments and the portion of USX's financial instruments attributed to United States Steel are as follows:

                                                          December 31
                                                -------------------------------
                                                     2000            1999
                                                --------------- ---------------
                                                 Fair  Carrying  Fair  Carrying
                                                Value   Amount  Value   Amount
                                                ------ -------- ------ --------
                                                         (In millions)
Financial assets:
  Cash and cash equivalents.................... $  219  $  219  $   22  $   22
  Receivables (including related parties'
   receivables)................................  1,341   1,341     935     935
  Investments and long-term receivables........    137     137     122     122
                                                ------  ------  ------  ------
    Total financial assets..................... $1,697  $1,697  $1,079  $1,079
                                                ======  ======  ======  ======
Financial liabilities:
  Notes payable................................ $   70  $   70  $   --  $   --
  Accounts payable.............................    760     760     739     739
  Accrued interest.............................     47      47      15      15
  Long-term debt (including amounts due within
   one year)...................................  2,375   2,287     835     823
  Preferred stock of subsidiary and trust
   preferred securities........................    182     249     232     249
                                                ------  ------  ------  ------
    Total financial liabilities................ $3,434  $3,413  $1,821  $1,826
                                                ======  ======  ======  ======

                              UNITED STATES STEEL

   Fair value of financial instruments classified as current assets or liabilities approximates carrying value due to the short-term maturity of the instruments. Fair value of investments and long-term receivables was based on discounted cash flows or other specific instrument analysis. Certain foreign cost method investments are excluded from investments and long-term receivables because the fair value is not readily determinable. United States Steel is subject to market risk and liquidity risk related to its investments; however, these risks are not readily quantifiable. Fair value of preferred stock of subsidiary and trust preferred securities was based on market prices. Fair value of long-term debt instruments was based on market prices where available or current borrowing rates available for financings with similar terms and maturities.

   Financial guarantees are United States Steel's only unrecognized financial instrument. It is not practicable to estimate the fair value of this form of financial instrument obligation because there are no quoted market prices for transactions which are similar in nature. For details relating to financial guarantees, see Note 24.

24. Contingencies and Commitments

   United States Steel is the subject of, or party to, a number of pending or threatened legal actions, contingencies and commitments involving a variety of matters, including laws and regulations relating to the environment. Certain of these matters are discussed below. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to United States Steel's combined financial statements.

 Environmental matters--

   United States Steel is subject to federal, state, local and foreign laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. Accrued liabilities for remediation totaled $137 million and $101 million at December 31, 2000 and 1999, respectively. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed.

   For a number of years, United States Steel has made substantial capital expenditures to bring existing facilities into compliance with various laws relating to the environment. In 2000 and 1999, such capital expenditures totaled $18 million and $32 million, respectively. United States Steel anticipates making additional such expenditures in the future; however, the exact amounts and timing of such expenditures are uncertain because of the continuing evolution of specific regulatory requirements.

 Guarantees--

   Guarantees of the liabilities of unconsolidated entities of United States Steel totaled $82 million at December 31, 2000, and $88 million at December 31, 1999. In the event that any defaults of guaranteed liabilities occur, United States Steel has access to its interest in the assets of the investees to reduce potential losses resulting from these guarantees. As of December 31, 2000, the largest guarantee for a single such entity was $59 million.

 Commitments--

   At December 31, 2000 and 1999, United States Steel's contract commitments to acquire property, plant and equipment totaled $206 million and $83 million, respectively.

                              UNITED STATES STEEL

   USSK has a commitment to the Slovak government for a capital improvements program of $700 million, subject to certain conditions, over a period commencing with the acquisition date and ending on December 31, 2010. USSK is required to report periodically to the Slovak government on its status toward meeting this commitment. The first reporting period ends on December 31, 2003.

   United States Steel entered into a 15-year take-or-pay arrangement in 1993, which requires United States Steel to accept pulverized coal each month or pay a minimum monthly charge of approximately $1 million. Charges for deliveries of pulverized coal totaled $23 million in 2000, 1999 and 1998. If United States Steel elects to terminate the contract early, a maximum termination payment of $96 million, which declines over the duration of the agreement, may be required.

25. Events Occurring After the Opinion Date (Unaudited)

   On March 1, 2001, USX completed the purchase of the tin mill products business of LTV Corporation (LTV), which is now operated as East Chicago Tin. In this noncash transaction, USX assumed approximately $66 million of certain employee related obligations from LTV. The acquisition was accounted for using the purchase method of accounting. Results of operations for the six months of 2001 include the operations of East Chicago Tin from the date of acquisition.

   On March 23, 2001, Transtar, Inc. (Transtar) completed its previously announced reorganization with its two voting shareholders, USX and Transtar Holdings, L.P. (Holdings), an affiliate of Blackstone Capital Partners L. P. As a result of this transaction, United States Steel became the sole owner of Transtar and certain of its subsidiaries. Holdings became owner of the other subsidiaries of Transtar. United States Steel accounted for this change in its ownership interest using the purchase method of accounting. United States Steel recognized in the first quarter of 2001, a pretax gain of $70 million (included in income (loss) from investees) and a favorable deferred tax adjustment of $33 million related to this transaction. United States Steel previously accounted for its investment in Transtar under the equity method of accounting.

   During the first quarter of 2001, USX reached an agreement with the IRS regarding its review of USX's consolidated tax returns for the years 1990 and 1991. In the first quarter of 2001, United States Steel recorded a favorable adjustment of $67 million to net interest and financial costs and an unfavorable adjustment of $15 million to provision for income taxes, both of which were related to prior years' taxes.

   United States Steel has a 16% investment in Republic Technologies International LLC (Republic) which was accounted for under the equity method of accounting. During the first quarter of 2001, United States Steel discontinued applying the equity method since investments in and advances to Republic had been reduced to zero. Also, United States Steel has recognized certain debt obligations of $14 million previously assumed by Republic. On April 2, 2001, Republic filed a voluntary petition with the U.S. Bankruptcy Court to reorganize its operations under Chapter 11 of the U.S. Bankruptcy Code. In the first quarter of 2001, as a result of Republic's action, United States Steel recorded a pretax charge of $74 million for the potentially uncollectible receivables from Republic.

   On July 2, 2001, a corporate reorganization was implemented to create a new holding company structure. USX became a holding company that owns all of the outstanding equity of Marathon Oil Company, an Ohio Corporation which, directly and indirectly, owns and operates the businesses of the USX-Marathon Group, and United States Steel LLC, a Delaware limited liability company which owns and operates the businesses of the USX-U. S. Steel Group.

   This reorganization in corporate form is independent of the Proposed Separation of the energy and steel businesses of USX Corporation.

                              UNITED STATES STEEL

   On July 31, 2001, USX announced that its board of directors approved the definitive plan of reorganization to separate the energy and steel businesses of USX (Proposed Separation). The Proposed Separation envisions a tax-free spin-off of the steel business of USX into a freestanding, publicly traded company to be known as United States Steel Corporation. Holders of current USX-
U. S. Steel Group Common Stock will become holders of United States Steel Corporation Common Stock. Holders of current USX-Marathon Group Common Stock will continue to hold their shares in USX which will be renamed Marathon Oil Corporation. The Proposed Separation does not contemplate a cash distribution to stockholders. The Proposed Separation is subject to the approval of the holders of a majority of the outstanding shares of each class of current USX common stock, receipt of a favorable private letter ruling from the Internal Revenue Service ("IRS") on the tax-free nature of the transaction, completion of necessary financing arrangements and receipt of necessary regulatory and third party consents. The transaction is expected to occur on or about December 31, 2001.

   On May 31, 2001 a major fire damaged the cold-rolling mill at USS-POSCO, which is fifty percent owned by United States Steel. Damage was predominantly limited to the cold-rolling mill area of the plant. USS-POSCO maintains insurance coverage against such losses, including coverage for business interruption. The mill is expected to resume production in the first quarter of 2002, although full-production may not be achieved until mid-2002. Until such time, the plant will continue customer shipments using cold-rolled coils from United States Steel and POSCO as substitute feedstock.

   On August 14, 2001, United States Steel announced its intention to permanently close the cold rolling and tin mill operations at Fairless Works, with an annual finishing capability of 1.5 million tons, on or after November 12, 2001. Under its labor agreement, United States Steel is required to discuss the proposed shutdown with the United Steel Workers of America before making a final decision. United States Steel also announced that, subject to market conditions, it currently intends to continue operating the hot dip galvanizing line at Fairless Works. The anticipated financial impact of the shutdown, which is predominately noncash, will be recorded in the second half of 2001 and is estimated to be a pretax charge of $35 to $45 million.

                              UNITED STATES STEEL

                 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                    2000                         1999
                         ---------------------------- ----------------------------
                          4th     3rd    2nd    1st    4th    3rd     2nd    1st
                          Qtr.    Qtr.   Qtr.   Qtr.   Qtr.   Qtr.    Qtr.   Qtr.
                         ------  ------ ------ ------ ------ ------  ------ ------
                                  (In millions, except per share data)
Revenues and other
 income:
  Revenues(a)........... $1,417  $1,462 $1,629 $1,582 $1,492 $1,415  $1,344 $1,285
  Other income (loss)...     (4)     13     27      6      8    (40)      1    (35)
                         ------  ------ ------ ------ ------ ------  ------ ------
    Total...............  1,413   1,475  1,656  1,588  1,500  1,375   1,345  1,250
Income (loss) from
 operations.............   (159)     60    112     91     75    (26)    103     (2)
Income (loss) before
 extraordinary losses...   (139)     19     56     43     34    (29)     55     (9)
Net income (loss).......   (139)     19     56     43     34    (31)     55    (14)

---------------------
(a) Certain items have been reclassified between revenues and cost of revenues, primarily to give effect to new accounting standards as disclosed in Note 3 of the Notes to Combined Financial Statements. Amounts reclassified in the first, second and third quarters of 2000 were $41 million, $45 million and $45 million, respectively, and for the first, second, third and fourth quarters of 1999 were $39 million, $41 million, $38 million and $38 million, respectively.

           SUPPLEMENTARY INFORMATION ON MINERAL RESERVES (UNAUDITED)

   United States Steel operates two underground coal mining complexes, the #50 Mine and Pinnacle Preparation Plant in West Virginia, and the Oak Grove Mine and Concord Preparation Plant in Alabama. United States Steel also operates one iron ore surface mining complex consisting of the open pit Minntac Mine and Pellet Plant in Minnesota.

Production History

   The following table provides a summary, by mining complex, of our minerals production in millions of tons for each of the last three years:

                                                                  2000 1999 1998
                                                                  ---- ---- ----
Coal:
#50 Mine/Pinnacle Preparation Plant..............................  3.3  4.1  4.5
Oak Grove Mine/Concord Preparation Plant.........................  2.2  2.1  2.8
                                                                  ---- ---- ----
  Total coal production..........................................  5.5  6.2  7.3
                                                                  ==== ==== ====
Iron Ore Pellets:
Minntac Mine and Pellet Plant.................................... 16.3 14.3 15.8

   Adverse mining conditions in the form of unforeseen geologic conditions occurred at both coal mining operations in the year 2000. Coal production was diminished and mining costs were elevated. Force majeure conditions were declared with respect to contracted coal deliveries with certain contracts fulfilled by purchased substitutes and other contracts fulfilled by extension of delivery time into 2001. These adverse mining conditions did not affect reserves reported as of December 31, 2000.


   No recent adverse events affected iron ore pellet production other than fluctuations in market demand.

Coal Reserves

   United States Steel had 786.6 million short tons of recoverable coal reserves classified as proven and probable at December 31, 2000. Proven and probable reserves are defined by sites for inspection, sampling, and measurement generally less than 1 mile apart, such that continuity between points and subsequent economic evaluation can be assured.

   Independent outside entities have reviewed United States Steel's coal reserve estimates on properties comprising approximately 70% of the stated coal reserves.

   The following table summarizes our proven and probable coal reserves as of December 31, 2000, the status of the reserves as assigned or unassigned, our property interest in the reserves, and certain characteristics of the reserves:

                           Proven and   Reserve Control        Coal Characteristics       As Received(4)
                            Probable    ----------------- -------------------------------    BTU Per     As Received(4)
Location                 Reserves(1)(5)  Owned    Leased         Grade        Volatility      Pound         % Sulfur
--------                 -------------- -------- -------- ------------------- ----------- -------------- --------------
Assigned Reserves(2):
Oak Grove Mine, AL......      52.1          52.1      --     Metallurgical        Low        >12,000         <1.0%
#50 Mine, WV............      88.2          76.0     12.2    Metallurgical        Low        >12,000         <1.0%
                             -----      --------  -------
 Sub-total Assigned.....     140.3         128.1     12.2
Unassigned Reserves(3):
Alabama.................     123.4         123.4      --     Metallurgical    Low to High    >12,000         <1.0%
Alabama(5)(6)...........      47.6          47.6      --         Steam        Low to High    >12,000       0.7%-2.5%
Alabama.................      31.9           --      31.9    Metallurgical      Medium       >12,000         <1.0%
Illinois................     374.8         374.8      --         Steam           High         11,600          2.3%
Indiana, Pennsylvania,
 Tennessee, West
 Virginia(6)............      68.6          68.6      --  Metallurgical/Steam Low to High 11,600-13,000    1.0%-3.0%
                             -----      --------  -------
 Sub-total Unassigned...     646.3         614.4     31.9
Total Proven and
 Probable...............     786.6         742.5     44.1
                             =====      ========  =======

---------------------
(1) The amounts in this column reflect recoverable tons. Recoverable tons represent the amount of product that could be used internally or delivered to a customer after considering mining and preparation losses. Neither inferred reserves nor resources which exist in addition to proven and probable reserves were included in these figures.
(2) Assigned Reserves means recoverable coal reserves which have been committed by United States Steel to our operating mines and plant facilities.
(3) Unassigned Reserves represent coal which has not been committed, and which would require new mines and or plant facilities before operations could begin on the property.
(4) "As received" means the quality parameters stated are with the expected product moisture content and quality values that a customer can reasonably expect to receive upon delivery.

(5) All of United States Steel's recoverable reserves would be recovered utilizing underground mining methods, with the exception of 17.2 million short tons of owned, unassigned, recoverable, steam grade reserves in Alabama which would be recovered utilizing surface mining methods.
(6) Represents non-compliance steam coal as defined by Phase II of the Clean Air Act, having sulfur content in excess of 1.2 pounds per million Btu's.

Iron Ore Reserves

   United States Steel had 709.8 million short tons of recoverable iron ore reserves classified as proven and probable at December 31, 2000. Proven and probable reserves are defined by sites for inspection, sampling, and measurement generally less than 1,000 feet apart, such that continuity between points and subsequent economic evaluation can be assured. Recoverable tons mean the tons of product that can be used internally or delivered to a customer after considering mining and benefication or preparation losses. Neither inferred reserves nor resources which exist in addition to proven and probable reserves were included in these figures.

   All 709.8 million tons of proven and probable reserves are assigned, which means that they have been committed by United States Steel to its one operating mine, and are of blast furnace pellet grade. United States Steel owns 219.2 million of these tons and leases the remaining 490.6 million tons. United States Steel does not own, or control by lease, any unassigned iron ore reserves.

   Independent outside entities, including lessors, have reviewed United States Steel's estimates on approximately 75% of the stated iron ore reserves.

                              UNITED STATES STEEL

                 PRINCIPAL UNCONSOLIDATED INVESTEES (UNAUDITED)

                                                         December 31, 2000
                                                         -----------------
Company                                      Country    Ownership        Activity
-------                                   ------------- --------- -----------------------
Clairton 1314B Partnership, L.P.          United States     10%   Coke & Coke By-Products
Double Eagle Steel Coating Company        United States     50%   Steel Processing
PRO-TEC Coating Company                   United States     50%   Steel Processing
Republic Technologies International, LLC  United States     16%   Steel Products
Transtar, Inc.                            United States     46%   Transportation
USS-POSCO Industries                      United States     50%   Steel Processing
Worthington Specialty Processing          United States     50%   Steel Processing

                              UNITED STATES STEEL

                  COMBINED STATEMENT OF OPERATIONS (Unaudited)

                                              Second Quarter     Six Months
                                               Ended June 30    Ended June 30
                                              ----------------  --------------
                                               2001     2000     2001    2000
                                              -------  -------  ------  ------
                                                      (In millions)
Revenues and other income:
  Revenues................................... $ 1,733  $ 1,629  $3,243  $3,211
  Income (loss) from investees...............      (7)      14      40       7
  Net gains on disposal of assets............      10       13      16      28
  Other income (loss)........................       1      --        2      (2)
                                              -------  -------  ------  ------
    Total revenues and other income..........   1,737    1,656   3,301   3,244
                                              -------  -------  ------  ------
Costs and expenses:
  Cost of revenues (excludes items shown
   below)....................................   1,599    1,462   3,148   2,890
  Selling, general and administrative
   expenses (credits)........................      19      (57)      3    (120)
  Depreciation, depletion and amortization...      79       78     152     153
  Taxes other than income taxes..............      67       61     126     118
                                              -------  -------  ------  ------
    Total costs and expenses.................   1,764    1,544   3,429   3,041
                                              -------  -------  ------  ------
Income (loss) from operations................     (27)     112    (128)    203
Net interest and other financial costs.......      48       24      36      48
                                              -------  -------  ------  ------
Income (loss) before income taxes............     (75)      88    (164)    155
Provision (credit) for income taxes..........     (45)      32    (143)     56
                                              -------  -------  ------  ------
Net income (loss)............................     (30)      56     (21)     99
Dividends on preferred stock.................       2        2       4       4
                                              -------  -------  ------  ------
Net income (loss) available to USX's net
 investment.................................. $   (32) $    54  $  (25) $   95
                                              =======  =======  ======  ======


 Selected notes to combined financial statements appear on pages F-39 to F-45.

                              UNITED STATES STEEL

                       COMBINED BALANCE SHEET (Unaudited)

                                                              June
                                                               30    December 31
                                                              2001      2000
                                                             ------  -----------
                                                               (In millions)
                          ASSETS
Current assets:
  Cash and cash equivalents................................  $  254    $  219
  Receivables, less allowance for doubtful accounts of $128
   and $57.................................................     649       625
  Receivables subject to a security interest...............     350       350
  Receivables from related parties.........................     323       366
  Inventories..............................................     916       946
  Deferred income tax benefits.............................     171       201
  Other current assets.....................................      13        10
                                                             ------    ------
    Total current assets...................................   2,676     2,717
Investments and long-term receivables, less reserves of $39
 and $38...................................................     332       439
Long-term receivable from related parties..................      43        97
Property, plant and equipment, less accumulated
 depreciation, depletion and amortization of $6,708 and
 $6,531....................................................   3,098     2,739
Prepaid pensions...........................................   2,711     2,672
Other noncurrent assets....................................      94        47
                                                             ------    ------
    Total assets...........................................  $8,954    $8,711
                                                             ======    ======
                        LIABILITIES
Current liabilities:
  Notes payable............................................  $  123    $   70
  Accounts payable.........................................     778       755
  Accounts payable to related parties......................     --          5
  Payroll and benefits payable.............................     242       202
  Accrued taxes............................................     242       173
  Accrued interest.........................................      51        47
  Long-term debt due within one year.......................     224       139
                                                             ------    ------
    Total current liabilities..............................   1,660     1,391
Long-term debt, less unamortized discount..................   2,085     2,236
Deferred income taxes......................................     709       666
Employee benefits..........................................   1,916     1,767
Deferred credits and other liabilities.....................     475       483
Preferred stock of subsidiary..............................      66        66
Mandatorily redeemable convertible preferred securities of
 a subsidiary trust holding solely junior subordinated
 convertible debentures of USX.............................     183       183
                          EQUITY
Preferred stock............................................       2         2
USX's net investment.......................................   1,902     1,950
Deferred compensation......................................     (10)       (3)
Accumulated other comprehensive loss.......................     (34)      (30)
                                                             ------    ------
    Total equity...........................................   1,860     1,919
                                                             ------    ------
    Total liabilities and equity...........................  $8,954    $8,711
                                                             ======    ======

 Selected notes to combined financial statements appear on pages F-39 to F-45.

                              UNITED STATES STEEL

                  COMBINED STATEMENT OF CASH FLOWS (Unaudited)

                                                           Six Months Ended
                                                                June 30
                                                           ------------------
                                                             2001      2000
                                                           --------  --------
                                                             (In millions)
Increase (decrease) in cash and cash equivalents
Operating activities:
Net income (loss)......................................... $    (21) $     99
Adjustments to reconcile to net cash provided from
 operating activities:
  Depreciation, depletion and amortization................      152       153
  Pensions and other postretirement benefits..............      (51)     (163)
  Deferred income taxes...................................       56       146
  Net gains on disposal of assets.........................      (16)      (28)
  Changes in:
    Current receivables...................................       64        13
    Inventories...........................................       57       (29)
    Current accounts payable and accrued expenses.........       61       (90)
  All other--net..........................................      (77)       (2)
                                                           --------  --------
    Net cash provided from operating activities...........      225        99
                                                           --------  --------
Investing activities:
  Capital expenditures....................................     (141)      (97)
  Disposal of assets......................................        9        16
  Restricted cash--withdrawals............................        3         3
--deposits................................................       (2)       (1)
  Investees--investments..................................       (1)      (11)
  All other--net..........................................       10         3
                                                           --------  --------
    Net cash used in investing activities.................     (122)      (87)
                                                           --------  --------
Financing activities:
  Increase (decrease) in attributed portion of USX
   consolidated debt......................................      (26)       37
  Specifically attributed debt repayments.................       (6)       (6)
  Preferred stock repurchased.............................      --        (12)
  Dividends paid..........................................      (35)      (48)
                                                           --------  --------
    Net cash used in financing activities.................      (67)      (29)
                                                           --------  --------
Effect of exchange rate changes on cash...................       (1)      --
                                                           --------  --------
Net increase (decrease) in cash and cash equivalents......       35       (17)
Cash and cash equivalents at beginning of year............      219        22
                                                           --------  --------
Cash and cash equivalents at end of period................ $    254  $      5
                                                           ========  ========
Cash provided from (used in) operating activities
 included:
  Interest and other financial costs paid (net of amount
   capitalized)........................................... $    (93) $    (41)
  Income taxes refunded, including settlements with USX...      387        85

 Selected notes to combined financial statements appear on pages F-39 to F-45.

                              UNITED STATES STEEL

                SELECTED NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (Unaudited)

   1. The accompanying combined financial statements represent a carve-out financial statement presentation of the businesses comprising United States Steel and are not intended to be a complete presentation of the financial position, the results of operations and cash flows of United States Steel on a stand-alone basis. These combined financial statements are presented as if United States Steel existed as an entity separate from the remaining businesses of USX Corporation (USX) during the periods presented.

   The accompanying combined financial statements include the historical operations of certain divisions of USX and certain subsidiaries of USX. In this context, no direct ownership existed among all the various units comprising United States Steel; accordingly, USX's net investment in United States Steel (USX's net investment) is shown in lieu of Common Stockholder's Equity in the combined financial statements. The combined financial statements included herein have been prepared from USX's historical accounting records.

   The information furnished in these financial statements is unaudited but, in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for the periods covered. All such adjustments are of a normal recurring nature unless disclosed otherwise. These combined financial statements, including selected notes, have been prepared in accordance with the applicable rules of the Securities and Exchange Commission and do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements.

   2. Effective January 1, 2001, United States Steel adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), as amended by SFAS Nos. 137 and 138. This Standard, as amended, requires recognition of all derivatives at fair value as either assets or liabilities. United States Steel uses commodity-based and foreign currency derivative instruments to manage its exposure to price risk. Management has authorized the use of futures, forwards, swaps and options to reduce the effects of fluctuations related to the purchase of natural gas and nonferrous metals and also certain business transactions denominated in foreign currencies. United States Steel has not elected to designate derivative instruments as qualifying for hedge accounting treatment. As a result, the changes in fair value of all derivatives are recognized immediately in earnings. A cumulative effect adjustment relating to the adoption of SFAS No. 133 was recognized in other comprehensive income. The cumulative effect adjustment relates only to deferred gains or losses existing as of the close of business on December 31, 2000, for hedge transactions under prior accounting rules. The effect of adoption of SFAS No. 133 was less than $1 million, net of tax.

   In June 2001, the Financial Accounting Standards Board approved Statements of Financial Accounting Standards No. 141 "Business Combinations" (SFAS 141), No. 142 "Goodwill and Other Intangible Assets" (SFAS 142) and No. 143 "Accounting for Asset Retirement Obligations" (SFAS 143).

   SFAS 141 requires all business combinations completed after June 30, 2001, be accounted for under the purchase method. This standard also establishes for all business combinations made after June 30, 2001, specific criteria for the recognition of intangible assets separately from goodwill. SFAS 141 also requires that the excess of fair value of acquired assets over cost (negative goodwill) be recognized immediately as an extraordinary gain, rather than deferred and amortized. United States Steel will account for all future business combinations under SFAS 141.

                              UNITED STATES STEEL

                                  (Unaudited)


   SFAS 142 addresses the accounting for goodwill and other intangible assets after an acquisition. The most significant changes made by SFAS 142 are: 1) goodwill and intangible assets with indefinite lives will no longer be amortized; 2) goodwill and intangible assets with indefinite lives must be tested for impairment at least annually; and 3) the amortization period for the intangible assets with finite lives will no longer be limited to forty years. United States Steel will adopt SFAS 142 effective January 1, 2002, as required. At that time, amortization of existing goodwill will cease on the unamortized portion associated with previous acquisitions and certain investments accounted for under the equity method. This provision of SFAS 142 is not expected to have a material impact on the results of operations for United States Steel. Additionally, SFAS 142 requires that unamortized negative goodwill associated with investments accounted for under the equity method and acquired before July 1, 2001, be recognized in income as a cumulative effect of change in accounting principle. United States Steel expects to recognize a favorable cumulative effect of a change in accounting principle of approximately $20 million, net of tax, upon adoption. United States Steel continues to evaluate the financial effects of the provisions of SFAS 142 pertaining to intangible assets other than goodwill.

   SFAS 143 provides accounting requirements for retirement obligations associated with tangible long-lived assets, including: 1) the timing of liability recognition; 2) initial measurement of the liability; 3) allocation of asset retirement cost to expense; 4) subsequent measurement of the liability; and 5) financial statement disclosures. SFAS 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. United States Steel will adopt the Statement effective January 1, 2003. The transition adjustment resulting from the adoption of SFAS 143 will be reported as a cumulative effect of a change in accounting principle. At this time, United States Steel cannot reasonably estimate the effect of the adoption of this Statement on either its financial position or results of operations.

   3. The financial statement provision for income taxes and related tax payments or refunds have been reflected in United States Steel's financial statements in accordance with USX's tax allocation policy. In general, such policy provides that the consolidated tax provision and related tax payments or refunds are allocated to United States Steel principally upon its financial income, taxable income, credits, preferences and other directly related amounts.

   The provision for income taxes for United States Steel is based on tax rates and amounts which recognize management's best estimate of current and deferred tax assets and liabilities.

   4. On November 24, 2000, United States Steel acquired U. S. Steel Kosice, s.r.o. (USSK), which is primarily located in the Slovak Republic. USSK was formed in June 2000 to hold the steel operations and related assets of VSZ a.s.
(VSZ), a diversified Slovak corporation. The acquisition was accounted for under the purchase method of accounting.

   On March 1, 2001, United States Steel completed the purchase of the tin mill products business of LTV Corporation (LTV), which is now operated as East Chicago Tin. In this noncash transaction, United States Steel assumed approximately $66 million of certain employee related obligations from LTV. The acquisition was accounted for using the purchase method of accounting. Results of operations for the six months of 2001 include the operations of East Chicago Tin from the date of acquisition.

                              UNITED STATES STEEL

                                  (Unaudited)


   On March 23, 2001, Transtar, Inc. (Transtar) completed its previously announced reorganization with its two voting shareholders, USX and Transtar Holdings, L.P. (Holdings), an affiliate of Blackstone Capital Partners L.P. As a result of this transaction, United States Steel became sole owner of Transtar and certain of its subsidiaries. Holdings became owner of the other subsidiaries of Transtar. United States Steel accounted for the change in its ownership interest in Transtar using the purchase method of accounting. United States Steel recognized in the six months of 2001 a pretax gain of $68 million (included in income (loss) from investees) and a favorable deferred tax adjustment of $33 million related to this transaction. United States Steel previously accounted for its investment in Transtar under the equity method of accounting.

   The following unaudited pro forma data for United States Steel includes the results of operations of the above acquisitions giving effect to them as if they had been consummated at the beginning of the periods presented. The six months 2001 pro forma results exclude the $68 million gain and $33 million tax benefit recorded as a result of the Transtar transaction. In addition, VSZ did not historically provide historical carve-out financial information for its steel activities prepared in accordance with generally accepted accounting principles in the United States. Therefore, United States Steel made certain estimates and assumptions regarding revenues and costs used in the preparation of the unaudited pro forma data relating to USSK for the six months of 2000.

   The following pro forma data is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations.

                                                                   Six Months
                                                                  Ended June 30
                                                                  --------------
                                                                   2001    2000
                                                                  ------  ------
                                                                  (In millions)
  Revenues and other income...................................... $3,279  $3,850
  Net income (loss)..............................................   (123)    137

                              UNITED STATES STEEL

                                  (Unaudited)


   5. United States Steel consists of two reportable operating segments: 1) Domestic Steel and 2) U. S. Steel Kosice (USSK). Domestic Steel includes the United States operations of United States Steel while USSK includes the United States Steel operations primarily located in the Slovak Republic. Domestic Steel is engaged in the domestic production, sale and transportation of steel mill products, coke, taconite pellets and coal; the management of mineral resources; real estate development; and engineering and consulting services. USSK is engaged in the production and sale of steel mill products and coke and primarily serves central European markets. The results of segment operations are as follows:

                                                         Domestic       Total
                                                          Steel   USSK Segments
                                                         -------- ---- --------
                                                             (In millions)
Second Quarter 2001
Revenues and other income:
  Customer..............................................  $1,447  $284  $1,731
  Intersegment(a).......................................       2   --        2
  Other subsidiaries of USX(a)..........................       2   --        2
  Equity in earnings (losses) of unconsolidated
   investees............................................      (8)    1      (7)
  Other.................................................      11   --       11
                                                          ------  ----  ------
    Total revenues and other income.....................  $1,454  $285  $1,739
                                                          ======  ====  ======
Segment income (loss)...................................  $  (69) $ 41  $  (28)
                                                          ======  ====  ======

Second Quarter 2000
Revenues and other income:
  Customer..............................................  $1,625  $--   $1,625
  Other subsidiaries of USX(a)..........................       4   --        4
  Equity in earnings of unconsolidated investees........      14   --       14
  Other.................................................      13   --       13
                                                          ------  ----  ------
    Total revenues and other income.....................  $1,656  $--   $1,656
                                                          ======  ====  ======
Segment income..........................................  $   68  $--   $   68
                                                          ======  ====  ======

--------
(a) Revenues and transfers between segments and with other subsidiaries of USX were conducted under terms comparable to those with unrelated parties.

                              UNITED STATES STEEL

                                  (Unaudited)


                                                          Domestic       Total
                                                           Steel   USSK Segments
                                                          -------- ---- --------
                                                              (In millions)
Six Months 2001
Revenues and other income:
  Customer...............................................  $2,709  $530  $3,239
  Intersegment(a)........................................       3   --        3
  Other subsidiaries of USX(a)...........................       4   --        4
  Equity in earnings of unconsolidated investees.........      39     1      40
  Other..................................................      17     1      18
                                                           ------  ----  ------
    Total revenues and other income......................  $2,772  $532  $3,304
                                                           ======  ====  ======
Segment income (loss)....................................  $ (220) $ 82  $ (138)
                                                           ======  ====  ======

Six Months 2000
Revenues and other income:
  Customer...............................................  $3,203  $--   $3,203
  Other subsidiaries of USX(a)...........................       8   --        8
  Equity in earnings of unconsolidated investees.........       7   --        7
  Other..................................................      26   --       26
                                                           ------  ----  ------
    Total revenues and other income......................  $3,244  $--   $3,244
                                                           ======  ====  ======
Segment income...........................................  $  122  $--   $  122
                                                           ======  ====  ======

---------------------
(a) Revenues and transfers between segments and with other subsidiaries of USX were conducted under terms comparable to those with unrelated parties.

   The following schedule reconciles segment revenues and income to amounts reported in United States Steel's combined financial statements:

                                        Second Quarter Ended     Six Months
                                               June 30          Ended June 30
                                        ----------------------  --------------
                                           2001        2000      2001    2000
                                        ----------  ----------  ------  ------
                                                   (In millions)
Revenues and other income:
  Revenues and other income of
   reportable segments................. $    1,739  $    1,656  $3,304  $3,244
  Elimination of intersegment
   revenues............................         (2)        --       (3)    --
                                        ----------  ----------  ------  ------
      Total revenues and other income.. $    1,737  $    1,656  $3,301  $3,244
                                        ==========  ==========  ======  ======
Income:
  Income (loss) for reportable
   segments............................ $      (28) $       68  $ (138) $  122
  Items not allocated to segments:
    Administrative expenses............         (8)         (5)    (15)    (11)
    Net pension credits................         31          67      72     132
    Costs related to former business
     activities........................        (14)        (18)    (38)    (40)
    Costs related to Proposed
     Separation........................         (8)        --       (9)    --
                                        ----------  ----------  ------  ------
      Total income (loss) from
       operations...................... $      (27) $      112  $ (128) $  203
                                        ==========  ==========  ======  ======

                              UNITED STATES STEEL

                                  (Unaudited)


   6. United States Steel's total comprehensive income (loss) was $(31) million for the second quarter of 2001, $54 million for the second quarter of 2000, $(24) million for the six months of 2001 and $98 million for the six months of 2000.

   7. United States Steel has a 16% investment in Republic Technologies International LLC (Republic) which was accounted for under the equity method of accounting. During the first quarter of 2001, United States Steel discontinued applying the equity method since investments in and advances to Republic had been reduced to zero. Also, United States Steel has recognized certain debt obligations of $14 million previously assumed by Republic. On April 2, 2001, Republic filed a voluntary petition with the U.S. Bankruptcy Court to reorganize its operations under Chapter 11 of the U.S. Bankruptcy Code. In the first quarter of 2001, as a result of Republic's action, United States Steel recorded a pretax charge of $74 million for potentially uncollectible receivables from Republic.

   8. Inventories are carried at the lower of cost or market. Cost of inventories is determined primarily under the last-in, first-out (LIFO) method.

                                                             June 30 December 31
                                                              2001      2000
                                                             ------- -----------
                                                                (In millions)
Raw materials...............................................  $170      $214
Semi-finished products......................................   378       429
Finished products...........................................   259       210
Supplies and sundry items...................................   109        93
                                                              ----      ----
  Total.....................................................  $916      $946
                                                              ====      ====

   9. At June 30, 2001, and December 31, 2000, estimated income tax receivables from USX included in receivables from related parties were $320 million and $364 million, respectively. In addition, long-term receivables from related parties at June 30, 2001, and December 31, 2000, were $43 million and $97 million, respectively, of income taxes receivable from USX. These amounts have been determined in accordance with the tax allocation policy discussed in Note 3.

   10. Interest and other financial costs in the six months of 2001 included a favorable adjustment of $67 million and provision for income taxes included an unfavorable adjustment of $15 million, both of which are related to prior years' taxes.

   11. United States Steel is the subject of, or a party to, a number of pending or threatened legal actions, contingencies and commitments relating to United States Steel involving a variety of matters including laws and regulations relating to the environment. Certain of these matters are discussed below. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the United States Steel combined financial statements.

   United States Steel is subject to federal, state, local and foreign laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. At June 30, 2001, and December 31, 2000, accrued liabilities for remediation totaled $138 million and $137 million, respectively. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed.

                              UNITED STATES STEEL

                                  (Unaudited)


   For a number of years, United States Steel has made substantial capital expenditures to bring existing facilities into compliance with various laws relating to the environment. In the second quarter of 2001 and for the years 2000 and 1999, such capital expenditures totaled $6 million, $18 million and $32 million, respectively. United States Steel anticipates making additional such expenditures in the future; however, the exact amounts and timing of such expenditures are uncertain because of the continuing evolution of specific regulatory requirements.

   Guarantees by United States Steel of the liabilities of affiliated entities of United States Steel totaled $58 million at June 30, 2001. In the event that any defaults of guaranteed liabilities occur, United States Steel has access to its interest in the assets of the affiliates to reduce losses resulting from these guarantees. As of June 30, 2001, the largest guarantee for a single affiliate was $48 million.

   United States Steel's contract commitments to acquire property, plant and equipment at June 30, 2001, totaled $109 million compared with $206 million at December 31, 2000.

   12. On July 31, 2001, USX announced that its board of directors approved the definitive plan of reorganization to separate the energy and steel businesses of USX (Proposed Separation). The Proposed Separation envisions a tax-free spin-off of the steel business of USX into a freestanding, publicly traded company to be known as United States Steel Corporation. Holders of current USX-U. S. Steel Group Common Stock will become holders of United States Steel Corporation Common Stock. Holders of current USX-Marathon Group Common Stock will continue to hold their shares in USX which will be renamed Marathon Oil Corporation. The Proposed Separation does not contemplate a cash distribution to stockholders. The Proposed Separation is subject to the approval of the holders of a majority of the outstanding shares of each class of current USX common stock, receipt of a favorable private letter ruling from the Internal Revenue Service ("IRS") on the tax-free nature of the transaction, completion of necessary financing arrangements and receipt of necessary regulatory and third party consents. The transaction is expected to occur on or about December 31, 2001. Costs related to the Proposed Separation include professional fees and other expenses and are included in selling, general and administrative expenses (credits). These costs in the second quarter and six months of 2001 were $8 million and $9 million, respectively.

  13. On July 2, 2001, a corporate reorganization was implemented to create a new holding company structure. USX became a holding company that owns all of the outstanding equity of Marathon Oil Company, an Ohio Corporation which, directly and indirectly, owns and operates the businesses of the USX-Marathon Group, and United States Steel LLC, a Delaware limited liability company which owns and operates the businesses of the USX-U. S. Steel Group.

  This reorganization in corporate form is independent of the Proposed Separation of the energy and steel businesses of USX Corporation.

   14. On August 14, 2001, United States Steel announced its intention to permanently close the cold rolling and tin mill operations at Fairless Works, with an annual finishing capability of 1.5 million tons, on or after November 12, 2001. Under its labor agreement, United States Steel is required to discuss the proposed shutdown with the United Steel Workers of America before making a final decision. United States Steel also announced that, subject to market conditions, it currently intends to continue operating the hot dip galvanizing line at Fairless Works. The anticipated financial impact of the shutdown, which is predominately noncash, will be recorded in the second half of 2001 and is estimated to be a pretax charge of $35 to $45 million.

                 The Exchange Agent for the exchange offers is:

                              The Bank of New York
 By Hand and Overnight                By Registered or        By Facsimile (Eligible
         Courier:                      Certified Mail:          Institutions only):
                                                                  (914)773-5015
                                                                  (914)773-5025


      20 Broad Street                101 Barclay Street, 7E    To Confirm by Telephone or
   Corp. Trust Services Window      New York, New York 10286      for Information Call:
    New York, New York 10286      Attn: Reorganization Section       (914)773-5735
   Attn: Reorganization Unit


   Any questions or requests for assistance or for additional copies of this prospectus, the letter of transmittal, or related documents may be directed to the Information Agent at the telephone number listed below. You may also contact the Dealer Managers at their telephone number set forth or such holder's custodian bank, depositary, broker, trust company, or other nominee for assistance concerning the exchange offers.

               The Information Agent for the exchange offers is:

                          Mellon Investor Services LLC
                           44 Wall Street - 7th Floor
                            New York, New York 10005
                            Toll Free: (866)293-6624
                              Phone: (917)320-6286
                                Fax: (917)320-6320

                The Dealer Managers for the exchange offers are:

                              Goldman, Sachs & Co.
                                85 Broad Street
                            New York, New York 10004
                           Toll Free: (800) 828-3182

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Limited liability companies organized under the laws of the State of Delaware are empowered by Section 18-108 of the Delaware Limited Liability Company Act to indemnify any person, including officers and directors, from and against any and all claims or demands whatsoever. Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation has the power to indemnify its officers, directors, employees and agents (or persons serving in such positions in another entity at the request of the corporation) against the expenses, including attorneys' fees, judgments, fines or settlement amounts actually and reasonably incurred by them, in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person's conduct was unlawful), except that, if such action shall be by or in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

   Section 145 also provides that, to the extent a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such person against expenses actually and reasonably incurred in connection therewith.

   Article XI of the Amended and Restated Limited Liability Company Operating Agreement (the "Restated Operating Agreement") of United States Steel LLC (the "Company") provides, and, upon the conversion of the Company into a corporation (the "Conversion"), Article V of the Bylaws of United States Steel Corporation (the "Corporation" and, together with the Company, "United States Steel") will provide that United States Steel shall indemnify and hold harmless to the fullest extent permitted by law any person who was or is made or is threatened to be made a party or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee or agent of United States Steel or is or was serving at the request of United States Steel as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all expenses, liability, and loss reasonably incurred or suffered by such person.

   Article V of the Bylaws of USX Corporation provides that USX Corporation shall indemnify and hold harmless to the fullest extent permitted by law any person who was or is made or is threatened to be made a party or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee or agent of USX Corporation, or is or was serving at the request of USX Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all expenses, liability, and loss reasonably incurred or suffered by such person.

   Policies of insurance are maintained by United States Steel and USX Corporation under which the registrants' respective directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

   The United States Steel LLC Restated Operating Agreement and Article XI of the USX Corporation Restated Certificate of Incorporation provide, and after the Conversion, the Restated Certificate of Incorporation of the Corporation will provide, that none of the directors of United States Steel or USX Corporation shall be personally liable to United States Steel or USX Corporation, respectively, or their respective members, stockholders, or future stockholders, for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director's duty of loyalty to United States Steel or USX Corporation, respectively, or their respective members, stockholders, or future stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (which, prior to the Conversion, shall be applied as if United States Steel LLC were a corporation organized pursuant to the DGCL), or (iv) for any transaction from which the director derived an improper personal benefit.

Item  21. Exhibits and Financial Statement Schedules

   (a) Exhibits. See Exhibit Index.

   (b) Financial Statement Schedules.

   All schedules, for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission, are either: not required; inapplicable; or the required information has been provided elsewhere or incorporated by reference in this registration statement.

   (c) Reports, Opinions or Appraisals. Not applicable.

Item 22. Undertakings

   (a)(1) The undersigned registrants hereby undertake to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   (2) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their respective counsels the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, United States Steel LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pittsburgh, state of Pennsylvania on October 11, 2001.

                                          UNITED STATES STEEL LLC

                                                /s/ Gretchen R. Haggerty
                                          By: _________________________________
                                        Name:  Gretchen R. Haggerty
                                          Title:    Vice President--Accounting
                                                       & Finance

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                           Title                   Date
              ---------                           -----                   ----
                  *                     Chairman and Chief          October 11, 2001
______________________________________   Executive Officer
           Thomas J. Usher               (Principal Executive
                                         Officer and Director)

     /s/ Gretchen R. Haggerty           Vice President--Accounting  October 11, 2001
______________________________________   & Finance (Principal
         Gretchen R. Haggerty            Financial Officer and
                                         Director)

                  *                     Comptroller (Controller)    October 11, 2001
______________________________________
           Paul C. Reinbolt

                  *                     Director                    October 11, 2001
______________________________________
        Charles G. Carson, III

                  *                     Director                    October 11, 2001
______________________________________
           John J. Connelly

                  *                     Director                    October 11, 2001
______________________________________
           Roy G. Dorrance

                  *                     Director                    October 11, 2001
______________________________________
        Albert E. Ferrara, Jr.

                  *                     Director                    October 11, 2001
______________________________________
           James D. Garraux

                  *                     Director                    October 11, 2001
______________________________________
          Charles C. Gedeon

                  *                     Director                    October 11, 2001
______________________________________
           Bruce A. Haines

                  *                     Director                    October 11, 2001
______________________________________
         Robert M. Hernandez

                  *                     Director                    October 11, 2001
______________________________________
            J. Paul Kadlic

                  *                     Director                    October 11, 2001
______________________________________
          Kenneth L. Matheny

                  *                     Director                    October 11, 2001
______________________________________
            Dan D. Sandman

                  *                     Director                    October 11, 2001
______________________________________
          Terrence D. Straub

                  *                     Director                    October 11, 2001
______________________________________
           Stephan K. Todd

     /s/ Gretchen R. Haggerty
*By: _________________________________
Gretchen R. Haggerty, Attorney-in-Fact

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, USX Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pittsburgh, state of Pennsylvania on October 11, 2001.

                                          USX CORPORATION

                                                  /s/ Larry G. Schultz
                                          By: _________________________________
                                             Name:   Larry G. Schultz
                                             Title:    Vice President--
                                             Accounting

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----
                  *                    Chairman and Chief          October 11, 2001
______________________________________  Executive Officer
           Thomas J. Usher              (Principal Executive
                                        Officer and Director)

                  *                    Vice Chairman & Chief       October 11, 2001
______________________________________  Financial Officer and
         Robert M. Hernandez            Director

       /s/ Larry G. Schultz            Vice President--Accounting  October 11, 2001
______________________________________
           Larry G. Schultz

                  *                    Director                    October 11, 2001
______________________________________
          Neil A. Armstrong

                  *                    Vice Chairman and Director  October 11, 2001
______________________________________
       Clarence P. Cazalot, Jr.

                  *                    Director                    October 11, 2001
______________________________________
            J. Gary Cooper

                  *                    Director                    October 11, 2001
______________________________________
           Charles A. Corry

                  *                    Director                    October 11, 2001
______________________________________
         Shirley Ann Jackson

                  *                    Director                    October 11, 2001
______________________________________
            Charles R. Lee

                  *                    Director                    October 11, 2001
______________________________________
             Paul E. Lego

                  *                    Director                    October 11, 2001
______________________________________
         John F. McGillicuddy

                  *                    Director                    October 11, 2001
______________________________________
          Seth E. Schofield

                  *                    Director                    October 11, 2001
______________________________________
             John W. Snow

                  *                    Director                    October 11, 2001
______________________________________
          Douglas C. Yearley

       /s/ Larry G. Schultz
*By: _________________________________
  Larry G. Schultz, Attorney-in-Fact

                                 EXHIBIT INDEX

   The following exhibits are filed herewith or incorporated herein by reference.

 Exhibit
 Number  Description
 ------- -----------
 *1.1    Dealer Managers Agreement, dated as of [   ], 2001, among United
         States Steel LLC, Issuer; USX Corporation, Guarantor; and Goldman,
         Sachs & Co., Dealer Managers.

  2.1 Agreement and Plan of Reorganization, dated as of July 31, 2001, by and between USX Corporation (to be renamed Marathon Oil Corporation) and United States Steel LLC (to be converted into United States Steel
         Corporation) (incorporated by reference to Annex A of United States
         Steel LLC's Registration Statement on Form S-4 filed on September 20,
         2001).

  3.1    Amended and Restated Limited Liability Company Agreement of United
         States Steel LLC (incorporated by reference to Exhibit 3.1 of United
         States Steel LLC's Registration Statement on Form S-4 filed September
         20, 2001).

  3.2    Form of Certificate of Incorporation of United States Steel
         Corporation (incorporated by reference to Exhibit 3.2 of United States
         Steel LLC's Registration Statement on Form S-4 filed September 20,
         2001).

  3.3 Form of By-laws of United States Steel Corporation (incorporated by reference to Exhibit 3.4 of United States Steel LLC's Registration
         Statement on Form S-4 filed September 20, 2001).

  3.4 Restated Certificate of Incorporation of USX Corporation (incorporated by reference to Exhibit 3.1 of USX Corporation's Current Report on
         Form 8-K filed July 2, 2001).

  3.5 By-laws of USX Corporation (incorporated by reference to Exhibit 3.2 of USX Corporation's Current Report on Form 8-K filed July 2, 2001).

 *4.1    Indenture, dated as of [   ], 2001, among United States Steel LLC,
         Issuer; USX Corporation, Guarantor; and The Bank of New York, Trustee.

  4.2 Indenture, dated as of July 27, 2001, among United States Steel LLC and United States Steel Financing Corporation, Issuers; USX
         Corporation, Guarantor; and The Bank of New York, Trustee
         (incorporated by reference to Exhibit 4.3 of United States Steel LLC's
         Registration Statement on Form S-4 filed September 20, 2001).

 *5 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the validity of the [ ]% Senior Quarterly Income Debt Securities due 2031 to be issued in the Exchange Offers.

  8      Form of Opinion of Miller & Chevalier, Chartered, regarding Material
         U.S. Federal Income Tax Consequences of the Exchange Offers.

 10.1    Form of Tax Sharing Agreement between USX Corporation (to be renamed
         Marathon Oil Corporation) and United States Steel LLC (to be converted into United States Steel Corporation) (incorporated by reference to
         Exhibit 10.1 of United States Steel LLC's Registration Statement on
         Form S-4 filed September 20, 2001).

 10.2 Form of Transition Services Agreement between USX Corporation (to be renamed Marathon Oil Corporation) and United States Steel LLC (to be converted into United States Steel Corporation) (incorporated by reference to Exhibit 10.2 of United States Steel LLC's Registration
         Statement on Form S-4 filed September 20, 2001).

 10.3 Form of Financial Matters Agreement between USX Corporation (to be renamed Marathon Oil Corporation) and United States Steel LLC (to be converted into United States Steel Corporation) (incorporated by reference to Exhibit 10.3 of United States Steel LLC's Registration
         Statement on Form S-4 filed September 20, 2001).

 Exhibit
 Number  Description
 ------- -----------
  10.4   Form of Insurance Assistance Agreement between USX Corporation (to be renamed Marathon Oil Corporation) and United States Steel LLC (to be
         converted into United States Steel Corporation) (incorporated by reference to Exhibit 10.4 of United States Steel LLC's Registration
         Statement on Form S-4 filed September 20, 2001).

  10.5   Form of License Agreement between USX Corporation (to be renamed
         Marathon Oil Corporation) and United States Steel LLC (to be converted into United States Steel Corporation) (incorporated by reference to
         Exhibit 10.5 of United States Steel LLC's Registration Statement on
         Form S-4 filed September 20, 2001).

  10.6 Completion and Retention Agreement, dated as of August 8, 2001, between United States Steel LLC and Thomas J. Usher (incorporated by reference to Exhibit 10.10 of United States Steel LLC's Registration
         Statement on Form S-4 filed September 20, 2001).

  10.7   Retention Agreement, dated as of September 14, 2001, among USX
         Corporation, United States Steel LLC and Dan D. Sandman (incorporated by reference to Exhibit 10.11 of United States Steel LLC's
         Registration Statement on Form S-4 filed September 20, 2001).

  10.8   Form of Change of Control Agreements between United States Steel and
         Various Officers (incorporated by reference to Exhibit 10.12 of United
         States Steel LLC's Registration Statement on Form S-4 filed September
         20, 2001).

  23.1   Consent of PricewaterhouseCoopers LLP.

 *23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in opinion filed as Exhibit 5 to this Registration Statement on Form S-
         4).

  23.3 Consent of Miller & Chevalier, Chartered (contained in its opinion filed as Exhibit 8 to this Registration Statement on Form S-4).

  24.1   Powers of Attorney, United States Steel LLC.

  24.2   Powers of Attorney, USX Corporation.

  25.1   Form T-1 Statement of Eligibility of Trustee under the Trust Indenture
         Act of 1939, as amended, of The Bank of New York, as trustee under the Indenture filed as Exhibit 4.1 to this Registration Statement on Form
         S-4.

 *99.1   Form of Letter of Transmittal for 6.50% Cumulative Convertible
         Preferred Stock of USX Corporation.

 *99.2   Form of Letter of Transmittal for 6.75% Convertible Quarterly Income
         Preferred Securities of USX Capital Trust I (QUIPSSM).

 *99.3   Form of Letter of Transmittal for 8.75% Cumulative Monthly Income
         Preferred Shares, Series A of USX Capital LLC (MIPS(R)).

 *99.4   Form of Notice of Guaranteed Delivery for 6.50% Cumulative Convertible
         Preferred Stock of USX Corporation.

  99.5   Form of Notice of Guaranteed Delivery for 6.75% Convertible Quarterly
         Income Preferred Securities of USX Capital Trust I (QUIPSSM).

  99.6   Form of Notice of Guaranteed Delivery for 8.75% Cumulative Monthly
         Income Preferred Shares, Series A of USX Capital LLC (MIPS(R)).

  99.7   Consents of those named to be directors of United States Steel
         Corporation.

 Exhibit
 Number  Description
 ------- -----------
  99.8   Consents of those named to be directors of Marathon Oil Corporation.

 *99.9 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

 *99.10  Form of Letter to Registered Holders and Depository Trust Company
         Participants.

 *99.11  Exchange Agent Agreement, dated as of [   ], 2001, between United
         States Steel LLC and The Bank of New York.

 *99.12  Form of Letter to Clients.

 *99.13  Form of Newspaper Announcement.

  99.14  Press Release.

---------------------
*  To be filed by amendment.